As filed with the Securities and Exchange Commission on April 14, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EPICOR SOFTWARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	7372	33-0277592
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

195 Technology Drive

Irvine, California 92618-2402

(949) 585-4000

After April 19, 2004:

18200 Von Karman Avenue

Suite 1000

Irvine, California 92612

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

L. George Klaus

Chairman of the Board, President and

Chief Executive Officer

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618-2402

(949) 585-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini	Andreas F. Kemi	Scott V. Simpson
Katharine A. Martin Steve L. Camahort Bradley L. Finkelstein Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Interim Chief Executive Officer Scala Business Solutions N.V. Prinsengracht 739-741 1017 JX Amsterdam The Netherlands +31 20 427-4361	Ann Beth Bejgrowicz Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London, E14 5DS, England +44 20 7519-7000

Approximate date of commencement of proposed sale of the securities to the public: Upon completion of the exchange offer described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $0.001 per share(1)	4,430,877	(2)	$51,516,655.85	(3)	$6,527.16

(1)	The shares of common stock being registered hereby will be accompanied by the Registrant’s Series A Junior Participating preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the Registrant’s common stock, and will attach to and trade only together with the common stock.
(2)	Based upon the maximum number of shares of common stock, par value $0.001 per share, and associated preferred stock purchase rights, of the Registrant that may be issued in connection with the exchange offer described herein. This Registration Statement shall also cover any additional shares of common stock and associated preferred stock purchase rights of the Registrant that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of shares of common stock and accompanying preferred stock purchase rights of the Registrant outstanding.
(3)	Pursuant to paragraphs (c), (f)(1) and (f)(3) of Rule 457 and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price equals, (i) the product of (A) $3.91, the United States dollar equivalent of the average of the high and low sales prices per ordinary share, nominal value of EUR 0.45 per share, of Scala Business Solutions N.V., as reported on the Official Segment of the stock market of Euronext Amsterdam N.V. on April 2, 2004, multiplied by (B) 24,684,550, representing the number of ordinary shares of Scala outstanding on March 31, 2004 (including 1,532,225 ordinary shares of Scala issuable upon exercise of options outstanding); less (ii) the amount of cash to be paid by the Registrant in exchange for ordinary shares of Scala or approximately $44,999,934.65.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus may be changed. Epicor may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or country where the offer or sale is not permitted.

Subject to Completion, dated April 14, 2004

PROSPECTUS

Epicor Software Corporation is offering to exchange cash and shares of Epicor common stock for all outstanding ordinary shares of Scala Business Solutions N.V.

The exchange offer period will commence at             , Central European Time, on             , 2004 and will, unless extended, expire at 3:00 p.m., Central European Time, on             , 2004. You may not withdraw any shares once tendered into the exchange offer, except that if we extend the exchange offer period, you may withdraw shares tendered during the original exchange offer period, at any time prior to the expiration of the extended exchange offer period.

On November 13, 2003, Pacific Standard Time (and November 14, 2003, Central European Time), we entered into an agreement with Scala called the merger protocol, to acquire all of the outstanding ordinary shares of Scala. The merger protocol was amended and restated on April 14, 2004. The managing board and the supervisory board of Scala have each unanimously recommended that Scala shareholders tender their shares into the exchange offer as the managing and supervisory boards believe that the consideration is fair to, and in the best interests of, Scala, its shareholders and all other stakeholders.

We are offering to exchange for each Scala ordinary share that is validly tendered and not properly withdrawn:

•	0.1795 shares of Epicor common stock (and accompanying preferred stock purchase rights); and

•	$1.8230 in cash, subject to adjustment as described in more detail in this prospectus.

Our obligation to complete the exchange offer is subject to a number of conditions, including, among other things, a requirement that the total number of Scala ordinary shares tendered into the exchange offer constitutes at least 95% of the outstanding Scala ordinary shares. We describe these conditions in the section of this prospectus entitled “The Merger Protocol—Conditions to Epicor’s Obligation to Declare the Exchange Offer Unconditional.”

Scala will hold an extraordinary general meeting of shareholders on                          , 2004 at             , Central European Time, at              in Amsterdam, the Netherlands, for purposes of discussion of the exchange offer, as required by section 9q of the 1995 Decree on the Supervision of the Securities Trade (Netherlands) (Besluit toezicht effectenverkeer 1995), as amended from time to time.

Epicor common stock is listed on the Nasdaq National Market under the trading symbol “EPIC.” On             , 2004, the closing price of Epicor common stock was $             per share. Scala ordinary shares are listed on the Official Segment of the stock market of Euronext Amsterdam N.V., or Euronext Amsterdam, under the trading symbol “SCALA.”

On             , 2004 the noon buying rate in New York City for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York was $             per Euro.

The section entitled “ Risk Factors” beginning on page 26 of this prospectus contains a description of risks that you should consider in deciding whether to tender Scala ordinary shares into the exchange offer.

This prospectus is not a “prospectus” as referred to in article 3 paragraph 2 sub b of the 1995 Act on the Supervision of the Securities Trade (Netherlands) (Wet toezicht effectenverkeer 1995). The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), or the AFM, has granted Epicor a dispensation from the requirement pursuant to article 3 paragraph 1 of the aforementioned Act.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Epicor common stock to be issued in the exchange offer or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2004.

Page
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	1
Summary	6
The Exchange Offer and the Merger Protocol	6
Parties to the Exchange Offer	6
Adjustment of the Cash Portion of the Exchange Offer Price	7
Structure of the Exchange Offer	8
Recommendation of Each of the Scala Boards	8
Reasons for the Exchange Offer	8
Opinion of Scala Financial Advisor Regarding the Exchange Offer	8
Members of the Scala Managing and Supervisory Boards Have Interests in the Exchange Offer	9
Scala’s Boards Following the Exchange Offer	9
Scala Meeting of Shareholders	9
What is Needed to Complete the Exchange Offer	10
Required Regulatory Approvals to Complete the Exchange Offer	11
Procedure for Tendering	11
Withdrawal Rights	11
Exchange of Scala Ordinary Shares; Delivery of Shares of Epicor Common Stock and Cash	11
Scala is Prohibited from Considering Other Offers	12
Epicor and Scala May Terminate the Merger Protocol	12
Epicor or Scala May Be Required to Pay a Termination Fee or Break Up Fee	12
The Exchange Offer is Taxable for United States Federal Income Tax Purposes for U.S. Holders and May be Taxable for Netherlands Income Tax Purposes for Dutch Individuals	13
Extension and Waiver of Conditions to the Exchange Offer	13
Subsequent Offer Period	14
Accounting Treatment of the Exchange Offer	14
Epicor Will List Shares of Epicor Common Stock on the Nasdaq National Market	15

i

(continued)

(continued)

This prospectus incorporates important business and financial information about Epicor from documents that Epicor has filed with the United States Securities and Exchange Commission (SEC) but that have not been included in or delivered with this prospectus. For a listing of documents incorporated by reference into this prospectus, please see the section entitled “Incorporation of Certain Information by Reference” beginning on page 127 of this prospectus.

Copies of the reports, proxy and information statements and other information filed by Epicor with the Securities and Exchange Commission may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy and information statements and other information regarding Epicor. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

Epicor will provide you with copies of this information relating to Epicor, without charge, upon written or oral request to:

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618-2402

Attention: Valerie Brodie, Vice President, Investor Relations

Telephone Number: (949) 585-4293

After April 19, 2004:

Epicor Software Corporation

18200 Von Karman Avenue

Suite 1000

Irvine, California 92612

Attention: Valerie Brodie, Vice President, Investor Relations

Telephone Number: (949) 585-4293

In addition, you may obtain copies of this information by making a request through Epicor’s investor relations website, http://www.epicor.com/company/investor/, or by sending an e-mail to vbrodie@epicor.com.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	What are Epicor and Scala proposing? (see page 63)

A:	We have entered into an agreement with Scala called the merger protocol pursuant to which we are making this exchange offer to acquire all of the outstanding Scala ordinary shares. A copy of the amended and restated merger protocol is attached to this prospectus as Annex A.

Q:	What would I receive in exchange for my Scala ordinary shares? (see page 63)

A:	In the exchange offer, we are offering to exchange for each Scala ordinary share:

•	0.1795 shares of Epicor common stock (and accompanying preferred stock purchase rights); and

•	$1.8230 in cash, subject to adjustment as described in more detail below.

Q:	Under what circumstances is the cash portion of the exchange offer consideration subject to adjustment? (see page 63)

A:	If the product of the average closing stock price on the Nasdaq National Market for shares of Epicor common stock during the 10 trading day period ending two full trading days prior to the expiration of the exchange offer and 0.1795 is less than $1.8327, the cash portion of the exchange offer consideration will be increased by the amount by which such product is less than $1.8327, up to a maximum of $0.3665.

Q:	How can I find out the final amount I will receive in the exchange offer? (see page 63)

A:	We will publish the final exchange ratio in a press release, an advertisement in the Daily Official List (Officiële Prijscourant) of Euronext Amsterdam and in one or more daily newspapers with nation-wide distribution in the Netherlands immediately after the close of the Nasdaq trading day that is two full Nasdaq trading days prior to the expiration of the exchange offer. We will also file a current report on Form 8-K with the SEC containing the final exchange ratio on the Nasdaq trading day that is one full Nasdaq trading day prior to the expiration of the exchange offer. You can also direct your questions to your bank or broker with whom you hold your Scala ordinary shares.

You may also call (            )             -                 toll free in the United States or (            )             -                 outside the United States to obtain the final exchange ratio starting at the close of the Nasdaq trading day that is two full Nasdaq trading days prior to the expiration of the exchange offer. These telephone numbers will also be available throughout the period in which the exchange offer remains open to provide callers with the exchange ratio on each day during the exchange offer as if the exchange ratio had been determined on that date.

Q:	How long will it take to complete the exchange offer? (see page 65)

A:	The exchange offer is scheduled to commence at on , 2004 and, unless extended, is scheduled to expire at 3:00 p.m., Central European Time, on , 2004. Subject to the satisfaction or waiver of the offer conditions contained in the merger protocol, we will declare the offer unconditional within five Euronext Amsterdam trading days after the exchange offer expires. When we declare the offer unconditional, our obligation to accept and pay for all shares tendered becomes irrevocable. We will pay for the Scala ordinary shares tendered into the exchange offer on the settlement date, which is no later than three Euronext Amsterdam trading days after the offer is declared unconditional.

Q:	Do the Scala managing and supervisory boards support the exchange offer? (see page 56)

A:	Yes. The Scala managing and supervisory boards each unanimously support the exchange offer and recommend that you tender your Scala ordinary shares into the exchange offer.

Q:	Will Scala hold a meeting of shareholders to discuss the exchange offer?

A:	Yes. In compliance with section 9q of the 1995 Decree on the Supervision of the Securities Trade (Netherlands), Scala will hold an extraordinary general meeting of shareholders on , 2004 at , Central European Time, at in Amsterdam, the Netherlands that will be convened in accordance with Scala’s articles of association.

The agenda for the Scala extraordinary general meeting of shareholders will include the following matters:

•	opening;

•	discussion of the exchange offer in accordance with section 9q of the 1995 Decree on the Supervision of the Securities Trade (Netherlands);

•	resignation of the current members of the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer and discharge for the performance by the current members of the Scala supervisory board of their duties as members of the Scala supervisory board for the period from May 15, 2003 through the date of the Scala extraordinary general meeting of shareholders;

•	appointment of L. George Klaus as the sole member of the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer;

•	appointment of Richard Borg, John Brims, Mark Duffell, John Ireland, Andreas F. Kemi and Michael Piraino as members of the Scala managing board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer; and

•	closing.

Q:	Have any Scala shareholders agreed to tender their shares into the exchange offer? (see page 82)

A:	Yes. Some shareholders of Scala have agreed to tender their Scala ordinary shares into the exchange offer and have entered into tender agreements with us. These shareholders are individual directors of Scala on the managing and supervisory boards who hold 294,542 Scala ordinary shares and options to purchase 277,200 Scala ordinary shares, representing in the aggregate approximately 0.25% of the outstanding Scala ordinary shares as of March 31, 2004.

Pursuant to the tender agreements, these shareholders and holders of share options have agreed that until the exchange offer is declared unconditional or the merger protocol is terminated, they will not transfer or otherwise dispose of their Scala ordinary shares or discuss, negotiate, or make any offer or agreement relating to their Scala ordinary shares with anyone other than Epicor. A copy of this form of tender agreement is attached to this prospectus as Annex B.

Q:	Does Epicor currently own any Scala ordinary shares?

A:	No. As of the date of this prospectus, other than the right to acquire the Scala ordinary shares covered by the tender agreements from members of the Scala managing and supervisory boards, Epicor does not beneficially own any Scala ordinary shares.

Q:	What percentage of Epicor common stock will Scala shareholders own after the exchange offer?

A:	If Epicor acquires all of the outstanding Scala ordinary shares pursuant to the exchange offer, former shareholders of Scala would in aggregate own approximately 9.25% of the outstanding shares of Epicor common stock, based upon 47,443,000 shares of Epicor common stock and 24,449,000 Scala ordinary shares (including share options exercisable for Scala ordinary shares) outstanding on December 31, 2003 and not taking into account stock options, warrants or convertible securities of Epicor, but assuming conversion of the outstanding Series C and Series D convertible preferred stock of Epicor into common stock.

Q:	How can I learn about the exchange offer?

A:	You can learn about the exchange offer by reading this prospectus and the Dutch offering memorandum (biedingsbericht), which will be made publicly available by Epicor in the Netherlands. Under the Dutch securities laws, we are required to make an offering memorandum publicly available in the Netherlands that contains information about Epicor and Scala and the terms of the offer. Copies of this prospectus and the Dutch offering memorandum are available, free of charge, from ABN AMRO Bank N.V. and from Scala upon request.

Q:	How do I participate in the exchange offer? (see page 67)

A:	You are urged to read this entire prospectus and the Dutch offering memorandum carefully, and to consider how the exchange offer affects you. Then, if you wish to tender your Scala ordinary shares, you should contact the bank or broker who administers your Scala ordinary shares and instruct it to tender your Scala ordinary shares into the exchange offer. Your bank or broker will then notify ABN AMRO Bank N.V., our paying and exchange agent, on or prior to the expiration of the exchange offer of the number of Scala ordinary shares tendered by its respective clients that it has in its administration and bind itself in writing to deliver these shares by completing and returning the application form to ABN AMRO Bank N.V.

Please read this prospectus carefully for more information about the procedures for tendering your shares, the possible adjustment to the cash portion of the exchange offer consideration, timing of the exchange offer and your rights to withdraw your Scala ordinary shares from the exchange offer during any extension of the exchange offer period.

Q:	Do I have to pay any brokerage fees or commissions?

A:	If you tender your Scala ordinary shares in the exchange offer, you will not incur any brokerage fees or commissions in connection with your tender or settlement.

Q:	Are there any conditions to Epicor’s acceptance of the Scala ordinary shares tendered into the exchange offer? (see page 74)

A:	Yes. There are a number of conditions that need to be satisfied or waived before Epicor will accept the Scala ordinary shares tendered into the exchange offer, including, among other things, a requirement that the total number of shares tendered into the exchange offer constitutes at least 95% of the outstanding Scala ordinary shares. If less than 80% of the outstanding Scala ordinary shares are tendered into the exchange offer, Epicor can only waive this condition with the agreement of Scala. Please read this prospectus carefully for more information regarding Epicor’s obligation to accept Scala ordinary shares tendered into the exchange offer.

Q:	What happens to my Scala share options? (see page 78)

A:	If you hold options to purchase Scala ordinary shares, you will receive at least 14 calendar days notice prior to the expiration of the exchange offer from Scala and/or the trustee of the Scala Share Option Scheme. Unless prohibited by a specific country’s laws or otherwise agreed, you will generally be entitled, within 14 calendar days of such notice and subject to certain limitations, to exercise all of your Scala share options (whether or not they are vested) conditional upon the exchange offer being declared unconditional. Any Scala share options under the Scala Share Option Scheme that are not conditionally exercised as described above will terminate and cease to exist. Upon exercise of your share options, you may, at your election, also tender into the exchange offer the Scala ordinary shares you receive pursuant to the option exercise by contacting Scala in accordance with the instructions that you receive from Scala. If you do not tender into the exchange offer the Scala ordinary shares you received upon the exercise of your share options, you will continue to own your Scala ordinary shares. Please see the question below for more details regarding what happens if you choose not to tender your ordinary shares into the exchange offer.

Q:	What happens if the exchange offer is completed and I have not tendered my Scala ordinary shares? (see page 78)

A:	You will continue to own your Scala ordinary shares. After the completion of the exchange offer, we intend to, among other things, de-list the Scala ordinary shares from Euronext Amsterdam, such that there will no longer be a public market for Scala ordinary shares. We can only commence such a delisting procedure once we have obtained 95% or more of the issued and outstanding Scala ordinary shares. After the completion of the exchange offer, the value of your Scala ordinary shares may decline and you may be unable to sell your Scala ordinary shares readily or at all after the completion of the exchange offer.

In addition, we intend to effectuate a corporate restructuring of Scala, which we refer to as the post-closing restructuring, in order to acquire the remaining Scala ordinary shares. The post-closing restructuring may include, without limitation:

•	the commencement of a “buy-out procedure” by us of Scala shareholders, which is permitted under Dutch law only if we own 95% or more of the outstanding Scala ordinary shares;

•	the sale and transfer by Scala, or any of its subsidiaries, to us, or any of our affiliates, of all or a portion of the assets of Scala (including capital stock of a group company) or its subsidiaries;

•	the transfer of employees from Scala or a Scala group company to us or any of our affiliates, and the transfer of employees from us or any of our affiliates to Scala or any Scala subsidiary;

•	the merger of a Scala group company into Scala or us or any of our affiliates;

•	the effectuation by Scala and one or more of our Dutch subsidiaries of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, as described in the section entitled “The Exchange Offer — Post-Closing Legal Merger”;

•	the amendment of the articles of association of Scala, for instance, in order to make them more in accordance with the articles of association and by-laws customarily used for Epicor and its affiliates;

•	the transformation of Scala into a private company with limited liability (which we can only effectuate once the Scala ordinary shares have been de-listed from Euronext Amsterdam); or

•	any one or more combinations of the foregoing actions.

Under Dutch law, once we have declared the exchange offer unconditional we are prohibited for a period of three years from the availability of the offer documentation from acquiring any Scala ordinary shares not tendered into the exchange offer on terms that are more favorable than the exchange offer consideration, except for regular market purchases of Scala ordinary shares on Euronext Amsterdam or the acquisition of Scala ordinary shares pursuant to the “buy-out procedure.”

Q:	Is Epicor’s financial condition relevant to my decision to tender my Scala ordinary shares into the exchange offer?

A:	Yes. Since Scala ordinary shares accepted in the exchange offer will be partially exchanged for shares of Epicor common stock, you should consider Epicor’s financial condition before you decide to tender your Scala ordinary shares into the exchange offer. In considering Epicor’s financial condition, you should review carefully the information in this prospectus and the documents incorporated by reference into this prospectus because they contain detailed business, financial and other information about Epicor.

Q:	Who can help answer my questions?

A:	If you have any questions about the exchange offer or on how to tender your Scala ordinary shares, you should contact your bank or broker.

Copies of this prospectus and the Dutch offering memorandum are available at:

ABN AMRO Bank N.V.

Department Equity Capital Markets HQ 7006

Gustav Mahlerlaan 10

1082 PP Amsterdam

tel.: +31 20 383 6707

fax: +31 20 628 0004

email: prospectus@nl.abnamro.com

and

Scala Business Solutions N.V.

Prinsengracht 739-741

1017 JX Amsterdam

tel. :+31 20 427 4361

fax:+31 20 423 3100

email: epicoroffer@scala.net

You may also call (            )             -                 toll free in the United States or (            )             -                 outside the United States to obtain the final exchange ratio starting at the close of the Nasdaq trading day that is two full Nasdaq trading days prior to the expiration of the exchange offer. These telephone numbers will also be available throughout the period in which the exchange offer remains open to provide callers with the exchange ratio on each day during the exchange offer as if the exchange ratio had been determined on that date.

SUMMARY

The following is a summary of the information contained in this prospectus. This summary may not contain all of the information about the exchange offer that is important to you. For a more complete description of the exchange offer, we encourage you to read carefully this entire prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this prospectus, which includes important business and financial information about Epicor. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled “Incorporation of Certain Information by Reference” beginning on page 127 of this prospectus.

The Exchange Offer and the Merger Protocol (see pages 51 and 73)

Epicor and Scala have agreed to the exchange offer under the terms of an agreement called the merger protocol. The merger protocol was entered into on November 13, 2003, Pacific Standard Time (and November 14, 2003, Central European Time), and amended and restated on April 14, 2004. A copy of the amended and restated merger protocol is attached to this prospectus as Annex A and is described in this prospectus. Upon the terms and subject to the conditions to the exchange offer described in the merger protocol, we will offer to exchange for each Scala ordinary share that is validly tendered and not properly withdrawn, 0.1795 shares of Epicor common stock (and accompanying preferred stock purchase rights) and $1.8230 in cash, subject to adjustment as described more fully in this prospectus.

Parties to the Exchange Offer

Epicor Software Corporation 195 Technology Drive Irvine, California 92618-2402 (949) 585-4293	We are relocating our headquarters on April 19, 2004 to: 18200 Von Karman Avenue Suite 1000 Irvine, California 92612

Epicor designs, develops, markets and supports enterprise and eBusiness software solutions for use by mid-sized companies as well as divisions and subsidiaries of larger corporations worldwide. Epicor’s business solutions are focused on the midmarket, which generally includes companies between $10 million and $500 million in annual revenues. Epicor’s solutions are designed to help companies focus on their customers, suppliers, partners, and employees, through enterprise-wide management of resources and information. Epicor believes this collaborative focus differentiates Epicor from conventional enterprise resource planning (ERP) vendors, whose primary focus is improving internal business processes and efficiencies. By automating and integrating information and critical business processes across their entire value chain, midmarket companies can improve not just their bottom line, but also their top line, allowing them to compete more effectively in today’s increasingly global economy.

Epicor’s products integrate back office applications for manufacturing, distribution and accounting with front office applications for sales, marketing and customer service and support. Epicor also provides integrated eCommerce capabilities that allow companies to leverage the power of the Internet to allow their organization to further extend beyond the traditional “four walls” of their enterprise, and further integrate their operations with their customers, suppliers and partners.

Epicor’s software products incorporate a significant number of features localized to address international market opportunities, including support for multiple languages, multiple currencies and accounting for value-added taxation (VAT) and goods and services taxation (GST).

Epicor offers consulting, training and support services to supplement the use of its software products by its customers. Midmarket companies require cost effective systems that have broad functionality, yet are rapidly implemented, easily adapted and highly configurable to their unique business requirements.

Epicor was incorporated in Delaware in November 1987 under the name Platinum Holdings Corporation. In September 1992, it changed its name to Platinum Software Corporation. In April 1999, Epicor changed its name to Epicor Software Corporation.

Scala Business Solutions N.V.

Prinsengracht 739-741

1017 JX Amsterdam

The Netherlands

Telephone Number: +31 20 427 4361

Scala designs, develops, markets and supports collaborative enterprise resource planning (ERP) software that is used by the small- and medium-size divisions and subsidiaries of large multinational corporations, as well as by independent stand-alone companies, in developed and emerging markets. Scala’s solutions enable these companies to manage resources and information throughout their enterprise through integrating back-office applications for manufacturing, distribution and accounting with front-office applications for sales, marketing and customer service and support, helping them increase their business efficiency and productivity.

Scala provides companies with an open, flexible, easy-to-deploy and cost effective ERP system. Scala’s solutions are based on a web services platform and utilize Microsoft® technologies. Scala designs its products to be compatible with current and emerging industry standards, and customizes its products to meet the individual needs of its customers worldwide. Approximately half of Scala’s customers are mid-sized companies and subsidiaries or divisions of large multinational corporations, with the remaining half being smaller, local companies.

Scala’s software and services support local currencies and accounting regulations, are available in more than 30 languages, and are used by customers in over 140 countries. Scala’s local presence and its multi-language and multi-currency software, together with local know-how and expertise gained from over 25 years of working with multinational corporations and their subsidiaries and divisions across a wide variety of industries, allow Scala to serve customers who do business globally. Scala’s software and services also enable its customers to integrate all of their ERP systems in multiple locations throughout the world, whether in a subsidiary, division or headquarters, and whether they are Scala systems or other vendors’ systems.

Scala has had a close relationship with Microsoft since 1993, and works together with Microsoft to develop Scala’s products utilizing Microsoft technologies. All of Scala’s products are designed for the Microsoft platform.

Scala is a public company with limited liability incorporated under the laws of the Netherlands. Scala was founded in Sweden in 1978 under the name Beslutsmodeller. In 1996, the company renamed itself Scala, and in 1997 Scala Business Solutions N.V. was incorporated in the Netherlands. Scala has been listed on Euronext Amsterdam since July 16, 1998.

Adjustment of the Cash Portion of the Exchange Offer Price (see page 63)

If the product of the average closing price on the Nasdaq National Market for shares of Epicor common stock during the 10 trading day period ending two full trading days prior to the expiration of the exchange offer and 0.1795 is less than $1.8327, the cash portion of the exchange offer consideration will be increased by the amount by which such product is less than $1.8327, up to a maximum of $0.3665.

We will publish the final exchange ratio in a press release to be issued immediately after the close of the Nasdaq trading day that is two full Nasdaq trading days prior to the expiration of the exchange offer, and in an advertisement in the Daily Official List of Euronext Amsterdam and in one or more daily newspapers with nation-wide distribution in the Netherlands. We will also file a current report on Form 8-K with the SEC containing the final exchange ratio on the Nasdaq trading day that is one full Nasdaq trading day prior to the expiration of the exchange offer. You may also contact your bank or broker who administers your Scala shares to find out the final exchange ratio.

You may also call (            )             -                 toll free in the United States or (            )             -                 outside the United States to obtain the final exchange ratio starting at the close of the Nasdaq trading day that is two full Nasdaq trading days prior to the expiration of the exchange offer. These telephone numbers will also be available throughout the period in which the exchange offer remains open to provide callers with the exchange ratio on each day during the exchange offer as if the exchange ratio had been determined on that date.

Structure of the Exchange Offer (see page 64)

We reserve the right to assign our right to delivery of the Scala ordinary shares tendered into the exchange offer to our subsidiary, Epicor Software Nederland B.V., or any other of our subsidiaries, if and when we declare the exchange offer unconditional. If we decide to assign our right to delivery, we will announce this decision through an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Daily Official List of Euronext Amsterdam. Scala shareholders who tender their Scala shares into the exchange offer will be deemed to have been validly notified of this assignment in accordance with Dutch law by way of these advertisements if and when published by Epicor.

Recommendation of Each of the Scala Boards (see page 74)

The Scala managing and supervisory boards have each unanimously approved the merger protocol and the exchange offer based on their determination that the consideration payable in the exchange offer is fair to and in the best interests of Scala, its shareholders and all other stakeholders and recommend that Scala shareholders tender their shares into the exchange offer.

Reasons for the Exchange Offer

Scala (see page 56). Scala’s reasons for recommending the exchange offer and a number of factors considered by the Scala managing and supervisory boards in determining whether to recommend the exchange offer are described in the section entitled “The Exchange Offer—Scala’s Reasons for the Exchange Offer” in this prospectus.

Epicor (see page 55). Epicor’s reasons for entering into the merger protocol and a number of factors considered by Epicor’s board of directors in determining whether to enter into the merger protocol and acquire Scala are described in the section entitled “The Exchange Offer—Epicor’s Reasons for the Exchange Offer” in this prospectus.

Opinion of Scala Financial Advisor Regarding the Exchange Offer (see page 59)

The supervisory and managing boards of Scala have received a written opinion, dated December 11, 2003, from Fortis Bank (Nederland) N.V., to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the aggregate consideration to be offered to holders of Scala ordinary shares in the exchange offer was fair, from a financial point of view, to such shareholders.

The full text of Fortis Bank’s opinion is attached to this prospectus as Annex C, and we urge you to read this opinion in its entirety. Fortis Bank’s opinion is addressed only to the Scala managing and supervisory boards and does not constitute a recommendation to any holder of Scala ordinary shares regarding whether that shareholder should tender Scala ordinary shares into the exchange offer.

Members of the Scala Managing and Supervisory Boards Have Interests in the Exchange Offer (see page 109)

When you consider the Scala managing and supervisory boards’ recommendation that shareholders tender their Scala ordinary shares into the exchange offer, you should be aware that some members of the Scala managing and supervisory boards may have interests in the exchange offer that may be different from, or in addition to, those of Scala’s shareholders generally. These interests include employment arrangements with Epicor, bonus payments, appointment to Epicor’s board of directors, indemnification arrangements and accelerated vesting of Scala share options. These interests are described in more detail in the section entitled “Executive Officers and Directors of Scala—Interests of Scala Management and Members of Scala Boards in the Exchange Offer” in this prospectus.

Scala’s Boards Following the Exchange Offer (see page 78)

All current members of the Scala supervisory board will resign conditional on the exchange offer being declared unconditional and effective as of the settlement date of the exchange offer. Upon resignation, each resigning supervisory board member will receive an additional full annual payment of EUR 25,000 and Jan-Erik Lundberg, as the chairman of the supervisory board, will receive an additional full annual payment of EUR 50,000 as compensation for loss of office.

As of the settlement date of the exchange offer, L. George Klaus shall be appointed as the sole member of the Scala supervisory board.

All current members of the Scala managing board will continue to serve on the Scala managing board. If the exchange offer is declared unconditional, Richard Borg, John Brims, Mark Duffell, John Ireland, Andreas Kemi and Michael Piraino will be appointed as members of the Scala managing board as of the settlement date of the exchange offer.

In addition, under certain circumstances, upon the purchase by Epicor of Scala ordinary shares representing not less than 51% of the outstanding Scala ordinary shares, Scala will convene an extraordinary general meeting of shareholders for the election of such number of directors to serve on each of the Scala managing and supervisory boards in order to give Epicor proportional representation on each of the boards.

Scala Meeting of Shareholders (see page 83)

Scala will hold an extraordinary general meeting of shareholders on                          , 2004 at             , Central European Time, at              in Amsterdam, the Netherlands in accordance with Section 9q of the 1995 Decree on the Supervision of the Securities Trade (Netherlands) and its articles of association.

The agenda for the Scala extraordinary general meeting of shareholders will include the following matters:

•	opening;

•	discussion of the exchange offer in accordance with section 9q of the 1995 Decree on the Supervision of the Securities Trade (Netherlands);

•	resignation of the current members of the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer, and discharge for the performance by the current members of the Scala supervisory board of their duties as members of the Scala supervisory board for the period from May 15, 2003 through the date of the Scala extraordinary general meeting of shareholders;

•	appointment of L. George Klaus as the sole member of the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date;

•	appointment of Richard Borg, John Brims, Mark Duffell, John Ireland, Andreas F. Kemi and Michael Piraino as members of the Scala managing board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date; and

•	closing.

What is Needed to Complete the Exchange Offer (see page 75)

Our obligation to accept Scala ordinary shares tendered for exchange in the exchange offer is subject to the satisfaction of a number of conditions, which may, in some instances, be waived. These conditions are the following:

•	on or before the expiration of the exchange offer, the number of Scala ordinary shares tendered into the exchange offer, together with any other Scala ordinary shares held by us, must represent at least 95% of the outstanding Scala ordinary shares;

•	no third party will have obtained the right to acquire or will have agreed to acquire or take up shares to be issued by Scala or a substantial part of the assets or business of Scala or Scala’s group companies;

•	the managing and supervisory boards of Scala will not have resolved to revoke their unanimous favorable recommendations of the exchange offer;

•	all regulatory approvals necessary for the exchange offer will have been obtained prior to the expiration of the exchange offer period;

•	the exchange offer will not have been rendered impossible or materially adversely affected by any decisions of competent courts or authorities;

•	prior to the expiration of the exchange offer there will have been no material facts or circumstances that were not known to Epicor as of December 12, 2003 (including, but not limited to, national and/or international extraordinary developments in financial, political and/or economic circumstances) and that would have such a very significant impact on the value of the business of Scala that we could not reasonably be expected to declare the exchange offer unconditional;

•	no event will have occurred and be continuing that (i) makes it illegal or otherwise prohibits us from declaring the exchange offer unconditional in accordance with the terms of the merger protocol or from accepting the Scala ordinary shares tendered into the exchange offer, (ii) imposes material limitations on our ability to acquire, hold or exercise full rights of ownership of the Scala ordinary shares tendered into the offer, or (iii) requires divestiture by us or any of our subsidiaries of any Scala ordinary shares or of any part of our business or the business of Scala;

•	Scala will not have breached the merger protocol in a material respect relevant to our determination to declare the exchange offer unconditional;

•	prior to the expiration of the exchange offer period, no notification has been received from the AFM that the Dutch public offer has been made in conflict with Chapter IIa of the 1995 Act on the Supervision of the Securities Trade (Netherlands) in which case the securities institutions pursuant to section 32a of the 1995 Decree on the Supervision of the Securities Trade (Netherlands) would not be allowed to cooperate with the settlement of the exchange offer and Euronext Amsterdam will not have suspended and continued to suspend Scala’s listing on Euronext Amsterdam; and

•	the registration statement on Form S-4, of which this prospectus is a part, to register shares of Epicor’s common stock to be issued in connection with the exchange offer will not be the subject of any stop orders or proceedings seeking a stop order.

If all of the offer conditions are satisfied or waived, we will declare the offer unconditional within five Euronext Amsterdam trading days after the exchange offer expires.

Required Regulatory Approvals to Complete the Exchange Offer (see page 68)

Other than (i) the SEC declaring effective the registration statement on Form S-4, of which this prospectus is a part, (ii) the review by the AFM of the draft Dutch offering memorandum, which shall be completed prior to commencing the exchange offer, (iii) a dispensation by the AFM from the requirement to publish a specified price or exchange ratio in the Dutch offering memorandum, which was granted on December 10, 2003, (iv) a dispensation by the AFM from the requirement to publish a Dutch Bte-prospectus (a prospectus referred to in article 3 paragraph 2 sub b of the 1995 Act on the Supervision of the Securities Trade (Netherlands) that is generally required in connection with the issuance of securities in the Netherlands), which was granted on December 24, 2003, and (v) the dispensations by the AFM from the requirement to publish the Dutch offering memorandum within six weeks after December 12, 2003, which were granted on January 22, 2004 and March 30, 2004, we do not believe that any additional material governmental filings or approvals are required with respect to the exchange offer. However, governmental authorities, and in some cases, private individuals, could challenge the exchange offer at any time.

Procedure for Tendering (see page 67)

Scala shareholders are requested to tender their Scala ordinary shares for acceptance through their bank or broker, that either is an Admitted Institution of Euronext Amsterdam or holds shares through a bank or broker that is an Admitted Institution of Euronext Amsterdam, where their shares are administered, to ABN AMRO Bank N.V., which has been appointed as exchange and paying agent for the exchange offer. Unless the exchange offer is extended in accordance with Dutch law, such shares must have been tendered by no later than the expiration of the exchange offer period, 3:00 p.m., Central European Time, on             , 2004.

The Admitted Institutions of Euronext Amsterdam, which includes banks and brokers, may only tender Scala ordinary shares for acceptance to ABN AMRO Bank N.V. in writing by duly completing and signing the application form. By tendering, the Admitted Institutions of Euronext Amsterdam declare that they fully comply with the restrictions outlined in this prospectus and the Dutch offering memorandum, have the Scala ordinary shares in their administration and that they bind themselves to deliver these shares no later than 10:00 a.m., Central European Time, on the settlement date, which will be within three Euronext Amsterdam trading days after the exchange offer is declared unconditional (gestand gedaan).

Withdrawal Rights (see page 68)

Your tender of Scala ordinary shares pursuant to the exchange offer is irrevocable, except in the event that we extend the exchange offer period. If we extend the exchange offer period, you may withdraw Scala ordinary shares tendered into the exchange offer during the original exchange offer period at any time prior to the expiration of the extended exchange offer period by contacting your bank or broker.

Exchange of Scala Ordinary Shares; Delivery of Shares of Epicor Common Stock and Cash (see page 67)

If the terms and conditions of the exchange offer are satisfied or waived and the offer is declared unconditional, we are required to accept for exchange all Scala ordinary shares validly tendered and not properly withdrawn and to deliver in exchange, shares of Epicor common stock and cash as set forth in the merger protocol. The payment and delivery of Epicor common stock and cash will be effected by us on the settlement date, the date which is at the latest three Euronext Amsterdam trading days after the exchange offer is declared unconditional, through ABN AMRO Bank N.V., our exchange and paying agent.

Scala is Prohibited from Considering Other Offers (see page 79)

Scala has agreed not to solicit, encourage or engage in discussions with other parties regarding the sale of its ordinary shares or a merger, association, acquisition or other similar transaction concerning Scala or its subsidiaries unless the merger protocol has been terminated in accordance with its terms. In addition, Scala may not enter into a transaction with anyone other than Epicor regarding the acquisition of any Scala ordinary shares or any material portion of Scala’s assets unless the merger protocol has been terminated in accordance with its terms.

However, in the event of any unsolicited competing offer that, in terms of the price offered and the proposed strategy, is substantially better for Scala and its shareholders than the exchange offer, nothing in the merger protocol prohibits the members of the Scala managing and supervisory boards from considering or engaging in discussions or negotiations or making recommendations to the shareholders of Scala (and withdrawing their recommendations regarding the exchange offer) regarding such competing offer to the extent necessary to comply with their fiduciary duties and subject to certain conditions.

Epicor and Scala May Terminate the Merger Protocol (see page 80)

We and Scala may agree jointly to terminate the merger protocol at any time. In addition, either we or Scala may terminate the merger protocol if:

•	the conditions for Epicor to accept the Scala ordinary shares tendered into the exchange offer have not been satisfied or waived by August 31, 2004;

•	any applicable law or regulation makes completion of the exchange offer illegal or prohibited; or

•	a final, non-appealable order of a court or other governmental body prohibits the completion of the exchange offer.

We may also terminate the merger protocol if either of the Scala managing board or supervisory board resolves to revoke its unanimous recommendation supporting the exchange offer.

Epicor or Scala May Be Required to Pay a Termination Fee or Break-Up Fee (see page 80)

Pursuant to the merger protocol, if the exchange offer is not consummated due to any breach of obligations under the merger protocol, the party that caused the breach will be required to pay the other party a EUR 3 million termination fee for fixed damages.

In addition, Scala will pay Epicor a break up fee of EUR 1.5 million immediately upon written and documented request to it for the costs incurred by Epicor related to the exchange offer (including internal costs, advisory fees and other out-of-pocket expenses, loss of profits and opportunity costs) if:

•	a public announcement indicating that a third party is preparing, has prepared or made a public offer for the Scala ordinary shares or an indication that a third party has obtained the right to acquire or has agreed to acquire or take up shares to be issued by Scala in an amount of more than 51% of the outstanding Scala ordinary shares or a substantial part of the assets or business of Scala or Scala’s group companies, and such third party transaction has been approved or recommended by Scala’s managing board or supervisory board or submitted for approval by the shareholders of Scala;

•	the merger protocol is terminated, not due to certain breaches by Epicor, at a point in time when less than 95% of the outstanding Scala ordinary shares have been tendered in the exchange offer, because such a transaction with a third party has been announced, has not been withdrawn, is superior in value to the exchange offer and a transaction with such third party is consummated within six months of terminating the merger protocol; or

•	either of the Scala managing board or supervisory board has resolved to revoke its unanimous recommendation in favor of the exchange offer.

However, in the event that Scala is required to pay the EUR 3 million termination fee because the revocation by either of the Scala managing board or supervisory board of its unanimous recommendation supporting the exchange offer constitutes a breach of the merger protocol, the additional EUR 1.5 million reimbursement payment for Epicor’s costs due to such revocation shall be credited against the EUR 3 million payment.

The Exchange Offer is Taxable for United States Federal Income Tax Purposes for U.S. Holders and May be Taxable for Netherlands Income Tax Purposes for Dutch Individuals (see pages 45 and 47)

The receipt of shares of Epicor common stock and cash in exchange for Scala ordinary shares pursuant to the exchange offer will be a taxable transaction for United States federal income tax purposes. Each U.S. holder receiving Epicor common stock and cash will recognize gain or loss equal to the difference between (1) the sum of the fair market value of the Epicor common stock and the cash received in exchange for such shareholder’s shares, and (2) the shareholder’s adjusted tax basis in such Scala ordinary shares. Special rules apply for non-U.S. holders.

The receipt of shares of Epicor common stock and cash in exchange for Scala ordinary shares pursuant to the exchange offer may be a taxable transaction for Dutch private or corporate income tax purposes. If taxable, each Dutch holder receiving Epicor common stock and cash will generally recognize a gain or loss equal to the difference between (1) the sum of the fair market value of the Epicor common stock and the cash received in exchange for such shareholder’s shares, and (2) the book value of the tendered Scala ordinary shares for tax purposes. For certain Dutch holders being private individuals, the exchange offer itself will not be a taxable transaction. However, the offer will indirectly influence the base for a fictitious yield tax, which sets the annual taxable benefit at a fixed percentage of all the assets and liabilities of a Dutch individual, irrespective of the actual income or capital gains. Special rules apply for non-Dutch holders.

Scala shareholders are urged to consult their own tax advisors regarding the United States federal, Dutch, state, local, non-U.S. and non-Dutch, and other tax consequences of the exchange offer in light of their particular circumstances.

Extension and Waiver of Conditions to the Exchange Offer (see page 74)

We may unilaterally waive the condition that the number of Scala ordinary shares tendered into the exchange offer, together with such shares held by us, represent at least 95% of the outstanding Scala ordinary shares on or before the expiration of the exchange offer, provided that the number of Scala ordinary shares tendered into the exchange offer represents at least 80% of the outstanding Scala ordinary shares at the expiration of the exchange offer. If such number of Scala ordinary shares is less than 80%, we may mutually agree with Scala to decrease the number of Scala ordinary shares required to be tendered to satisfy such condition and/or extend the exchange offer period.

If the conditions related to the receipt of all regulatory approvals and the effectiveness of the registration statement on Form S-4, of which this prospectus is a part, are the only conditions to the exchange offer that have not been satisfied or waived, then the expiration of the exchange offer will be extended by us for 60 days. If certain conditions to the exchange offer relating to receipt of all regulatory approvals or the effectiveness of the registration statement on Form S-4, of which this prospectus is a part, are not satisfied on the expiration of the exchange offer, and one or more other conditions are not satisfied or waived, the date for fulfillment may be unilaterally extended by us for up to 60 days. Other than as provided above with respect to the condition in the above paragraph regarding the percentage of shares tendered into the exchange offer, if any conditions other than the conditions related to the receipt of all regulatory approvals and the effectiveness of the registration statement on Form S-4, of which this prospectus is a part, have not been satisfied or waived then the expiration of the exchange offer may be extended by us with Scala’s consent.

If the exchange offer period is extended, we will make a public announcement to that effect by way of an advertisement to be published in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Daily Official List of Euronext Amsterdam no later than the third Euronext Amsterdam trading day after the previously scheduled expiration date. These announcements shall be made in accordance with section 9o of the 1995 Decree on the Supervision of the Securities Trade (Netherlands) and shall contain the new expiration date of the exchange offer. Scala shareholders are entitled during the extended exchange offer period to withdraw any Scala ordinary shares tendered during the original exchange offer period.

We also have the right to waive certain other conditions to our obligation to accept all validly tendered Scala ordinary shares, including, but not limited to the conditions requiring that:

•	no third party will have obtained the right to acquire or agreed to acquire or take up shares to be issued by Scala or to acquire a substantial part of the assets or business of Scala or Scala’s group companies;

•	the managing and supervisory boards of Scala will not have resolved to revoke their unanimous favorable recommendations of the exchange offer;

•	all regulatory approvals necessary for the exchange offer will have been obtained prior to the expiration of the exchange offer period;

•	Scala will not have breached the merger protocol in a material respect relevant to our determination to declare the exchange offer unconditional; and

•	Scala shall not have breached the merger protocol in a material respect relevant to our acceptance of the Scala ordinary shares tendered into the exchange offer.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement in accordance with the publication requirements of the merger protocol and applicable Dutch and United States laws.

Subsequent Offer Period (see page 66)

We expressly reserve the right to have a subsequent offering period of not less than three US business days nor more than 15 Euronext Amsterdam trading days. A subsequent offering period is different from an extension. A subsequent offering period is an additional period of time, following the expiration date of the initial (or extended) exchange offer period, during which stockholders may tender Scala ordinary shares not tendered on or prior to the expiration date of the initial (or extended) exchange offer period. You will not have the right to withdraw any shares of Scala ordinary shares that you tender during a subsequent offering period. We will accept for exchange, and deliver Epicor Common Stock and cash in exchange for, Scala ordinary shares that are validly tendered, within three Euronext Amsterdam trading days after the expiration of any subsequent offering period.

Accounting Treatment of the Exchange Offer (see page 45)

We will account for the exchange offer under the purchase method of accounting for business combinations in accordance with United States generally accepted accounting principles.

Epicor Will List Shares of Epicor Common Stock on the Nasdaq National Market (see page 71)

We expect to prepare and file a notification form for the change in the number of shares outstanding of our common stock with the Nasdaq Stock Market in order to cause the shares of Epicor common stock issuable or required to be reserved for issuance in connection with the exchange offer to be listed on the Nasdaq National Market, effective as of the settlement date.

Scala Shareholders Appraisal Rights (see page 68)

Dutch law does not recognize the concept of appraisal or dissenters’ rights, and, accordingly, Scala shareholders have no appraisal rights for their ordinary shares under Dutch law in connection with the exchange offer. However, Dutch corporate law requires the management of a company and a majority of the shareholders to act in accordance with the “principles of reasonableness and fairness” when dealing with minority shareholders. See the section in this prospectus entitled “The Exchange Offer—Buy-out Procedure” for a discussion of the judicial proceedings under Dutch law relating to the determination of the amount of consideration to be paid to the remaining minority Scala shareholders in a buy-out procedure. See also Annex D attached to this prospectus for the unofficial English translation of Section 2:92a of the Dutch Civil Code in connection with the buy-out procedure.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EPICOR

The table below presents selected historical consolidated financial data with respect to Epicor as of the dates and for the periods indicated. The historical consolidated statements of operations data presented below for the fiscal years ended December 31, 2003, 2002 and 2001 the historical consolidated balance sheet data as of December 31, 2003 and 2002, have been derived from Epicor’s audited historical consolidated financial statements, which are incorporated by reference into this prospectus. The historical consolidated statements of operations data presented below for the fiscal years ended December 31, 2000 and 1999 and the historical consolidated balance sheet data as of December 31, 2001, 2000 and 1999 have been derived from Epicor’s historical audited consolidated financial statements, which are not incorporated by reference into this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

It is important for you to read the following selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Epicor’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003 and the financial statements and management’s discussion and analysis of such financial statements included therein, all of which are incorporated by reference into this prospectus.

EPICOR SOFTWARE CORPORATION AND SUBSIDIARIES

Selected Historical Consolidated Financial Data

(in thousands, except per share amounts)

	As of or for the year ended December 31,
	2003	2002	2001	2000	1999
	(5)	(5)	(4)	(3)	(1)(2)
Historical Consolidated Statements of Operations Data:
Total revenues	$155,422	$143,467	$174,492	$224,155	$261,965
Net income (loss) applicable to common stockholders	$9,053	$(7,264)	$(28,730)	$(40,735)	$(50,633)
Net income (loss) applicable to common stockholders per share:
Basic	$0.21	$(0.17)	$(0.69)	$(0.98)	$(1.25)
Diluted	$0.18	$(0.17)	$(0.69)	$(0.98)	$(1.25)
Historical Consolidated Balance Sheets Data:
Total assets	$102,223	$73,268	$86,771	$134,787	$170,177
Long-term obligations and redeemable preferred stock	$1,355	$3,043	$2,229	$5,621	$520
Net stockholders’ equity	$29,410	$3,786	$7,171	$34,067	$71,806

(1)	For the year ended December 31, 1999, net loss included restructuring charges of $9,975,000 recorded relative to the Epicor’s restructuring activities, related charges aggregating $7,713,000 recorded in cost of license fees and general and administrative expenses to reflect the write down of certain operating assets, and a litigation charge of $1,800,000.
(2)	For the year ended December 31, 2000, net loss included a charge of $5,337,000 recorded in cost of license fees related to the write-down of capitalized software development costs, provision for doubtful accounts of $18,480,000 and a $2,000,000 litigation charge.
(3)	For the year ended December 31, 2001, net loss included gain from sales of product lines of $11,880,000, provision for doubtful accounts of $10,108,000, restructuring charges of $9,658,000 and a charge of $1,500,000 recorded in cost of revenues, related to the write-down of capitalized development costs and reduction in the carrying value of certain intangible assets. See Notes 1, 5 and 7 of Notes to Consolidated Financial Statements.
(4)	For the year ended December 31, 2002, net loss included restructuring charges of $3,891,000, a $4,288,000 settlement charge, a $600,000 charge included in cost of revenues to write-down certain prepaid software royalties, and a $1,000,000 reduction in general and administrative expenses related to the favorable settlement of international payroll tax issues and a $1,200,000 income tax benefit related to adjustments for certain other international tax issues. See Notes 5, 8, 9 and 14 of Notes to Consolidated Financial Statements.
(5)	For the year ended December 31, 2003, net income included restructuring charges of $937,000, a $1,100,000 reduction in operating expenses related to a decrease in the provision for doubtful accounts and a $241,000 fee paid to the holders of the preferred stock accounted for a beneficial conversion option on the preferred stock. See Notes 5 and 13 of Notes to Consolidated Financial Statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SCALA

The table below presents selected historical consolidated financial data with respect to Scala as of the dates and for the periods indicated. The historical consolidated statements of operations data presented below for the fiscal years ended December 31, 2003 and 2002 and the historical consolidated balance sheets data as of December 31, 2003 and 2002 have been derived from Scala’s audited restated historical consolidated financial statements, prepared under U.S. GAAP, which are included elsewhere in this prospectus. The historical consolidated statement of income data presented below for the fiscal years ended December 31, 2001, 2000 and 1999 and the historical consolidated balance sheet data as of December 31, 2001, 2000 and 1999 have been derived from Scala’s unaudited restated historical consolidated financial statements prepared under U.S. GAAP, which do not appear elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

It is important for you to read the following selected historical consolidated financial data together with the consolidated financial statements and accompanying notes and the section entitled “Scala Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus.

SCALA BUSINESS SOLUTIONS N.V.

Summary Selected Historical Consolidated Financial Data

(in thousand US$, except share and per share amounts)

		Restated (1)
	2003	2002	2001	2000	1999
			Unaudited	Unaudited	Unaudited
Historical Consolidated Statements of Operations Data:
Total revenue	$69,105	$74,835	$68,213	$71,204	$97,337
Income/(loss) before income taxes	$(6,228)	$7,028	$2,545	$(30,690)	$(30,226)
Net income/(loss)	$(10,664)	$4,990	$1,475	$(36,315)	$(30,293)
Income/(loss) per ordinary share:
Basic:
Net income/(loss)	$(0.47)	$0.22	$0.06	$(1.76)	$(1.61)
Diluted:
Net income/(loss)	$(0.47)	$0.21	$0.06	$(1.76)	$(1.61)
Shares used in computing income/(loss) per common share:
Basic	22,893,888	22,880,215	22,746,542	20,585,513	18,760,256
Diluted	22,893,888	23,294,494	22,889,946	20,585,513	18,760,256
Historical Consolidated Balance Sheet Data:
Total assets	$43,285	$51,037	$49,829	$51,099	$86,499
Total long-term liabilities	$23	$192	$549	$6,732	$5,160
Total shareholders’ equity	$6,244	$16,513	$11,668	$9,550	$39,760

Had amortization of goodwill and intangible assets been accounted for in accordance with SFAS 142 for all periods presented, the Group net income/(loss) and basic and diluted net income/(loss) per share would have been as follows:
Reported net income/(loss)	$(10,664)	$4,990	$1,475	$(36,315)	$(30,293)
Amortization	—	—	245	12,629	15,948
Adjusted net income/(loss)	(10,664)	4,990	1,720	(23,686)	(14,345)
Income/(loss) per ordinary share:
Basic:
Reported net income/(loss)	$(0.47)	$0.22	$0.06	$(1.76)	$(1.61)
Amortization	—	—	$0.02	$0.61	$0.85
Adjusted net income/(loss)	$(0.47)	$0.22	$0.08	$(1.15)	$(0.76)
Diluted:
Reported net income/(loss)	$(0.47)	$0.21	$0.06	$(1.76)	$(1.61)
Amortization	—	—	$0.02	$0.61	$0.85
Adjusted net income/(loss)	$(0.47)	$0.21	$0.08	$(1.15)	$(0.76)

(1)	The audited and unaudited income statement and balance sheet data for the years ended December 31, 2002, 2001, 2000 and 1999 have been restated as described in note 2 to Scala’s consolidated financial statements.

RATES OF EXCHANGE

United States Dollar per Euro

	Year ended December 31,
	2003	2002	2001	2000	1999
Year end(1)	1.2575	1.0485	0.8901	0.9388	1.0070
Average for the year(2)	1.1275	0.9495	0.8909	0.9207	1.0588
High	1.2575	1.0485	0.9535	1.0335	1.1812
Low	1.0481	0.8594	0.8425	0.8270	1.0024

(1)	For purposes of this table, the rate of exchange means the noon buying rate in New York City for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York.
(2)	For purposes of this table, average rate means the average of the exchange rates on the last day of each month during a year.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data were prepared using the purchase method of accounting and were derived from the unaudited pro forma condensed combined financial statements and accompanying notes contained elsewhere in this prospectus, the separate historical financial statements and accompanying notes of Epicor incorporated by reference into this prospectus, and the separate historical consolidated financial statements and accompanying notes of Scala included elsewhere in this prospectus.

The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Epicor that would have been reported had the exchange offer been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Epicor.

This selected unaudited pro forma condensed combined financial data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial statements and accompanying notes contained elsewhere in this prospectus, the separate historical consolidated financial statements and accompanying notes of Epicor incorporated by reference into this prospectus, and the separate historical consolidated financial statements and accompanying notes of Scala included elsewhere in this prospectus. See the section entitled “Incorporation of Certain Information by Reference” beginning on page 127 of this prospectus.

EPICOR AND SCALA

Selected Unaudited Pro Forma Condensed Combined Financial Data

(in millions, except per share amounts)

Year Ended December 31, 2003
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Total revenues	$235.5
Net loss from operations	$(7.3)
Net loss applicable to common stockholders	$(9.5)
Net loss per share applicable to common stockholders:
Basic	$(0.20)
Diluted	$(0.20)
Average number of shares and share equivalents:
Basic	47.5
Diluted	47.5

As of December 31, 2003
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$23.2
Working capital deficit	$(34.1)
Total assets	$204.2
Long-term obligations	$16.4
Total stockholders’ equity	$76.9

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents comparative historical per share data regarding the net income (loss), book value and dividends of each of Epicor and Scala and unaudited combined pro forma per share data after giving effect to the exchange offer as a purchase of Scala by Epicor, assuming the exchange offer had been completed on January 1, 2003. The following data is based on 0.1795 shares of Epicor common stock to be issued in exchange for each Scala ordinary share outstanding in connection with the exchange offer. This data has been derived from and should be read in conjunction with the selected historical consolidated financial data and unaudited pro forma condensed combined financial statements contained elsewhere in this prospectus, the separate historical consolidated financial statements of Epicor and accompanying notes incorporated by reference into this prospectus and the separate historical consolidated financial statements of Scala and accompanying notes included elsewhere in this prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Epicor that would have been reported had the exchange offer been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of Epicor.

	As of or For the Year Ended December 31, 2003
	Epicor	Scala	Pro Forma
			Epicor and Scala	Scala Equivalent(3)
			(Unaudited)
Net income (loss) per share applicable to common stockholders(1):
Basic	$0.21	$(0.47)	$(0.20)	$(0.04)
Diluted(2)	$0.18	$(0.47)	$(0.20)	$(0.04)
Book value per share at period end(2)	$0.64	$0.27	$1.52	$0.27
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

(1)	The number of Epicor shares used to calculate unaudited pro forma net income per basic and diluted share was computed by adding 4.1 million shares assumed to be issued in exchange for the issued and outstanding Scala ordinary shares and approximately 257,000 shares assumed issued for Scala in-the-money options to Epicor’s weighted average number of shares outstanding.
(2)	The historical net book value per Epicor share is computed by dividing stockholders’ equity by the number of shares of Epicor common stock outstanding at December 31, 2003 of 46,230,000, which does not include any potentially dilutive preferred stock or stock options outstanding. The historical net book value per Scala share is computed by dividing stockholders’ equity by the number of Scala ordinary shares outstanding at December 31, 2003 of 23,017,000, which does not include any potentially dilutive stock options outstanding. The pro forma net book value per combined company share is computed by dividing the pro forma stockholders’ equity by the pro forma number of shares of Epicor common stock outstanding as of December 31, 2003 of 50,618,000, assuming that the exchange offer had occurred as of that date.
(3)	The Scala equivalent pro forma combined per share amounts are calculated by multiplying Epicor combined pro forma share amounts by the exchange ratio in the merger of 0.1795 shares of Epicor common stock for each Scala ordinary share. The exchange ratio does not include the cash consideration.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS

Share Prices

Epicor common stock trades on the Nasdaq National Market of the Nasdaq Stock Market under the symbol “EPIC.” Scala ordinary shares trade on the Euronext Amsterdam under the symbol “SCALA.”

The following table shows the high and low sales prices per share of Epicor common stock, as reported on Nasdaq and the high and low sales prices per Scala ordinary share, as reported on Euronext Amsterdam on (1) November 13, 2003, the last full trading day preceding public announcement that Epicor and Scala had entered into the merger protocol and (2)             , 2004 the last full trading day for which high and low sales prices were available as of the date of this prospectus. The Scala high and low sales prices have been converted from Euros to US dollars at an exchange rate of              on             , 2004, the last full trading day for which the exchange rate was available as of the date of this prospectus. The table also includes the equivalent high and low sales prices per Scala ordinary share for (1) and (2) above.

	Epicor Common Stock				Scala Ordinary Shares		Equivalent Price Per Share
	High		Low		High	Low	High	Low
November 13, 2003		$11.05		$10.25	$	$	$	$
, 2004	$		$		$	$	$	$

The table below shows the high and low sales prices per Scala ordinary share, as reported on Euronext Amsterdam for each quarter in 2003 and 2002, for the first quarter in 2004 and for the second quarter in 2004 through         , 2004. The Scala high and low sales prices have been converted from Euros to US dollars at an exchange rate of              on             , 2004, the last full trading day for which the exchange rate was available as of the date of this prospectus.

	Scala Ordinary Shares		U.S. Dollar Equivalent
	High	Low	High	Low
2002
First Quarter	€4.00	€3.14	$	$
Second Quarter	3.89	2.14
Third Quarter	3.00	1.95
Fourth Quarter	2.94	1.80
2003
First Quarter	€2.94	€1.89	$	$
Second Quarter	1.68	1.27
Third Quarter	2.22	1.25
Fourth Quarter	3.13	1.20
2004
First Quarter	€3.70	€3.09	$	$
Second Quarter (through , 2004)

The above table shows only historical information on Scala ordinary share prices. This information may not provide meaningful information to Scala shareholders in determining whether to tender their shares into the exchange offer. Scala shareholders are urged to obtain current market quotations for Epicor common stock and

Scala ordinary shares and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in considering whether to tender their Scala ordinary shares into the exchange offer. See the section entitled “Incorporation of Certain Information by Reference” beginning on page 127 of this prospectus.

Dividends

Neither Epicor nor Scala has paid any dividends to date. Both Epicor and Scala intend to retain any earnings for use in their businesses and do not intend to pay dividends for the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Epicor and its consolidated subsidiaries, on the one hand, or Scala and its consolidated subsidiaries, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of managing for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and closings relating to the acquisition of Scala; any statements concerning the de-listing or “buy-out procedure” under Dutch law or other post-closing restructuring of Scala; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above include retention of customers, continuation of strategic relationships, the actions of competitors, the development of new products, the difficulty of keeping expense growth at modest levels while increasing revenues; the challenges of integration and restructuring associated with the acquisition of Scala or other planned acquisitions and the challenges of achieving anticipated synergies; the possibility that the acquisition of Scala may not close; the assumption of maintaining revenues on a combined company basis following the completion of the exchange offer; and other risks that are described in the section entitled “Risk Factors,” which follows on the next page, and in the documents that are incorporated by reference into this prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Epicor and Scala could differ materially from the expectations in these statements. Epicor and Scala are not under any obligation and do not intend to update their respective forward-looking statements.

RISK FACTORS

Risks Regarding the Exchange Offer

The value of the Epicor common stock that you will receive as partial consideration for your Scala ordinary shares is subject to stock market fluctuation.

As consideration for each Scala ordinary share that you tender into the exchange offer, you will receive (i) 0.1795 shares of Epicor common stock and (ii) $1.8230 in cash, subject to adjustment. The merger protocol affords you partial protection for declines in the value of Epicor common stock after November 12, 2003. The merger protocol provides that if the average closing price of Epicor common stock on Nasdaq during the 10 trading day period that is two full trading days prior to the expiration of the exchange offer is below the closing price on November 12, 2003, you will receive a commensurate increase in the cash component of the consideration to be exchanged for each Scala ordinary share tendered into the exchange offer. However, the additional cash consideration you would receive for declines in the value of Epicor common stock is subject to a maximum of $0.3665 per Scala ordinary share tendered into the exchange offer. Moreover, the trading price of Epicor common stock on the date that you receive Epicor common stock in exchange for your Scala ordinary shares could be less than the average closing price of the Epicor common stock during the relevant 10 trading day period.

The market for Epicor common stock is volatile. Please see the risk factor entitled “The market for Epicor common stock is volatile and fluctuations in operating results, changes in Epicor’s guidance on revenues and earnings estimates and other factors could negatively impact Epicor’s stock price.” Because the market price of Epicor common stock fluctuates, the overall value of the Epicor common stock that you will receive after the exchange offer is completed may be adversely affected by changes in the market price of Epicor common stock. You should obtain recent market quotations for trading prices of Epicor common stock before you tender your Scala ordinary shares into the exchange offer.

Some members of the Scala managing and supervisory boards have interests and arrangements that could have affected their decision to support or approve the exchange offer.

The interests of members of the Scala managing and supervisory boards in the exchange offer and their participation in arrangements that are different from, or are in addition to, those of Scala shareholders generally could have affected their decision to support or approve the exchange offer. These interests include the acceleration of share options held by members of the Scala managing and supervisory boards, the receipt, upon resignation, on the settlement date of the exchange offer by each supervisory board member of an additional full annual payment of EUR 25,000 as compensation for loss of office, the receipt, upon resignation, on the settlement date of the exchange offer by the chairman of the supervisory board of an additional full annual payment of EUR 50,000 as compensation for loss of office and the right to indemnification of the members of the supervisory board as provided in Annex B to the merger protocol. In addition, Sergey Shvedov, Jan Palmquist and Barbara Moorhouse, each a member of the Scala managing board, and Andreas F. Kemi, Scala’s interim Chief Executive Officer and member of the Scala supervisory board, have entered into separate agreements with Scala and Epicor in connection with the merger protocol and the exchange offer. Pursuant to these agreements, each of these individuals is entitled to receive a $25,000 gross cash payment as consideration for their willingness (i) to continue to be employed by Scala under their existing employment agreements for a period of six months following the expiration of the exchange offer in the case of Sergey Shvedov, Jan Palmquist and Andreas F. Kemi, and for a period of five months following the expiration of the exchange offer in the case of Barbara Moorhouse and (ii) to waive all existing “change of control” benefits under their existing employment agreements during such limited employment periods. Furthermore, Epicor has agreed to take all requisite action, effective as of the expiration of the exchange offer, to cause its Board of Directors to be expanded to enable Andreas F. Kemi to be appointed to Epicor’s Board of Directors, effective as of the settlement date of the exchange offer.

Five months after the tender closing date, upon the giving of a twelve-month notice, Barbara Moorhouse will be entitled to receive a lump sum payment equal to the sum of (i) her annual base salary of £150,000, (ii) her annual bonus payment for 2003, not to be less than a guaranteed minimum of £85,000, and (iii) the value of other benefits available to her over a twelve-month period in accordance with the terms of her employment agreement. In addition, Barbara Moorhouse will be entitled to all other salary and benefits payable to her under her employment agreement for the remaining term of her employment and any additional payments for early termination thereof available to her in accordance with the terms of her employment agreement.

As a result, members of the Scala managing and supervisory boards may be more likely to recommend that you tender your Scala ordinary shares than if they did not have these interests. These interests are described in more detail in the section entitled “Executive Officers and Directors of Scala—Interests of Scala Management and Members of Scala Boards in the Exchange Offer.”

We may not be able to successfully complete the exchange offer.

The exchange offer may not be completed unless the number of Scala ordinary shares tendered into the exchange offer, plus any other Scala ordinary shares held by Epicor, represents at least 95% of the outstanding Scala ordinary shares at the expiration of the exchange offer. If the percentage of Scala ordinary shares tendered is at least 80% but less than 95% of the outstanding Scala ordinary shares at the expiration of the exchange offer, Epicor will have the opportunity, but not the obligation, to waive this 95% requirement. If the percentage of Scala ordinary shares tendered is less than 80% at the expiration of the exchange offer, Epicor will have the opportunity to consult with Scala and if Scala agrees, Epicor could decrease the required percentage and/or extend the term of the exchange offer. Notwithstanding these provisions, it is possible that we may fail to complete the exchange offer because an insufficient number of Scala ordinary shares are tendered into the exchange offer.

In addition to the requirement of sufficient Epicor ownership of Scala ordinary shares discussed above, there are other conditions that must be satisfied and/or waived in order for the exchange offer to be completed. Please see the sections entitled “The Merger Protocol—Satisfaction of the Conditions to the Commencement of the Exchange Offer” and “—Conditions to Epicor’s Obligation to Declare the Exchange Offer Unconditional.” If any of these conditions are not satisfied, or waived by the relevant party, as applicable, then we may ultimately terminate the exchange offer. In addition, we may terminate the exchange offer for other reasons. Please see the section entitled “The Merger Protocol—Termination of the Merger Protocol.”

If we terminate the exchange offer, or if the exchange offer is otherwise not completed, Scala’s share price and business could be adversely affected.

If the exchange offer is not completed, Scala may be subject, among others, to the following material risks:

•	the price of Scala ordinary shares may decline to the extent that the current market prices of Scala ordinary shares reflect a market assumption that the exchange offer will be completed; and

•	Scala may not be able to find an equivalent or more attractive partner.

In addition to the above risks, if the exchange offer is not consummated due to any breach of the obligations under the merger protocol, the party that caused the breach will be required to pay the other party a EUR 3 million termination fee for fixed damages.

Scala will be required to pay us a break-up fee of EUR 1.5 million in the event of the following:

•	a public announcement indicating that a third party is preparing, has prepared or made a public offer for the Scala ordinary shares or an indication that a third party has obtained the right to acquire or has agreed to acquire or take up shares to be issued by Scala in an amount of more than 51% of the outstanding Scala ordinary shares, or a substantial part of the assets or business of Scala or Scala’s group companies, and such third party transaction has been approved or recommended by the Scala managing board or supervisory board or submitted for approval by the shareholders of Scala;

•	the merger protocol is terminated, not due to certain breaches by Epicor, at a point in time when less than 95% of the outstanding Scala ordinary shares have been tendered into the exchange offer, because such a transaction with a third party has been announced, has not been withdrawn, is superior in value to the exchange offer and a transaction with such third party is consummated within six months of terminating the merger protocol; or

•	either of the Scala managing board or supervisory board has resolved to revoke its unanimous recommendation in favor of the exchange offer.

See the section entitled “The Merger Protocol—Payment of Termination and Break-up Fees” for the full definition of the types of alternate third party transactions referenced above.

Strategic partner, customer and supplier uncertainty related to the exchange offer could harm the businesses of Epicor and Scala.

Epicor and Scala have numerous strategic relationships and business alliances with other companies to deliver and market their products to customers. As a result of the exchange offer, some of these relationships may change in a manner adverse to the Epicor and/or Scala businesses. In addition, customers of Epicor and Scala, in response to the announcement of the exchange offer or due to ongoing uncertainty about the exchange offer, may delay or defer purchasing decisions or elect to switch to other suppliers. Any delay, deferral or change in purchasing decisions by the customers of Epicor and Scala could seriously harm the businesses of Epicor and/or Scala. Since the announcement of the merger protocol, Epicor and Scala have not experienced any material change in their customers’ purchasing decisions and their strategic relationships and business alliances have not been negatively affected in any material way as a result of the announcement of the exchange offer.

The Epicor common stock issued to Scala shareholders pursuant to the exchange offer will have different rights and preferences than the Scala ordinary shares tendered into the exchange offer.

Scala shareholders who participate in the exchange offer will receive shares of Epicor common stock with rights and preferences that are different from the rights and preferences of the Scala ordinary shares tendered into the exchange offer. The rights and preferences of the Epicor common stock issued pursuant to the exchange offer are governed by Epicor’s certificate of incorporation and the laws of the United States and the State of Delaware and may be different from the rights and preferences under the law of the Netherlands. See the section entitled “Comparison of Rights of Holders of Epicor Common Stock and Scala Ordinary Shares” for a discussion of the different rights associated with Epicor common stock.

The exchange of Scala ordinary shares for Epicor common stock will be a taxable transaction for United States federal income tax purposes and may be a taxable transaction for Netherlands income tax purposes.

The exchange of Scala ordinary shares for Epicor common stock and cash will be a taxable transaction for United States federal income tax purposes. Each U.S. holder will be required to include in taxable income the excess of the fair market value of the Epicor common stock and the cash received in the exchange over such shareholder’s tax basis in the Scala ordinary shares exchanged. Special rules apply to non-U.S. holders. See the section entitled “Certain Material U.S. Federal Tax Consequences to Scala Shareholders” for a further discussion of the United States federal income tax consequences of the exchange offer to Scala shareholders.

The exchange of Scala ordinary shares for Epicor common stock and cash may be a taxable transaction for Dutch private or corporate income tax purposes. A Dutch holder may be required to include in its taxable income the excess of the fair market value of the Epicor common stock and the cash received in the exchange over such shareholder’s tax base in the Scala ordinary shares exchanged. Special rules apply for non-Dutch holders. See the section entitled “Certain Material Dutch Tax Consequences to Scala Shareholders” for a further discussion of the Dutch private or corporate income tax consequences of the exchange offer to Scala shareholders.

Risks Relating to the Combined Company

If we do not successfully integrate Scala with Epicor, a process that may be made more difficult due to geographic challenges, our ability to achieve anticipated revenue and income results for the Scala products may be adversely impacted and the business of Epicor may be disrupted and negatively impacted.

Achieving success as a combined company will depend in part on the integration of the Scala business into Epicor. Integration issues are complex, time-consuming and expensive and, without proper planning and implementation, could significantly disrupt the businesses of both Scala and Epicor. Integration may be especially difficult because the operations and primary markets of Epicor and Scala are geographically disparate. The challenges involved in integrating Scala with Epicor include:

•	Coordinating Scala’s headquarters operations in the Netherlands, as well as its research and development facilities in Moscow, Russia, which are geographically distant from the operations of Epicor’s corporate headquarters and most of Epicor’s subsidiaries in the United States;

•	Coordinating sales and marketing efforts to effectively communicate our capabilities;

•	Combining product offerings;

•	Coordinating and combining international operations, relationships and facilities, which may be subject to additional constraints imposed by local laws and regulations;

•	Coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	Demonstrating to the customers of Scala that the acquisition will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with us;

•	Preserving distribution, marketing or other important relationships of both Epicor and Scala and resolving potential conflicts that may arise;

•	Minimizing the diversion of management attention from ongoing business concerns;

•	Successfully integrating the business cultures of Epicor and Scala, maintaining employee morale and retaining key employees; and

•	Consolidating and rationalizing corporate information technology and administrative infrastructures.

The integration of the Scala business into our business may not be successfully completed in a timely manner, or at all, and we may not realize any of the anticipated benefits of the acquisition to the extent, or in the time frame, anticipated. The failure to integrate the business of Scala successfully into Epicor or to realize any of the anticipated benefits of the exchange offer could seriously hinder our plans for product development and business and market expansion following the acquisition.

Additional improvements to Scala’s internal controls, disclosure policies and central finance functions are required and if these improvements are not completed it could have a material adverse effect on the business, results of operations and financial condition of Scala, and Epicor following completion of the exchange offer, and Epicor’s ability to comply with the Sarbanes-Oxley Act.

In connection with the audit of Scala’s financial statements for each of the years in the two-year period ended December 31, 2003, Scala received a letter on April 13, 2004 from its independent auditors, KPMG Accountants N.V., providing information with respect to the conduct of its audit in accordance with US generally accepted auditing standards. The letter noted that Scala’s independent auditors identified “reportable conditions” which constituted “material weaknesses” (as those terms are defined under standards established by the American Institute of Certified Public Accountants, or AICPA) in Scala’s internal controls, financial reporting and board process controls. For a description of the the AICPA standards for what constitutes a “reportable condition” and “material weakness” see the section entitled “Scala Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Internal Controls; Financial Reporting; Disclosure Issues.”

Scala’s independent auditors noted that Scala has not been and its not currently an SEC reporting company and has historically not had sufficient dedicated US GAAP financial reporting and accounting resources to operate within an SEC environment, and notwithstanding improvements during the second half of 2003, this continues to be the case. During the first half of 2003, Scala implemented two phases of corporate restructuring. Following these changes and the loss of a number of central finance staff during the first half of 2003, Scala significantly reorganized its financial accounting department. Scala’s independent auditors noted that these changes initially led to deterioration in the financial control environment in central finance and business units. In the second half of 2003, changes to the financial accounting department and the establishment of additional controls reversed the deterioration noted in the first half of the year, and Scala’s independent auditors noted that the internal control environment operating by the end of the year to be a marked improvement on that noted during 2002. Scala’s independent auditors indicated that even in light of such improvement there remains a need for Scala to further enhance its technical accounting and financial reporting resources. In addition, Scala’s independent auditors noted that Scala’s disclosure controls failed to ensure that financial commitments made by the Scala supervisory and managing boards in respect of employee taxes and severance payments were reported on a timely basis to the Scala financial reporting department, thus enabling all appropriate accounting adjustments and disclosures to be made in Scala’s financial statements. For a detailed description of the conditions identified by its independent auditors, see the section entitled “Scala Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Internal Controls; Financial Reporting; Disclosure Issues.”

These material weaknesses, if not addressed, could result in accounting errors and cause future restatements of Scala’s financial statements. In order to address these deficiencies and in light of the ongoing need for compliance with U.S. generally accepted auditing standards as applied by the SEC following the exchange offer, Scala is implementing additional improvements to its financial reporting systems and controls. In addition, we believe that the integration of Scala’s accounting and financial reporting functions with those of Epicor will also help to address some of the identified deficiencies in Scala’s accounting and financial reporting functions. However, the implementation of these new processes, and the integration of the Scala accounting and financial reporting functions with those of Epicor, may not be successfully completed in a timely manner or at all, and unanticipated factors may hinder the effectiveness of these new processes or delay the integration of Epicor and Scala’s control systems. If we fail to adequately address these material weaknesses, it could have a material adverse effect on Scala’s business, results of operations and financial condition, and, following completion of the offer, it could have a material effect on Epicor’s business, results of operations and financial condition. Although following the completion of the exchange offer, Epicor intends to promptly correct these deficiencies, ultimately, if not corrected, these identified material weaknesses could prevent Epicor from releasing its financial information and SEC reports in a timely manner, making the required certifications regarding, and complying with its other obligations with respect to, its financial statements and internal controls under the Sarbanes-Oxley Act.

The quarterly operating results of Epicor following the acquisition are difficult to predict and subject to substantial fluctuation.

Epicor’s quarterly operating results have fluctuated significantly in the past. From the first quarter of 2001 through the year ended December 31, 2003, quarterly operating results have ranged from an operating loss of $22.1 million to an operating income of $3.5 million. During this same time period, Scala’s annual operating results have ranged from an operating loss of $10.7 million in the year ended December 31, 2003 to an operating income of $5.0 million in the year ended December 31, 2002 (restated) and Scala’s quarterly operating results have also fluctuated. Following the acquisition of Scala, Epicor’s operating results may continue to fluctuate in the future as a result of many specific factors that include:

•	The demand for the combined company’s products, including reduced demand related to changes in marketing focus for certain products, software market conditions or general economic conditions as they pertain to information technology spending;

•	Fluctuations in the length of the combined company’s sales cycles which may vary depending on the complexity of our products as well as the complexity of the customer’s specific software and service needs;

•	The size and timing of orders for the combined company’s software products and services, which, because many orders are completed in the final days of each quarter, may be delayed to future quarters;

•	The number, timing and significance of new software product announcements, both by Epicor and its competitors;

•	Customers’ unexpected postponement or termination of expected system upgrades or replacement due to a variety of factors including economic conditions, changes in information technology strategies or management changes;

•	Changes in accounting standards, including software revenue recognition standards; and

•	Fluctuations in maintenance renewal rates by existing customers.

In addition, both Epicor and Scala have historically realized a significant portion of their software license revenues in the final month of any quarter, with a concentration of such revenues recorded in the final ten business days of that month. Due to the above factors, among others, Epicor’s revenues following the acquisition of Scala are difficult to forecast.

Epicor bases its expense levels, including operating expenses and hiring plans, in significant part, on its expectations of future revenue. As a result, we expect expense levels following the acquisition of Scala to continue to be relatively fixed in the short term. Our failure to meet revenue expectations following the acquisition of Scala could adversely affect operating results. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect our operating results in that quarter because the majority of our expenses will be fixed in the short term. As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Due to the foregoing factors, it is likely that, as in past quarters with respect to Epicor and Scala, in some future quarters the combined company’s operating results will be below the expectations of public market analysts and investors. As in those past quarters, such an event would likely have an adverse effect upon the price of Epicor’s common stock.

Epicor’s future results could be harmed by economic, political, geographic, regulatory and other specific risks associated with international operations, including Scala’s operations in China, the Commonwealth of Independent States (CIS) (e.g. Russia, Ukraine, etc.) and Eastern Europe.

The acquisition of Scala would significantly augment Epicor’s international operations. Scala’s core markets include certain locations where Epicor does not currently have a significant presence, including China, the CIS, Eastern Europe and Nordic Europe. During 2003, 29.5% of Epicor’s total revenues were generated by its international operations. Epicor intends to continue to bolster its presence in these markets upon successful completion of the exchange offer. We estimate that following Epicor’s acquisition of Scala, roughly half of Epicor’s total revenues will be generated by international operations. There can be no assurance that Epicor will maintain or expand its international sales. We believe that Epicor’s future growth will be dependent, in part, upon our ability to maintain and increase revenues in Epicor’s and Scala’s existing and emerging international markets, including Asia, Eastern Europe and Latin America. If the revenues generated from international activities, especially in emerging markets, are inadequate to offset the expense of maintaining such international operations, our business, financial condition and results of operations could be materially and adversely affected. The increasingly international reach of Epicor’s businesses could also subject Epicor and its results of operations to unexpected, uncontrollable and rapidly changing economic and political conditions. Specifically, international sales and operations are subject to inherent risks, including:

•	Differing intellectual property and labor laws;

•	Lack of experience in a particular geographic market;

•	Different and changing regulatory requirements in various countries and regions;

•	Tariffs and other barriers, including import and export requirements and taxes on subsidiary operations;

•	Fluctuating exchange rates and currency controls;

•	Difficulties in staffing and managing foreign sales and support operations;

•	Longer accounts receivable payment cycles;

•	Potentially adverse tax consequences, including repatriation of earnings;

•	Development and support of localized and translated products;

•	Lack of acceptance of localized products or Epicor in foreign countries;

•	Shortage of skilled personnel required for local operations; and

•	Perceived or actual public health (e.g. SARS) or terrorist risks which impact a geographic region and business operations therein.

Any one of these factors or a combination of them could materially and adversely affect our future international sales and, consequently, our business, operating results, cash flows and financial condition. A portion of Epicor’s revenues from sales to foreign entities, including foreign governments, has been in the form of foreign currencies, and Epicor does not have any hedging or similar foreign currency contracts. A significant portion of Scala’s revenues and expenses have been in the form of currencies other than the U.S. dollar, and Scala, due to the high volume and generally low value of non-U.S. dollar transactions, does not have any hedging or similar foreign currency contracts. Fluctuations in the value of foreign currencies, however, could adversely impact the profitability of Epicor’s foreign operations following the acquisition of Scala due to the increase in revenues from sales to foreign entities. Please see the risk factor entitled “Foreign currency fluctuations may negatively impact the financial results of the Scala business.”

If the emerging technologies and platforms of Microsoft and others upon which Epicor and Scala build their products do not gain broad market acceptance, or if we fail to develop and introduce in a timely manner new products and services compatible with such emerging technologies, we may not be able to compete effectively and our ability to generate revenues will suffer.

The software products of Epicor and Scala are built and depend upon several underlying and evolving relational database management system platforms such as Microsoft SQL Server, Progress and IBM. To date, the standards and technologies that each of Epicor and Scala has chosen to develop its products upon have proven to be popular and have gained broad industry acceptance. However, the market for software products is subject to ongoing rapid technological developments, quickly evolving industry standards and rapid changes in customer requirements, and there may be existing or future technologies and platforms that achieve industry standard status, which are not compatible with the products of Scala or Epicor. Additionally, because the products of Scala or Epicor are expected to rely significantly upon popular existing user interfaces to third party business applications, we must forecast which user interfaces will be popular in the future. For example, both Epicor and Scala believe that the Internet is transforming the way businesses operate and the software requirements of customers. Specifically, we believe that customers desire business software applications that enable a customer to engage in commerce or service over the Internet. Recently, Epicor has announced its determination to pursue development of several of its primary product lines upon the new Microsoft .NET technology. If we cannot develop such .NET compatible products in time to effectively bring them to market, or if .NET does not become a widely accepted industry standard, our ability to interface with popular third party applications will be negatively impacted and our competitive position and revenues could be adversely affected. Similarly, Scala has recently confirmed its commitment to using a Microsoft .NET technology platform, so our revenues and competitive position could be further adversely affected if Microsoft core technologies are not widely accepted by our customers.

New software technologies could cause us to alter our business model and result in adverse affects on our operating results.

Development of new technologies may also cause us to change how we license or price our products, which may adversely impact our revenues and operating results. Emerging licensing models include hosting as well as subscription-based licensing, in which the licensee essentially rents software for a defined period of time, as opposed to the current perpetual license model. Our future business, operating results and financial condition will depend on our ability to effectively train our sales force to sell an integrated comprehensive set of business software products and recognize and implement emerging industry standards and models, including new pricing and licensing models.

If we fail to respond to emerging industry standards, including licensing models, and end-user requirements, our competitive position and revenues could be adversely affected.

Uncertainties associated with the emerging market for Web-based development tools, application products and consulting and education services could negatively affect our client/server based products and if we fail to respond effectively to evolving requirements of this market, our business, financial condition, results of operations and cash flows will be materially and adversely affected.

Epicor’s development tools, application products and consulting and education services generally help organizations build, customize or deploy solutions that operate in a client/server-computing environment. There can be no assurance that the market for client/server computing will continue to grow, or will not decrease, or that we will be able to respond effectively to the evolving requirements of these markets. Epicor’s proposed acquisition of Scala reflects Epicor’s belief that the environment for application software is continuing to change from client/server to a Web-based environment to facilitate commerce on the Internet. If we fail to respond effectively to evolving requirements of this market, our business, financial condition, results of operations and cash flows will be materially and adversely affected. In addition, to the extent that we build out product development around the product suite of Scala, these products and services may compete to some degree with some of Epicor’s existing tools, applications and services that operate in a client/server-computing environment.

Our increasingly complex software products may contain errors or defects which could result in the rejection of our products and damage to our reputation as well as cause lost revenue, delays in collecting accounts receivable, diverted development resources and increased service costs and warranty claims.

Our software products are made up of increasingly complex computer programs. Software products as complex as the products offered by Epicor and Scala often contain undetected errors or failures (commonly referred to as bugs) when first introduced to the market or as new updates or upgrades of such products are released to the market. Despite testing by Epicor and Scala, and by current and potential customers, prior to general release to the market, our products may still contain material errors after their initial commercial shipment. Such material errors may result in loss of or delay in market acceptance of our products, damage to our reputation, and increased service and warranty costs. Ultimately, such errors could lead to a decline in our revenues. Epicor and Scala have from time to time been notified by some of their customers of errors in their various software products. Although it has not occurred to date at Epicor or Scala, the possibility of being unable to correct such errors in a timely manner could have a material adverse effect on our results of operations and cash flows. In addition, if material technical problems with the current release of the various database and technology platforms on which our products operate, including Progress, IBM, Microsoft SQL or Microsoft .NET, occur, such difficulties could also negatively impact sales of these products, which could in turn have a material adverse effect on our results of operations.

A variety of specific business interruptions could adversely affect our business.

A number of particular types of business interruptions could greatly interfere with our ability to conduct business. For example, a substantial portion of Epicor’s facilities, including our corporate headquarters and other critical business operations, are located near major earthquake faults. Epicor does not carry earthquake insurance and does not fund for earthquake-related losses. In addition, our computer systems will be susceptible to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. We continue to consider and implement our options and develop contingency plans to avoid and/or minimize potential disruptions to our business services.

Epicor and Scala rely, in part, on third parties to sell their products. Disruptions to these channels would adversely affect our ability to generate revenues from the sale of our products.

Epicor and Scala distribute products through a direct sales force as well as through an indirect distribution channel, which includes value-added resellers (VARs) and other distributors and authorized consultants, consisting primarily of professional firms. During 2003, 16% of Epicor’s software license revenues were generated by VARs and other distributors and 23% of Scala’s software license revenues were generated by VARs. If Epicor’s or Scala’s VARs or authorized consultants cease distributing or recommending Epicor’s or Scala’s products or emphasize competing products, our results of operations could be materially and adversely affected. Historically, Epicor has sold its financial and customer relationship management (CRM) products through direct sales as well as through the indirect distribution channel. However, Epicor is currently creating a distribution channel for certain of its manufacturing product lines not previously widely sold through VARs and other distributors. It is not yet certain that these products can be successfully sold through such a channel and the long term impact of this increase in the distribution channel to our performance is as of yet undetermined as is our ability to generate additional license and services revenue from such a channel. Scala has also increased its utilization of VARs, while continuing to serve its larger multinational clients through its direct sales force. The success of our distributors depends in part upon their ability to attract and maintain qualified sales and consulting personnel. Additionally, Epicor’s VARs may generally terminate their agreements with Epicor upon 30 days notice, though they may effectively terminate the agreements by ceasing to promote or sell our products. Scala’s VARs may terminate their agreements with Scala on varying notice periods, from 30 days to 18 months. If our VARs or other distributors are unable to maintain such qualified personnel or if several of our VARs or other distributors terminate their agreements and we are unable to replace them in a timely fashion, such factors could negatively impact our results of operations. Finally, there can be no assurance that having both a direct sales force and a distribution channel for products will not lead to conflicts between those two sales forces which could adversely impact our ability to close sales transactions or could have a negative impact upon average selling prices, any of which may negatively impact our operating revenues and results of operations.

A significant portion of our future revenue is dependent upon Epicor’s and Scala’s existing installed base of customers continuing to license additional products as well as purchasing consulting services and renewing their annual maintenance and support contracts.

Historically, approximately 50% to 60% of Epicor’s license revenues, 90% of Epicor’s maintenance revenues and a substantial portion of Epicor’s consulting revenues were generated from Epicor’s installed base of customers. Historically, approximately 51% to 56% of Scala’s license revenues and approximately 93% of Scala’s maintenance revenues were generated from Scala’s installed base of customers. Maintenance and support agreements with these customers are traditionally renewed on an annual basis at the customer’s discretion, and there is normally no requirement that a customer so renew or that a customer pay new license fees or service fees following the initial purchase. As a result, if Epicor’s or Scala’s existing customers fail to renew their maintenance and support agreements or fail to purchase new product enhancements or additional services at historical levels, our revenues and results of operations could be materially impacted.

Epicor’s and Scala’s software products incorporate and rely upon third party software products for certain key functionality, and our revenues as well as our ability to develop and introduce new products could be adversely affected by our inability to control or replace these third party products and operations.

The products of Epicor and Scala incorporate and rely upon software products developed by several other third party entities such as Microsoft, IBM and Progress. Specifically, the software products of these companies are built and depend upon several underlying and evolving relational database management system platforms including Microsoft SQL Server, IBM U2 and Progress OpenEdge. In the event that these third party products were to become unavailable to us or to our customers, either directly from the third party manufacturers or through other resellers of such products, Epicor and Scala could not readily replace these products with substitute products. We cannot provide assurance that these third parties will:

•	Remain in business;

•	Continue to support the product lines of Epicor and Scala;

•	Maintain viable product lines;

•	Make their product lines available to us on commercially acceptable terms; or

•	Not make their products available to our competitors on more favorable terms.

In the long term (i.e. a year or more), an interruption of supply from these vendors could potentially be overcome through migration to another third party supplier or internal development. However, any interruption in the short term could have a significant detrimental effect on our ability to continue to market and sell those of its products relying on these specific third party products and could have a material adverse effect on our business, results of operation, cash flows and financial condition.

The markets for our products and services and Scala’s products and services are highly competitive. If we are unable to compete effectively with existing or new competitors, our business could be negatively impacted.

The business information systems industry in general and the manufacturing, CRM and financial computer software industries specifically, in which Scala and Epicor compete are very competitive and subject to rapid technological change, evolving standards, frequent product enhancements and introductions and changing customer requirements. Many of Scala’s and Epicor’s current and potential competitors have (1) longer operating histories, (2) significantly greater financial, technical and marketing resources, (3) greater name recognition, (4) larger technical staffs, and (5) a larger installed customer base than either Epicor or Scala individually or combined. A number of companies offer products and services that are similar to those offered by Epicor and Scala and that target the same markets. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements (such as commerce on the Internet and Web-based application software), and to devote greater resources to the development, promotion and sale of their products than the combined company. Furthermore, because there are relatively low barriers to entry in the software industry, we expect to face additional competition from other established and emerging companies. Such competitors may develop products and services that compete with those offered by the combined company or may acquire companies, businesses and product lines that compete with the combined company. It also is possible that competitors may create alliances and rapidly acquire significant market share, including in new and emerging markets.

Accordingly, there can be no assurance that current or potential competitors of Epicor and Scala will not develop or acquire products or services comparable or superior to those that the combined company develops, combine or merge to form significant competitors, or adapt more quickly than will the combined company to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced margins or loss of market share for our products and services, any of which could materially and adversely affect our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors of Epicor and Scala or that the competitive pressures that the combined company may face will not materially adversely affect our business, operating results, cash flows and financial condition.

We may not be able to maintain and expand our product offerings or business if we are not able to retain, hire and integrate sufficiently qualified personnel.

Epicor’s and Scala’s success depends in large part on the continued service of key management personnel. Many of the key employees of the combined company will not be subject to employment agreements. In addition, the competition to attract, retain and motivate qualified technical, sales and software development personnel is intense. For example, Epicor has at times, including during the rise of the dot coms in the mid to late 1990’s, experienced significant attrition and difficulty in recruiting qualified personnel, particularly in software development and customer support. Additionally, the sudden unexpected loss of such technical personnel such as developers can have a negative impact on our ability to develop and introduce new products in a timely and effective manner. There is no assurance that we will retain key personnel or attract other qualified key personnel in the future. The failure to attract or retain such persons could have a material adverse effect on our business, operating results, cash flows and financial condition.

In addition, the successful integration of the Scala and Epicor businesses will depend in part on the retention and continued service of key executive officers and other key employees of Scala. Certain key employees agreed to be employed pursuant to their current employment agreements for a limited time after the completion of the exchange offer. However, the long-term employment of these key employees is not ensured. These or other employees of Scala may experience uncertainty about their future role with Epicor until or after more definite strategies with regard to the integration of the Scala and Epicor businesses are announced or executed. This uncertainty may adversely affect our ability to retain key management, technical, administrative, marketing, sales and customer support personnel.

If third parties infringe upon Epicor’s or Scala’s intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury, which could adversely affect our operating results.

We consider Epicor’s and Scala’s proprietary software and the related intellectual property rights in such products to be among their most valuable assets. We rely on a combination of copyright, trademark and trade secret laws (domestically and internationally), employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of our proprietary software. However, we cannot assure you that in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of our products or obtain and use information that we regard as proprietary. From time to time, Epicor takes legal action against third parties whom we believe are infringing upon our intellectual property rights. However, there is no assurance that the mechanisms that we use to protect our intellectual property will be adequate or that our competitors will not independently develop products that will be substantially equivalent or superior to Epicor’s products.

Moreover, we expect that as the number of software products in the United States and worldwide increases and the functionality of these products further overlaps, the number of these types of claims, as well as claims brought by third parties against Epicor or Scala for infringement of intellectual property rights, will increase. Any such claim, with or without merit, could result in costly litigation and require Epicor and Scala to enter into royalty or licensing arrangements. The terms of such royalty or license arrangements, if required, may not be favorable to Epicor or Scala. In addition, in certain cases, Epicor and Scala may provide the source code for some of their application software under licenses to their customers and distributors to enable them to customize the software to meet their particular requirements or translate or localize the products for resale in foreign countries, as the case may be. Although the source code licenses contain confidentiality and nondisclosure provisions, we cannot be certain that such customers or distributors will take adequate precautions to protect the source code or other confidential information. Moreover, regardless of contractual arrangements, the laws of some countries in which Epicor and Scala do business or distribute their products offer varying levels of protection to intellectual property.

Epicor’s and Scala’s operating cash flows are subject to fluctuation, primarily related to their abilities to timely collect accounts receivable and to achieve anticipated revenues and expenses. Negative fluctuations in operating cash flows may require us to seek additional cash sources to fund our working capital requirements. If additional cash sources are not available, our operations could be adversely affected.

From January 1, 2001 through December 31, 2003, Epicor’s quarterly operating cash flows have ranged from negative $7.6 million to positive $7.4 million. From January 1, 2001 through December 31, 2003, Scala’s annual operating cash flows have ranged from negative $1.1 million in the year ended December 31, 2003 to positive $10.1 million in the year ended December 31, 2002 (restated) and Scala’s quarterly operating cash flows have also fluctuated significantly. Epicor’s cash and cash equivalents have increased from $26.8 million at December 31, 2000 to $38.9 million at December 31, 2003. Epicor has however, experienced decreasing revenues and, prior to the first quarter of 2003, continued operating losses. As a result, in the fourth quarter of 2002, Epicor underwent a restructuring of its operations in an effort to reduce its cost structure through a reduction in workforce of approximately 15% and the consolidation of facilities. In the second quarter of 2003, Scala underwent a restructuring to enhance its commercial focus by simplifying the sales organization, reducing costs, centralizing and consolidating management, rationalizing its research and development base and reducing headcount by 10%. If we are not successful in achieving our anticipated revenues and expenses or maintaining a positive cash flow, we may be required to take further actions to reduce our operating expenses, such as additional reductions in work force, and/or seek additional sources of funding.

Since December 31, 1999, Epicor has also experienced fluctuations in the proportion of accounts receivable over 90 days old. These fluctuations have been due to various issues, including product and service quality, deteriorating financial condition of customers during the recent recession, and lack of effectiveness of Epicor’s collection processes. Since December 31, 1999, Scala has also experienced fluctuations in the proportion of accounts receivable over 90 days old. These fluctuations have been due to various issues, including product and service quality and the weak financial condition of certain customers affecting their ability to meet payment obligations in a timely manner. If following the acquisition of Scala, we cannot successfully collect a significant portion of our net accounts receivable, we may be required to seek alternative financing sources, and our business may suffer.

In January 2004, Epicor entered into a two year, $15 million senior revolving credit facility with a financial institution. Quarterly interest payments are to be made on this credit facility, with any principal balance due at maturity, January 2006. The facility bears interest at a variable rate of either the prime rate or LIBOR plus an applicable margin based on Epicor’s leverage ratio, at Epicor’s option. Borrowings under the facility are secured by substantially all of Epicor’s assets. Epicor is required to comply with various financial covenants. Significant financial covenants include:

•	Achieving minimum earnings before interest, taxes, depreciation and amortization (EBITDA);

•	Achieving minimum funded debt to EBITDA ratios;

•	Achieving minimum fixed charge coverage ratios; and

•	Maintaining minimum cash balances through maturity.

Additional material covenants under the agreement include limitations on Epicor’s indebtedness, liens on Epicor’s assets, guarantees, investments, dividends, repurchases of securities and certain acquisitions and dispositions of assets by Epicor. To date, no amounts have been borrowed against this revolving credit facility. There can be no assurance that Epicor will be able to continue to meet these covenants.

Scala, through its subsidiaries, has borrowing capacity under short-term bank facilities of $2.7 million, of which $0.9 million was utilized as at December 31, 2003.

The market for Epicor common stock is volatile and fluctuations in operating results, changes in Epicor’s guidance on revenues and earnings estimates and other factors could negatively impact our stock price.

During the three year period ended December 31, 2003, the closing price of Epicor’s common stock has ranged from a low of $0.65 to a high of $13.36. As of March 15, 2003, Epicor had 44,162,441 shares of common stock outstanding as well as 61,735 and 300,000 shares of Series C and D Convertible Preferred Stock outstanding, respectively. The market prices for securities of technology companies, including Epicor’s, have historically been quite volatile. Quarter to quarter variations in operating results, changes in Epicor’s guidance on revenues and earnings estimates, announcements of technological innovations or new products by Epicor or its competitors, announcements of major contract awards, announcements of industry acquisitions by us or our competitors, changes in accounting standards or regulatory requirements as promulgated by the Public Company Accounting Oversight Board (PCAOB), FASB, SEC, NASDAQ or other regulatory entities, changes in management, and other events or factors may have a significant impact on the market price of Epicor’s common stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been related more to changes in recommendations or financial estimates by securities analysts than to the companies’ actual operating performance. Any of these conditions may adversely affect the market price of Epicor’s common stock.

Epicor may pursue strategic acquisitions, investments, and relationships and may not be able to successfully manage our operations if we fail to successfully integrate such acquired businesses and technologies, which could adversely affect our operating results.

As part of Epicor’s business strategy, we may continue to expand our product offerings to include application software products and services that are complementary to the combined company’s software applications, including in the areas of electronic commerce or commerce over the internet, or may gain access to established customer bases into which we can sell our current products. This strategy has historically, and may in the future involve acquisitions, investments in other businesses that offer complementary products, joint development agreements or technology licensing agreements. The specific risks we commonly encounter in these types of transactions include the following:

•	Difficulty in effectively integrating any acquired technologies or software products into our current products and technologies;

•	Difficulty in predicting and responding to issues related to product transition such as development, distribution and customer support;

•	The possible adverse impact of such acquisitions on existing relationships with third party partners and suppliers of technologies and services;

•	The possibility that customers of the acquired company might not accept new ownership and may transition to different technologies or attempt to renegotiate contract terms or relationships, including maintenance or support agreements;

•	The possibility that the due diligence process in any such acquisition may not completely identify material issues associated with product quality, product architecture, product development, intellectual property issues, key personnel issues or legal and financial contingencies; and

•	Difficulty in integrating acquired operations due to geographical distance, and language and cultural differences.

A failure to successfully integrate acquired businesses or technology for any of these reasons could have a material adverse effect on our results of operations.

Future acquisitions of technologies or companies, which are paid for partially, or entirely through the issuance of stock or stock rights could prove dilutive to Epicor shareholders, including former Scala shareholders.

Consistent with past experience, we expect that the consideration we might pay for any future acquisitions of companies or technologies could include stock, rights to purchase stock, cash or some combination of the foregoing. If we issue stock or rights to purchase stock in connection with future acquisitions, earnings (loss) per share and then-existing holders of Epicor common stock may experience dilution.

Foreign currency fluctuations may negatively impact our financial results

Scala operates throughout the world through international sales subsidiaries and through a network of exclusive third party distributors and non-exclusive dealers. As a result, sales and related expenses are denominated in currencies other than the U.S. dollar. Because our financial results are reported on a consolidated basis in U.S. dollars, our results of operations following the acquisition of Scala may be negatively impacted by fluctuations in the rates of exchange between the U.S. dollar and other currencies. A decrease in the value of European currencies relative to the U.S. dollar would decrease reported U.S. dollar revenue disproportionably to a decrease in reported U.S. dollar costs for the Scala business, as the Scala business generates revenues in these local currencies and will report on a consolidated basis the related revenues and costs in U.S. dollars. We may attempt to limit foreign exchange exposure through operational strategies and by using forward contracts to offset the effects of exchange rate changes on intercompany trade balances. This would require us to estimate the volume of transactions in various currencies. We may not be successful in making these estimates. If these estimates are overstated or understated during periods of currency volatility, the Scala business may experience material currency gains or losses.

If third parties terminate their strategic or business alliances with Scala, our ability to develop, market, sell or support products that use Scala technology may be harmed.

Scala has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Some of these contracts require Scala to obtain the consent of these other parties in connection with the exchange offer. If the respective parties’ consent cannot be obtained, these contracts may be terminated and we may need to locate alternate suppliers or we may suffer a loss of potential future revenue. However, since the announcement of the exchange offer, we have not become aware of any difficulty between Scala and its major suppliers, distributors, customers, licensors or other business partners, individually or in the aggregate, that would have a material impact on its operations.

If proposed regulations pertaining to accounting treatment for employee stock options are enacted, our business practices may be materially altered.

Epicor and Scala have historically compensated and incentivized their employees, including many of their key personnel and new hires, through the issuance of options to acquire capital stock. Epicor currently accounts for the issuance of stock options to employees using the intrinsic value method according to APB Opinion No. 25, “Accounting for Stock Issued to Employees.” If proposals currently under consideration by accounting standards organizations and governmental authorities, which would require expense recognition for stock options, are adopted, the current practices of Epicor and Scala may be changed to reduce the number of stock options granted to employees. Such a change could impact our ability to retain existing employees of Epicor and Scala or to attract qualified new candidates. As a result, we might have to increase cash compensation to these individuals. Such changes could have a negative impact upon our earnings and cash flows.

Because of these and other factors affecting our operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements (the “Pro Forma Financial Statements”) and explanatory notes give effect to the proposed acquisition of Scala by Epicor. The proposed transaction will be accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141, “Business Combinations.” The following historical financial information has been derived from, and is qualified by reference to, the consolidated historical financial statements and notes thereto of the companies and should be read in conjunction with those financial statements and notes, which are included or incorporated by reference in this prospectus.

On July 8, 2003, Epicor acquired ROI Systems (“ROI”), Inc. as reported on Epicor’s Form 8-K filed on July 8, 2003. The effect of this acquisition is included in the following unaudited pro forma condensed combined statements of operations (the “Pro Forma Statement of Operations”) for the year ended December 31, 2003 using the purchase method of accounting, assuming that Epicor’s acquisition of ROI occurred on January 1, 2003. For the year ended December 31, 2003, the historical Epicor results shown below include ROI from the date of acquisition, July 8, 2003 and the ROI historical results shown below are for the period January 1, 2003 through July 8, 2003. In connection with this acquisition, ROI incurred a restructuring charge of $1,885,000 in July 2003 for a reduction in force and the closure of certain ROI offices. This restructuring charge is included in the following historical results of ROI for the period January 1, 2003 through July 8, 2003.

The following Pro Forma Statement of Operations for the year ended December 31, 2003 gives effect to the proposed acquisition of Scala by Epicor as if it had occurred on January 1, 2003. The Unaudited Pro Forma Condensed Combined Balance Sheet (the “Pro Forma Balance Sheet”) as of December 31, 2003 gives effect to the proposed acquisition as if it took place on that date. These Pro Forma Financial Statements give effect to the proposed acquisition of Scala by Epicor assuming 100% of Scala ordinary shares are tendered at the proposed exchange ratio of 0.1795 shares of Epicor common stock and $1.8230 in cash for each Scala ordinary share. The Pro Forma Balance Sheet assumes no cash adjustment (as described on page 63) as based on the closing price per share of Epicor common stock as of the date hereof, the cash portion offered per Scala ordinary share would not be increased. If the maximum additional cash of $0.3665 for each Scala ordinary share was to be paid based on the closing price per share of Epicor common stock at the close of the proposed transaction, the effect on the Pro Forma Balance Sheet would be a decrease in cash and an increase in goodwill of approximately $9.0 million.

Under the purchase method of accounting, the estimated purchase price, calculated as described in Note 1 to these Pro Forma Financial Statements, will be allocated to Scala’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. A final determination of these fair values, which can not be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Scala that exist of the closing date. As the Pro Forma Financial Statements have been prepared based on preliminary estimates of fair value, amounts allocated to intangible assets with definite lives may change significantly, which could result in a material change in the amount of amortization of intangible assets. Additionally, the Pro Forma Financial Statements do not give effect to any synergies or cost savings which may be realized as a result of the merger, and the impact of ongoing integration activities could cause material differences from the information presented. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2003

(in thousands)

	Historical		Pro Forma Adjustments for Scala		Pro Forma Combined
	Epicor	Scala
Assets
Current assets:
Cash and cash equivalents	$38,881	$10,185	$(25,873	)(a,b,d)	$23,193
Restricted cash	501	—	—		501
Accounts receivable, net	27,134	17,558	—		44,692
Prepaid expenses and other current assets	5,268	6,173	(3,015	)(c,f)	8,426

Total current assets	71,784	33,916	(28,888)		76,812
Property and equipment, net	3,040	2,005	—		5,045
Software development costs, net	—	1,966	—		1,966
Intangible assets, net	12,847	3,275	33,550	(h)	49,672
Goodwill	10,841	470	55,724	(h)	67,035
Other assets	3,711	1,653	(1,700	)(f)	3,664

Total assets	$102,223	$43,285	$58,686		$204,194

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,958	$2,817	$—		$8,775
Accrued expenses	26,038	18,173	2,679	(c)	46,890
Current portion of accrued restructuring costs	2,117	—	—		2,117
Deferred revenue	37,345	16,028	(275	)(g)	53,098

Total current liabilities	71,458	37,018	2,404		110,880

Long-term portion of accrued restructuring costs	1,355	—	—		1,355
Long-term portion of debt	—	23	15,000	(d)	15,023

Total long-term liabilities	1,355	23	15,000		16,378

Commitments and contingencies

Stockholders’ equity:
Preferred stock	10,423	—	—		10,423
Common stock	46	11,122	(11,118	)(a,b,e)	50
Additional paid-in capital	252,088	157,656	(110,134	)(a,b,e)	299,610
Statutory non-distributable reserve	—	1,966	(1,966	)(e)	—
Less: treasury stock at cost	(322)	—	—		(322)
Less: unamortized stock compensation expense	(5,002)	—	—		(5,002)
Accumulated other comprehensive loss	266	(5,214)	5,214	(e)	266
Accumulated earnings (deficit)	(228,089)	(159,286)	159,286	(e)	(228,089)

Net stockholders’ equity	29,410	6,244	41,282		76,936

Total liabilities and stockholders’ equity	$102,223	$43,285	$58,686		$204,194

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2003

(in thousands, except per share amounts)

	Historical			Pro Forma Adjustments for ROI	Pro Forma Adjustments for Scala		Pro Forma Combined
	Epicor	ROI	Scala
Revenues:
License fees	$38,700	$1,823	$18,906	$—	$—		$59,429
Consulting	38,821	4,301	15,201	—	—		58,323
Maintenance	75,681	4,858	34,024	—	—		114,563
Other	2,220	—	974	—	—		3,194

Total revenues	155,422	10,982	69,105	—	—		235,509
Cost of revenues	57,630	4,639	26,078	—	(2,547	)(l,m)	85,800
Amortization of intangible assets and capitalized software development costs	7,097	—	2,215	923 (i)	6,514	(i)	16,749

Total cost of revenues	64,727	4,639	28,293	923	3,967		102,549

Gross profit	90,695	6,343	40,812	(923)	(3,967)		132,960
Operating expenses:
Sales and marketing	37,537	4,221	8,276	—	1,600	(l,m)	51,634
Research and development	20,058	1,830	12,815	—	(372	)(m)	34,331
General and administrative	20,424	945	26,416	54 (i)	(3,696	)(m,n,o)	44,143
Provision for doubtful accounts	(1,022)	7	—	—	1,758	(n)	743
Stock based compensation expense	3,336	—	—	—	689	(o)	4,025
Restructuring charges and other	937	1,885	—	—	2,568	(m)	5,390

Total operating expenses	81,270	8,888	47,507	54	2,547		140,266

Income (loss) from operations	9,425	(2,545)	(6,695)	(977)	(6,514)		(7,306)
Other income (expense), net	268	15	467	—	(600	)(j)	150

Income (loss) before income taxes	9,693	(2,530)	(6,228)	(977)	(7,114)		(7,156)
Income taxes provision (benefit)	399	(27)	4,436	—	(2,678	)(k)	2,130

Net income (loss)	$9,294	$(2,503)	$(10,664)	$(977)	$(4,436)		$(9,286)

Value of beneficial conversion related to preferred stock	241	—	—	—	—		241

Net income (loss) applicable to common stockholders	$9,053	$(2,503)	$(10,664)	$(977)	$(4,436)		$(9,527)

Net income (loss) per share applicable to common stockholders:
Basic	$0.21						$(0.20)
Diluted	$0.18						$(0.20)
Weighted average common shares outstanding:
Basic	43,136						47,524
Diluted	49,509						47,524

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.     Purchase Accounting

The total estimated purchase price of Scala is based on an exchange ratio of 0.1795 Epicor common shares valued at an average price of $10.83 per share based on the average closing price for three days before and after announcement of the transaction, and $1.8230 in cash per Scala ordinary share. As of the date of this prospectus, Scala has approximately 23,016,000 ordinary shares and 1,432,000 in-the-money options outstanding. The estimated purchase price is as follows (in thousands):

Value of securities to be issued	$47,527
Cash to be paid	44,569
Transaction costs	4,381

Total estimated purchase price	$96,477

Under the purchase method of accounting, the estimated purchase price will be allocated to Scala’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the proposed transaction, with any excess being ascribed to goodwill. Management is primarily responsible for determining the fair values of these assets. Management has estimated the fair values of the acquired assets reflected in the Pro Forma Financial Statements based on a number of factors, including preliminary valuations and prior transactions. A final determination of these fair values, which cannot be made prior to the completion of the proposed transaction, will be based on the actual net tangible and intangible assets of Scala that exist on the closing date, and could differ materially from the amounts estimated below (in thousands):

Working capital deficit	$(443)
Property, plant and equipment	2,005
Other long-term assets	5,194
Identifiable intangible assets acquired	33,550
Goodwill	56,194
Long-term debt	(23)

Total	$96,477

Epicor expects to fund the cash portion of the proposed transaction from its existing cash balances and borrowings under its new credit facility (see note 2).

Note 2.    Revolving Credit Facility

In January 2004, Epicor entered into a two year $15 million senior revolving credit facility with a financial institution. To date, no amounts have been borrowed against this revolving credit facility, however Epicor plans to draw down the $15 million in connection with the close and settlement of the proposed Scala acquisition.

Quarterly principal payments are to be made on this credit facility, with any principal balance due at maturity, January 2006. The facility bears interest at a variable rate of either the prime rate or LIBOR plus an applicable margin based on Epicor’s leverage ratio, at Epicor’s option. Borrowings under the facility are secured by substantially all of Epicor’s assets. Epicor is required to comply with various financial covenants. Significant covenants include:

•	Achieving minimum earnings before interest, taxes, depreciation, and amortization (EBITDA)

•	Achieving minimum funded debt to EBITDA ratios

•	Achieving minimum fixed charge coverage ratios

•	Maintaining minimum cash balances through maturity

Additional material covenants under the agreement include limitations on Epicor’s indebtedness, liens on Epicor’s assets, guarantees, investments, dividends, repurchases of securities and certain acquisitions and dispositions of assets by Epicor.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 3.    Unaudited Pro Forma Combined Adjustments

The following adjustments have been reflected in the Pro Forma Financial Statements:

(a) To record cash paid and stock issued for the proposed Scala acquisition of $41,958,000 and 4,131,000 shares, respectively (see Note 1).

(b) To record cash received of $3,696,000 for in-the-money Scala options assumed exercised and cash paid and stock issued by Epicor of $2,611,000 and 257,000 shares, respectively, for in-the-money Scala stock options assumed tendered (see Note 1).

(c) To include $1,702,000 of prepaid transaction costs incurred by Epicor as of December 31,2003 and to accrue estimated additional transaction costs of $2,679,000 in the purchase price (see Note 1).

(d) To record debt incurred to finance acquisition of $15,000,000 (see Note 2).

(e) To eliminate the equity of Scala.

(f) To record a valuation allowance for Scala’s current and long term deferred tax assets of $1,313,000 and $1,700,000, respectively, for which the realization is unlikely given assumptions used by Epicor in calculating deferred tax assets on a consolidated basis.

(g) To adjust to fair value deferred revenues acquired based on Epicor’s estimated selling expense incurred on maintenance.

(h) To record intangible assets including acquired technology of $20,100,000, customer base of $6,750,000, trademark of $5,750,000, third party funded development agreement of $950,000 and goodwill of $56,194,000 and to reflect the elimination of Scala goodwill of $470,000 (see Note 1).

(i) To record amortization on a straight line basis for the year ended December 31, 2003 as follows:

	Scala	Life	ROI	Life
Acquired Technology	$4,020,000	5 years	$735,000	5 years
Trademark	1,150,000	5 years	155,000	5 years
Customer Base	964,000	7 years	33,000	7 years
Third party funded development agreement	380,000	2½ years	—	—
Covenant not to compete	—	—	54,000	3 years

Total Amortization	$6,514,000		$977,000

(j) To record interest expense of $600,000, based on the current prime rate of 4%, for the year ended December 31, 2003, for debt incurred to finance the acquisition of Scala (see Note 2).

(k) To record a tax adjustment to eliminate the reduction in the deferred tax asset recorded by Scala. A full valuation allowance on the deferred tax asset for Scala is presumed.

(l) To reclass Scala sales commission expense for the year ended December 31, 2003 from cost of revenues to sales and marketing expense to conform to Epicor’s financial statement classifications.

(m) To reclass Scala restructuring expenses incurred for the year ended December 31, 2003 to restructuring charges and other to conform to Epicor’s financial statement classifications.

(n) To reclass Scala provision for doubtful accounts for the year ended December 31, 2003 from general and administrative expenses to provision for doubtful accounts to conform to Epicor’s financial statement classifications.

(o) To reclass Scala stock compensation expense incurred for the year ended December 31, 2003 from general and administrative expenses to stock compensation expense to conform to Epicor’s financial statement classifications.

Accounting Treatment of the Acquisition

In accordance with United States generally accepted accounting principles, Epicor will account for the acquisition of Scala using the purchase method of accounting. Under this method of accounting, Epicor will record the market value (based on an average of the closing prices of Epicor common stock for a range of trading days from three days before and after the November 14, 2003 announcement date) of its common stock issued in connection with the exchange offer, the amount of cash consideration to be paid to holders of Scala ordinary shares and the amount of direct transaction costs associated with the exchange offer as the estimated purchase price of acquiring Scala. Epicor will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including acquired technology, the Scala customer base, the Scala trademark and the Third Party Funded Development Agreement) based on their respective fair values at the date of the completion of the acquisition. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

Amortizable intangible assets, currently estimated at $33.6 million, will generally be amortized over useful lives not exceeding 7 years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $6.5 million on an annual basis. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill, which is based on certain assumptions, is estimated to be approximately $56.2 million. If Epicor management should change the assumptions used in the allocation of the purchase price, amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets.

In the event that the management of Epicor determines that the value of goodwill has become impaired, Epicor will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates; however, actual amounts may differ from these estimates.

Certain Material U.S. Federal Tax Consequences to Scala Shareholders

The following discussion describes certain material U.S. federal income and estate tax consequences of the acquisition to holders who are beneficial owners of Scala ordinary shares. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. For purposes of this discussion U.S. holders are U.S. citizens, individuals resident in the U.S. for U.S. federal income tax purposes, partnerships or corporations created or organized under the laws of the U.S. or any state in the U.S., estates the income of which is subject to U.S. federal income tax regardless of source and any trust if either a U.S. court is able to exercise primary jurisdiction over the trust and one or more U.S. persons have the authority to control the substantial decisions of the trust or the trust properly elects to be treated as a U.S. trust. Non-U.S. holders are holders other than U.S. holders. The tax treatment of persons who hold their Scala ordinary shares through a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) will generally depend upon the status of the partner and the activities of the partnership. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular classes of holders who are subject to special tax treatment under the Code, including holders who acquired their Scala shares pursuant to the exercise of employee stock options or in other compensatory transactions or holders who own or at any time held, directly, indirectly or through attribution, 10% or more of the outstanding Scala shares. In addition, the following discussion does not address the U.S. federal income tax consequences to holders of share options and warrants to purchase Scala ordinary shares.

Each holder should consult the holder’s own tax advisor as to the particular tax consequences of the acquisition to the holder, including the effects of applicable non-U.S. state, local or other tax laws, including tax treaties, and possible changes in the tax laws.

U.S. Holders. The receipt by a U.S. holder of Epicor common stock and cash, or, solely cash, in the case of a buy-out procedure, in exchange for Scala ordinary shares will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between (i) the value of the Epicor common stock and/or cash received in the exchange offer, or, cash received in the buy-out procedure and (ii) the holder’s adjusted tax basis in the Scala ordinary shares transferred in the acquisition offer. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) purchased by us from a U.S. holder pursuant to the acquisition. Assuming that a U.S. holder’s Scala ordinary shares are held as capital assets and that Scala was not a “passive foreign investment company” at any time during such holder’s holding period, the gain or loss recognized will be treated as capital gain or loss and will be long-term capital gain or loss if such holder’s holding period for the Scala ordinary shares exceeds one year. The use of capital losses is generally subject to limitation.

Non-U.S. Holders. Non-U.S. holders will generally not be subject to U.S. federal income tax on any gain realized on the receipt of Epicor common stock and/or cash in exchange for Scala ordinary shares in the acquisition. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described below apply); or

•	the non-U.S. holder was a citizen or permanent resident of the United States and thus is subject to special rules that apply to expatriates; or

•	the individual non-U.S. holder is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Likewise, non-U.S. holders will generally not be subject to U.S. federal income tax on any gain realized on the subsequent sale, exchange, or other disposition of Epicor common stock. This general rule, however, is subject to several exceptions, including the exceptions described above and including the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA), which may treat the gain as effectively connected with a U.S. trade or business if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC.

Any dividends paid to a non-U.S. holder on Epicor common stock will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying that it is a qualified resident of a country that has a tax treaty with the United States. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds Epicor common stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flowthrough entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. Special rules, described below, apply if such dividends are effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

If any gain from the disposition of Scala ordinary shares in the acquisition, dividends on Epicor common stock, or gain from the subsequent sale, exchange or other disposition of Epicor common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividends or gain will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected”

dividends or gain would probably be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because Epicor is a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding. Under certain circumstances (for example, where a non-U.S. holder of Scala shares receives payment from a U.S. paying agent) U.S. backup withholding may apply to payments made to Scala shareholders, who have tendered and delivered their Scala ordinary shares in the acquisition. Should circumstances warrant the imposition of backup withholding, a non-U.S. holder may supply the withholding agent (via his bank or stockbroker) with a properly executed IRS Form W-8BEN or other versions of Form W-8 as appropriate, certifying that the Scala shareholder is not a U.S. person. Payments to U.S. holders will be subject to backup withholding if an IRS Form W-9 has not been provided to the withholding agent at the time of the payment.

Certain Material Dutch Tax Consequences to Scala Shareholders

The following discussion describes certain material Dutch tax consequences of the acquisition to Dutch holders who are beneficial owners of Scala ordinary shares. This discussion is based on the current provisions of the tax laws of the Netherlands, including the Income Tax Act 2001 (Netherlands), (Wet inkomstenbelasting 2001); the Corporate Income Tax Act 1969 (Netherlands) (Wet op de vennootschapsbelasting 1969); the Dividend Withholding Tax Act (Netherlands) (Wet op de dividendbelasting 1965). These laws are all subject to change, possibly with retroactive effect. A change in these laws may thus invalidate all or part of this discussion. The discussion will not be updated to reflect changes in such laws. This discussion does not consider all aspects of Dutch taxation that may be relevant to particular classes of holders who are subject to special tax treatment under any applicable law. In addition, this discussion does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the Netherlands.

This discussion is not intended to be applicable in all respects to all categories of investors and is included for general purposes only. This discussion of certain material Dutch taxes is only intended for the following investors:

•	Individuals, who receive Epicor common stock and/or cash, or, solely cash, in the case of a buy-out procedure, in exchange for Scala ordinary shares, and who (i) are resident or deemed to be resident in the Netherlands or opt to be taxed as a resident of the Netherlands for purposes of the Dutch Income Tax Act 2001 (“Dutch Individuals”); or (ii) are neither resident nor deemed to be resident in the Netherlands nor opt to be taxed as a resident of the Netherlands for purposes of the Dutch Income Tax Act 2001 (“Non-Dutch Individuals”), in all cases excluding:

—	individuals for whom the Scala ordinary shares or Epicor common stock, or any payment connected therewith, may constitute employment income; and

—	individuals who have, directly or indirectly, a substantial interest, or a deemed substantial interest, in Scala or Epicor; and

•	entities (including but not limited to associations, foundations and non-transparent funds for joint account (fondsen voor gemene rekening)), who receive Epicor common stock and/or cash, or, solely cash, in the case of a buy-out procedure, in exchange for Scala ordinary shares, and which are taxable as entities that are resident or deemed to be resident in the Netherlands for purposes of Dutch taxation (“Dutch Entities”), excluding:

—	entities that are not subject to or exempt from Dutch corporate income tax;

—	entities that currently hold Scala ordinary shares or will hold Epicor common stock, the benefits derived from which are exempt under the participation exemption (as laid down in the Dutch Corporate Income Tax 1969; and

—	investment institutions (beleggingsinstellingen) as defined in the Dutch Corporate Income Tax Act 1969; and

—	entities (including but not limited to associations and foundations which are taxable as entities), who receive Epicor common stock and/or cash, or, solely cash, in the case of a buy-out procedure, in exchange for Scala ordinary shares, and which are not resident nor deemed to be resident in the Netherlands for purposes of Dutch taxation (“Non-Dutch Entities”), excluding such entities that may apply for the exemption from dividend withholding tax as laid down in section 4 paragraph 1 and 4a of the Dutch Dividend Withholding Tax Act.

In general, a holder of Scala ordinary shares or Epicor common stock will have a substantial interest in Scala or Epicor if such holder, alone or in the case of individuals, together with his or her partner, whether directly or indirectly, has the ownership of, or certain other rights over, Scala ordinary shares or Epicor common stock representing 5% or more or of Scala’s or Epicor’s total issued and outstanding capital (or the issued and outstanding capital of any class of Scala shares or Epicor stock in Scala or Epicor), or rights to acquire Scala ordinary shares or Epicor common stock, directly or indirectly, whether or not already issued, that represent at any time 5% or more of Scala’s or Epicor’s total issued and outstanding capital (or the issued and outstanding capital of any class of Scala shares or Epicor stock) in Scala or Epicor or the ownership of, or certain rights over certain profit participating certificates that relate to 5% or more of Scala’s or Epicor’s annual profit and/or to 5% or more of Scala’s or Epicor’s liquidation proceeds. In the case of individuals, a holder of Scala ordinary shares or Epicor common stock will also have a substantial interest in Scala or Epicor if certain relatives (including foster children) of that holder, or of his or her partner have a substantial interest in Scala or Epicor. If a holder of Scala ordinary shares or Epicor common stock does not have a substantial interest, a deemed substantial interest will be present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Dutch Holders. Any benefits derived or deemed to be derived from the tendered Scala ordinary shares or as a result of the offer acquired Epicor common stock (including any capital gains realized on the disposal thereof) that are held by a Dutch Individual, are generally taxable at the progressive rates of the Dutch Income Tax Act 2001, if: (i) the holder of the Scala ordinary shares or Epicor common stock has an enterprise or an interest in an enterprise, to which enterprise the Scala ordinary shares or Epicor common stock are attributable; or (ii) the holder of the Scala ordinary shares or Epicor common stock is considered to perform activities with respect to the Scala ordinary shares or Epicor common stock that exceed normal asset management (normaal, actief vermogensbeheer). The benefit derived from the tendered Scala ordinary shares as a result of the offer being declared unconditional and its subsequent settlement, is (at maximum), the difference between the offer price and the book value of the tendered Scala ordinary shares for tax purposes. If neither condition (i) nor (ii) above applies, a Dutch individual who holds Scala ordinary shares or acquired as a result of the offer Epicor common stock, will not be directly taxed with Dutch income tax once the offer is declared unconditional and its subsequent settlement. However, a Dutch individual will be subject to a fictitious yield tax, which annual taxable benefit of all the assets and liabilities of a Dutch individual (including but not limited to the Scala ordinary shares or Epicor common stock) is, irrespective of the actual income or capital gains, set at a fixed percentage. This percentage is 4% of the average fair market value of these assets and liabilities at the beginning and at the end of every year (minus a tax-free threshold). The tax rate applicable to the annual taxable benefits so determined is 30%.

Any benefits derived or deemed to be derived from the Scala ordinary shares or as a result of the offer acquired Epicor common stock (including any capital gains realized on the disposal thereof) that are held by a Dutch Entity are generally subject to corporate income tax in its hands. The benefit derived from the tendered Scala ordinary shares as a result of the offer being declared unconditional and its subsequent settlement, is (at a maximum), the difference between the offer price and the book value of the tendered Scala ordinary shares for tax purposes.

A Dutch Individual and/or Dutch Entity may, within certain limitations and provided certain requirements are met, be able to credit (part of) the U.S. withholding taxes on common stock dividends paid by Epicor against their Dutch income tax liability.

Non-Dutch Holders. A holder of the Scala ordinary shares or, as a result of the offer, Epicor common stock, that is a Non-Dutch Individual or a Non-Dutch Entity, will not be subject to Dutch taxation on (deemed) income and capital gains derived from the Scala ordinary shares once the offer is declared unconditional and its subsequent settlement, or on (deemed) income and capital gains realized upon the disposal of Epicor common stock acquired as a result of the offer, provided that such holder of the Scala ordinary shares or Epicor common stock:

•	does not have an enterprise, or an interest in an enterprise, which is, in whole or in part carried on through a permanent establishment or permanent representative in the Netherlands to which or to whom such (deemed) income or capital gains are attributable or are deemed attributable;

•	is not entitled to a share in the profits of and does not have an interest in an enterprise effectively managed in the Netherlands other than by way of the holding of securities or through an employment contract, to which enterprise such (deemed) income or capital gains are attributable;

•	in the case of an individual, does not perform activities in the Netherlands with respect to the Scala ordinary shares or Epicor common stock, that exceed normal asset management (normal, actief vermogensbeheer); and

•	in the case of an entity, does not have, directly or indirectly, a substantial interest or a deemed substantial interest as defined in the Dutch Income Tax Act 2001, in Scala or in the event that the entity does have such interest, it forms part of the assets of an enterprise.

If a holder of Scala ordinary shares is not a resident or a deemed resident in the Netherlands, but is a resident in a country that has in effect a double taxation treaty with the Netherlands, such holder may, depending on the terms of and subject to compliance with the procedures for claiming benefits under such double taxation treaty, be eligible for a full or partial exemption from Netherlands taxes (if any) on (deemed) income or capital gains, provided such holder is entitled to the benefits of that treaty.

Other Taxes and Duties. A gift tax liability will arise in the Netherlands with respect to an acquisition of Epicor common stock by way of a gift by a Dutch Individual or a Dutch Entity. An inheritance tax liability will arise in the Netherlands with respect to an acquisition or deemed acquisition of Epicor common stock by way of an inheritance or bequest on the death of a Dutch Individual.

No gift, estate or inheritance tax liability will arise in the Netherlands on a transfer of Epicor common stock by way of gift by a holder thereof who is a Non-Dutch Individual or a Non-Dutch Entity, or on the death of a holder thereof who is a Non-Dutch Individual, provided that:

•	such transfer is not construed as an inheritance, a bequest or a gift by or on behalf of a person who, at the time of the gift or his death, is or was a resident or a deemed resident of the Netherlands;

•	such holder does not own an enterprise or an interest in an enterprise which is carried on through a permanent establishment or permanent representative in the Netherlands and to which enterprise the Epicor common stock are or were attributable;

•	such holder is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Epicor common stock are or were attributable; and

•	such holder does not die while being a resident or a deemed resident of the Netherlands within 180 days after the date of a gift of the Epicor common stock;

For purposes of Dutch gift and inheritance taxes, a Dutch national will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift taxes, a non-Dutch national will be deemed a resident of the Netherlands if he has been residing in the Netherlands at any time during the 12 months preceding the date of the gift.

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands by the holders of Scala ordinary shares or Epicor common stock with respect to tendering the Scala ordinary shares into the offer or in connection with owning or disposing of Epicor common stock.

No Netherlands value-added tax will be payable by a holder of Epicor common stock in respect of the payment of dividends on Epicor common stock or the transfer of Scala ordinary shares or Epicor common stock.

A holder of Scala ordinary shares or Epicor common stock will not be treated as a tax resident in the Netherlands only on account of holding Scala ordinary shares or Epicor common stock or the delivery of a Scala ordinary share or a share of Epicor common stock.

Each holder should consult the holder’s own professional tax advisers regarding the particular tax consequences of the acquisition to the holder.

THE EXCHANGE OFFER

The following is a description of the material aspects of the exchange offer, including the merger protocol. While we believe that the following description covers the material terms of the exchange offer, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, including the amended and restated merger protocol attached to this prospectus as Annex A, for a more complete understanding of the exchange offer.

Background of the Exchange Offer

During the first six months of 2003, the managing and supervisory boards of Scala engaged in an evaluation of Scala’s business strategy and objectives due to developments in Scala’s business and in the enterprise resource planning software market generally. During the review, the Scala managing and supervisory boards considered various alternative strategies, including several merger and acquisition opportunities involving companies with a similar technology and customer strategies complementary to Scala’s existing business. The Scala managing and supervisory boards considered that such a strategic combination could provide Scala and its shareholders, among other things, with the benefit of meaningful synergies and a larger combined market presence. The Scala managing and supervisory boards frequently held joint meetings to discuss the company’s strategic alternatives throughout this period.

During the joint meeting of the Scala managing and supervisory boards held on July 17, 2003, the boards decided that the Scala managing board should analyze Scala’s strategic options and report back to the supervisory board, which was followed by further discussions among the managing and supervisory boards on July 28, 2003 and August 25, 2003. During the meeting of August 25, 2003, the managing and supervisory boards formed a transaction committee, consisting of supervisory board members Andreas Kemi, Scala’s interim Chief Executive Officer, Jan-Erik Lundberg and Frank Ewald, and managing board member Barbara Moorhouse, Scala’s Chief Financial Officer.

At the end of August 2003, Andreas Kemi had several telephonic meetings with Giles McNamee, a representative of McNamee, Lawrence and Company, a financial intermediary, during which several companies were named and informally discussed as strategic merger candidates. Messrs. Kemi and McNamee discussed Epicor, in particular, as a good strategic fit with Scala because of its relationship with Microsoft, large customer base and geographical strength in the U.S.

On September 4, 2003, Andreas Kemi and Barbara Moorhouse met with Giles McNamee and another representative of McNamee, Lawrence and Company. The representatives of McNamee, Lawrence and Company informed Mr. Kemi and Ms. Moorhouse that they believed Epicor might be interested in exploring a potential transaction with Scala. At the end of the meeting, Mr. Kemi and Ms. Moorhouse authorized Mr. McNamee to approach Epicor in order to pursue a strategic option involving Epicor which could potentially provide value to Scala shareholders.

In early September 2003, Mr. McNamee contacted L. George Klaus, the Chief Executive Officer of Epicor, regarding a possible transaction with Scala. Following this call, also in early September 2003, after completing some initial background research on Scala, Mr. Klaus called Mr. McNamee and arranged for a meeting between Mark Duffell, Executive Vice President of the e Products Group and International Business of Epicor, and representatives of Scala in Europe.

During a telephonic meeting of the Scala managing and supervisory boards held on September 15, 2003, Mr. Kemi discussed several strategic alternatives available to Scala, including a potential transaction involving Epicor. The Scala supervisory board authorized the Scala managing board to continue its discussions and to explore Scala’s strategic options with Epicor and several other third parties.

On September 24, 2003, Mr. Duffell and John Brims, Vice President of Operations for Europe, the Middle East and Asia of Epicor, met with Mr. Kemi and Ms. Moorhouse in London. At that meeting, the possibility of a business combination between Epicor and Scala was discussed and public information was exchanged. The Scala representatives gave a presentation on Scala’s current business, products and Scala’s future strategies. Mr. Duffell gave a presentation on Epicor’s business, products and future strategies. The participants in the meeting also discussed the potential benefits of a business combination between Epicor and Scala. The representatives of Epicor and Scala agreed to more detailed discussions following the signing of a confidentiality agreement. Mr. Duffell and Mr. Kemi executed the confidentiality agreement on behalf of Epicor and Scala, respectively, at the September 24th meeting.

On October 1, 2003, the Scala managing and supervisory boards reviewed the status of Scala’s strategic alternatives during a telephonic meeting. The members of the managing board reported on the progress of discussions with Epicor and other third parties and the status of the selection of Scala’s financial advisor. The supervisory board concluded that it was in the best interest of the company to continue discussions with Epicor and other third parties regarding a possible business combination.

During the first of week of October 2003, Mr. Duffell presented to the executive team of Epicor, including Mr. Klaus, Michael Piraino, Epicor’s Chief Financial Officer and other members of Epicor’s senior management the potential benefits of acquiring Scala. After discussing the potential benefits of acquiring Scala, Epicor’s senior management determined that it would be advisable to continue discussions with Scala about a possible business combination.

On October 10, 2003, Mr. Kemi, Ms. Moorhouse and Mr. Palmquist, Scala’s Chief Operating Officer, met with Epicor’s executive team, including Mr. Klaus, Mr. Duffell and Mr. Piraino, at Epicor’s corporate headquarters in Irvine, California. During that meeting, Mr. Kemi, Ms. Moorhouse and Mr. Palmquist presented to the Epicor executive team a detailed analysis of Scala’s products, business and strategy. Ms. Moorhouse presented the Epicor executive team with information regarding Scala’s financial condition.

At the October 10th meeting, Mr. Klaus and John Hiraoka, Epicor’s Senior Vice President of Marketing and Business Development, also gave detailed presentations regarding Epicor’s products, business and future strategy.

Following the presentations by the Epicor and Scala representatives at the October 10th meeting, both sides also participated in discussions regarding potential synergies to be gained by a business combination focusing on Epicor’s and Scala’s respective targeted markets, targeted geographies and products.

At the end of the October 10th meeting, the representatives of Epicor and Scala agreed to provide each other with additional information and present a proposal for a business combination to their respective boards of directors. The representatives of Epicor and Scala also agreed that following board approval by the respective boards of directors of Epicor and Scala, the Epicor executive team would travel to the Netherlands to make a presentation to the Scala supervisory board regarding Epicor and the proposed business combination.

Also on October 10, 2003, Richard Bosworth, Epicor’s Director of Development, called Sergey Shvedov, Scala’s Chief Technology Officer, to discuss the product offerings of Epicor and Scala. During this conversation, Mr. Bosworth and Mr. Shvedov also discussed the underlying technology and functionality of their respective company’s products and Epicor’s and Scala’s research and development efforts.

On October 23rd and 24th, Mr. Bosworth and Mr. Shvedov had additional conversations by telephone and provided each other with more detail on their respective company’s products and technology. As a result of these conversations and information exchanged, Mr. Bosworth and Mr. Shvedov identified strengths and weakness of each company’s products and the possible synergies created by combining Epicor’s and Scala’s products and research and development efforts.

From October 13, 2003 to October 17, 2003, Mr. Duffell and Ms. Moorhouse held a number of telephonic conferences to coordinate the exchange of information as part of the due diligence process of both companies. During that week, representatives of Epicor and Scala had telephone conversations to analyze and discuss the benefits of combining the companies.

During a joint meeting held on October 16, 2003, the Scala managing and supervisory boards reviewed the status of Scala’s strategic alternatives, and discussed the alternative of Scala’s continued operation on a stand-alone basis. During this meeting, the boards also approved the engagement of Fortis Bank (Nederland) N.V. as Scala’s financial advisor.

Scala representatives used the information provided by Epicor to make a presentation to its supervisory board on October 20, 2003 about the potential benefits of a business combination with Epicor. The Scala supervisory board authorized further negotiations with Epicor and invited Epicor’s executive team to the Netherlands in order to present their merger proposal to the supervisory board.

On October 21, 2003 the board of directors of Epicor held a meeting to discuss the possible business combination with Scala. Mr. Duffell and Mr. Piraino presented the Epicor board with the management team’s assessment on the potential benefits of acquiring Scala. After the presentation and further discussion by the board members and executive officers, the board of directors of Epicor authorized the management of Epicor to continue its negotiations with Scala.

On October 27 and 29, 2003, the Scala managing and supervisory boards held joint telephonic meetings to discuss Scala’s strategic alternatives. Representatives of Fortis attended these meetings. During these telephonic meetings, the members of the boards extensively discussed the merits of, and risks attached to, each of Scala’s strategic alternatives. Also on October 29, 2003, the Scala supervisory board held a separate meeting to further discuss the strategic alternatives available to Scala in the absence of the Scala managing board.

On November 4, 2003, the Scala managing board provided the Scala supervisory board with a recommendation in favor of a transaction with Epicor, subject to satisfactory conclusion of negotiations among the parties with respect to the proposed terms of the transaction.

On November 6, 2003, Mr. Klaus, Mr. Duffell, Mr. Piraino and two representatives from SG Cowen, Epicor’s financial advisors, met with the full Scala managing and supervisory boards and representatives of Fortis in Amsterdam. At the November 6th meeting, Mr. Klaus and Mr. Piraino presented to the Scala managing and supervisory boards the potential benefits of combining Epicor and Scala. In addition, at that meeting, the parties discussed the valuation of Scala, dependent on further review of Scala’s financial position and projections.

The Scala supervisory board members asked to reconvene the meeting later that evening in order to discuss internally Epicor’s potential offer. The Scala managing and supervisory boards convened in separate meetings and in a joint meeting together with representatives of Fortis and De Brauw Blackstone Westbroek, Scala’s Dutch legal counsel, during which the boards extensively discussed a business combination with Epicor and the other strategic alternatives available to Scala. Scala’s legal counsel explained the legal process and required corporate actions to the Scala boards. At the end of the meeting, the Scala managing and supervisory boards authorized the transaction committee to negotiate a merger protocol.

When the November 6th meeting between representatives of Epicor and Scala was reconvened, further discussion and negotiations with respect to the offer price, the pricing mechanism and conditions to the business combination continued. During negotiations that evening, the range of the potential offer price was narrowed and several conditions to completing the business combination were discussed in more detail.

Between November 6 and November 13, 2003, Scala’s transaction committee met by telephone on a daily basis to discuss the progress in the discussions between Scala and Epicor, and the parties’ respective advisors.

From November 10, 2003 to November 13, 2003, certain representatives of Epicor and Scala met in Amsterdam to negotiate in person the terms and conditions of a merger protocol. In addition, Mr. Piraino, Mr. Ireland and outside legal counsel for both companies also participated telephonically in the negotiation of the merger protocol. Outstanding issues were, among other things, price and the pricing mechanism, which included discussions of protection against decreases in Epicor’s stock price for Scala stockholders in light of the share component of the exchange offer.

On November 12, 2003, Epicor’s board of directors held a telephonic meeting to discuss and approve an acquisition of Scala by Epicor. Mr. Piraino and Mr. Duffell, along with members of Wilson Sonsini Goodrich and Rosati, Professional Corporation, Epicor’s outside U.S. legal counsel, and SG Cowen also participated at the board meeting. Representatives of Wilson Sonsini Goodrich & Rosati reviewed with the board their fiduciary duties in considering the proposed offer. The final terms and conditions contained in the merger protocol (that was still subject to Epicor board approval) were presented to the board by Mr. Klaus and Mr. Piraino. After a lengthy discussion regarding the potential benefits of acquiring Scala and the terms and conditions contained in the merger protocol, the board authorized Epicor’s management to proceed with executing the merger protocol, subject to further approval of the board to commence the exchange offer after the due diligence review of Scala was completed.

On November 13, 2003, the Scala managing and supervisory boards held a meeting to discuss and approve an acquisition of Scala by Epicor. In addition to each of the members of the Scala managing and supervisory boards and Scala’s corporate secretary, this meeting was attended by Jesse Martijnse, Scala’s in-house counsel, and representatives of Fortis and De Brauw Blackstone Westbroek. The final terms and conditions contained in the merger protocol (that was still subject to approval of the Scala managing and supervisory boards) were presented to the supervisory board by a representative of De Brauw Blackstone Westbroek. After a lengthy discussion regarding the potential benefits of the proposed transaction and the terms and conditions contained in the merger protocol, the supervisory board authorized the Scala managing board to proceed with executing the merger protocol, subject to further approval by the supervisory board of its recommendation to shareholders of the exchange offer upon receipt of a fairness opinion from Fortis. Epicor and Scala concluded that the expectation was then justified that Scala and Epicor would reach agreement on a business combination to be effected by way of Epicor making a public offer for all Scala shares.

On November 13, 2003, the merger protocol was executed by Mr. Klaus, on behalf of Epicor and Mr. Kemi, on behalf of Scala and a joint press release announcing Epicor’s intention to acquire Scala was released.

Between November 18, 2003 and December 10, 2003, Mr. Hiraoka, Mr. Piraino, Mr. Brims and other representatives of Epicor, met with Mr. Shvedov and Mr. Kemi and other representatives of Scala in Stockholm, Moscow and Budapest, to conduct a due diligence review of Scala’s products, markets, technology, development organization and research and development strategy.

Between November 13, 2003 and December 11, 2003, the Scala transaction committee discussed transaction progress on a regular basis by telephone conference.

Following the completion of the due diligence review of Scala by Epicor, Epicor’s Board of Directors met on December 10, 2003 and determined that the conditions to commencing the exchange offer were met and approved the commencement of the exchange offer.

On December 11, 2003, the Scala supervisory and managing boards held a joint telephonic meeting which, in addition to each of the members of the Scala managing and supervisory boards and Scala’s corporate secretary, was attended by representatives of Fortis and De Brauw Blackstone Westbroek. During the meeting, Fortis delivered its fairness opinion, followed by a discussion thereof. Thereafter, the managing and supervisory board confirmed their recommendation of the exchange offer.

On December 12, 2003, Epicor issued a press release and advertisement announcing the definitive exchange offer price, the conditions for declaring the exchange offer unconditional, and the expected date of the availability of the Dutch offering memorandum.

Following the December 12, 2003 announcement, Epicor and Scala continued to prepare offering materials and engaged in planning for integration of the Epicor and Scala businesses following a successful completion of the exchange offer. On January 23, 2004, Epicor and Scala announced that they had made a preliminary determination, based on Scala’s U.S. shareholdings, that the exchange offer would be exempt from the requirement to file a registration statement under Rule 802 under the Securities Act of 1933, as amended, and the parties were preparing a Dutch offering memorandum that would contain a “Bte-prospectus” referred to in article 3 paragraph 2 sub b of the 1995 Act on the Supervision of the Securities Trade (Netherlands). Epicor and Scala also announced that based on the decision to pursue the offer under the Dutch regulatory process and the fact that the fiscal year 2003 had ended for both companies, the Dutch offering memorandum would include year-end audited financials for 2003 for both Epicor and Scala when completed, and that the AFM had granted Epicor an extension through March 31, 2004 of the Dutch law requirement to publish the Dutch offering memorandum within six weeks of the announcement on December 12, 2003. On March 1, 2004, Epicor and Scala announced that the process of completing and publishing the offer documentation was taking longer than originally expected, but reiterated their firm commitment to the business combination.

On March 31, 2004, Epicor and Scala announced that, based on recent changes in U.S. holdings of Scala shares, they determined that the exemption from U.S. registration requirements in reliance on Rule 802 was not available and that, as a result, Epicor would file a registration statement with the SEC to register the shares to be issued in the exchange offer. Epicor also announced that the AFM had granted an extension through June 11, 2004 for making the Dutch offering memorandum available in the Netherlands. On April 1, 2004, Scala announced its financial results for fiscal year 2003, and that as part of preparation for the planned exchange offer, it had reviewed its historic U.S. GAAP consolidated financial statements and restated its U.S. GAAP consolidated financial statements for 2001 and 2002 as described herein in the section entitled “Scala Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

On April 14, 2004, Epicor and Scala amended and restated the merger protocol to reflect the new timing of the transaction and extended the termination date of the merger protocol to August 31, 2004.

Epicor’s Reasons for the Exchange Offer

Epicor believes that there are a number of potential benefits of the proposed acquisition of Scala, including, among others:

•	The strong global organization of the combined company, which will be able to deliver software and services to customers in major developed markets in North America, Western Europe, Australia and New Zealand as well as key emerging markets, such as Central and Eastern Europe, Russia, China and other parts of Asia and Latin America;

•	The combined company will be able to offer a range of Microsoft technology-based products that are broader and deeper in functionality and delivered to market faster than either Epicor or Scala could offer independently;

•	As a result of the merger, the combined company will have a global infrastructure in place to continually monitor and rapidly respond to customer needs, providing enhanced development, sales, service and support of leading-edge software technology and solutions;

•	The combined company will enable Epicor to bolster and diversify its revenues by combining the complementary strengths of Epicor and Scala across markets and product lines;

•	Relative to Epicor or Scala independently, the combined company will be better positioned for growth due to an expanded presence in key growing markets, including financial services, consumer packaged goods, professional services automotive, industrial machinery, light engineering, electronics, hospitality, pharmaceuticals and non-profit;

•	Relative to Epicor or Scala independently, the combined company will be able to realize greater operational efficiency by putting unused capacity to work and eliminating duplicative expenses, including general and administrative, research and development, facilities, and technical support;

•	The two companies have collaborative expertise and share a strategic vision of providing their customers with comprehensive software solutions across business processes; and

•	The combined company will present a solid platform and infrastructure for future strategic and tactical acquisitions in a consolidating market.

Scala’s Reasons for the Exchange Offer

After careful consideration, each of the Scala managing and supervisory boards has unanimously approved the merger protocol, determined that the merger protocol and the exchange offer are at a price and on terms that are fair to and in the best interest of Scala, its shareholders and its other stakeholders, and recommends that Scala shareholders accept the exchange offer and tender their shares into the exchange offer. This decision was based upon a number of potential benefits of the transaction that the Scala managing and supervisory boards believe will contribute to the success of the combined company compared to Scala continuing to operate as an independent business, including, among others:

•	The Scala managing and supervisory boards’ judgment that the two companies have significant complementary products, services, solutions, geographical strengths and customer bases, and that the combined company will have a significantly stronger presence in key growing vertical industries than Scala would have independently;

•	The structure of the transaction may provide significant advantages in increasing the opportunity for:

—	effectively utilizing the skills and resources of Epicor’s and Scala’s respective management teams; and

—	matching the respective corporate cultures of the two companies while maintaining some of the most important aspects of each culture;

•	The Scala managing and supervisory boards’ judgment that important advantages will accrue to the combined company as the largest independent midmarket provider of collaborative enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) applications based on Microsoft’s .NET platform and web services, and that in order to achieve and retain this position, a software provider must offer a broad line of such products that meet the needs of a broad range of business users;

•	The combined company’s potential to be a market leader as a provider of a more complete product solution of collaborative enterprise resource planning, customer relationship management and supply chain management products in the rapidly-developing and highly competitive business software market by offering a full line of such software and services that can be delivered to market faster than Scala could have done independently;

•	The combined company’s potential to be more attractive to its customers from the point of view of its increased size and enhanced financial viability—an especially important perception in a rapidly-consolidating market;

•	The combined company’s potential to leverage global presence in sales, support and alliances through Epicor’s strong North American, Australian and UK sales force, Scala’s widespread direct sales force in Europe, the Commonwealth of Independent States (CIS) and Asia, Epicor’s and Scala’s strong complementary service and technical support organizations and developer bases, and the joint company’s extensive global network of VARs;

•	The combined company’s potential to achieve cost cutting and other synergies;

•	The combined company’s potential to better leverage its product vision and technological leadership for the benefit of the combined company’s customers;

•	The potential that Epicor’s larger market capitalization, third-party system integrators and broad suite of collaborative enterprise resource management and customer relationship management products will provide the combined company with resources to grow and gain market share more rapidly than Scala can grow as an independent company in the rapidly-evolving business software market, which has been characterized by the consolidation of smaller, independent providers with larger, integrated competitors; and

•	The presence on Epicor’s board of a member of the Scala supervisory board.

In identifying these benefits and evaluating the transaction, the Scala managing and supervisory boards reviewed a number of factors and sources of information, including the following:

•	Historical information concerning Scala and Epicor and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies’ strengths, weaknesses and prospects, both before and after giving effect to the transaction;

•	Based on the stock market closing prices of Scala’s and Epicor’s shares, respectively, on the date prior to the execution of the merger protocol, November 13, 2003, the per share consideration to be paid by Epicor represented a premium of approximately 44%, and a 64% premium on the basis of the four week share price average;

•	The opportunity for Scala shareholders and holders of Scala share options to participate in the future growth in value of the combined company as Epicor shareholders following the transaction by virtue of the partial stock consideration for Scala shareholders;

•	The liquidity afforded Scala shareholders both as a result of the cash payment and the exchange of their Scala ordinary shares for shares of Epicor common stock, which trade on the Nasdaq National Market in higher volumes than Scala’s historic trading volumes on Euronext Amsterdam;

•	The potential effect on shareholder value of Scala continuing as an independent entity, compared to the potential effect of a combination with Epicor in light of the financial condition and prospects of Scala and the current economic climate in general and in Scala’s markets including, but not limited to:

—	the other possible strategic alternatives that the Scala managing and supervisory boards examined, including Scala continuing to execute its stand-alone business plan; and

—	the potential for increased value in the combined company as compared to either Scala or Epicor alone;

•	The opinion of Scala’s financial advisor, Fortis Bank (Nederland) N.V. (which is attached as Annex C to this prospectus and is summarized in the section below entitled “Opinion of Scala’s Financial Advisor”), to the effect that, as of December 11, 2003, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate consideration to be received by all shareholders of Scala ordinary shares who tender their shares into the exchange offer is fair, from a financial point of view, to the Scala shareholders;

•	Current financial market conditions and historical market prices, volatility and trading information for shares of Epicor common stock, the likely market prices and various factors that might affect the market value of shares of Epicor common stock in the future;

•	The premium represented by the per share consideration to be paid by Epicor and the premiums paid in other recent transactions that could be viewed as comparable, as well as the negotiations between Scala and Epicor relating to the per share consideration to be paid by Epicor;

•	The alternatives available to Scala and the history of contacts with other parties concerning their possible interest in a business combination with Scala; and

•	The terms of the merger protocol alone and in comparison to the terms of other transactions, including but not limited to, the conditions to the parties’ obligations to complete the transaction, the details of the “no shop” restrictions on Scala and the scope of Scala’s fiduciary out from these restrictions, the parties’ termination rights and the termination fee that Scala may be required to pay Epicor in certain circumstances.

The Scala managing and supervisory boards also identified and considered a number of risks and uncertainties in its deliberations concerning the transaction, including the following:

•	Although the merger protocol provides for an adjustment of the cash portion of the exchange offer price in certain circumstances (see the section entitled, “Description of the Exchange offer” beginning on page 63), the fact that the stock portion of the consideration is based on a fixed number of shares of Epicor common stock means that the aggregate value of the transaction will fluctuate as a result of changes in the market price for shares of Epicor common stock;

•	The fact that pursuant to the merger protocol, Scala is required to obtain Epicor’s consent before it can take a variety of actions between the signing of the merger protocol and the closing of the transaction;

•	The possibility that the transaction may not be consummated, in light of the need to obtain acceptance by at least 95% of Scala’s shareholders, and the effects of the public announcement of the transaction on Scala’s sales, customer relations and operating results, and Scala’s ability to attract and retain key management, marketing and technical personnel;

•	The risk that the internal cultures of Epicor and Scala may not be as compatible as anticipated, which may delay or undermine the integration;

•	The risk that the market value at closing of the shares of Epicor common stock plus cash to be received by Scala shareholders tendering their shares into the exchange offer might be less than the implied value of Scala;

•	The risk that despite the efforts of Epicor, key technical, marketing and management personnel might not choose to remain employed by Epicor following the acquisition;

•	The risk that the potential benefits and synergies sought in the transaction may not be fully realized, if at all;

•	The risk of customer hesitation about the impact of the transaction on Scala’s product design and potential delay or reduction in orders; and

•	Various other risks associated with the business of the combined company and the transaction described in the section entitled “Risk Factors” beginning on page 26 of this prospectus.

The Scala managing and supervisory boards concluded, however, that many of these risks could be managed or mitigated by Scala alone or together with Epicor or were unlikely to have a material impact on the transaction or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction.

The foregoing discussion of information and factors considered and given weight by the Scala managing and supervisory boards is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the transaction, the Scala managing and supervisory boards did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

Opinion of Scala’s Financial Advisor

Scala engaged Fortis Bank (Nederland) N.V. (“Fortis Bank”) to act as its exclusive financial advisor in connection with a proposed business combination transaction with Epicor. In connection with this engagement, the managing and supervisory boards of Scala requested Fortis Bank to determine whether the consideration to be offered to the holders of Scala’s ordinary shares pursuant to the merger protocol was fair from a financial point of view. On November 13, 2003 and December 11, 2003, the managing and supervisory boards convened in combined meetings (via telephone conference) to review the proposed transaction with Epicor and the terms of the merger protocol and other relevant agreements. During the December 11th meeting, Fortis Bank rendered its opinion that, as of that date, based upon and subject to the various matters set forth in Fortis Bank’s opinion, the aggregate consideration to be offered to the holders of Scala ordinary shares in the exchange offer was fair, from a financial point of view, to the holders of ordinary shares in Scala. No limitations were imposed by the Scala boards upon Fortis Bank regarding the investigations to be made or the procedures to be followed by Fortis Bank in rendering its opinion.

The full text of Fortis Bank’s opinion, which sets forth, among other things, the procedures followed, matters considered, and limitations on the review undertaken in connection with the delivery of this opinion, is attached to this prospectus as Annex C. The summary of Fortis Bank’s opinion set forth in this prospectus is qualified in its entirety by reference to the full text of this opinion which is incorporated herein by reference. Holders of Scala ordinary shares are urged to read Fortis Bank’s opinion carefully and in its entirety.

Fortis Bank’s opinion is addressed to the supervisory board and the managing board of Scala, is directed only to the fairness, from a financial point of view, of the aggregate consideration to be offered to the holders of Scala ordinary shares and does not constitute a recommendation to the shareholders of Scala whether or not to accept the exchange offer. Fortis Bank was not asked to and did not express any opinion as to whether Scala should engage in the transactions contemplated by the merger protocol on terms set forth therein, which were the result of negotiations between Scala and Epicor. Fortis Bank’s opinion does not address the underlying business decision to enter into the merger protocol or the relative merits of the merger protocol as compared to other business strategies that might be available to Scala.

In connection with rendering its opinion, Fortis Bank, among other things considered the following information:

•	publicly available information with respect to Scala and Epicor, including the annual reports of Scala and Epicor with respect to the financial years ended December 31, 2000, 2001 and 2002, respectively, the financial data publicly disclosed by Scala and Epicor, respectively, with respect to the nine month period ended September 30, 2003, and other publicly available information, including other interim reports and press releases;

•	certain internal financial reports and documents relating to the operations of Scala and Epicor;

•	to the extent available, external analyst reports relating to Scala and Epicor;

•	certain publicly available information regarding publicly traded companies with business activities comparable with the Scala and Epicor business activities;

•	certain publicly available information regarding comparable transactions deemed relevant by Fortis Bank;

•	historical share price developments and trading volumes of Scala’s ordinary shares and Epicor’s common stock; and

•	other information and analyses to the extent deemed relevant by Fortis Bank.

In addition, Fortis Bank has conducted discussions with members of Scala’s and Epicor’s senior management concerning their view of their respective businesses and the prospects thereof.

Fortis Bank did not assume any responsibility for independent verification of the accuracy and completeness of any information that was publicly available or that was furnished to it by Scala or Epicor or otherwise reviewed by Fortis Bank, and relied on such information being complete and accurate in all material respects. Fortis Bank was not requested to make, and did not make, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Scala or Epicor, nor have any such evaluations or appraisals been provided to Fortis Bank. In relying on the financial analyses and forecasts provided to Fortis Bank, Fortis Bank was advised, and it assumed, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Scala or Epicor to which such analyses or forecasts relate.

The Fortis Bank opinion is necessarily based upon information available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Fortis Bank opinion. Fortis Bank did not express any opinion as to what the value of the Epicor common stock actually will be when issued to holders of Scala ordinary shares as part of the consideration in the exchange offer or the prices at which Epicor common stock will trade at any time.

In arriving at its opinion, Fortis Bank did not perform an independent investigation as to the tax, accounting or legal aspects of the exchange offer.

In preparing its opinion, Fortis Bank performed a variety of financial and comparative analyses. The following is a brief summary of the material valuation, financial and comparative analyses considered by Fortis Bank in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying Fortis Bank’s opinion. This summary of the analyses also contains information in tabular format. In order to fully to understand the financial analyses used by Fortis Bank, the tables must be read in conjunction with the related text. The tables alone do not constitute a complete description of the financial analyses summarized therein.

Transaction Summary. Fortis Bank reviewed the principal terms of the merger protocol, noting, among other things, the following:

•	the exchange offer is to be structured as an offer for Scala’s ordinary shares at an expected price per Scala ordinary share tendered pursuant to the tender offer of (i) 0.1795 shares of Epicor common stock and (ii) $1.8230 in cash, provided, that

•	if the product of the average closing price on the Nasdaq National Market of the Epicor common stock during the 10 trading day period that is two full trading days prior to the expiration of the exchange offer and 0.1795 is less than $1.8327, then each Scala ordinary share shall be exchanged for (i) 0.1795 shares of Epicor common stock and (ii) $1.8230 in cash plus the amount by which $1.8327 exceeds such Epicor average closing price multiplied by 0.1795, up to an additional $0.3665.

Comparable Company Analysis. Fortis Bank reviewed selected financial information, ratios, and public market multiples for certain publicly-traded companies that Fortis Bank deemed relevant, with respect to Scala and Epicor, respectively.

For Scala, the selected comparable companies group included Exact Holding N.V., Intentia International AB, The Sage Group plc, Systems Union Group plc, IBS AB, IFS AB, and Unit 4 Agresso N.V. These seven companies are collectively referred to as the Scala comparable companies. Fortis Bank reviewed, among other information, the Scala comparable companies’ ratios, or multiples, of enterprise value (equal to the market capitalization plus total debt, preferred stock and minority interests, if any; less cash, cash equivalents, and financial fixed assets, if any) to calendar year 2003 and calendar year 2004 revenues, to calendar year 2003 and calendar year 2004 earnings before interest, taxes, depreciation and amortization (or EBITDA), to calendar year 2003 and calendar year 2004 earnings before interest and taxes (or EBIT), and the ratio of the share price to calendar year 2003 and calendar year 2004 earnings per share (or EPS). All data for the Scala comparable companies were based on publicly-available information and on market information as of December 10, 2003. Estimated 2003 and 2004 revenues, EBITDA figures, EBIT figures and EPS figures for the Scala comparable companies were based upon estimates from selected research analysts. Fortis Bank compared these ratios to the multiples implied by the Epicor offer based on the value of the offer (based upon the share price of Epicor and the €/$ exchange rate as of November 13, 2003) and management estimates for 2003 and 2004. Applying the median multiples for the comparable companies to the Scala estimates would result in an implied per share value of Scala ordinary shares ranging from EUR 2.76 to EUR 3.28. The following table summarizes the results of this analysis:

	Enterprise Value/Revenues		Enterprise Value/EBITDA		Enterprise Value/EBIT		Price/Earnings
	2003E	2004E	2003E	2004E	2003E	2004E	2003E	2004E
High	4.4x	3.7x	18.4x	13.0x	16.1x	17.3x	25.5x	28.0x
Low	0.2x	0.2x	4.8x	3.3x	9.6x	9.1x	15.4x	12.9x
Average	1.4x	1.3x	10.1x	6.8x	12.8x	12.4x	19.7x	19.5x
Median	1.0x	1.0x	8.1x	6.7x	12.8x	11.5x	18.9x	18.9x
Epicor Offer	1.2x	1.1x	n/a	7.6x	n/a	11.3x	n/a	17.9x

For Epicor, the selected comparable companies group included Hyperion Solutions Corporation, Intuit, Inc., Lawson Software, Inc., MAPICS, Inc., Oracle Corporation, and PeopleSoft, Inc. These six companies are collectively referred to as the Epicor comparable companies. Fortis Bank reviewed, among other information, the Epicor comparable companies’ ratios, or multiples, of enterprise value to calendar year 2003 and calendar year 2004 revenues, to calendar year 2003 and calendar year 2004 EBITDA, to calendar year 2003 and calendar year 2004 EBIT, and the ratio of the share price to calendar year 2003 and calendar year 2004 EPS. All data for the Epicor comparable companies were based on publicly-available information and on market information as of December 10, 2003. Estimated 2003 and 2004 revenues, EBITDA figures, EBIT figures and EPS figures for the Epicor comparable companies were based upon estimates from various research analysts. Fortis Bank compared these ratios to the multiples derived for Epicor based on its enterprise value (based upon its market capitalization as of December 10, 2003) and management’s estimates for 2003 and 2004. The following table summarizes the results of this analysis:

	Enterprise Value/Revenues		Enterprise Value/EBITDA		Enterprise Value/EBIT		Price/Earnings
	2003E	2004E	2003E	2004E	2003E	2004E	2003E	2004E
High	6.0x	5.6x	25.5x	16.1x	23.6x	21.1x	42.0x	42.4x
Low	1.4x	1.3x	10.0x	7.2x	11.3x	8.1x	26.5x	21.6x
Average	3.2x	2.8x	17.2x	11.6x	18.1x	15.2x	33.2x	27.8x
Median	2.2x	1.8x	15.4x	11.6x	18.8x	15.1x	33.1x	25.2x
Epicor	2.7x	2.4x	20.7x	14.7x	46.3x	18.7x	47.4x	19.7x

No company used in the comparable company analysis is identical to Scala or Epicor. Accordingly, any comparable company analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Scala and Epicor and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Bid premium analysis. Fortis Bank reviewed the premiums paid in a broad group of selected public offer transactions in the software sector with the acquiror or acquisition target located in Western Europe, announced since January 1, 2001 and compared it to the premium represented by the Epicor offer. The analysis reflects 32 transactions announced since January 1, 2001, for which public data are available. Fortis Bank reviewed the purchase premiums based on the targets’ closing share prices one day, one week, and four weeks prior to the announcement date of the respective transactions. All data are based on publicly-available information. The average and median of these premiums are summarized in the table below. For comparison purposes, the premiums implied by the offer are also added.

	Premium Paid
	One day	One week	Four weeks
Average	44%	55%	49%
Median	31%	35%	34%
Epicor Offer	44%	55%	64%

No transaction used in the bid premium analysis is identical to the transaction between Scala and Epicor. Accordingly, any bid premium analysis necessarily involves complex considerations and judgments concerning differences in transaction characteristics of the selected transactions. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using transaction data.

Discounted Cash Flow Analysis. Fortis Bank performed a discounted cash flow analysis to calculate an estimate of the theoretical present value per common share of Scala using financial forecasts through the fiscal year ending December 2006 that were prepared by the management of Scala extrapolated for subsequent fiscal years through December 2010 based on publicly available information and discussions with management and a residual value formula taking into account 2% annual growth. Fortis Bank utilized discount rates ranging from 13.2% to 15.2%. This analysis showed a range of present values per Scala share of €2.17 to €2.59. The Discounted Cash Flow Analysis did not purport to be indicative of actual values or expected values of the Scala common shares before or after the acquisition transaction.

Fortis Bank performed a discounted cash flow analysis to calculate an estimate of the theoretical present value per common share of Epicor using financial forecasts through the fiscal year ending December 2006 that were prepared by the management of Epicor, extrapolated for subsequent fiscal years through the fiscal year ending December 2010 based on publicly available information and a residual value formula taking into account 2% annual growth. Fortis Bank utilized discount rates ranging from 10.1% to 12.1%. This analysis showed a range of present values per Epicor share of $7.28 to $8.93. The Discounted Cash Flow Analysis did not purport to be indicative of actual values or expected values of the Epicor common shares before or after the acquisition transaction.

Comparison of offer price to Scala share price. Fortis Bank noted that the price offered by Epicor represented a value of €3.25 on the day prior to the announcement of the offer. This value is higher than the Scala share price during the entire preceding twelve month period, as depicted in the graph below.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Fortis Bank’s opinion. In arriving at its fairness determination, Fortis Bank considered the results of all of its analyses. Rather, Fortis Bank made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Scala or Epicor or the contemplated exchange offer.

The analyses summarized above do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Scala, Epicor, Fortis Bank or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Fortis Bank’s opinion to the Scala managing and supervisory boards was one of many factors taken into consideration by the Scala managing and supervisory boards in making their determination to approve the contemplated transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Fortis Bank in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Fortis Bank attached as Annex C to this prospectus.

Fortis Bank is an internationally-recognized banking and advisory firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. Scala engaged Fortis Bank based on its qualifications, expertise and reputation. Fortis Bank has acted as financial advisor to Scala in connection with, and has participated in certain of the negotiations leading to, the merger protocol. In addition, Fortis Bank and its affiliates have provided certain merchant banking, financing and advisory services to Scala from time to time. Fortis Bank or its affiliates also may provide merchant banking or advisory services to Scala, Epicor, the combined company, or their respective affiliates in the future. In connection with the above-described merchant banking, financing and advisory services Fortis Bank has received, and may receive, compensation. Furthermore, Fortis Bank and its affiliates provide a full range of financial advisory, financing and securities services and, in the course of their normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities, of Scala and Epicor for their own account or for the accounts of third parties.

Pursuant to a letter agreement dated October 20, 2003 as amended on April 13, 2004, Scala engaged Fortis Bank to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, as amended, Scala has agreed to pay Fortis Bank (i) a customary fee upon the issuance of the fairness opinion, irrespective of the content of the opinion and/or the exchange offer being declared unconditional and (ii) an additional customary fee payable upon consummation of the exchange offer. In addition, Scala agreed to reimburse Fortis Bank for its reasonable expenses and to indemnify Fortis Bank and related persons against various liabilities. Scala also agreed that it would cause Epicor to guarantee the performance of and/or assume its indemnification and payment obligations to Fortis Bank in the event that following the consummation of the exchange offer, Scala merges into, or transfers substantially all of its assets to, Epicor or its subsidiaries, or Scala is liquidated by Epicor. The engagement letter is governed by Dutch law.

The consideration to be offered to the holders of Scala ordinary shares in connection with the exchange offer was determined through negotiations between the board of directors of Epicor and the managing and supervisory boards of Scala. Fortis Bank provided advice to the managing and supervisory boards of Scala during such negotiations; however, Fortis Bank did not recommend any specific consideration to the Scala boards or that any specific consideration constituted the only appropriate consideration for the exchange offer.

Description of the Exchange Offer

Purpose of the Exchange Offer

We have entered into a merger protocol with Scala, which was subsequently amended and restated, pursuant to which we will make a public offer to acquire all of the outstanding Scala ordinary shares.

The Exchange Offer

We are offering to exchange, for each Scala ordinary share that is validly tendered and not properly withdrawn, 0.1795 shares of Epicor common stock and $1.8230 in cash, subject to adjustment as described below.

The cash portion offered per Scala ordinary share will be increased if the product of (i) the average closing price per share of Epicor common stock during the 10 trading-day period that is two full trading days prior to the expiration of the exchange offer and (ii) 0.1795 is less than $1.8327, in which case the cash portion will be increased by the amount such product is less than $1.8327, up to a maximum of $0.3665.

We will publish the final exchange ratio in a press release to be issued immediately after the close of the Nasdaq trading day that is two full Nasdaq trading days prior to the expiration of the exchange offer, and in an advertisement in the Daily Official List of Euronext Amsterdam and in one or more daily newspapers with nation-wide distribution in the Netherlands. We will also file a current report on Form 8-K with the SEC containing the final exchange ratio on the Nasdaq trading day immediately prior to the date on which the exchange offer expires. You may also contact your bank or broker who administers your Scala shares to find out the final exchange ratio.

You may also call (            )         -             toll free in the United States or (            )         -             outside the United States to obtain the final exchange ratio starting at the close of the Nasdaq trading day that is two full Nasdaq trading days prior to the expiration of the exchange offer. These telephone numbers will be available throughout the exchange offer period to provide callers with the exchange ratio on each day during the exchange offer as if the exchange ratio had been determined on that date.

The following table illustrates the adjustment to the cash portion offered per Scala ordinary share, rounded to the fourth decimal place, at different average closing prices per share of the Epicor common stock during the 10 trading-day period ending two full trading days prior to the expiration of the exchange offer:

Average Closing Price Per Share of Epicor Common Stock	Average Closing Price Per 0.1795 of a Share of Epicor Common Stock	Shares of Epicor Common Stock Offered Per Scala Ordinary Share	Original Cash Offered per Scala Ordinary Share before Adjustment	Additional Amount of Cash Offered per Scala Ordinary Share	Adjusted Total Cash Offered Per Scala Ordinary Share
$10.50	$1.8848	0.1795	$1.8230	$0.0000	$1.8230
$10.21	$1.8327	0.1795	$1.8230	$0.0000	$1.8230
$ 9.78	$1.7555	0.1795	$1.8230	$0.0772	$1.9002
$ 8.56	$1.5365	0.1795	$1.8230	$0.2962	$2.1192
$ 8.17	$1.4665	0.1795	$1.8230	$0.3662	$2.1892
$ 7.55	$1.3552	0.1795	$1.8230	$0.3665	$2.1895
$ 6.75	$1.2116	0.1795	$1.8230	$0.3665	$2.1895

No Fractional Shares

In so far as the number of Scala ordinary shares tendered for acceptance and delivered to Epicor would otherwise result in the issue of fractional shares of Epicor common stock, such fractions will not be issued but instead be settled by payment in cash, without interest. The settlement per individual Scala shareholder who has tendered and delivered Scala ordinary shares will be based on the normal practice used by their bank or broker, which means a maximum exchange of Scala ordinary shares tendered into Epicor common stock, whereby, in general, the entitlement to 0.5 or more remaining Epicor common stock will be rounded upwards (with additional charge) while the entitlement to less than 0.5 remaining Epicor common stock will be rounded downwards (with additional payment). Fractional entitlements will be settled against the opening price of one share of Epicor common stock, as reported on Nasdaq, on the settlement date.

Structure of the Exchange Offer

We reserve the right to assign our right to delivery of the Scala ordinary shares tendered into the exchange offer to our subsidiary, Epicor Software Nederland B.V., or any other of our subsidiaries, if and when we declare the exchange offer unconditional. If we decide to assign our right to delivery, we will announce this through an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Daily Official List of Euronext Amsterdam. Scala shareholders who tender their shares into the exchange offer will be deemed to have been validly notified of this assignment in accordance with Dutch law by way of these advertisements if and when published by Epicor.

Conditions to the Exchange Offer

Our obligation to accept for exchange, and to deliver shares of Epicor common stock and cash in exchange for, Scala ordinary shares pursuant to the exchange offer is subject to the satisfaction or, where permissible, the waiver of the conditions set forth in the merger protocol, as summarized in the section entitled “The Merger Protocol—Conditions to Epicor’s Obligation to Declare the Exchange Offer Unconditional.”

Timing of the Exchange Offer

The expected expiration time of the exchange offer is 3:00 p.m., Central European Time, on             , 2004, but we may extend the exchange offer under certain conditions described below, in which case the term “the expiration of the exchange offer period” means the latest time and date on which the exchange offer, as so extended, expires. For more information, you should read the discussion in the section below entitled “Extension and Waiver of Conditions in the Exchange Offer.”

Extension and Waiver of Conditions in the Exchange Offer

If the conditions related to the receipt of all regulatory approvals and the effectiveness of the registration statement on Form S-4, of which this prospectus is a part, are the only conditions to the exchange offer that have not been satisfied or waived then the expiration of the exchange offer will be extended by us for 60 days. If certain conditions to the exchange offer relating to receipt of all regulatory approvals or the effectiveness of the registration statement on Form S-4, of which this prospectus is a part, are not satisfied on the expiration of the exchange offer, and one or more other conditions are not satisfied or waived, the date for fulfillment may be unilaterally extended by us for up to 60 days. If any conditions other than the conditions related to the receipt of all regulatory approvals and the effectiveness of the registration statement on Form S-4, of which this prospectus is a part, have not been satisfied or waived then the expiration of the exchange offer may be extended by us with Scala’s consent.

In addition, we may unilaterally waive the condition that the number of Scala ordinary shares tendered into the exchange offer, together with such shares held by us, represent at least 95% of the outstanding Scala ordinary shares on or before the expiration of the exchange offer, provided that the number of Scala ordinary shares tendered into the exchange offer represents at least 80% of the outstanding Scala ordinary shares at the expiration of the exchange offer. If such number of Scala ordinary shares is less than 80%, we may mutually agree with Scala to decrease the number of Scala ordinary shares required to be tendered to satisfy such condition and/or extend the exchange offer period.

Any other extension to the exchange offer period requires the mutual agreement of Scala and us. If the exchange offer period is extended, we will make a public announcement to that effect by way of an advertisement to be published in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Daily Official List of Euronext Amsterdam on the official segment of the stock market no later than the third Euronext Amsterdam trading day after the previously scheduled expiration date. These announcements shall be made in accordance with section 9o of the 1995 Decree on the Supervision of the Securities Trade (Netherlands) and shall contain the new expiration date of the exchange offer. Scala shareholders are entitled during the extended exchange offer period to withdraw Scala ordinary shares tendered during the original exchange offer period. You should read the discussion in the section entitled “Withdrawal Rights” for more details.

We also have the right to waive certain other conditions to our obligation to accept all validly tendered Scala ordinary shares, including, but not limited to the conditions requiring that:

•	no third party will have obtained the right to acquire or will have agreed to acquire or take up shares to be issued by Scala or a substantial part of the assets or business of Scala or Scala’s group companies;

•	the managing board and the supervisory board of Scala will not have resolved to revoke their unanimous favorable recommendations of the exchange offer;

•	all necessary regulatory approvals will have been obtained;

•	Scala will not have breached the merger protocol in a material respect relevant to our determination to declare the exchange offer unconditional; or

•	Scala has not breached the merger protocol in a material respect relevant to our acceptance of the Scala ordinary shares tendered into the exchange offer.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement in accordance with the publication requirements of the merger protocol, and applicable Dutch and United States laws.

Subsequent Offer Period

We may elect, in our sole discretion, to provide a subsequent offer period of not less than three U.S. business days nor more than 15 Euronext Amsterdam trading days. A subsequent offer period is not an extension of the initial (or extended) exchange offer period. A subsequent offer period would be an additional period of time, following the expiration of the initial (or extended) exchange offer period, in which stockholders may tender shares of their Scala ordinary shares not tendered during the initial (or extended) offer period.

If we elect to have a subsequent offer period, we will publicly announce this by way of an advertisement in one or more daily newspapers with nationwide distribution in the Netherlands and in Daily Official List of Euronext Amsterdam together with the public announcement as to whether or not the exchange offer is declared unconditional and the results of the initial (or extended) exchange offer period, including the approximate number and percentage of securities tendered to date, no later than the date that we declare the offer unconditional, which will be five Euronext Amsterdam trading days after the expiration of the initial (or extended) exchange offer period. We will accept for exchange and deliver Epicor common stock and cash in exchange for Scala ordinary shares that are validly tendered within three Euronext Amsterdam trading days after the expiration of any subsequent offer period.

Procedure for Tendering

Following a public notice concerning the exchange offer and the availability of this prospectus and the Dutch offering memorandum, each holder of Scala ordinary shares will by customary practice be contacted by such shareholder’s bank or broker through which such shareholder’s Scala ordinary shares are held. You will be asked by your bank or broker whether you desire to tender your Scala ordinary shares into the exchange offer. You may also contact your bank or broker directly and request them to tender your Scala ordinary shares into the exchange offer by tendering them to ABN AMRO Bank N.V.

Unless the exchange offer period is extended in accordance with Dutch law and the merger protocol, any holder of Scala ordinary shares who wishes to validly tender its shares must instruct its bank or broker to that effect by no later than the expiration of the exchange offer period, 3:00 p.m., Central European Time, on             , 2004. Shares must be tendered in accordance with the procedures established by your bank or broker.

All banks and brokers will notify ABN AMRO Bank N.V. on the expiration of the exchange offer period of the number of Scala ordinary shares tendered by their respective clients that they have in their custody and that they bind themselves in writing to deliver these shares no later than 10:00 a.m., Central European Time, on the settlement date, which is no later than three Euronext Amsterdam trading days after the exchange offer is declared unconditional (gestand gedaan).

Exchange of Scala Ordinary Shares; Delivery of Consideration

We will accept for exchange, and deliver a combination of shares of Epicor common stock and cash in exchange for Scala ordinary shares that are validly tendered and not properly withdrawn, within three Euronext Amsterdam trading days after we have declared the exchange offer unconditional, pursuant to the terms and conditions of the exchange offer, including, the terms and conditions of any extension or amendment.

In all cases, exchange of Scala ordinary shares tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt in book-entry form by ABN AMRO Bank N.V. of the Scala ordinary shares.

For purposes of the exchange offer, we will be deemed to have accepted for exchange Scala ordinary shares validly tendered and not properly withdrawn as, if and when we have declared the exchange offer unconditional (gestand gedaan) in a public announcement. The paying and exchange agent is required to then deliver shares of Epicor common stock and cash in exchange for the Scala ordinary shares to your bank or broker on settlement date, being no later than the third Euronext Amsterdam trading day after receipt of the notice referred to in the preceding sentence. Subsequently on the settlement date the banks and brokers will cause the Scala ordinary shares validly tendered by their respective clients to be transferred in book-entry form into the account of ABN AMRO for further credit to the account of Epicor. You will not receive any interest on any cash that Epicor pays to you, even if there is a delay in making the exchange.

Payment of the cash component to the Scala shareholders who have tendered their Scala ordinary shares for acceptance will be effected on the settlement date of the exchange offer, which will be within three Euronext Amsterdam trading days after the exchange offer is declared unconditional, in accordance with the terms of the exchange offer. The shares of Epicor common stock to be delivered to the Scala shareholders who have validly tendered their Scala ordinary shares for acceptance under the exchange offer will be delivered via their securities account held through their bank or broker. Such delivery is also expected to take place on the settlement date. Scala shareholders should note that if they tender their Scala ordinary shares into the exchange offer they will receive on the settlement date the cash component in United States dollars, which amount will be automatically converted into Euros, in accordance with the customary procedures of the particular bank or stockbroker, if they only have a Euro-account with their bank or stockbroker.

Withdrawal Rights

Your tender of Scala ordinary shares pursuant to the exchange offer is irrevocable, except in the event that we extend the exchange offer period. If we extend the exchange offer period, you may withdraw Scala ordinary shares tendered into the exchange offer during the original exchange offer period at any time prior to the expiration of the exchange offer period extension.

Scala shareholders can withdraw their tender by instructing the bank or broker, through which such shareholders’ ordinary shares are held to withdraw the shares they have tendered. See also “Procedure for Tendering.”

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Scala ordinary shares properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may tender withdrawn Scala ordinary shares by following one of the procedures discussed in the sections entitled “Procedure for Tendering” at any time prior to the expiration date of the exchange offer.

Regulatory Filings and Approvals Required to Complete the Exchange Offer

Our obligation to declare the exchange offer unconditional and subsequently accept Scala ordinary shares tendered for exchange in the exchange offer is subject to the satisfaction of a number of conditions, which may, in some instances, be waived, including the receipt of all regulatory approvals necessary to complete the exchange offer. Other than (i) the SEC declaring effective the registration statement on Form S-4, of which this prospectus is a part, (ii) the review by the AFM of the draft Dutch offering memorandum, which shall be completed prior to commencing the exchange offer, (iii) a dispensation by the AFM from the requirement to publish a specified price or exchange ratio in the Dutch offering memorandum, which was granted on December 10, 2003, (iv) a dispensation by the AFM from the requirement to publish a Dutch Bte-prospectus, which was granted on December 24, 2003, and (v) the dispensations by the AFM from the requirement to publish the Dutch offering memorandum within six weeks after December 12, 2003, which were granted on January 22, 2004 and March 30, 2004, we do not believe that any additional material governmental filings are required with respect to the exchange offer. However, foreign or domestic antitrust authorities or private parties could also take any action available to them under the relevant antitrust laws that they deem necessary or desirable, including seeking to enjoin the completion of the exchange offer or seeking the divestiture of assets of Epicor or Scala. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the exchange offer, before or after it is completed. Although we believe that neither the exchange offer nor, any proposed post-closing restructuring raises concerns under United States or foreign antitrust laws, we intend to comply fully with the antitrust laws of any jurisdiction in which the transaction may be subject to review, and we can give no assurance that a challenge to the exchange offer or any post-closing restructuring on antitrust grounds will not be made or, if a challenge is made, that we and Scala would prevail.

Scala Appraisal Rights

Dutch law does not recognize the concept of appraisal or dissenters’ rights and, accordingly, holders of shares of a Dutch company, such as Scala, have no appraisal rights. However, Dutch corporate law requires that the management of a company and its majority shareholders act in accordance with the “principles of reasonableness and fairness” when dealing with minority shareholders. Acts in violation of those principles may be challenged through court proceedings. In addition, see the section below entitled “—Buy-out Procedure” for a discussion of the judicial proceedings under Dutch law relating to the determination of the amount of consideration to be paid to the remaining minority Scala shareholders in a buy-out procedure.

Post-Closing Restructuring

We are making the exchange offer in order to acquire all of the outstanding Scala ordinary shares. If the exchange offer is completed and there are Scala shareholders who have not tendered their shares into the exchange offer, then such Scala shareholders will continue to own their Scala ordinary shares. After the completion of the exchange offer, we intend to de-list the Scala ordinary shares from Euronext Amsterdam, such that there will no longer be a public market for Scala ordinary shares. We can only commence such a delisting procedure once we have obtained 95% or more of the issued and outstanding Scala ordinary shares. After the completion of the exchange offer, the value of your Scala ordinary shares may decline and you may be unable to sell your Scala ordinary shares readily or at all after the completion of the exchange offer.

After the completion of the exchange offer, we intend to effectuate a corporate restructuring of Scala. This post-closing restructuring may include, among other things:

•	the commencement of a “buy-out procedure” in accordance with Section 2:92a of the Dutch Civil Code by us of Scala ordinary shares from any remaining minority Scala shareholders, as described below in the section entitled “Buy-out Procedure”;

•	the sale and transfer by Scala, or any of its subsidiaries, to us, or any of our affiliates, of all or a portion of the assets of Scala (including capital stock of a Scala affiliate) or its subsidiaries;

•	the transfer of employees from Scala or a Scala subsidiary to us or any of our affiliates, and the transfer of employees from us or any of our affiliates to Scala or a Scala subsidiary;

•	the merger of a Scala subsidiary into Scala or us or any of our affiliates;

•	the effectuation by Scala and one or more of our Dutch subsidiaries of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, as described below in the section entitled “Post-Closing Legal Merger;”

•	the amendment of the articles of association of Scala, for instance, in order to make them more in accordance with the articles of association and by-laws customarily used for Epicor and its affiliates;

•	the transformation of Scala into a private company with limited liability (which we can only effectuate once the Scala ordinary shares have been delisted from Euronext Amsterdam); or

•	any one or more combinations of the foregoing actions.

Buy-out Procedure

Section 2:92a of the Dutch Civil Code, which is attached to this prospectus as Annex D, contains a buy-out procedure for shares owned by minority shareholders of a “naamloze vennootschap” or “N.V.,” a public company with limited liability, such as Scala. As soon as we and our affiliates, other than Scala, hold for our own account at least 95% of the issued and outstanding Scala ordinary shares, we and such affiliates may institute proceedings against the minority shareholders of Scala, in accordance with Section 2:92a of the Dutch Civil Code, in order to force those minority Scala shareholders to transfer their Scala ordinary shares to us. The buy-out procedure may be initiated at any time after we hold 95% of the issued and outstanding Scala ordinary shares. The proceedings are instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The proceedings are held before the Enterprise Chamber of the Court of Appeals in Amsterdam, the Netherlands, which is referred to as the Enterprise Chamber. The Enterprise Chamber may render the following judgments:

•	Dismiss the buy-out proceedings in relation to all minority shareholders if it is established that

—	notwithstanding monetary compensation, one (or more) of the minority shareholders would sustain serious tangible loss by the forced transfer of their Scala ordinary shares,

—	one (or more) of the minority shareholders is holder of a share to which, pursuant to Scala’s articles of association, a special control right over Scala is attached, or

—	the plaintiffs have waived their right to institute these proceedings against one or more of the minority shareholders;

•	Grant the claim for buy-out in relation to all minority shareholders, and:

—	appoint one or three experts to offer an opinion to the Enterprise Chamber on the value to be paid for the Scala ordinary shares of the minority shareholders, after which the Enterprise Chamber will determine the price as at a date specified by the Enterprise Chamber, or

—	determine the price to be paid for the Scala ordinary shares of the minority shareholders as of a specified date if the Enterprise Chamber does not deem it necessary to appoint an expert (for example, if the Enterprise Chamber determines that the plaintiffs have already provided the Enterprise Chamber with sufficient evidence that the price offered is reasonable); and

—	order the plaintiffs to pay the minority shareholders the determined price with interest against transfer of their unencumbered rights to the shares.

If the Enterprise Chamber determines the price to be paid for the Scala ordinary shares of the minority Scala shareholders, such price shall be increased by the statutory interest rate applicable in the Netherlands, at present 4% per annum, for the period from the date determined by the Enterprise Chamber until the date of transfer. However, any dividends or other distributions, including any post-closing dividend, that have been made payable to the Scala shareholders within such period will be deemed a partial payment of the transfer price to be paid to the minority shareholders.

The minority Scala shareholders will be required to transfer their Scala ordinary shares, against payment of the price determined by the Enterprise Chamber when the order to transfer becomes final before the Enterprise Chamber. The plaintiffs will serve the Enterprise Chamber’s judgment upon the Scala minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure and will notify these shareholders of the date and place of payment for the Scala ordinary shares and the price to be paid for the Scala ordinary shares.

The plaintiffs may, at any time, discharge themselves from any obligations pursuant to the judgment by paying the entire amount due for the Scala ordinary shares of the minority shareholders, inclusive of interest accrued thereon, into a bank account of the consignment office (administered by the Dutch Ministry of Finance). Upon such payment, the plaintiffs become the holders of the Scala ordinary shares by operation of law. An advertisement is published regarding the payment to the consignment office has been made will be released from such Scala ordinary shares and are vested on the rights to receive the transfer price paid for such shares from the consignment office. At such time, the minority shareholders of the Scala ordinary shares would cease to have any rights in respect of their Scala ordinary shares, including with respect to voting of such shares. The only right of the minority shareholders will be the right to receive payment for their Scala ordinary shares.

Because the buy-out procedure would require a court proceeding and possibly expert valuation, receipt of funds could be substantially delayed. The price paid to Scala shareholders in the buy-out procedure is determined by the Enterprise Chamber.

Post-Closing Legal Merger

Section 2:309 of the Dutch Civil Code provides for the possibility to merge one company into another company, as long as they are both limited liability companies incorporated under Dutch law, pursuant to which the merging company will cease to exist and be “absorbed” by the surviving entity. As a result of such a legal merger, the assets and liabilities of the merging entity are transferred to the surviving entity by operation of law and the shareholders of the merging entity receive shares in the surviving entity in accordance with an exchange ratio based on the value of the merging companies. As a part of the contemplated post-closing restructuring, we may decide to effect a legal merger between Scala and a newly-incorporated or existing Dutch subsidiary of Epicor.

Dutch law provides that if, on the basis of the exchange ratio, a shareholder is entitled to receive less than one share in the surviving entity, that shareholder will receive cash instead of shares. However, the total amount of cash to be distributed to shareholders as a result of the merger may not exceed 10% of the nominal value of the shares allocated as a result of the merger. By increasing the aggregate nominal value of the shares that will be allocated by the surviving Dutch subsidiary of Epicor in the legal merger between Scala and that subsidiary, and by making the denominations of individual shares sufficiently large, the individual remaining shareholders of Scala may not be entitled to receive shares in that surviving Dutch subsidiary of Epicor. In that event, Scala would cease to exist and the remaining shareholders of Scala would then be paid an amount in cash rather than receiving shares in the surviving Dutch subsidiary of Epicor.

Other Post-Closing Actions

Following the completion of the exchange offer, we may also from time to time purchase Scala ordinary shares by means of regular purchases on Euronext Amsterdam, subject to Dutch law and other applicable law, at market prices then prevailing. Such prices may be higher or lower than the consideration paid in the exchange offer.

If we implement a post-closing restructuring to acquire any remaining Scala ordinary shares not tendered into the exchange offer, the aggregate consideration payable to the remaining minority shareholders of Scala is expected to be equivalent to the value of the offer price in this exchange offer.

In light of our post-closing restructuring options, we have not determined whether the Scala ordinary shares obtained in the exchange offer will be retained, retired, held in treasury or otherwise disposed of.

Restrictions on Sales of Shares of Epicor Common Stock Received in the Exchange Offer

The shares of Epicor common stock to be issued in the exchange offer will be registered under the U.S. Securities Act and will be freely transferable under the Securities Act, except for shares of Epicor common stock issued to any person who is deemed to be an “affiliate” of Scala prior to the exchange offer. Persons who may be deemed to be “affiliates” of Scala prior to the exchange offer include individuals or entities that control, are controlled by, or are under common control of Scala prior to the exchange offer, and may include officers and directors, as well as principal shareholders of Scala prior to the exchange offer. You will be notified separately if you may be an affiliate. Persons who may be deemed to be affiliates of Scala prior to the exchange offer may not sell any of the shares of Epicor common stock received by them in the exchange offer, except pursuant to:

•	An effective registration statement under the U.S. Securities Act of 1933, as amended, covering the resale of those shares;

•	An exemption under paragraph (d) of Rule 145 under the U.S. Securities Act of 1933, as amended; or

•	Any other applicable exemption under the U.S. Securities Act of 1933, as amended.

Our registration statement on Form S-4, of which this prospectus forms a part, does not cover the resale of shares of Epicor common stock to be received in the exchange offer by persons who may be deemed to be affiliates of Scala prior to the exchange offer.

Listing of Epicor Common Stock Issued in the Exchange Offer on the Nasdaq National Market

We expect to prepare and file a notification form for the change in the number of shares outstanding of our common stock with the Nasdaq Stock Market in order to cause the shares of Epicor common stock issuable or required to be reserved for issuance in connection with the exchange offer to be listed on the Nasdaq National Market, effective as of the settlement date.

Delisting of Scala Ordinary Shares after the Exchange Offer

Pursuant to the merger protocol, after the closing of the exchange offer, we intend to effectuate a post-closing restructuring of Scala and its subsidiaries, which may include, without limitation, the termination of the listing of Scala ordinary shares on Euronext Amsterdam. We may only de-list Scala ordinary shares if we own 95% of the outstanding Scala ordinary shares. See the section entitled “Post-Closing Restructuring” for a description of the possible effects of such delisting and deregistration on the liquidity and market value of the remaining Scala ordinary shares held by the public and not tendered pursuant to the exchange offer.

THE MERGER PROTOCOL

The following describes the material provisions of the merger protocol. The merger protocol is governed by Dutch law. The provisions of the merger protocol are complicated and not easily summarized. This summary may not contain all of the information about the merger protocol that is important to you. The merger protocol is attached to this prospectus as Annex A and is incorporated by reference into this prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger protocol.

The Exchange Offer

Subject to the conditions of the merger protocol which was originally entered into on November 13, 2003, Pacific Standard Time (and November 14, 2003, Central European Time) and amended and restated on April 14, 2004, we will offer for each Scala ordinary share tendered into the exchange offer (a) $1.8230 in cash, subject to adjustment as described below, and (b) 0.1795 of a share of Epicor common stock. If the product obtained by multiplying (a) the average closing price per share of Epicor common stock during the 10 trading day period that is two full trading days prior to the expiration of the exchange offer by (b) 0.1795 is less than $1.8327, then the amount of cash to be received in exchange for each Scala ordinary share tendered will be increased by an amount equal to the lesser of (x) $0.3665 and (y) the amount by which $1.8327 exceeds the product obtained by multiplying (i) the average closing price per share of Epicor common stock during the 10 trading day period that is two full trading days prior to the expiration of the exchange offer by (ii) 0.1795.

Subject to the satisfaction or waiver of the conditions set forth in the merger protocol and provided that the merger protocol is not terminated, the exchange offer will commence on                 , Central European time, on         , 2004 and will terminate on 3:00 p.m. Central European Time on         , 2004, unless otherwise extended by us in accordance with the provisions of the merger protocol. If we declare the exchange offer unconditional (gestand doen), we shall publicly announce this within five Euronext Amsterdam trading days of the tender closing date. As used in the merger protocol, the “tender closing date” means the date and time on which the period ends during which Scala shareholders can tender their Scala ordinary shares to us under the exchange offer, which in any event will be at least 20 business days after the date the exchange offer is commenced. If and when we declare the exchange offer unconditional, our obligation to accept and pay for all shares tendered becomes irrevocable, and we will acquire all Scala ordinary shares tendered within three Euronext Amsterdam trading days in exchange for amounts of cash and shares of Epicor common stock described above.

Regulatory Filings and Dutch Offering Memorandum; Antitrust Matters

We are obligated to prepare and file a registration statement on Form S-4, of which this prospectus is a part, under the United States Securities Act of 1933, as amended, with the United States Securities and Exchange Commission as soon as reasonably practicable following the date of the merger protocol to register the offer and sale of shares of Epicor common stock pursuant to the exchange offer. In addition, we are in principle obligated to prepare and file with the AFM a Dutch Bte-prospectus under the Act on the Supervision of the Securities Trade of 1995 (Netherlands) in relation to the offer in the Netherlands of shares of Epicor common stock pursuant to the exchange offer. However, because this prospectus contains similar information to that required in a Dutch Bte-prospectus we have received on December 24, 2003 a dispensation from the AFM from the requirement to publish a Dutch Bte-prospectus in connection with the exchange offer and we have agreed with the AFM to make this prospectus publicly available in the Netherlands. We are also obligated to prepare a Dutch offering memorandum, which will be made publicly available in the Netherlands and filed as an exhibit to the registration statement, of which this prospectus is a part.

In the event that Scala and we mutually agree that Rule 802 of the U.S. Securities Act of 1933 is available with respect to the Epicor common stock issued in connection with the exchange offer and that reliance on Rule 802 of the U.S. Securities Act of 1933 is preferable to registering such Epicor common stock issued in connection with the exchange offer, we will be obligated to prepare and file with the AFM a Bte-prospectus in lieu of our obligations with respect to the registration statement on Form S-4, of which this prospectus is a part. In that event, the tender closing date will be at least 23 calendar days after the date the exchange offer commences.

Scala and we have agreed to prepare and file any necessary notifications or other submissions required by any antitrust or similar laws or regulations with any applicable authorities. Scala and we have further agreed to supply such authorities all information required to investigate the exchange offer and to cooperate with such authorities regarding any necessary contacts and filings.

Approval and Recommendation of each of the Scala Boards

The managing board and the supervisory board of Scala have each unanimously approved and consented to the exchange offer. Unless the merger protocol is terminated, the managing board and the supervisory board of Scala have agreed to (a) unanimously support the exchange offer for the amounts of cash and shares of Epicor common stock described above and recommend it to the Scala shareholders and take all necessary corporate action to that effect and (b) make their unanimous recommendations in the Dutch offering memorandum.

Scala Fairness Opinion

The managing and supervisory boards of Scala have agreed to use their best efforts to obtain a fairness opinion that states that the amounts of cash and shares of Epicor common stock to be exchanged for Scala ordinary shares tendered into the exchange offer are fair to the Scala shareholders from a financial point of view as soon as possible from Fortis Bank (Nederland) N.V., or another reputable bank. The Scala managing and supervisory boards have agreed to use such best efforts until at least the earlier of (i) obtaining such fairness opinion or (ii) three weeks after the date of the merger protocol. Epicor has agreed to promptly supply any information needed to prepare such fairness opinion. Any such fairness opinion will be included in the Dutch offering memorandum.

Satisfaction of the Conditions to the Commencement of the Exchange Offer

Pursuant to the original merger protocol, our obligation to commence the exchange offer was conditioned upon the satisfaction or, as permitted in accordance with the merger protocol, waiver of the following conditions, all of which were satisfied prior to December 12, 2003:

•	no event will have occurred and be continuing which (i) makes it illegal or otherwise prohibits us from making the exchange offer in accordance with the terms of the merger protocol or from accepting the Scala ordinary shares, (ii) imposes material limitations on our ability to acquire, hold or exercise full rights of ownership of the Scala ordinary shares, or (iii) requires divestiture by us or any of our subsidiaries of any Scala ordinary shares or of any part of our business or the business of Scala;

•	no event, change or development will have occurred since 11:00 p.m., Pacific Standard time, on November 13, 2003 (or 8:00 a.m., Central European time, on November 14, 2003) which has had or would be reasonably expected to result in a material adverse change;

•	the merger protocol will not have been terminated in accordance with its terms;

•	Scala will have received the fairness opinion described above;

•	the due diligence review of Scala by us will not have resulted in adverse findings which in the aggregate and in the context of the exchange offer constitute a material adverse change (provided that any such finding is reported by us to Scala in writing on or before December 10, 2003);

•	the managing and supervisory boards of Scala will not have revoked their unanimous favorable recommendation of the exchange offer;

•	no third party will have obtained the right to acquire or agreed to acquire or take up shares to be issued by Scala or a substantial part of the assets or business of Scala or Scala’s group companies;

•	Scala will not have breached the merger protocol in any material respect;

•	the managing and supervisory boards of Scala will not have taken any action or made any public announcement that may prejudice or frustrate the exchange offer;

•	any or all, at our option, of certain employees of Scala will agree to continue their employment pursuant to their existing employment agreements for a period of at least six months after the tender closing date effectively waiving their “change of control” benefits in exchange for cash payments, and another employee of Scala will agree to continue her employment pursuant to her existing employment agreement for a period of five months after tender closing date; and

•	subject to the termination of the merger protocol, the members of the managing and supervisory boards of Scala and holders of 5% or more of Scala ordinary shares that are affiliates of Scala, if any, will have agreed to validly tender and not withdraw any of the Scala ordinary shares that they own to us pursuant to the exchange offer after the exchange offer has been made and declared unconditional.

As used in the merger protocol, “material adverse change” means any material adverse change, facts or circumstances with respect to Scala and its subsidiaries’ business, taken as a whole, which were not known to us as of the date of the merger protocol (including, without limitation, national and/or international developments in financial, political and/or economic circumstances) and which would be of such a significant impact on the value of the business of Scala in light of the strategic nature of the exchange offer that we could not reasonably be expected to commence the exchange offer.

Conditions to Epicor’s Obligation to Declare the Exchange Offer Unconditional

Our obligation to declare the exchange offer unconditional is subject to the satisfaction or waiver of the following conditions on the tender closing date:

1.	on or before the tender closing date, the number of Scala ordinary shares tendered into the exchange offer, together with the Scala ordinary shares held directly or indirectly by us, must represent at least 95% of the issued and outstanding Scala ordinary shares;

2.	no third party will have obtained the right to acquire or agreed to acquire or take up shares to be issued by Scala or a substantial part of the assets or business of Scala or Scala’s group companies;

3.	the managing and supervisory boards of Scala will not have resolved to revoke their unanimous favorable recommendation of the exchange offer;

4.	all regulatory approvals necessary for the exchange offer will have been obtained prior to the tender closing date;

5.	the exchange offer will not have been rendered impossible in part or in whole or materially adversely affected by any decisions of competent courts or authorities;

6.	prior to the tender closing date there will have been no material facts or circumstances that were not known to Epicor as of December 12, 2003 (including, but not limited to, national and/or international extraordinary developments in financial, political and/or economic circumstances) and that would be such a very significant impact on the value of the business of Scala that we could not reasonably be expected to declare the exchange offer unconditional;

7.	nothing will have occurred and be continuing which (i) makes it illegal or otherwise prohibits us from declaring the exchange offer unconditional in accordance with the terms of the merger protocol or from accepting the Scala ordinary shares, (ii) imposes material limitations on our ability to acquire, hold or exercise full rights of ownership of the Scala ordinary shares, or (iii) requires divestiture by us or any of our subsidiaries of any Scala ordinary shares or of any part of our business or the business of Scala;

8.	Scala will not have breached the merger protocol in a material respect relevant to our determination to declare the exchange offer unconditional;

9.	prior to the expiration of the exchange offer period, no notification will have been received from the AFM that the Dutch public offer has been made in conflict with Chapter IIa of the 1995 Act on the Supervision of the Securities Trade (Netherlands) in which case the securities institutions, pursuant to section 32a of the 1995 Decree on the Supervision of the Securities Trade (Netherlands), would not be allowed to cooperate with the settlement of the exchange offer, and Euronext Amsterdam will not have suspended and continued to suspend Scala’s listing on Euronext Amsterdam; and

10.	the registration statement on Form S-4 to register shares of our common stock in the exchange offer will not be the subject of any stop orders or proceedings seeking a stop order.

Other than the first, the ninth, the tenth and the first part of the seventh conditions listed above, we may unilaterally waive in whole or in part any of the above conditions to the extent such conditions are not satisfied on or before the tender closing date.

With respect to the first condition listed above, we may waive such condition provided that the number of Scala ordinary shares tendered into the exchange offer represents at least 80% of the issued and outstanding Scala ordinary shares at the tender closing date. If such condition cannot be waived by us because the number of Scala ordinary shares is less than such amount, we will consult with Scala and may mutually agree with Scala to decrease the number of Scala ordinary shares required to be tendered to satisfy such condition and/or extend the exchange offer period for a mutually agreed number of days.

With respect to the fourth and tenth conditions listed above, if either such conditions has not been satisfied on the tender closing date, the date for fulfillment of such condition may be unilaterally extended by us for up to 60 days and such period will be extended only if all the conditions other than those conditions have been satisfied or waived at such time. Except as provided in the preceding paragraph with respect to the first condition, if we have not satisfied or waived the conditions to the exchange offer listed above (other than the fourth and tenth conditions as described in the preceding sentence) on the tender closing date, the exchange offer period for the exchange offer may only be extended by mutual agreement of Scala and us.

Due Diligence and the Provision of Information

Pursuant to the original merger protocol, we were entitled to conduct a due diligence investigation of Scala, including, but not limited to, a due diligence investigation of the financial, accounting, legal, tax, market, product, operational, customer, technical and current trading conditions of Scala. In connection with this due diligence investigation, Scala agreed to fully cooperate with the proper performance of the due diligence review and to promptly disclose any and all information reasonably requested by us. During the due diligence investigation, we and our advisors had the right to visit the site and offices of Scala during normal working hours and after having made an appointment with the relevant representatives of Scala. In addition, management and other key employees of Scala were to be made available as reasonably appropriate to discuss relevant issues and respond to relevant questions. We agreed to use reasonable best efforts not to disturb the daily business of Scala group during the due diligence investigation and to make the due diligence procedures as efficient as possible. The due diligence investigation described in the preceding sentence ended on December 12, 2003. Following December 12, 2003, Scala and we have agreed that we will continue to have access for such further due diligence as is reasonable in view of the anticipated integration of the parties.

In addition, Scala agreed to prepare and deliver to Epicor, as promptly as practicable, and in any event before the tender closing date, audited financial statements for the fiscal years ended December 31, 2002 and 2003. Scala also agreed to use its best efforts to deliver as promptly as practicable before the tender closing date unaudited quarterly financial information for each fiscal quarter in the fiscal year ended December 31, 2003 and any completed fiscal quarter in the fiscal year ended December 31, 2004, each reviewed by independent auditors under Statement of Auditing Standards No. 100.

Conduct of Business and Other Actions of Scala and Epicor

Until the earlier of the termination of the merger protocol or the settlement date (which settlement date will be no later than three Euronext Amsterdam trading days after the exchange offer is declared unconditional), each of Scala and we will conduct its business in the ordinary course consistent with past practices. Each of Scala and we will use all reasonable commercial efforts to procure that no material adverse change occurs in its capital, its businesses, it assets or its operations or those of its subsidiaries and joint ventures taken as a whole. Each of Scala and we have agreed to procure that our respective subsidiaries comply with terms of the merger protocol described in this paragraph.

In addition, Scala will not, other than in the ordinary course of business in accordance with its current business plans and budgets, without our prior written consent:

•	make any distributions to its shareholders;

•	procure any capital reorganization, including, but not limited to, the issuance of new securities (including shares), expect pursuant to the current share option plans of Scala (provided that Scala will inform us if shares are to be issued pursuant to such plans);

•	incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

•	grant option rights on existing or new securities (including shares), grant rights with respect to profits and/or similar rights to any third party, including any member of each of the managing and supervisory boards or employees of Scala, other than pursuant to the current share option plans of Scala;

•	enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation, severance or benefits to employees or non-equity performance awards;

•	adopt or amend any employee benefit plan or arrangement, stock option plan or stock purchase plan;

•	amend or otherwise modify the terms of sale with respect to any products or technology of Scala, including existing customer contracts, outside of the ordinary course of business;

•	sell, license or transfer to any person or entity any rights to any intellectual property of Scala outside of the ordinary course of business;

•	amend its articles of association;

•	change the composition of the managing or supervisory boards of Scala;

•	merge or consolidate with or into any other business or materially change the character of its business in any manner;

•	make any acquisition or divestiture or other capital expenditure;

•	take any actions with respect to its working capital or fail to maintain adequate working capital to fund its ordinary business operations;

•	take any actions resulting in obligations for Scala or which may impose liabilities on Scala in excess of EUR 25,000; or

•	agree to any of the foregoing.

Scala has agreed to convene a meeting of its shareholders as required to provide its shareholders with necessary information concerning the exchange offer in accordance with the 1995 Decree on the Supervision of the Securities Trade (Netherlands). At Scala’s request, we will provide information reasonably necessary for such meeting of Scala’s shareholders and will make any necessary persons available to attend such meeting.

Scala and we have agreed to cooperate fully with each other in progressing the exchange offer. In addition, Scala and we have agreed to consult with each other with respect to, and prior to, any and all public announcements and meetings with the media, analysts and shareholders related to the exchange offer.

Composition and Other Matters regarding the Boards of Scala and Epicor

We have agreed to take all requisite action as of the tender closing date to cause our board of directors to be expanded to enable Andreas F. Kemi to be appointed to our board of directors effective as of the consummation of the exchange offer. Scala and we have acknowledged and agreed that the Scala ordinary shares not tendered pursuant to the exchange offer will be acquired pursuant to compulsory buy-out procedures from remaining minority Scala shareholders or other procedures or legal actions in accordance with the laws of the Netherlands, including a legal merger between Scala and one or more of our subsidiaries. Scala and we have acknowledged that we intend to terminate the listing agreement between Scala and Euronext Amsterdam relating to the listing of Scala ordinary shares as soon as possible after the consummation of the exchange offer.

In the event that the condition requiring the number of Scala ordinary shares tendered into the exchange offer together with the Scala ordinary shares held by us to represent at least 95% of the issued and outstanding Scala ordinary shares is waived or lowered pursuant to the merger protocol, promptly upon the purchase by us of Scala ordinary shares representing not less than 51% of the outstanding Scala ordinary shares, Scala will convene an extraordinary general meeting of shareholders in accordance with law for the election of such number of directors, rounded up to the next whole number, to serve on each of the managing and supervisory boards of Scala as will give us representation on each of such Scala boards equal to (i) the total number of members of each such Scala board (after giving effect to the election of any additional members pursuant to the merger protocol as described in this sentence) and (ii) the percentage that the number of Scala ordinary shares beneficially owned by us (including Scala ordinary shares accepted for payment) bears to the outstanding share capital of Scala. Scala has also agreed to use reasonable best efforts to secure the resignations of such number of members of each of the managing and supervisory boards of Scala as is necessary to enable our designees to be elected and will cause our designees to be elected. If we own at least 80% of the issued and outstanding Scala ordinary shares, all of the members of the supervisory board of Scala will resign upon the payment of the exchange offer price by us to Scala shareholders that tendered their shares in the exchange offer. Upon resignation, each resigning supervisory board member will receive an additional full annual payment of EUR 25,000 and the chairman of the supervisory board will receive an additional full annual payment of EUR 50,000 as compensation for loss of office.

Strategy, Management and Organization

The merger protocol states that the parties acknowledge that they identified considerable cultural affinity between their organizations which they believe will form the foundation of an effective combined organization. The merger protocol states that, in the spirit of supporting a combined organization, we intend to:

•	create a strong international player in the ERP and ERP II mid-market sector;

•	identify future product development for the Epicor “E-Division” to be based around the product suite of Scala;

•	further strengthen the adoption by us and Scala of Microsoft core technologies for future development; and

•	strive to create a centralized research and development function for the Epicor “E-Division” and Scala based around existing Scala facilities.

We have further agreed that we will facilitate and encourage full consultation with Scala over forms of rationalization or reorganization plans involving staff or facilities of Scala.

Scala Prohibited from Soliciting Other Offers

Under the terms of the merger protocol, Scala has agreed not to, directly or indirectly, and not to authorize or permit any of its subsidiaries or any of its or its subsidiaries’ respective officers, directors, managing directors, employees, agents and representatives (including, but not limited to, any investment banker, attorney or accountant retained by Scala or any of its subsidiaries) to:

•	solicit, encourage (whether by the provision of information or otherwise) or engage in discussions with other parties regarding the sale of Scala ordinary shares or merger, association, acquisition or other similar transaction concerning Scala or its subsidiaries or their businesses unless and until the merger protocol is terminated in accordance with its terms; or

•	enter into a transaction with any person, other than us, concerning the possible acquisition by such person of the Scala ordinary shares or part of such shares or any material portion of the assets of Scala (in each case, whether by way of merger, purchase of capital stock or otherwise) unless and until the merger protocol is terminated in accordance with its terms.

In the event of any unsolicited competing offer for the Scala ordinary shares that is substantially better for Scala and its shareholders with respect to the price offered and the proposed strategy, the merger protocol will not prohibit the members of the managing and supervisory boards of Scala, to the extent necessary to comply with their fiduciary duties, from considering or engaging in discussions or negotiations regarding such competing offer or making recommendations (and withdrawing the recommendation otherwise required by the merger protocol) to Scala’s shareholders regarding such competing offer. Scala has agreed to immediately notify us in writing of any such unsolicited competing offer and to consult with us as to whether, or how to proceed with the exchange offer. We have agreed to inform Scala within two business days after the notification whether or not we will materially match such competing offer and to inform Scala of the terms of any such alternative offer.

Scala has agreed to keep us reasonably informed on a current basis of the status of any competing proposal, offer or inquiry, including, but not limited to, with respect to discussions or negotiations relating thereto, the identity of the person or persons making such proposal, offer or inquiry and the terms of any such proposal, offer or inquiry and any material amendments or modifications thereto, if (i) such proposal, offer or inquiry is of the type which the members of either the managing or supervisory boards of Scala have determined is substantially better for Scala and its shareholders with respect to the price offered and the proposed strategy and (ii) either the managing board or the supervisory board of Scala has determined that it is necessary to comply with its fiduciary duties to consider or engage in discussions or negotiations regarding such competing proposal, offer or inquiry or make any recommendations (or withdraw the recommendation otherwise required by the merger protocol) to Scala’s shareholders regarding such competing proposal, offer or inquiry.

Treatment of Scala Share Options

Scala will comply, and will ensure that the trustee of The Scala Share Option Scheme complies, with certain provisions of the Scala Share Option Scheme Rules, the Scala Share Option Plan (U.S.) and the terms of any other outstanding and exercisable share options and other rights to acquire Scala ordinary shares. The provisions of the Scala Share Option Scheme Rules require, among other things, that the trustee provide written notice of the exchange offer to every Scala share option holder at least 14 calendar days prior to the expiration of the exchange offer. Scala share option holders will generally be entitled, within 14 calendar days of such notice and subject to certain limitations, to exercise their Scala share options (whether or not such share options would otherwise have been vested at such time) conditional upon expiration of the exchange offer being declared unconditional. Any outstanding share options under the Scala Share Option Scheme, the Scala Share Option Plan (U.S.) or other outstanding and exercisable share options or other rights to acquire Scala ordinary shares that are not conditionally exercised by the settlement date of the exchange offer will terminate and cease to exist.

Upon the exercise of any Scala share options (assuming such exercise occurs by the expiration of the exchange offer period), the former Scala share option holders may, just as other Scala shareholders, elect to tender into the exchange offer the Scala ordinary shares that they receive upon exercise of the Scala share options. Any shares that are not tendered into the exchange offer will remain outstanding and will be subject to the post-closing restructuring options of Epicor that are described in the section entitled “The Exchange Offer—Other Post-Closing Actions”.

Market Stand Still with respect to Scala Ordinary Shares

Until the earlier of the date on which an announcement will be made that the exchange offer will be declared unconditional or August 31, 2004, we have agreed that we will not, and will ensure that our affiliates will not, without the prior written approval of Scala, acquire, agree to acquire, make any proposal or offer to acquire any Scala ordinary shares in any manner other than pursuant to the terms and conditions of the exchange offer as set forth in the merger protocol.

Termination of the Merger Protocol

The merger protocol and the rights and obligations thereunder will terminate immediately upon written notice:

•	if Scala and we mutually agree in writing;

•	by Scala or us, if all of the conditions to the exchange offer described in the section above entitled “—Conditions to Epicor’s Obligation to Declare the Exchange Offer Unconditional” are not satisfied and unsatisfied conditions capable of being waived have not been waived by the appropriate party on the earlier of (i) the date on which an announcement will be made that the exchange offer will be declared unconditional and (ii) August 31, 2004, provided that this right to terminate the merger protocol will not be available to a party whose failure to fulfill any obligation under the merger protocol was the cause of or resulted in the failure of the exchange offer to be consummated on or before such date;

•	if there is any law that makes the consummation of the exchange offer illegal or prohibited or if any court of competent jurisdiction or other governmental entity has issued an order, judgment, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the exchange offer and such order, judgment, decree, ruling or other action has become final and non-appealable; or

•	by Scala or us, if Scala has resolved to revoke its intended unanimous favorable recommendation of the exchange offer pursuant to the merger protocol in the event of an unsolicited competing offer for the Scala ordinary shares that is substantially better for Scala and its shareholders with respect to the price offered and the proposed strategy as described above in the section entitled “—Scala Prohibited from Soliciting Other Offers.”

Payment of Termination and Break-Up Fees

Pursuant to the merger protocol, if the exchange offer is not consummated due to any breach of the obligations under the merger protocol, the party that caused the breach will be required to pay the other party a EUR 3 million termination fee for fixed damages.

In addition, in consideration of us having incurred substantial costs (including, but not limited to, internal costs, advisory fees and other out-of-pocket expenses, loss of profits and opportunity costs), having made substantial efforts in connection with the exchange offer and having through the exchange offer enhanced the possibility of a third party proposing such a third party transaction, Scala has agreed to pay us a break-up fee equal to EUR 1.5 million immediately upon written and documented request for the costs incurred by Epicor related to the exchange offer (including internal costs, advisory fees and other out-of-pocket expenses, loss of profits and opportunity costs) if:

•	a public announcement indicating that a third party is preparing, has prepared or made a public offer for the Scala ordinary shares or an indication that a third party has obtained the right to acquire or has agreed to acquire or take up shares to be issued by Scala in an amount of more than 51% of Scala’s then outstanding ordinary shares or a substantial part of the assets or business of Scala or Scala’s group companies, and such third party transaction has been approved or recommended by the Scala managing board or supervisory board or submitted for approval by the shareholders of Scala;

•	the merger protocol is terminated, not due to certain breaches by Epicor, at a point in time when less than 95% of the outstanding Scala ordinary shares has been tendered into the exchange offer, because such a transaction with a third party has been announced, has not been withdrawn, is superior in value to the exchange offer and a transaction with such third party is consummated within six months of terminating the merger protocol; or

•	either of the Scala managing board or supervisory board has resolved to revoke its unanimous recommendation in favor of the exchange offer.

However, in the event that the revocation by either of the Scala managing board or supervisory board of its unanimous recommendation supporting the exchange offer causes Scala to pay the initial EUR 3 million termination fee because it constitutes a breach of the merger protocol, the additional EUR 1.5 million reimbursement payment for Epicor’s costs due to such revocation shall be credited against the EUR 3 million payment.

Conditions to the Commencement of the Tender Period

The period during which Scala shareholders can tender their shares to us in the exchange offer is known as the tender period. Provided that the merger protocol is not terminated, the tender period will begin on the first Euronext Amsterdam trading day following the day on which we announce that we will make the Dutch offering memorandum and this prospectus publicly available in the Netherlands, subject to the following conditions:

•	all of the conditions listed under the section entitled “—Conditions to Epicor’s Obligation to Declare the Exchange Offer Unconditional,” except conditions numbered 1 and 4, will have been satisfied or validly waived as of the date prior to the date on which the Dutch offering memorandum and this prospectus are made publicly available in the Netherlands;

•	the AFM will have reviewed the Dutch offering memorandum and confirmed in writing that it has no further comments on it;

•	the registration statement on Form S-4, of which this prospectus is a part, will have been declared effective and will not be subject to any stop order, and a valid dispensation from the AFM from the requirement to publish a Dutch Bte-prospectus will be in effect; and

•	the fairness opinion described above will not have been withdrawn or revoked by Fortis Bank (Nederland) N.V. as of the date prior to the date on which the Dutch offering memorandum and this prospectus are made publicly available in the Netherlands; provided, however, that this condition will be deemed satisfied if (i) Fortis Bank (Nederland) N.V. withdraws or revokes the fairness opinion solely due to an untrue statement by us to them or our omission to state any material fact to them or (ii) Fortis Bank (Nederland) N.V. withdraws or revokes the fairness opinion for any other reason and Scala procures a similar fairness opinion from another reputable bank.

THE TENDER AGREEMENTS

Pursuant to the merger protocol, all members of the Scala managing and supervisory boards that hold Scala ordinary shares or options to purchase Scala ordinary shares have entered into tender agreements with Epicor. These shareholders and holders of share options are Jan A. Palmquist, Andreas F. Kemi, Sergey Shvedov, Jan-Erik Lundberg, Frank Ewald and Barbara Moorhouse and they hold in the aggregate 294,542 Scala ordinary shares and 277,200 share options to purchase Scala ordinary shares, representing approximately 0.25% of the outstanding Scala ordinary shares as of March 31, 2004. The following is a summary description of the tender agreements. The form of tender agreement is attached to this prospectus as Annex B and is hereby incorporated by reference into this prospectus.

Pursuant to the tender agreements, each party to such agreement has agreed to tender all the Scala ordinary shares beneficially owned by such shareholder into the exchange offer. The tender of Scala ordinary shares by such shareholders will be irrevocable, unless the merger protocol is terminated, notwithstanding any withdrawal rights available to such shareholders into the exchange offer.

In addition, under the tender agreements, these parties have agreed that until the exchange offer is declared unconditional or the merger protocol is terminated, they will not transfer or otherwise dispose of their Scala ordinary shares or discuss, negotiate, or make any offer or agreement relating to their Scala ordinary shares with anyone other than Epicor.

SCALA EXTRAORDINARY GENERAL MEETING

The Scala extraordinary general meeting of shareholders will be held on             , 2004 at             , Central European time, at              in Amsterdam, the Netherlands.

The agenda for the Scala extraordinary general meeting of shareholders will include the following matters:

•	opening;

•	discussion of the exchange offer in accordance with section 9q of the 1995 Decree on the Supervision of the Securities Trade (Netherlands);

•	resignation of the current members of the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer; and discharge for the performance by the current members of the Scala supervisory board of their duties as members of the Scala supervisory board for the period from May 15, 2003 through the date of the Scala extraordinary general meeting of shareholders;

•	appointment of L. George Klaus as the sole member of the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer;

•	appointment of Richard Borg, John Brims, Mark Duffell, John Ireland, Andreas F. Kemi and Michael Piraino as members of the Scala managing board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer; and

•	closing.

The Scala extraordinary general meeting of shareholders will be convened in the usual manner and in accordance with the articles of association of Scala and Dutch law.

SCALA BUSINESS DESCRIPTION

Introduction

Scala designs, develops, markets and supports collaborative enterprise resource planning (ERP) software that is used by the small- and medium-size divisions and subsidiaries of large multinational corporations, as well as by independent stand-alone companies, in developed and emerging markets. Scala’s solutions enable these companies to better manage resources and information throughout their enterprise through integrating back-office applications for manufacturing, distribution and accounting with front-office applications for sales, marketing and customer service and support, helping them increase their business efficiency and productivity.

Scala provides companies with an open, flexible, easy-to-deploy and cost effective ERP system. Scala’s solutions are based on a web services platform and utilize Microsoft® technologies. Scala designs its products to be compatible with current and emerging industry standards, and customizes its products to meet the individual needs of its customers worldwide. Approximately half of Scala’s customers are mid-sized companies and subsidiaries or divisions of large multinational corporations, with the remaining half being smaller, local companies.

Scala’s software and services support local currencies and accounting regulations, are available in more than 30 languages, and are used by customers in over 140 countries. Scala’s local presence and its multi-language and multi-currency software, together with local know-how and expertise gained from over 25 years of working with multinational corporations and their subsidiaries and divisions across a wide variety of industries, allow Scala to serve customers who do business globally. Scala’s software and services also enable its customers to integrate all of their ERP systems in multiple locations throughout the world, whether in a subsidiary, division or headquarters—and whether they are Scala systems or other vendors’ systems.

Scala has had a close relationship with Microsoft since 1993, and works together with Microsoft to develop Scala’s products utilizing Microsoft technologies. All of Scala’s products are designed for the Microsoft platform.

Scala is a public company with limited liability incorporated under the laws of the Netherlands. Scala was founded in Sweden in 1978 under the name Beslutsmodeller. In 1996, the company renamed itself Scala, and in 1997 Scala Business Solutions N.V. was incorporated in the Netherlands. Scala has been listed on Euronext Amsterdam since July 16, 1998.

Products

Substantially all of Scala’s revenue is derived from the licensing of software products and providing related consulting, maintenance, support and training services.

Scala’s success is to a large extent based on the history of its standard Scala ERP product, and in particular versions 5.0 and 5.1 developed to run on Microsoft Windows. This product formed the basis for Scala’s growth throughout the 1990s, with upgrade versions and enhancements released during this period. In 1999, Scala won the grand prize in a competition organized by Gartner, information technology industry analysts, for its web-enabled connectivity features. In 2001, Scala 5.1 was awarded the accolade ‘ERP Solution of the Year’ by Microsoft in recognition of Scala’s commitment to delivering global ERP applications based on Microsoft’s latest technology.

Scala offers its customers the iScala Collaborative ERP system—an integrated ERP, customer relationship management (CRM) and supply chain management (SCM) solution on a web services platform—that helps midmarket companies increase their business efficiency and productivity.

Scala commercially-released the first version of iScala in May 2002, building on the knowledge and experience it had gained over the years in delivering the ERP system in Scala 5.1, and its established user base across the world.

iScala is the successor product to Scala 5.1. Launched as one of the world’s first purpose-built, packaged ERP solutions in the market, iScala utilizes XML (extensible markup language), an industry-standard method of creating common information formats and sharing both the format and the data on the web, intranets, and elsewhere. In September 2003, Scala commercially-released iScala 2.2, a new version of iScala containing over 500 enhancements and new features.

iScala is available in two packages:

•	The iScala Business Server is Scala’s entry-level product, targeted at single-site midmarket companies. The iScala Business Server is designed to provide a comprehensive collaborative ERP package that offers full ERP functionality, providing a first step towards automating business processes across applications and with customers’ or suppliers’ systems.

•	The iScala Enterprise Server is targeted at medium-size multinational companies and the subsidiaries and divisions of global enterprises. The iScala Enterprise Server includes all the functionality of the iScala Business Server with additional integration and administration functionality to support larger, multi-site business environments, providing a scalable collaborative ERP package for business centralization. It also gives users the ability to centrally-manage all their iScala installations.

Both the iScala Business Server and the iScala Enterprise Server integrate a broad set of ERP, customer relationship management and supply chain management business processes and services, in over 30 languages.

A key feature of the iScala system is its connectivity solutions. These are built to support specific collaborative processes, connecting different business entities, applications or users. All iScala connectivity solutions are open industry standards and technology, enabling businesses to readily deploy these solutions. iScala connectivity solutions utilize XML, electronic message transfer and transaction-based processing technologies, which are highly reliable and easy to use.

Each package in the iScala Collaborative ERP system includes the following modules:

iScala Core Business Processes. Comprising financials and asset management, this core set of business processes provides automatic internal accounting to consolidate single and multiple locations, helping customers improve their business efficiency. Key differentiating features include multi-currency and multi-legislative financial functionality, asset management and a set of packaged integration solutions to allow the exchange of data electronically between headquarters ERP systems and those in subsidiaries. The iScala Enterprise Server includes an option for the ERP systems in headquarters, regional centers and subsidiaries to collaborate electronically by exchanging both transaction and master data.

iScala CRM. Powered by Microsoft Business Solutions CRM software, iScala customer relationship management software is a front-office product designed for use by sales and customer service staff to enable companies to better manage, from one place, all information related to their customers, such as history, orders and activities. iScala is integrated with the iScala ERP product (and with other business systems) and is accessible from both Microsoft Outlook® and the web. iScala CRM is easy to use, customize and maintain, and scales to grow in line with a company’s business.

iScala SCM. iScala supply chain management software addresses the typical operational needs of distribution and manufacturing organizations, comprising materials management (purchase and inventory management), warehouse management (including quality control), manufacturing (planning, configuration, shop floor control), tools (such as lead time management, delivery and shipment) and integration.

iScala Service Management, Contract Management, Project Management. This software provides customers with a solution to manage their service management, contract management and project management business processes. The iScala solution allows customers to improve financial and operational management and control, and, in the case of the service management module, extends the customer’s product and customer lifecycle management capability. This set of business processes was significantly improved and extended in the latest version of iScala to provide additional automation.

iScala Human Resource Management. iScala human resource management software includes a global payroll module that customers can use to improve their personnel management globally. This module also incorporates software that allows a company to meet local legislative requirements relating to human resource management.

iScala Business Intelligence (BI) Server. Gives users access to information they need to make decisions quickly. Designed to make operational and management reporting easier, iScala BI Server enables users to quickly perform inquiries and comparative analysis to find out how a business is performing and where improvements are needed.

iScala Developer. The iScala Developer is a sophisticated development tool typically used by a customer’s own software development staff for creating vertical and unique company-specific processes inside and outside the iScala system using Microsoft Visual Basic® for Applications. An advanced version of iScala Developer enables developers to customize the user interface and supports Microsoft .NET in order for programming to be done in the preferred language.

Services

As part of its comprehensive solutions, Scala offers its customers the following services:

Software implementation. Scala provides certified consultants globally, both its own employees as well as highly-skilled third-party consultants, who have been trained extensively and certified in their respective specialties to use Scala’s Signature implementation methodology. Many customers “go live” in as little as four weeks from the date they receive their iScala software.

Software maintenance and support. iScala systems are sold with maintenance support services. Customers are provided with support, repairs and upgrades to the iScala product. A key element in customer support is a multi-language telephone hotline with trained support staff, directly supporting customers from centers in Europe, Asia and the United States. Customers generally enter into one year maintenance agreements with Scala, and may renew their maintenance agreements for additional one-year periods.

Training and education. Scala has its own corporate training facility (Scala University) dedicated to increasing the productivity of iScala software users, employees, and VARs through training and education. Scala University is integrated with Scala’s research and development organization and plays a key part in rolling out new products more effectively.

Competition

The business information system industry in general and the market for ERP software specifically, in which Scala competes, are very competitive and subject to rapid technological change, evolving standards, frequent product enhancements and changing customer requirements. Scala competes on the basis of price, the functionality of its products, its ability to meet the requirements of its customers, including maintenance and customer support, and its ability to integrate new and emerging technologies into its products.

Scala primarily competes in the midmarket of the ERP software market. This segment of the market is fragmented and highly competitive, with over fifty companies selling ERP software and services. Scala competes with established vendors, including Microsoft Business Solutions (Great Plains/Navision), Lawson, Intentia, Exact, Unit4Agresso, Epicor, IFS, Lawson, Cegid, Systems Union and Made 2 Manage, as well as local vendors in single markets offering locally-developed software.

Scala also competes with software vendors who operate in the enterprise and who are now selling versions of their software to companies in the midmarket segment. These include SAP (the industry leader), Oracle, PeopleSoft and SSA Global (Baan). In addition, Scala competes for customers in the lower end of the midmarket segment with vendors who have traditionally focused on customers in the entry level, such as Sage, Intuit, Microsoft Business Solutions and other software companies specializing in small-business accounting software.

Marketing, Sales and Distribution

Scala’s products are sold to and used by a broad customer base, including companies in the industrial machinery, light engineering, automotive, electronics, hospitality, pharmaceutical, and consumer packaged goods industries, and not-for-profit organizations. Scala translates and localizes certain of its products, either directly or through outside contractors, for sale globally. Scala sells its products directly (approximately 67%) and through a worldwide network of more than 140 third-party value-added resellers (VARs), consisting of non-exclusive dealers and a small number of exclusive third-party distributors.

As of December 31, 2003, Scala had a direct sales force of approximately 57 employees. To support its local in-country sales, Scala has established subsidiaries in 27 countries. Its principal offices are in countries that include China, the Czech Republic, Estonia, Finland, France, Germany, Hungary, Japan, Latvia, Lithuania, Malaysia, Poland, Singapore, Slovakia, Sweden, Russia, the Netherlands, the United Kingdom, and the United States. Scala’s field sales organization is generally organized on a geographic basis.

In the countries where Scala has a direct sales force, Scala’s sales force generally focuses on multinational companies (headquarters as well as local subsidiaries and divisions) and larger local companies. In these countries, Scala’s local third-party VARs focus on the small- and medium-size enterprise market or specialize in a specific industry. The VARs provide sales leads to Scala’s local in-house sales force. The end-user agreements are typically entered into directly by Scala’s local subsidiary which then pays a commission to the relevant local VAR. The local VAR is responsible for the software implementation, while Scala provides maintenance and support services directly to the end-user.

In the countries where Scala does not have a direct sales force, the third-party VAR representing Scala in the relevant country will target multinational companies as well as local companies. The VAR makes the sale and licenses software, and is responsible for implementation, maintenance and support services. Traditionally, these VARs enter into end-user agreements with customers and pay license and maintenance royalties to Scala. Scala is currently changing this practice so that Scala will invoice customers directly for license and maintenance fees and pay commissions to its VARs.

Scala organizes its indirect distribution channel into four categories of VARs, which operate on a local, regional or international basis:

•	Scala Recommenders—independent industry professionals whose business activities allow them to identify potential new Scala customers. Recommenders receive a commission for leads passed to the Scala sales channel which result in successfully closed sales. Recommenders do not carry a quota and do not have the same obligations as other Scala partners. Scala’s relationship with its recommenders is non-exclusive.

•

Scala Collaborative Partners—independent companies whose software complements Scala’s system architecture and functionality. The relationship provides exposure to existing customers, prospects and distribution channels. Each company remains fully independent in the sales and support of their own products. Scala works on this basis with Ascent Technology, B*Smart Intelligent Solutions, B*Mobile Solutions and Eliad Technologies. Scala’s relationship with its collaborative partners is non-exclusive.

•	Scala Accredited Implementation Partners—consulting organizations who are certified to implement Scala systems but not to sell Scala products. Those companies complement Scala by providing specialist skills and services to its customers. Scala works on this basis with large consulting companies like Cap Gemini Ernst & Young, Atos KPMG Consulting, Deloitte Consulting and PWC Consulting (now part of IBM Global Services); and with local consulting companies that provide Scala customers with a lower total cost of ownership. The accredited implementation partners pay Scala a commission on their consulting services invoiced to Scala end-users. Scala’s relationship with its accredited implementation partners is non-exclusive. Subsequent to the closing of the proposed transaction, Scala will cease working with Deloitte Consulting.

•	Scala Accredited Solution Partners—third-party VARs who offer the full range of Scala products and services. They are engaged in selling, implementing and supporting Scala software. The relationship is on a local, regional or global basis depending on the size of the company and its geographical presence. Scala has non-exclusive, and a limited number of exclusive, relationships with its accredited solution partners.

To support Scala’s network of VARs, Scala provides experienced personnel who are specifically tasked with growth and support of distribution channels. These indirect channel managers are responsible for recruiting VARs, educating and training the distribution channel, disseminating information, driving sales through the VARs, implementing marketing programs and developing regional markets. Scala’s VARs undergo training and accreditation procedures provided by Scala on the use, installation and implementation of Scala’s products.

Customers

Scala has a strong, established customer base and provides its software and services to customers in the discrete manufacturing industry as well as in industries such as industrial machinery, light engineering, automotive, electronics, hospitality, pharmaceutical and consumer packaged goods, and not-for-profit organizations. Scala’s 5.x and iScala software has been installed at over 6,000 customer locations in more than 140 countries. No single customer or distributor accounts for 10% or more of Scala’s total revenues.

Scala customers often purchase licenses for a single location, department or division and may later expand their use of Scala products to other parts of their organizations. In the year ended December 31, 2003, existing customers accounted for approximately 62% of license revenue and approximately 93% of maintenance revenue.

Product Development and Quality Assurance

Scala has devoted significant resources to the development of its products and technology that address the needs of midmarket users of web services-based enterprise software. Scala’s technology strategy is to develop leading business application software on the Microsoft technology platform, adding in its own technologies combined with leading third-party, industry-standard technologies in business intelligence, reporting and other technology. In 1997, Scala made the strategic decision to cease developing its software for the Unix and Oracle platforms and to develop its products only for the Microsoft platform and to integrate with other vendors’ ERP systems.

Scala uses core technologies from Microsoft and builds its products based on web services architecture. In particular, Scala believes that it is an industry leader in designing and developing products for operation on the Microsoft technology platform.

Scala works closely with Microsoft to develop its products for the Microsoft platform. Two examples of this in 2003 are the Microsoft CRM-based iScala CRM product (Scala is the first ERP vendor in Europe to extend Microsoft CRM with unique additional functionality) and integration with Microsoft’s Office 2003 Editions products launched worldwide in October 2003 (Scala is the first ERP vendor worldwide to fully utilize the collaborative potential of Office 2003 in an ERP integration). In September 2003, Scala announced its participation as an early adopter in Microsoft’s emerging business application platform code-named Microsoft Business Framework.

Scala invests significantly in product development, spending $12.8 million in 2003. Scala has based its software development center in Moscow, Russia, where costs are relatively low, highly skilled software developers are available and output and production are high by comparison with the cost and other factors associated with higher-cost facilities in Western Europe or the United States.

Scala’s research and development strategy is (i) to develop product enhancements, including additional functions and features, for its product lines, (ii) to develop or acquire new applications and products to make its product portfolio more competitive and deliver more business benefits to its customers in key vertical industries (such as industrial machinery, light engineering, automotive, electronics, hospitality, pharmaceutical and consumer packaged goods) and geographies (Europe and Asia Pacific), and (iii) to increasingly leverage web services and the Microsoft technology platform.

Scala’s headcount in its research and development activities was 177 people at December 31, 2003 and is further supplemented by the use of external contractors. All software development work takes place in Scala’s Moscow, Russia, product development center. Complementing the Moscow product development center, Scala maintains four other product centers:

•	United Kingdom. Focusing on product management and defining product strategies and the scope of product releases, and managing product roll-out;

•	Sweden. Working closely with customers, maintaining awareness of customer needs through requirement analyses, assisting product acceptance, and managing beta testing of new products;

•	Switzerland. Working on business architecture for the next product versions; and

•	Hungary. Responsible for product planning, resource and project monitoring, product translation management, product manufacturing and other activities.

Scala pursues its product development objectives by developing new software products and product enhancements using both internal and external (outsourced) resources. Some of Scala’s product enhancements have been developed in cooperation with its customers where those customers have requested and paid for the development of specific features in the standard product or in a special customized version of the product.

Rapid technological advances and changes in customer requirements characterize the computer software industry. The future success of Scala’s business will depend upon its ability to enhance its current products and develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements and continue to achieve market acceptance.

Intellectual Property

Certain components of Scala’s products are licensed from third parties. Scala attempts to protect its software with a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry-standard methods for protecting ownership of proprietary software. Although Scala has filed for patent protection on limited technology, Scala does not generally rely on patent protection for its software.

Despite these precautions, there can be no assurance unauthorized third-parties will not copy certain portions of Scala’s products, reverse engineer or obtain and use information that Scala regards as proprietary, nor can there be assurance that Scala’s competitors will not independently develop software products that are substantially equivalent or superior to Scala’s software, thus affecting Scala’s competitive position. In addition, the laws of some countries do not protect Scala’s proprietary rights to the same extent as do the laws of the United States.

Scala’s software products are generally licensed to end users, for the duration of the copyright protection, on a “right to use” basis by means of a perpetual, non-exclusive license. The license restricts the end user to use the software for the organization’s internal business purposes only and the end user is generally not permitted to sublicense or transfer the licensed Scala software.

Historically, access to and use of the source code for Scala’s software has been licensed to a very limited number of end users to enable such end users to customize the software to meet their particular requirements. Some of Scala’s exclusive third-party VARs for certain territories hold a license to access and use the Scala software source code specifically to localize Scala’s software for their local markets. Some of such resellers hold the intellectual property rights to the software that was developed as a result of this localization. In addition, some of Scala’s exclusive third-party VARs own the copyrights on the local language translations of Scala’s products.

As the number of software products in the industry increases and the functionality of these products further overlaps, software producers may increasingly become subject to infringement claims. There can be no assurance that third-parties will not assert infringement claims against Scala in the future with respect to current or future products. In addition, there can be no assurance that any such assertion may not require Scala to enter into royalty arrangements or result in costly litigation.

Production

The principal materials and components used in Scala’s software products include computer media, including CD-ROMs, and user manuals. For each product, Scala prepares a master CD-ROM, user manuals (which may be in printed form or distributed on a CD-ROM), and packaging. Substantially all of Scala’s CD-ROM duplication is performed by third-party vendors, using blank CD-ROMs acquired from various sources. Outside sources print Scala’s packaging and related materials to Scala’s specifications. Portions of the completed packages are assembled by third-party vendors. To date, Scala has not experienced any material difficulties or delays in the manufacture and assembly of its products, or material returns due to product defects.

Employees

As of December 31, 2003, Scala had 589 full-time employees, including 119 in sales and marketing, 187 in services and support, 177 in research and development and 106 in general and administrative functions. In the Netherlands, none of Scala’s employees are represented by a labor union or are subject to collective bargaining agreements. Scala has never experienced a work stoppage and believes that its employee relations are good. Scala believes its future success will depend in large part upon its ability to attract and retain highly skilled managerial, product development, sales and marketing personnel.

Properties

Scala’s principal executive offices are located in Amsterdam, the Netherlands. Scala’s properties consist of leased facilities for sales and marketing, research and development, services and support and administrative personnel. The majority of Scala’s facilities are occupied under leases that expire at various times through fiscal 2013. At March 31, 2004, Scala’s leased space approximated 132,000 square feet with approximately 91,500 square feet located in Europe, 33,000 square feet located in Asia, 6,500 square feet located in the United States and 1,000 square feet located in the Middle East.

Material Legal Proceedings

Scala is, from time to time, involved as plaintiff or defendant in litigation arising in the ordinary course of its business. While Scala believes that the ultimate outcome of these matters will not have a material adverse effect on Scala, the outcome of these matters is not currently determinable and negative outcomes may adversely affect business, results of operations and Scala’s financial condition.

At the end of March 2004, Scala received a letter from a former distributor whose contract was terminated during 2000. The former distributor is threatening to commence arbitration proceedings against Scala in respect of damages for the alleged loss of profits and certain other matters. The letter from the former distributor sets out proposals for damages of up to approximately $10 million. Scala believes the claim does not have any substance and considers that the likelihood of any arbitration tribunal awarding damages to the former distributor to be remote. If arbitration is commenced, Scala intends to defend itself vigorously; however, arbitration is subject to many uncertainties and the favorable outcome of an arbitration cannot be assured.

SCALA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with Scala’s consolidated financial statements, including the notes to those financial statements, included in this prospectus. Certain statements in this section are forward-looking statements and should be read together with the section entitled “Cautionary Statement Regarding Forward-Looking Information.”

Overview

Scala designs, develops, markets and supports collaborative enterprise resource planning (ERP) software that is used by companies to manage resources and information throughout their enterprise. Scala’s software and services support local currencies and accounting regulations, are available in more than 30 languages and are used by customers in over 140 countries. Approximately half of Scala’s customers are mid-sized companies and subsidiaries or divisions of large multinational corporations, with the remaining half being smaller, local companies. Scala’s products and services are sold worldwide by its direct sales force and through a network of exclusive and non-exclusive VARs.

Identification of Reportable Segments

Scala management reviews financial information presented on a consolidated basis, accompanied by revenue and expense information by geographic region for purposes of assessing financial performance and making operating decisions. Accordingly, Scala management considers that the company operates in a single industry segment, providing business management software solutions to small and mid-market businesses. Substantially all of Scala’s revenue is derived from the licensing of software products and the provision of related maintenance, support and consulting services. Scala does not manage its business by solution or focus area and therefore does not maintain its revenue on such a basis.

Sources of Revenue

Scala derives revenue from licensing, maintenance and consulting activities from other revenue. License revenue is derived primarily from the licensing of Scala products with the remainder coming from the sale of third-party products. Maintenance revenue is derived from the provision of support and periodic upgrades of the Scala products. Consulting revenue is derived from the provision of consulting and technical support services to customers using products sold or licensed by Scala, and is generated on a fee basis by Scala’s internal consultants and on a commission basis by third party consultants. Other revenue mainly relates to the revenue generated by the Scala payroll bureau in Moscow, which processes payroll transactions for third parties.

Costs of Revenue

Scala allocates costs to each of its main sources of revenue. The cost of license revenue includes direct, quota-carrying headcount costs, commissions and third-party royalties. The cost of maintenance revenue includes external commissions, external royalty costs and direct headcount relating to the provision of maintenance and hotline support and upgrades. The cost of consulting revenue includes the cost of billable work by external consultants, training expenses, external customization costs, consultants’ expenses and direct headcount costs relating to consulting.

Revenue Mix

Consulting has historically been a significant source of revenue for Scala. In connection with its restructuring in the second quarter of 2000, and slowing customer demand for consulting services, Scala reduced its in-house consulting staff and increased the use of contractors to deliver consulting services. As a result, consulting revenue as a percentage of total revenue has decreased each year since 2000 and decreased from approximately 22.7% in 2002 to approximately 22.0% in 2003.

During the same two-year period, revenue from maintenance contracts has increased as a percentage of total revenue and is the largest contributor to total revenue. The increase in maintenance revenue as a percentage of total revenue is due to an increase in Scala’s customer base, the renegotiation of higher pricing on existing contracts and the sale of new maintenance contracts. Maintenance revenue as a percentage of total revenue increased from approximately 41.8% in 2002 to approximately 49.2% in 2003.

License revenue represented approximately 27.4% of total revenue in 2003, as compared to 34.8% in 2002. The decline in license revenue as a percentage of total revenue in 2003 is due to the economic and political uncertainties in the early part of the year, which delayed customer purchasing decisions, disruptions to the sales force from changes in the corporate sales strategy in the first quarter of 2003 and customers delaying upgrades and purchases pending the commercial release of the new version 2.2 of the iScala collaborative ERP system. An increase in sales by third party VARs has also affected the contribution of license revenue to total revenue. Furthermore, as part of its 2003 restructuring activities, Scala reduced its direct sales force and increased its use of exclusive and non-exclusive VARs. The restructuring reduced Scala’s cost structure but it negatively affected its license revenue as royalty payments generated by indirect sales are generally lower than the revenue Scala would generate from a direct sale.

Operating Expenses

Sales and marketing expenses consist principally of salaries, benefits and travel expenses of marketing personnel and the costs of programs aimed at increasing revenue, such as advertising, trade shows, public relations and other marketing development programs.

Research and development expenses consist principally of salaries and benefits for software developers, contracted development efforts, facilities costs and expenses associated with computer equipment used in software development.

General and administrative expenses consist principally of salaries and benefits, travel expenses, related facility costs, and costs attributable to corporate overhead such as finance, human resources, legal, information services, and the executive personnel of Scala. General and administrative expenses also include outside legal, audit and accounting fees, provision for bad debts and expenses associated with computer equipment and communications used in the administration of the business.

Internal Controls; Financial Reporting; Disclosure Issues

In connection with the audit of Scala’s financial statements for each of the years in the two-year period ended December 31, 2003, Scala received a letter on April 13, 2004 from its independent auditors, KPMG Accountants N.V., providing information with respect to the conduct of its audit in accordance with U.S. generally accepted auditing standards, and in particular noting certain deficiencies in Scala’s internal controls and disclosure controls.

Specifically, the letter from Scala’s independent auditors noted that Scala’s independent auditors identified the following “reportable conditions” which constituted “material weaknesses” (as those terms are defined under standards established by the American Institute of Certified Public Accountants, or AICPA) in Scala’s internal controls, financial reporting and board process controls. Under the AICPA standards, a “reportable condition” is a matter than comes to an auditor’s attention that relates to a significant deficiency in the design or operation of internal control that could adversely affect an entity’s ability to record, process, summarize, and report financial data in the consolidated financial statements consistent with assertions of management in accordance with United States generally accepted accounting principles. A “material weakness” is a reportable condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts would be material in related to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

The independent auditor’s letter stated: “During the first half of 2003 the Company implemented two phases of corporate restructuring. Further, following the loss of a number of central finance staff, the Company significantly reorganized its financial accounting department. These changes initially led to a deterioration of the financial control environment in central finance and the business units as noted during our half-year review. In the second half of 2003 the changes to the financial accounting department and the establishment of additional controls reversed the deterioration noted in the first half of the year and we consider the internal control environment operating by the end of the year to be a marked improvement on that noted during 2002.”

“The Company has historically not had sufficient dedicated US GAAP financial reporting and accounting resources for the Company to continue to operate within an SEC reporting environment, and notwithstanding the improvements noted above, this continues to be the case. This has contributed to a number of adjustments and/or reclassifications of amounts previously reported and a number of areas requiring specialist technical input from ourselves during the course of the audit. Although a number of these issues arose from the accounting adopted by the company when a different finance team was in place we believe that there is a need for the Company to further enhance existing technical accounting and financial reporting resources, or employ additional personnel with the required level of expertise.”

“In addition, disclosure controls failed to ensure that full information on the extent and nature of the financial commitments made by the Supervisory and Management Boards in respect of employee taxes and severance payments were reported on a timely basis in the board minutes to enable all appropriate accounting adjustments and disclosures to be made in Scala’s financial statements. We emphasize the importance of processes to ensure that all decisions of the Supervisory and Management Boards are documented in a complete and timely basis and the awareness amongst non financial management of the need for timely reporting of all commitments entered into.” See “—2002 Restatements—2. Employee Taxes.”

These material weaknesses, if not addressed, could result in accounting errors and cause future restatements of Scala’s financial statements. In order to address these deficiencies and in light of the ongoing need for compliance with U.S. generally accepted auditing standards as applied by the SEC following the exchange offer, Scala is implementing additional improvements to its financial reporting systems and controls including evaluating the staffing of its finance and financial reporting department, increasing the training of its finance personnel with respect to U.S. generally accepted accounting principles, and adopting new policies and procedures, including with respect to the documentation of decisions of the Scala managing and supervisory boards. In addition, Epicor intends to further evaluate Scala’s internal control systems, and integrate Scala’s internal control and reporting systems with those of Epicor, following successful completion of the exchange offer. While Scala expects that these measures will help it to address the identified material weaknesses and to comply with U.S. generally accepted auditing standards following the exchange offer, Scala cannot assure you that they will ultimately prove successful or that unanticipated factors may not hinder the effectiveness of these new processes or delay the integration of Epicor and Scala’s control systems. If these material weaknesses are not adequately addressed, it could have a material adverse effect on the business, results of operations and financial condition of Scala, and, ultimately, following completion of the offer, Epicor’s business, results of operations and financial condition.

Notwithstanding the identification of the material weaknesses described above, and following the restatement of Scala’s financials as described below under “—2002 Restatements” KPMG Accountant N.V. issued an unqualified audit opinion with respect to Scala’s financial statements for the fiscal years ended 2002 and 2003.

Foreign Exchange Risk

Scala transacts business globally, primarily in European countries, and in various foreign currencies. Scala is exposed to the impact of fluctuation of foreign currencies versus the U.S. dollar, which is its reporting currency. Due to high volume and generally low value of non-U.S. dollar transactions, Scala believes it would not be cost effective to enter into any hedging or similar foreign currency arrangements to protect itself against risk in exchange rate fluctuations. Scala cannot predict the effect of exchange rate fluctuations upon its future results.

2002 Restatements

Scala has historically produced U.S. and Dutch GAAP financial statements. As part of the preparation for the merger with Epicor, Scala was required to review its historic consolidated financial statements. Following this review and in consultation with its auditors, Scala recognized the need to restate its U.S. GAAP consolidated financial statements for periods prior to 2003.

In the aggregate, the restatements affecting 2002 have resulted in a $0.3 million increase in net income to $5.0 million in 2002 from the previously reported $4.7 million, and a $3.9 million decrease in shareholders’ equity to $11.7 million at December 31, 2001 from the previously reported $15.6 million. The restatement of Scala’s 2002 consolidated financial statements relates to four issues:

1.	Revenue Recognition

Application of Contract Accounting

Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, requires that an arrangement to deliver software that includes services that involve significant production, modification, or customization of software should be accounted for in accordance with ARB No. 45, “Long-Term Construction-Type Contracts”, and the relevant guidance provided by SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. The accounting in this guidance is often referred to as contract accounting.

In 2001, Scala entered into a software license arrangement with a customer and at the same time agreed to perform significant modification and customization of the software for this customer. In 2001, Scala recognized the license revenue on delivery of the software separately from the revenue related to the modification and customization of the software that was performed during 2002 and 2003. Scala’s 2002 consolidated financial statements have been restated in accordance with contract accounting to recognize both the software license revenue and the modification and customization revenue on a percentage of completion basis over the period during which the modification and customization services were performed. Progress to completion has been measured based on the percentage of work done. This restatement resulted in a $2.0 million increase in revenue in 2002, a $2.1 million decrease in revenue in 2001 and a $0.1 million increase in revenue in 2003, and a $2.1 million decrease in shareholders’ equity as at January 1, 2002.

Vendor Specific Objective Evidence (“VSOE”)

Scala allocates the total arrangement fee in multiple element arrangements to each of the separable elements based on VSOE of fair value. Where VSOE of fair value of undelivered elements such as modifications and customizations does not exist, revenue from the arrangement is deferred until all elements are delivered. Where a service (including maintenance) is the only undelivered element, revenue is recognized as the service is performed.

Scala’s 2002 consolidated financial statements have been restated as follows to correctly apply this policy:

•	In respect of a sale of a software license entered into at the same time as a development services arrangement, Scala recognized the software license revenue under the residual method and the development services revenue on an as delivered basis. Scala has concluded that the VSOE of fair value of the development services element cannot be determined due to the infrequency of the provision of development services of this size. Scala has restated its 2002 consolidated financial statements to recognize both the software license and development services revenue over the performance period of the development arrangement.

•	Scala’s 2002 consolidated financial statements have also been restated for certain multiple element arrangements entered into during 2001 and 2002 where the amounts deferred for maintenance and consulting services were found to be lower than Scala’s VSOE analysis. The software license revenue recognized on delivery of the software has been reduced, allocated to maintenance and consulting services, and deferred to later periods.

The restatements relating to VSOE resulted in a $0.6 million decrease in revenue in 2002, a $0.2 million decrease in revenue in 2001 and a $0.8 million increase in revenue in 2003, and a $0.2 million decrease in shareholders’ equity as at January 1, 2002.

2.	Employee Taxes

From the time of listing on the Amsterdam Stock Exchange in 1998, Scala has operated in a number of locations. In keeping with the nature of Scala’s operations, directors, senior management and other staff have been required to relocate to different offices in response to business changes. This has given rise to considerable complexity in employment and compensation arrangements, which have in some cases been compounded by the termination of individual’s employment contracts.

Actions were taken by Scala in 2001 and 2002 to regularize these complex historic employee compensation arrangements. Provisions for certain of these liabilities were made in the 2002 statutory accounts.

In the third quarter of 2003, the formalization of the associated settlements highlighted potential additional settlement costs amounting to $2.1 million, $0.9 million of which related to unrecorded liabilities for 2002. Scala has restated the results and balances for the year ended December 31, 2002, resulting in a $0.9 million increase in operating expenses and accrued liabilities in 2002 and a corresponding decrease in operating expenses and accrued liabilities in 2003.

3.	Shares Issued to Employees

Scala has previously accounted for share options on a fixed plan accounting basis and generally recognized no compensation expense with respect to the grant of share options as the exercise price of the share options awarded was equal to the fair market value of the underlying security on the grant date. Scala has reviewed its accounting treatment for share options and determined that variable plan accounting is required to be applied for (1) options that were granted to employees remunerated in currencies other than the Euro, the currency of the exercise price of Scala’s share options, and (2) options whose terms were modified after the grant date. In both cases, Scala is required to recognize a compensation expense with respect to the grant of the share options. Scala’s 2002 consolidated financial statements have been restated to account for these share options on a variable plan basis, resulting in a $0.6 million increase in general and administrative expenses.

4.	Transaction with Abisko Development Limited (“Abisko”)

Scala recognized revenue in 1998 and 1999 associated with the sale and licensing of intellectual property to Abisko, in which Scala holds, indirectly through one of its subsidiaries, a 19.9% share. In 1999 and 2001, Scala purchased the modified intellectual property developed by Abisko from the intellectual property licensed to it by Scala. The purchase price included an effective refund of the costs incurred by Abisko in 1998 and 1999 in the purchase and licensing of the Scala intellectual property. Scala capitalized and amortized the purchase costs as an intangible asset.

As realization of the proceeds of the 1998 and 1999 sale by Scala to Abisko could not have been reasonably assured at the time of sale, Scala has reversed the revenue and restated the prior period results. Scala has also restated the purchase costs capitalized by Scala to eliminate the effective refund of the costs incurred by Abisko in 1998 and 1999. Scala’s 2002 consolidated financial statements have been restated to account for these changes, resulting in a $0.4 million decrease in amortization charge in 2002, a $0.2 million decrease in amortization charge in 2001, a $0.4 million decrease in amortization charge in 2003 and a $0.2 million increase in shareholders’ equity as at January 1, 2002.

2003 Restructuring Program

In May 2003, Scala commenced a restructuring program to enhance its commercial focus by simplifying its sales organization, reducing costs, centralizing and consolidating management, rationalizing its research and development base and reducing headcount. By the end of June 2003, the restructuring program had been substantially implemented. As a result, a combined European business unit, accounting for approximately 80% of Scala’s operations, was created under a single, commercially-oriented management structure. Certain research and development capabilities were transferred to Scala’s research and development center in Moscow, Russia. As at the end of the third quarter, headcount was reduced by 10.0% from the previous employee level of 673 as at the end of the first quarter and Scala incurred a charge of $2.6 million.

Although no future restructuring program of a similar nature is planned, there can be no assurance that Scala will not engage in additional restructuring activities in the future.

Microsoft Strategic Relationship

Scala has had a close relationship with Microsoft since 1993, and works together with Microsoft to develop Scala’s products utilizing Microsoft technologies. All of Scala’s products are designed for the Microsoft platform. Scala is a Microsoft globally-managed independent software vendor, and Scala’s long-standing association with Microsoft has helped Scala promote solutions that run on the Microsoft platform. This strategic relationship has resulted in several new initiatives during 2003. Scala announced that it had entered into an agreement with Microsoft to extend Microsoft Business Solutions’ CRM software with additional functionality, by integrating it with the iScala Collaborative ERP system and launching it as iScala CRM. The new product was jointly launched by Scala and Microsoft in September 2003, and a full roll out is underway in the fourth quarter, with collaborative marketing activity, promotion of iScala CRM at Microsoft events and Microsoft participation at Scala customer events. Also in September 2003, Scala confirmed its continued commitment to the Microsoft technology platform by announcing its early participation in Microsoft’s emerging business application platform, code-named Microsoft Business Framework. These opportunities are in addition to the several early adaptor programs that Scala has engaged in together with Microsoft.

Critical Accounting Policies

The consolidated financial statements of Scala are prepared in accordance with accounting principles generally accepted in the United States of America. As such, management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the accounting period. Actual results could differ from those estimates. The accounting policies discussed below are those that we consider to be critical to an understanding and evaluation of our financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results.

Revenue Recognition

Scala licenses software under non-cancelable license agreements and provides related services, including consulting and maintenance.

License revenue. Scala recognizes license fee revenue using the residual method as defined under AICPA Statement of Position No. 97-2 “Software Revenue Recognition” (“SOP 97-2”), as amended by AICPA Statement of Position No. 98-9 “Software Revenue Recognition with Respect to Certain Arrangements.”

Under the residual method, revenue is recognized on delivered elements of a multiple-element arrangement when company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement. At the outset of the arrangement with the customer, Scala defers revenue for the fair value of any undelivered elements (typically maintenance services) and recognizes the remainder of the arrangement fee, attributable to those elements that have been delivered (typically the software license), when criteria in SOP 97-2 have been met.

The criteria, which must be met before revenue attributable to a delivered element in a customer arrangement is recognized, are that persuasive evidence of an arrangement exists, that delivery has occurred, that the fee is fixed or determinable, that collectibility is probable and that the arrangement does not require significant customization of the software.

Where objective evidence of the fair value of undelivered elements does not exist, revenue from the arrangement is deferred until all elements are delivered or where services are the only undelivered element, revenue is recognized as the services are performed.

Where the arrangement requires significant customization of the software, the associated revenue is recognized using the percentage-of-completion method as work progresses on the contract or, where appropriate, Scala recognizes the associated revenue on a stage payment basis in line with milestones agreed with customers and reflected in contracts.

In certain contracts, the customer has software reproduction rights under a non-cancelable license arrangement, in which case revenue is recognized upon delivery of the first master copy.

Scala also enters into license arrangements with third party VARs whereby revenue is recognized only upon sell-through to the end user by the VAR. Payments made to or on behalf of a third party VAR by Scala for cooperative advertising, buydowns and similar arrangements are classified as reductions to net revenue.

Maintenance revenue. Maintenance revenue arises from the provision of support and periodic upgrades. The fair value of the maintenance is initially deferred and subsequently recognized as revenue ratably over the contractual term of the maintenance arrangement, which in most cases is one year. When applicable the total maintenance period over which the maintenance revenue is recognized includes any free maintenance periods granted.

Consulting revenue. Revenue for consulting services is recognized as consulting services are performed. Reimbursements received for out-of-pocket expenses incurred are classified as revenue in the statement of operations.

When recognition of revenue has been deferred, this deferred revenue is recorded as a liability in the balance sheet.

Allowance for Doubtful Accounts

Scala sells its products directly to end users on payment terms appropriate to the credit worthiness of the customer. Scala also sells its products through exclusive and non-exclusive VARs under terms appropriate to the credit worthiness of the distributor or dealer. Scala believes no specific concentration of credit risk exists due to its large customer base and the dispersion of customers among a broad array of industries and geographic areas. To the extent that emerging markets represent a greater risk of bad debt, Scala takes all appropriate steps to verify the credit worthiness of customers and provide for doubtful debts at an early stage. Receivables from customers are generally unsecured. Scala continuously monitors its customer account balances and actively pursues collections on past due balances.

Foreign Currency Translation

Scala has adopted the U.S. dollar as its reporting currency. The functional currency of Scala’s subsidiaries is generally the local currency, however, the parent company and some subsidiaries that are not U.S. based have adopted the U.S. dollar as their functional currency. Scala’s subsidiaries recognize foreign currency transaction gains and losses arising from the settlement of foreign currency denominated assets and liabilities in the income statement in the period in which they arise. Upon consolidation, revenues and expenses are translated at average rates in effect for the periods presented and the cumulative translation adjustment is reflected as a component of shareholders’ equity on the consolidated balance sheet. The balance sheets of Scala subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars using the exchange rates on the respective balance sheet dates.

Net Income/(Loss) per Ordinary Share

Basic net income/(loss) per ordinary share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net income/(loss) per ordinary share is computed using the weighted average number of ordinary shares and potential ordinary shares (when dilutive) outstanding during the period. Potential ordinary shares are shares that are issuable upon the exercise of share options where the options have vested and the exercise price is greater than the closing market price per share on the last day of the period.

Share Based Compensation

Scala accounts for share options granted to employees who are remunerated in Euros using the “intrinsic” method. For these employees, Scala recognizes no compensation expense with respect to the grant of share options since the exercise price of the share options awarded, which is denominated in Euros, is equal to the fair market value of the underlying security on the grant date. For share options granted to employees who are remunerated in currencies other than the Euro, Scala applies variable accounting as required by EITF 00-23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44”. Exercise dates are generally between 1 and 5 years from the date of grant. A maximum of 10% of the current issued number of shares may be issued as options.

Impairment of Intangible and Tangible Fixed Assets other Than Goodwill

Scala accounts for intangible and tangible fixed assets in accordance with the provision of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

Deferred Income Taxes

Scala accounts for deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable profit in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Deferred tax assets, including assets arising from loss carry forwards, are recognized if it is more likely than not that the assets will be realized.

Results of Operations

Comparison of years ended December 31, 2002 and 2003

The table below sets forth selected income statement data for the periods indicated.

	Year Ended December 31,
	2003	2002
		Restated
	(in millions)
Total revenue	$69.1	$74.8
Cost of revenue	28.3	27.0
Gross profit	40.8	47.8
Total operating expenses	47.5	40.4
Operating income (loss)	(6.7)	7.4

Net income (loss)	(10.7)	5.0

Total Revenues

Total revenue is derived from four main sources – license, maintenance, consulting and other revenues. For the year ended December 31, 2003, Scala’s total revenues decreased by approximately 7.7% to $69.1 million from $74.8 million in 2002, due primarily to a decline in license revenue.

The table below sets forth Scala’s revenues for the periods indicated.

	Year ended December 31
	2003	2002
		Restated
	(in millions)
Revenue
License revenue	$18.9	$26.0
Maintenance revenue	34.0	31.3
Subtotal	52.9	57.3

Consulting revenue	15.2	17.0
Other revenue	1.0	0.5

Total Revenue	$69.1	$74.8

License Revenue

License revenue is derived primarily from the licensing of Scala products with the remainder derived from the sale of third party products. For the year ended December 31, 2003, Scala’s license revenue decreased by approximately 27.4% to $18.9 million from $26.0 million for the year ended December 31, 2002. This decrease was due primarily to the economic and political uncertainties in the early part of 2003, which delayed customer purchasing decisions, disruptions to the sales force from changes in the corporate sales strategy in the first quarter of 2003 and customers delaying upgrades and purchases pending the commercial release of the new version 2.2 of the iScala collaborative ERP system. Following the release of iScala 2.2 in September 2003, Scala experienced a significant increase in license revenue. License revenue as a percentage of total revenue decreased to approximately 27.4% in 2003 as compared to 34.8% of total revenue in 2002.

Maintenance Revenue

Maintenance revenue is derived from the provision of support and periodic upgrades of the Scala products. For the year ended December 31, 2003, Scala’s maintenance revenue increased by approximately 8.7% to $34.0 million from $31.3 million in the year ended December 31, 2002. This increase was due primarily to the renegotiation of higher pricing on existing maintenance contracts and the sale of new maintenance contracts. Maintenance revenue as a percentage of total revenue increased to approximately 49.2% in 2003 as compared to approximately 41.8% of total revenue in 2002.

Consulting Revenue

Consulting revenue is derived from the post-sale provision of consulting and technical support services. For the year ended December 31, 2003, Scala’s consulting revenue decreased by approximately 10.6% to $15.2 million from $17.0 million in the year ended December 31, 2002. Lower than expected license sales in the first half of 2003 contributed to lower consulting revenue in 2003. Furthermore, one third of the consulting revenue in 2002 was attributable to external consulting services provided to a large Scala client on a project that was completed in the first quarter of 2003. The SARS outbreak in Asia also contributed to the decrease in consulting revenues as the outbreak substantially limited the consulting force’s mobility in the region. Consulting revenue as a percentage of total revenue remained relatively constant at approximately 22.0% in 2003 as compared to approximately 22.7% in 2002.

Other Revenue

Other revenue increased by approximately 100.0% to $1.0 million in the year ended December 31, 2003 compared to $0.5 million in the year ended December 31, 2002. Other revenue is primarily derived from services provided by the Scala payroll bureau in Moscow, which processes payroll transactions for third parties. Other revenue as a percentage of total revenue remained relatively constant at approximately 1.0% of total revenue in 2003 as compared to 2002.

Cost of Revenues

Total cost of revenue increased by approximately 4.8% to $28.3 million in 2003 from $27.0 million in 2002.

The table below sets forth Scala’s total cost of revenue for periods indicated.

	Year ended December 31
	2003	2002
		Restated
	(in millions)
Cost of Revenue
Cost of license revenue	$9.9	$9.1
Cost of maintenance revenue	5.7	4.8
Cost of consulting revenue	10.5	10.9
Amortization of intangible assets and capitalized software development costs	2.2	2.2

Total Cost of Revenue	$28.3	$27.0

Cost of License Revenue

Cost of license revenue includes direct headcount costs, commissions and third-party royalties. For the year ended December 31, 2003, Scala’s cost of license revenue increased by approximately 8.3% to $9.9 million from $9.1 million in the year ended December 31, 2002. As a percentage of license revenue, cost of license revenue increased to 52.1% in 2003 from approximately 34.9% in 2002. The increased cost of license revenue is due primarily to termination costs related to the reduction in sales headcount in connection with the 2003 restructuring and to a large commission paid to an exclusive third party VAR on a large transaction that closed during the third quarter of 2003.

Cost of Maintenance Revenue

Cost of maintenance revenue includes external commissions, external royalty costs and direct headcount relating to the provision of maintenance and hotline support and upgrades. For the year ended December 31, 2003, Scala’s cost of maintenance revenue increased by approximately 17.8% to $5.7 million from $4.8 million in the year ended December 31, 2002. As a percentage of maintenance revenue, cost of maintenance revenue increased to approximately 16.8% in 2003 from approximately 15.5% in 2002. The increase in cost of maintenance revenue is due primarily to higher commissions due from Scala to exclusive third party VARs and to termination costs of maintenance and hotline employees as part of the 2003 restructuring.

Cost of Consulting Revenue

Cost of consulting revenue includes the cost of billable work by external consultants, consultants’ expenses and direct headcount costs, training expenses and external customization costs. For the year ended December 31, 2003 Scala’s cost of consulting revenue decreased by approximately 3.2% to $10.5 million from $10.9 million in the year ended December 31, 2002. However, as a percentage of consulting revenue, cost of consulting revenue increased to approximately 69.2% in 2003 from approximately 63.9% in 2002. This increase is due primarily to the cost of consulting revenue being substantially constant, while consulting revenue declined during the period.

Amortization of Intangible Assets and Capitalized Software Development Costs

For the years ended December 31, 2003 and 2002, Scala’s amortization expenses remained substantially unchanged at $2.2 million. Amortization expenses include amounts expensed in connection with the amortization of licensing rights to the Latin American and Australian markets and the amortization of capitalized software development costs.

Operating Expenses

For the year ended December 31, 2003 Scala’s total operating expenses, increased by approximately 17.5% to $47.5 million from $40.4 million in the year ended December 31, 2002. This increase was due primarily to the $1.2 million in headcount termination and other costs associated with the restructuring program completed in the second quarter of 2003, a charge of $1.2 million for change in estimates and exchange rate effects related to employment and compensation commitments originating prior to 2003 that was taken in the third quarter of 2003, continued investment in research and development, as well as $1.8 million in advisory costs related to the Epicor merger incurred in the fourth quarter of 2003.

The table below sets forth Scala’s total operating expenses for the periods indicated.

	Year ended December 31,
	2003	2002
		Restated
	(in millions)
Operating Expenses
Sales and marketing	$8.3	$10.0
Research and development	12.8	9.8
General and administrative	26.4	20.6

Total Operating Expenses	$47.5	$40.4

Sales and Marketing Expenses

Sales and marketing expenses include salaries, benefits and travel expenses of marketing and sales related personnel, and the costs of programs aimed at increasing revenue, such as advertising, trade shows, public relations, and other marketing development programs. For the year ended December 31, 2003, Scala’s sales and marketing expenses decreased by approximately 16.9% to $8.3 million from $10.0 million in the year ended

December 31, 2002. The decrease was due primarily to a 25% reduction in headcount. Sales and marketing expenses as a percentage of total revenues decreased to approximately 12.0% in 2003 from approximately 13.3% in 2002.

Research and Development Expenses

Research and development expenses include salaries and benefits for software developers, contracted development efforts, facilities costs and expenses associated with computer equipment used in software development. For the year ended December 31, 2003, Scala’s research and development expenses increased by approximately 30.4% to $12.8 million from $9.8 million in the year ended December 31, 2002. Research and development expenses as a percentage of total revenues increased to approximately 18.5% in 2003 as compared to 13.1% in 2002.

The increase in research and development expenses is attributable to several factors related to the development of iScala 2.2. Part of the increase relates to the creation of an intermediary team of 5 product managers to ensure adequate coordination between the business requirements in the field and the development process in Scala’s research and development centers. The increase is also attributable to a substantial increase in headcount at Scala’s product development center in Moscow, where costs are relatively low and highly skilled software developers are available. In addition, Scala invested in the outsourcing of readily available specialized development skills in Eastern Europe and took a restructuring cost in the second quarter of 2003.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and benefits, travel expenses, related facility costs, and costs attributable to corporate overhead such as finance, human resources, legal, information services, and the executive personnel of Scala. General and administrative expenses also include outside legal, audit and accounting fees, provision for bad debts, and expenses associated with computer equipment and communications used in the administration of the business. For the year ended December 31, 2003, Scala’s general and administrative expenses increased by $5.8 million primarily due to (i) a $1.2 million change in estimates and exchange rate effects related to employment and compensation commitments originating prior to 2003 that was taken in the third quarter of 2003, (ii) advisory costs related to the Epicor merger of $1.8 million, (iii) $1.2 million in headcount termination and other costs associated with the restructuring program completed in the second quarter of 2003, and (iv) $1.0 million provision for bad debt, 50% of which was attributable to one major client.

Operating Income

For the year ended December 31, 2003, Scala’s operating income decreased by $14.1 million to a loss of $6.7 million from a profit of $7.4 million in the year ended December 31, 2002. This decrease was due primarily to the combined effects of a decrease in license revenue, an increase in research and development investment, restructuring costs, the $1.2 million charge for change in estimates and exchange rate effects related to employment and compensation commitments originating prior to 2003 and $1.8 million advisory costs related to the Epicor merger.

The table below sets forth Scala’s net income (loss) for the periods indicated.

	Year ended December 31
	2003	2002
		Restated
	(in millions)
Operating income/(Loss)	$(6.7)	$7.4
Other income/(expense)	0.5	(0.4)
Income tax provision	(4.4)	(2.0)

Net income/(Loss)	$(10.7)	$5.0

Other Income and Expenses

Scala recorded foreign exchange gains of $0.4 million for the year ended December 31, 2003 compared to losses of $0.3 million in the year ended December 31, 2002. This gain was due to the devaluation of the US dollar against other major currencies. Scala also reduced its interest expense in 2003, as compared to 2002 by repaying in full a convertible loan note in October 2002 and has recorded net interest income of $0.1 million in 2003.

Income Tax Provision

For the year ended December 31, 2003, Scala’s income tax provision was $4.4 million compared to $2.0 million for the year ended December 31, 2002. The increase was due to a deferred tax adjustment of $2.6 million reflecting management’s revised assessment of the likelihood that Scala will not be able to utilize assessed losses within a three year period, partially offset by a reduction in corporate tax for 2003. If Scala continues to incur losses, specifically in the entities that hold the majority of the carry forward losses, the carrying value of the deferred tax asset will be further reassessed.

Liquidity and Capital Resources

The following table summarizes Scala’s cash and cash equivalents, working capital and cash flows as of and for the years ended December 31, 2003 and 2002:

	Year ended December 31
	2003	2002
	(in millions)
Cash and cash equivalents	$10.2	$13.9
Working capital surplus/(deficit)	(3.1)	5.4
Net cash inflow/(outflow) from operating activities	(0.7)	10.1
Net cash used in investing activities	(2.7)	(3.1)
Net cash generated by/(used in) financing activities	$0.4	$(5.6)

Scala generally finances its operations with cash generated from operating activities, current cash, and short-term bank facilities. During the year ended December 31, 2003 there was a net cash outflow from operating activities of $0.7 million, as compared to cash generated from operating activities of $10.1 million for the year ended December 31, 2002. This primarily reflects the net loss for the period of $10.7 million (including $7.9 million of non-cash expenses), offset by movements in current assets and liabilities of $2.1 million. This net change was attributable to an increase in deferred revenue and accrued expenses, a reduction in the deferred tax asset and increases in other short-term liabilities.

Scala’s net cash used in investing activities amounted to $2.7 million in the year ended December 31, 2003, including a payment of $0.8 million in May 2003 in relation to the re-acquisition of licensing rights for the South Pacific region from one of the group’s indirect channel distributors. A further $1.4 million was invested in property, plant and equipment, primarily relating to computer and equipment purchases to facilitate the centralization of Scala’s management information systems, and expenditures on leasehold improvements due to the relocation of Scala’s Moscow based operations (including research and development) into new office facilities. There were no significant financing activities in 2003.

As at December 31, 2003 Scala had a working capital deficit of $3.1 million, compared to a working capital surplus of $5.4 million as at December 31, 2002. The reduction in working capital is a reflection of the fall in cash balances over the year ended December 31, 2003 of $3.7 million, combined with increases in accrued expenses, deferred income and other short-term liabilities. The increase in accrued expenses and other short term liabilities is partly due to a charge of $1.2 million for change in estimates and exchange rate effects related to employment and compensation commitments originating prior to 2003 that was taken in the third quarter of

2003, and for which approximately $1.2 million remained accrued as at December 31, 2003, and also due to the accrual of advisory costs related to the Epicor merger of $1.8 million as at December 31, 2003.

The liquidity of Scala is also significantly affected by the seasonality of annual maintenance contract renewals, with a relatively high proportion of contracts being renewed in the first quarter of the year. The high level of annual maintenance renewal collections was a key contributory factor to the increase in cash balances in the first quarter of 2003 by $0.9 million, despite repayment of $1.0 million in bank debt during the quarter.

At December 31, 2003, Scala, through its subsidiaries, had borrowing capacity under short term bank facilities of $2.7 million, of which $0.9 million was utilized. These facilities are subject to customary banking terms and conditions, and are fully repayable upon demand. The facilities are secured by fixed and floating charges on the assets of the Scala subsidiaries that are parties to the credit agreements. In addition, bank facilities are also secured by a guarantee of Scala Business Solutions N.V. Bank facilities are subject to interest at the base rates for the currencies in which the facilities are denominated, plus margins ranging from 2.0% to 2.5%. The bank facilities had a weighted average interest rate of 4.83% per annum in the year ended December 31, 2003. The total available bank facilities of $2.7 million as at December 31, 2003 includes a facility agreement between a bank lender and Scala International Limited, Scala’s subsidiary in the UK, with a limit of £0.63 million (approximately $1.0 million).

Scala’s commitments as of December 31, 2003 primarily consisted of the bank facilities mentioned above, and commitments under non-cancellable operating and capital lease agreements mainly relating to office equipment and vehicles.

The following table summarizes the future payments relating to contractual obligations and commercial commitments as at December 31, 2003:

Payments due by Period

	Total	Less than 1 year	1-3 years	4-5 years or more
	(in millions)
Bank facilities	$0.9	$0.9	$0	$0
Operating leases	2.8	1.7	1.1	0
Capital leases (minimum lease payments)	0	0	0	0

Total contractual cash obligations	$3.7	$2.6	$1.1	$0

Scala had no long-term external loan financing arrangements as at December 31, 2003. This follows the full repayment of a 7% convertible note of $6.1 million in October 2002, including accrued interest of $1.1 million.

Scala believes that its current cash, available bank facilities and cash flow from operations are sufficient to fund its operations for at least the next 12 months. However, during this period or thereafter, Scala may require additional financing. There can be no assurance that such additional financing will be available on terms favorable to Scala, or at all.

Qualitative and Quantitative Disclosure about Market Risk

Market risk represents the risk of loss that may impact Scala’s financial position due to adverse changes in financial market prices and rates. Scala does not hold or issue financial instruments for trading, and does not have an investment portfolio or long-term debt. Scala does have floating rate overdraft facilities of which $0.9 is utilized. Scala’s market risk exposure is primarily a result of fluctuations in foreign exchange rates.

Scala operates in 27 countries and in a number of international currencies. International sales are predominantly invoiced and paid in major foreign currencies that expose Scala to the impact of fluctuation of foreign currencies versus the U.S. dollar. The operating impact of such fluctuations, however, is offset to the extent expenses of Scala’s international operations are incurred and paid in the respective local currencies.

Scala is exposed to foreign exchange rate fluctuations as the financial results of its foreign subsidiaries are translated into U.S. dollars on consolidation. Scala centralizes its pooling of cash, which exposes it to foreign exchange rate fluctuations when it translates cash from one currency into another to fund operational requirements. In addition, Scala has exposure to the change in rates as the result of the timing difference between expenses being incurred and paid. As exchange rates vary, Scala may experience a negative impact on financial results. Due to high volume and generally low value of non-U.S. dollar transactions, Scala believes it would not be cost effective to enter into any hedging or similar foreign currency arrangements to protect itself against risk in exchange rate fluctuations.

For the year ended December 31, 2003, approximately 46.3% of Scala’s total revenues and approximately 45.3% of Scala’s total cost of revenues and expenses was reported by subsidiaries whose functional currency is the U.S. dollar. Scala cannot predict the effect of exchange rate fluctuations upon its future results.

New Accounting Pronouncements

In January 2003, the Emerging Issues Task Force (EITF) issued EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. EITF 00-21 addresses the issues of how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after 15 June 2003. The adoption of EITF 00-21 did not have a material effect on Scala’s financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, and (4) amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with certain exceptions. The adoption of SFAS No. 149 did not have a material effect on Scala’s financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective on July 1, 2003. The adoption of SFAS No. 150 did not have a material effect on Scala’s financial position, results of operations or cash flows.

In December 2003, the FASB interpretation FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. The Company shall apply FIN 46 or FIN 46R to

VIEs created after January 31, 2003 by the end of the first reporting period that ends after December 15, 2003. The Company shall apply FIN 46R to all entities no later than the end of the first reporting period that ends after March 15, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have a material effect on Scala’s financial position, results of operations or cash flows.

EXECUTIVE OFFICERS AND DIRECTORS OF SCALA

Upon completion of the exchange offer and effective as of the settlement date, Andreas F. Kemi, 37, interim Chief Executive Officer of Scala and a member of its supervisory board will join Epicor’s Board of Directors.

Andreas F. Kemi served as Chief Executive Officer of Scala ECE (overseas) Ltd., a Scala distributor, in 1993 through its merger with Scala International AB, to form Scala in June 1997. Following the merger, Mr. Kemi served as Chief Executive Officer of Scala until November 1999, when he became Chairman of the Scala supervisory board. In May 2003, the supervisory board delegated Mr. Kemi as the supervisory director responsible for the daily supervision of management and business affairs of Scala. Mr. Kemi is not a member of the managing board of Scala.

Andreas F. Kemi will resign from the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer. Shareholders of Scala will vote at the extraordinary general meeting of shareholders on                     , 2004 to appoint Andreas F. Kemi to the Scala managing board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer.

Interests of Scala Management and Members of Scala Boards in the Exchange Offer

Certain members of the management, the managing board and the supervisory board of Scala have interests in the exchange offer that may be different from, or in addition to, the interests of other shareholders of Scala generally. These interests are summarized below.

Employment Arrangements. Sergey Shvedov, Jan Palmquist and Barbara Moorhouse, each a member of the Scala managing board, and Andreas F. Kemi, Scala’s interim Chief Executive Officer and member the Scala supervisory board, have entered into separate agreements with Scala and Epicor in connection with the merger protocol and the exchange offer. Pursuant to these agreements, each of these individuals is entitled to receive a $25,000 cash payment as consideration for their willingness to (i) continue to be employed by Scala under their existing employment agreements for a period of six months following the expiration of the exchange offer in the case of Sergey Shvedov, Jan Palmquist and Andreas F. Kemi, and for a period of five months following the expiration of the exchange offer in the case of Barbara Moorhouse and (ii) to waive all existing “change of control” benefits under their existing employment agreements during such limited employment periods. Five months after the tender closing date, upon the giving of a twelve-month notice, Barbara Moorhouse will be entitled to receive a lump sum payment equal to the sum of (i) her annual base salary of £150,000, (ii) her annual bonus payment for 2003, not to be less than a guaranteed minimum of £85,000, and (iii) the value of other benefits available to her over a twelve-month period in accordance with the terms of her employment agreement. In addition, Barbara Moorhouse will be entitled to all other salary and benefits payable to her under her employment agreement for the remaining term of her employment and any additional payments for early termination thereof available to her in accordance with the terms of her employment agreement.

Epicor Board Membership Andreas F. Kemi. We have agreed to take all requisite action to cause our Board of Directors to be expanded to enable Andreas F. Kemi to be appointed to our Board of Directors effective as of the settlement date.

Additional Payments to Members of the Supervisory Board. All of the members of the supervisory board of Scala will resign upon the settlement date. Upon his or her resignation, each member of the Scala supervisory board will receive an additional full annual payment of EUR 25,000, and the chairman of the supervisory board of Scala will receive an additional full annual payment of EUR 50,000 as compensation for future loss of office.

Indemnification of Members of the Supervisory Board. Pursuant to the resignation letters to be entered into with each of the current members of the Scala supervisory board, for a period of five years following the date on which we pay the exchange offer price to Scala shareholders that tendered their shares in the exchange offer, subject to the limitations on indemnification under applicable law, Scala shall, to the fullest extent permitted under applicable law, indemnify each of the current members of the supervisory board and hold each such member harmless against any costs or expenses, judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of any action taken or omission occurring in such member’s capacity as supervisory director of Scala at or prior to the date on which we pay the exchange offer price to Scala shareholders that tendered their shares in the exchange offer. Scala has agreed that the above indemnity shall be binding on its successors, assigns and transferees. In addition, we have agreed to maintain Scala’s current Directors and Officers Liability insurance policy, or to obtain an insurance policy from another reputable insurer which provides for similar coverage, for a period of at least five years following the date on which we pay the exchange offer price to Scala shareholders that tendered their shares in the exchange offer.

Scala Equity Compensation Plans. Under the Scala Share Option Scheme and the Scala Share Option Plan (U.S.), Scala share option holders will generally be entitled to exercise Scala share options previously granted to them conditional upon the completion of the exchange offer, whether or not such share options have vested. As of March 31, 2004, members of the managing board and supervisory board held a total of 277,200 share options granted under the Scala Share Option Scheme and the Scala Share Option Plan (U.S.), with an average weighted exercise price of EUR 2.54, and will be entitled to exercise all such options not previously exercised and to participate in the exchange offer.

Ownership of Scala Ordinary Shares. As of March 31, 2004, members of the managing board and supervisory board owned in the aggregate 294,542 ordinary shares of Scala which they have undertaken to tender into the exchange offer.

BENEFICIAL OWNERSHIP

The following table sets forth information known to Scala with respect to the beneficial ownership of its ordinary shares as of date hereof by the following:

•	each member of the Scala supervisory board;

•	each member of the Scala managing board;

•	each of Scala’s named executive officers; and

•	all managing board members, supervisory board members and named executive officers as a group.

Except as otherwise noted below, the address of the beneficial owners is c/o Scala Business Solutions N.V., Prinsengracht 739-741, 1017 JX Amsterdam, The Netherlands.

Except as otherwise indicated, Scala believes that the beneficial owners of the ordinary shares listed below, based on the information furnished by these owners, have sole voting power and investment power with respect to these shares, subject to applicable community property laws.

In computing the number of ordinary shares beneficially owned by a person and the percent ownership of that person, Scala deemed outstanding ordinary shares subject to share options held by that person exercisable within 60 days of the commencement date of the exchange offer and/or that will accelerate or become fully exercisable as a result of the exchange offer.

As at March 31, 2004, two shareholders, Great Plains Software Solutions, Inc. and P.O. Myren were registered in the official register for notifications pursuant to the 1996 Disclosure of Holdings Act (Netherlands) (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) as having direct or indirect capital or voting interest of 5% or more in Scala share capital. To Scala’s knowledge, the shareholding of these shareholders are less than 5% and should therefore not be registered in the official register for notifications pursuant to the 1996 Disclosure of Holdings Act (Netherlands). Scala has notified the AFM in this respect. In addition, on April 8, 2004, Scala received a notification from Loeb Holding Corporation that it holds a 5.16% voting interest in Scala share capital. As of April 13, 2004, Loeb Holding Corporation had not been registered in the official register for notification.

	Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Jan-Erik Lundberg(1)	71,830	*
Andreas F. Kemi(2)	80,821	*
Frank Ewald	200,000	*
Barbara J. Moorhouse(3)	30,000	*
Jan A. Palmquist(4)	46,535	*
Sergey Shvedov(5)	142,556	*
Robert Nicoson	111,100	*
All managing board members, supervisory board members and named executive officers as a group	682,842	2.77%

*	Less than 1%.
(1)	Includes 46,600 ordinary shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement date of the exchange offer and/or (ii) will accelerate and become fully exercisable as a result of the exchange offer.

(2)	Includes 45,700 ordinary shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement date of the exchange offer and/or (ii) will accelerate and become fully exercisable as a result of the exchange offer.
(3)	Includes 30,000 ordinary shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement date of the exchange offer and/or (ii) will accelerate and become fully exercisable as a result of the exchange offer.
(4)	Includes 38,000 ordinary shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement date of the exchange offer and/or (ii) will accelerate and become fully exercisable as a result of the exchange offer.
(5)	Includes 116,900 ordinary shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement date of the exchange offer and/or (ii) will accelerate and become fully exercisable as a result of the exchange offer.

SCALA EQUITY COMPENSATION PLANS

The following table sets forth certain information, as of March 31, 2004, concerning Scala ordinary shares authorized for issuance under Scala’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Not Approved by Shareholders(1)	1,532,225	$3.26	783,007
Total	1,532,225	$3.26	783,007

(1)	Comprises of the Scala Share Option Scheme, governed by the Scala Share Option Scheme Rules, and the Scala Share Option Plan (U.S.). Scala does not have any equity compensation plans approved by shareholders.

General Description

As of March 31, 2004, Scala had two equity compensation plans: the Scala Share Option Scheme, governed by the Scala Share Option Scheme Rules, and the Scala Share Option Plan (U.S.). Under these plans, share options may be granted for the purchase of Scala ordinary shares. Generally, options granted under these plans vest and become exercisable over a one to four year period from the date of grant. The exercise price of Scala share options is generally set at the closing market price on Euronext Amsterdam on the date of grant of the options, subject to limited exceptions. The Scala managing board determines the criteria for the distribution of options and grants options on March 1st and September 1st of each year. The Scala managing board may from time to time grant discretionary awards of share options. Members of the Scala managing and supervisory boards who have share options and whose employment with Scala is terminated, retain their options following termination, with the vesting and exercise periods remaining the same. Employees that leave Scala may exercise any exercisable share options within 30 days of their termination date, after which the share options lapse, unless such grace period is extended at the discretion of the Scala managing board.

Options are awarded to directors, officers and employees that the Scala managing board believes are fundamental to the continuing success of the business and have a direct impact on the overall performance of Scala. Generally, Scala awards options in connection with new hires of strategic staff, significant promotions of strategic staff, reward for successful project completions and key staff retention. The purpose of these plans is to align the interests of such staff with those of shareholders by providing additional incentives to maintain and improve Scala’s performance on a long-term basis and, thereby, increase shareholder value.

Affect of the Exchange Offer on Outstanding Scala Share Options

Scala and/or the trustee of the Scala Share Option Scheme will provide written notice of the exchange offer to every Scala share option holder whose options are subject to the scheme not less than 14 calendar days prior to the expiration of the exchange offer. Unless prohibited by a specific country’s laws or otherwise agreed, such Scala share option holders will generally be entitled, within 14 calendar days of such notice and subject to certain limitations, to exercise their Scala share options (whether or not such share options would otherwise have been vested at such time) conditional upon the exchange offer being declared unconditional. Any outstanding share options under the Scala Share Option Scheme that are not conditionally exercised as described above will terminate and cease to exist. Upon the exercise of any Scala share options the Scala share option holder may at its election also tender into the exchange offer the Scala ordinary shares that such option holder receives pursuant to the option exercise. Any shares that are not tendered into the exchange offer will remain outstanding and will be subject to the post-closing restructuring options of Epicor that are described in the section titled “The Exchange Offer—Other Post Closing Actions.”

If the exchange offer is not declared unconditional and is not completed by Epicor, all exercises of options whose vesting was accelerated as a result of commencement of the exchange offer, will automatically be cancelled and such options will be subject to the previously existing terms and conditions.

COMPARISON OF RIGHTS OF HOLDERS OF

EPICOR COMMON STOCK AND SCALA ORDINARY SHARES

Upon completion of the exchange offer, the shareholders of Scala will become stockholders of Epicor, and the Epicor certificate of incorporation and the Epicor bylaws will govern the rights of former Scala shareholders. The rights of Epicor stockholders are currently governed by Delaware law, and are subject to the Delaware General Corporation Law, Epicor’s certificate of incorporation and Epicor’s bylaws. The rights of Scala shareholders are currently governed by Dutch law and are subject to Scala’s articles of association.

The following is a summary of material differences between the rights of shareholders of Epicor common stock and the rights of shareholders of Scala ordinary shares. This summary may not contain all of the information that is important to you. It is not a complete statement of the provisions affecting, and the differences between, the rights of Epicor stockholders and Scala shareholders. The summary is qualified in its entirety by reference to Delaware law, Epicor’s certificate of incorporation, Epicor’s bylaws, Dutch law and Scala’s articles of association.

Authorized Capital Stock

The authorized capital stock of Epicor consists of 60,000,000 shares of Epicor common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of March 15, 2004, the number of issued and outstanding shares of common stock was 44,162,441, the number of issued and outstanding shares of Series C preferred stock was 61,735 and the number of issued and outstanding shares of Series D preferred stock was 300,000.

The authorized share capital of Scala is EUR 45,000,000, divided into 100,000,000 ordinary shares, each having a nominal value of EUR 0.45. As of March 31, 2004, the number of issued and outstanding ordinary shares was 23,152,325.

Issuance of Stock

The Epicor board of directors is authorized, subject to limitations prescribed by law, to issue authorized common stock. The Epicor board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Of the 5,000,000 authorized shares of Epicor Preferred Stock, 500,000 shares have been designated as Series A Junior Participating Preferred Stock, of which no shares are issued and outstanding; 231,915 shares have been designated as Series C preferred stock, of which 61,735 shares are issued and outstanding; and 300,000 shares have been designated as Series D preferred stock, of which all 300,000 shares are issued and outstanding.

Scala’s general meeting of shareholders may designate the Scala managing board as the corporate body exclusively competent to resolve to issue ordinary shares. This designation is valid for a maximum period of five years, which may be extended by the general meeting of shareholders for periods of, in each case, up to five years. Each issue of ordinary shares is subject to the approval of the Scala supervisory board. In its resolution, the general meeting of shareholders must determine the maximum number of shares that the managing board will be authorized to issue (subject to supervisory board approval) during the relevant period of time. On May 15, 2003, the general meeting of shareholders authorized the Scala managing board to issue shares and/or rights thereto during the 18-month period beginning May 15, 2003, up to a maximum of the amount of the authorized share capital (EUR 45,000,000). If a designation is not in force, the general meeting of shareholders shall have the power to resolve upon the issue of ordinary shares, but only upon a proposal by the Scala managing board, setting forth the issue, price and other terms. On March 31, 2004, 23,152,325 ordinary shares were outstanding.

Preemptive Rights

Holders of Epicor common stock do not have any preemptive rights.

Holders of Scala ordinary shares have a proportional pre-emptive right to subscribe for any newly issued ordinary shares that are to be paid up in cash, unless the general meeting of shareholders (or the managing board if so designated) has resolved to limit or exclude this pre-emptive right. The rules described in this paragraph also apply to the granting of rights to subscribe for ordinary shares (but do not apply to the issue of ordinary shares upon the exercise of rights to subscribe for ordinary shares).

A resolution by the Scala managing board to limit or exclude pre-emptive rights must be authorized by the general meeting of shareholders. No pre-emptive rights exist for ordinary shares issued against payment in kind, or for ordinary shares issued to employees of Scala or its group companies. If less than half of the issued share capital is represented at the meeting, a resolution of the general meetings of shareholders to limit or exclude pre-emptive rights in respect of ordinary shares or to designate the Scala managing board as the corporate body competent to limit or exclude pre-emptive rights, requires a majority of at least two-thirds of the votes cast.

Size of the Board of Directors

The number of directors on Epicor’s board is determined by the bylaws, which provide that the number of members of the Epicor board shall not be fewer than four nor more than seven, such number to be fixed from time to time by resolution of the board. The board of directors may change the authorized number of directors by an amendment to the bylaws adopted by a majority of the entire board of directors or by stockholders at the annual meeting. The number of directors on Epicor’s board is currently five, but if the exchange offer is completed, the number of directors will be increased to six in order to add Andreas F. Kemi to the board, as required pursuant to the merger protocol.

The shareholders at the general meeting of shareholders determine the number of members of the managing board and the number of members of the supervisory board. The number of members on the Scala managing board is currently three, and the number of members on the Scala supervisory board is currently six. As of May 31, 2003, Andreas F. Kemi has been delegated by the Scala supervisory board as supervisory director responsible for the daily supervision of management and the business affairs of Scala. Andreas F. Kemi is not a member of the Scala managing board. Andreas F. Kemi will resign from the Scala supervisory board, conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer. Shareholders of Scala will vote at the extraordinary general meeting of shareholders on                     , 2004 to appoint L. George Klaus as the sole member of the Scala supervisory board, and Richard Borg, John Brims, Mark Duffell, John Ireland, Andreas F. Kemi and Michael Piraino to the Scala managing board, each conditional upon the exchange offer being declared unconditional and effective upon the settlement date of the exchange offer.

Classes of Directors

Epicor has one class of directors and Epicor’s certificate of incorporation does not provide for a classified board of directors. Epicor’s directors are elected for a term of one year.

Scala is managed by a managing board under the supervision of a supervisory board. The Scala managing board, as well as two managing directors acting jointly, is authorized to represent Scala vis-à-vis third parties. The Scala supervisory board supervises the managing board and the general course of affairs of Scala and its business. It assists the managing board by giving it advice. In fulfilling its duties, the supervisory board must take into account the interest of Scala and its business. Members of the Scala managing board and the members of its supervisory board are appointed for an indefinite period of time by the general meeting of shareholders.

Filling Vacancies on the Board and Removal of Directors

For Epicor, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. For Epicor, under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

For Scala, the general meeting of shareholders may at any time suspend or dismiss any of the managing board members or supervisory board members. Managing board members may also be suspended, at any time, by the supervisory board. If a managing board member has been suspended by the supervisory board, the supervisory board must convene a general meeting of shareholders to be held within two months following the commencement of the suspension. During that general meeting of shareholders, a resolution must be adopted to either dismiss the relevant managing board member or to terminate or extend the suspension. If the general meeting of shareholders has suspended a managing board member or supervisory board member, the general meeting of shareholders must, within three months following the commencement of the suspension, resolve either to dismiss the board member or to terminate or extend the suspension. In either case, if the general meeting does not adopt such a resolution in a timely manner, the suspension of the board member concerned will lapse automatically. A shareholders resolution to extend the suspension of a board member may be adopted only once, and the duration of the extension may not exceed three months (commencing on the day that the general meeting of shareholders adopted the resolution to extend the suspension). If during the time that a board member is suspended, the general meeting of shareholders does not resolve to either dismiss the board member or to terminate the suspension, then the suspension shall lapse automatically at the expiration of the suspension period.

Nomination of Directors for Election

Epicor’s bylaws allow stockholders to nominate candidates for election to Epicor’s board of directors at any annual meeting of stockholders. However, nominations may only be made by a stockholder who has given timely written notice to the secretary of Epicor.

For nominations by stockholders to be timely, the nominations must be delivered to or mailed and received at Epicor’s principal executive offices (1) not later than the close of business on the ninetieth (90th) day nor earlier than close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s meeting, or (2) not less than the later of the close of business on the forty-fifth (45th) day nor earlier than the close of business on the seventy-fifth (75th) day prior to the first anniversary of the date Epicor first sent or gave its proxy statement to stockholders for the preceding year’s annual meeting, whichever period described in clause (1) or (2) of this sentence first occurs; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s meeting, notice by the stockholder to be timely, must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting and the tenth (10th) day following the date on which the public announcement of the date of such meeting is first made.

A stockholder’s notice to Epicor must set forth all of the following:

•	the name, age, business address and residence address of any nominee;

•	the principal occupation or employment of any nominee;

•	the class and number of shares of the corporation which are beneficially owned by any nominee;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such persons) pursuant to which the nominations are to be made by the stockholder;

•	all information required to be disclosed in solicitation of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election as a director, including that person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the stockholder’s name and address as they appear in Epicor’s books and class and number of shares of Epicor common stock which are beneficially owned by the stockholder; and

•	a written statement by such nominee acknowledging that as a director, a fiduciary duty is owed exclusively to the corporation and its stockholders under the Delaware General Corporation Law.

Scala’s articles of association provide that shareholders may nominate managing or supervisory board candidates for election, at a general meeting of shareholders, provided that the nominations are on the agenda contained in the notice convening the relevant general meeting of shareholders. In accordance with Scala’s articles of association, one or more shareholders representing at least one-tenth of Scala’s issued share capital may require the managing board and supervisory board to include items, such as board nominations, on the agenda of a general meeting of shareholders.

A nomination for appointment of a supervisory director must include the following information:

•	the name, age and profession of the nominee;

•	the number of Scala shares held by the nominee;

•	the positions held by the nominee that are relevant to the fulfillment of his duties as a supervisory director;

•	the legal entities which the nominee currently serves as a supervisory director; and

•	the reasons for the nomination.

Cumulative Voting

The stockholders of Epicor are not entitled to cumulate votes in connection with the election of their respective directors. The nominee(s) for director receiving the highest number of affirmative votes from holders of shares entitled to be voted for them shall be elected as director(s). Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Each Scala ordinary share is entitled to one vote in connection with the election of any of the members of the managing board or the supervisory board. If more than one person is nominated for appointment, votes shall be cast until one of the nominees has obtained a simple majority.

Ability to Call Special Meetings of Stockholders

Epicor’s bylaws provide that a special meeting of stockholders may be called at any time by the chairman of the board, the president or the board of directors, but such special meeting may not be called by any other person or persons, including stockholders.

Pursuant to Scala’s articles of association, extraordinary general meetings of shareholders shall be held as often as deemed necessary by the managing board or the supervisory board. In addition, under Dutch law and Scala’s articles of association, a general meeting of shareholders must be held if one or more shareholders representing at least one-tenth of the issued share capital requests the managing and supervisory boards in writing to call such a meeting, specifying in detail the business to be considered. If the managing board and supervisory board fail to convene an extraordinary general meeting of shareholders within six weeks following the receipt of such request, then the person(s) making the request may convene the meeting.

Limitations on Business Transacted at Special Meetings of Shareholders

Epicor’s bylaws provide only such business shall be considered at a special meeting of Epicor stockholders as shall have been stated in the notice for such meeting.

Scala’s articles of association provide that only such business shall be considered at an extraordinary general meeting of shareholders as shall have been stated in the notice for such meeting.

Submission of Stockholder Proposals

Epicor’s bylaws allow stockholders to propose business to be brought before any annual stockholder meeting. However, proposals may only be made by a stockholder who has given timely written notice to the secretary of Epicor before the annual or special stockholder meeting.

For stockholder proposals to be timely under Epicor’s bylaws, a stockholder’s notice of proposal must be delivered to or mailed and received at Epicor’s principal executive offices (1) not later than the close of business on the ninetieth (90th) day nor earlier than close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s meeting, or (2) not less than the later of the close of business on the forty-fifth (45th) day nor earlier than the close of business on the seventy-fifth (75th) day prior to the first anniversary of the date Epicor first sent or gave its proxy statement to stockholders for the preceding year’s annual meeting, whichever period described in clause (1) or (2) of this sentence first occurs; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s meeting, notice by the stockholder, to be timely, must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting and the tenth (10th) day following the date on which the public announcement of the date of such meeting is first made.

The proposal must also set forth all of the following:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the stockholder proposing such business, as they appear on the corporation’s books;

•	the class and number of shares of the corporation which are beneficially owned by the stockholder;

•	any material interest of the stockholder in such business; and

•	all information required to be disclosed in solicitation of proxies for stockholder proposals or information otherwise required by applicable law.

Scala’s articles of association permit shareholders that, individually or jointly, represent at least one-tenth of Scala’s issued share capital to bring business before a general meeting of shareholders, provided that such shareholder(s) have requested the managing and supervisory boards to do so, in writing, at least five days prior to the date on which the meeting is convened.

Voting Rights and Quorum

Epicor’s bylaws provide that, except as otherwise required by law, each stockholder shall be entitled to cast one vote for each share of capital stock entitled to vote at the meeting held by such stockholder. Epicor’s bylaws also provide that, except as otherwise required by law or by Epicor’s certificate of incorporation, a matter brought before any Epicor stockholder meeting at which a quorum is present shall be decided by a vote of the holders of a majority of the stock represented and entitled to vote at such meeting. Epicor’s Certificates of Designation of Preferences of Series D preferred stock and Series C preferred stock, respectively, specify that holders of Series D and Series C preferred stock are entitled to vote with the holders of common stock on an as-converted basis as a single class with such shares of common stock on all matters presented for stockholder vote. In addition, such Certificates of Designation of Preferences provide that approval of holders of at least a majority of the voting power of the outstanding shares of Series D preferred stock, voting together as one class, or Series C preferred stock, voting together as one class, as applicable, is required for Epicor to take any of the following actions:

•	adversely alter or change the rights, preferences or privileges of the shares of Series D or Series C preferred stock, as applicable;

•	create or issue any class or series of stock having any right, preference or privilege senior to or on par with the Series D or Series C preferred stock, as applicable, with respect to voting, dividends, redemption, repurchase or liquidation;

•	increase the authorized number of shares of the Series D or Series C preferred stock, as applicable; or

•	amend the provision contained in the applicable Certificate of Designation of Preferences granting such protective voting rights.

There are no other voting rights, except as otherwise required by Delaware General Corporation Law.

Except as otherwise required by law, by Epicor’s certificate of incorporation, or its bylaws, a quorum at the meeting of stockholders consists of the holders of a majority of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy.

Unless Scala’s articles of association or Dutch law provide otherwise, at the general meeting of shareholders each ordinary share shall confer the right to cast one vote and resolutions shall be adopted by simple majority. Blank and invalid votes shall not be counted.

If less than fifty per cent of the issued share capital is present or represented in respect of resolutions to limit or exclude any pre-emptive rights or to grant such rights to the managing board or resolutions to grant rights to subscribe for shares, such resolutions must be adopted by at least two-thirds of the votes cast. There are no other quorum requirements pursuant to Scala’s articles of association.

Stockholder Action Without a Meeting

The certificate of incorporation of Epicor does not permit stockholders to take action by written consent without a meeting.

The articles of association of Scala do not permit shareholders to take action by written consent without holding a meeting.

Dividend Rights

Epicor’s bylaws provide that the board of directors may declare and pay dividends upon the shares of Epicor’s capital stock, subject to the limitations of the Delaware General Corporation Law and other applicable laws, and Epicor’s certificate of incorporation. Dividends may be paid in cash, in shares of Epicor’s capital stock, or in other property.

As provided for in the certificates of designation for Epicor’s Series C preferred stock and Series D preferred stock, holders of Series C preferred stock and holders of Series D preferred stock are entitled to receive, when and as declared by the board of directors, out of assets of the company legally available therefore, such dividends as may be declared from time to time by the board of directors. Such dividends shall be paid pari passu to the holders of the Series C preferred stock and holders of the Series D preferred stock, pro rata based on the number of shares of common stock into which the shares of such series are then convertible, and senior to any dividends paid to the holders of common stock or any other series of preferred stock.

Profits of Scala may be distributed only after approval of the annual accounts from which it appears that such distribution is permitted. Distributions to shareholders can be made, provided shareholders’ equity does not fall below the sum of the called and paid-up share capital and any reserves required to be kept by Dutch law. The Scala managing board shall decide which reservations shall be made from the profit, having due regard to the reserves required to be kept by Dutch law. The profit remaining is at the disposal of the general meeting of shareholders. The Scala managing board may determine that a distribution shall be made in the form of cash or shares in the capital of Scala. Distributions are payable as of the date determined by the Scala managing board.

The Scala managing board may, subject to certain requirements, resolve to pay an interim dividend.

A claim for payment of a dividend (including an interim dividend) lapses five years and two days after the beginning of the day following the day on which the claim became payable.

Liquidation Preference

As provided for in the certificates of designation for Epicor’s Series C preferred stock and Series D preferred stock, in the event of any liquidation, dissolution or winding up of Epicor, the holders of Series C preferred stock and holders of Series D preferred stock are entitled to receive, on a pari passu basis, pro rata based on the number of shares of common stock into which the shares of Series C preferred stock and Series D preferred stock are then convertible, and prior and in preference to any distribution of any assets or surplus funds of the company to the holders of common stock or Series A Junior Participating preferred stock, if any, or any other series of preferred stock by reason of their ownership thereof, the amount of $78.70 per share of Series C preferred stock and the amount of $19.10 per share of Series D preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares. If the assets and funds available for distribution among the holders of the Series C preferred stock and the holders of the Series D preferred stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the company legally available for distribution shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive. Upon the completion of the distribution of the full preferential amounts, the entire remaining assets and funds of the company legally available for distribution, if any, shall be distributed pro rata among the holders of the common stock and the preferred stock in proportion to the shares of common stock held by them and the shares of common stock which they have the right to acquire upon conversion of the shares of preferred stock held by them. The holders of the Series C preferred stock shall be entitled to receive only the amount of $157.40 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends, and the holders of the Series D Preferred Stock shall be entitled to receive only $38.20 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends, and all further proceeds will be shared by the holders of the Series A Junior Participating preferred stock, if any, and the common stock. Additionally, in the event that 50% or more of Epicor’s voting power is transferred, or all or substantially all of Epicor’s assets are acquired, the holders of the Series C and Series D preferred stock shall be entitled to receive, respectively, the greater of (i) up to their liquidation preference of $157.40 per share of Series C and $38.20 per share of Series D, plus all accrued or declared but unpaid dividends on such shares; or (ii) the amount per share that the holders of Series C Preferred Stock or Series D Preferred Stock, whichever the case may be, would have been entitled to receive had all holder of all series of Preferred Stock converted all their shares of Preferred Stock into Common Stock immediately prior to such event.

Scala’s articles of association do not provide for the creation of any class of shares entitling the holders thereof to any liquidation preferences.

Conversion

As provided for in the certificates of designation for Epicor’s Series C preferred stock and Series D preferred stock, each share of Series C Preferred Stock shall be convertible into ten (10) shares of common stock

(as adjusted for any stock dividends, combinations or splits with respect to such shares) at any time at the option of the holder. Shares of Series C preferred stock automatically convert into common stock ten (10) days after written notice from Epicor that the average price of the common stock for twenty (20) consecutive trading days has exceeded $25.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). Each share of Series D Preferred stock shall be convertible into such number of fully paid and nonassessable shares of common stock as determined by dividing $19.10, the original issue price per share, by the conversion price per share at that time in effect for each share of Series D preferred stock. The conversion price per share of Series D preferred stock shall initially be $1.91, subject to adjustment as provided for in the certificate of designation for such series. Shares of Series D preferred stock automatically convert into common stock ten (10) days after written notice from Epicor that the average price of the common stock for twenty (20) consecutive trading days has exceeded $5.73 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and that Epicor meets certain other conditions.

Scala’s articles of association do not provide for the creation of any class of shares providing the holders thereof with any conversion rights.

Indemnification of Directors and Officers

The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

Epicor’s certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Epicor as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified against all expenses, liabilities and losses, including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, reasonably incurred or suffered, and held harmless by Epicor at the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Epicor are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Epicor’s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. Epicor is authorized to purchase and maintain insurance on behalf of its directors and officers.

Additionally, Epicor may pay expenses incurred by directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However such payment will be made only if Epicor receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Epicor, as authorized by Epicor’s certificate of incorporation or bylaws or otherwise.

Scala’s articles of association provide that Scala shall indemnify any person who was or is a party, or is threatened to be a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action brought by or on behalf of Scala itself) resulting from that person serving (or having served) as a managing director or supervisory board member or as an officer or agent of Scala, or from that person serving or having served at the request of Scala, as a managing director or supervisory board member of, or as an officer or agent of, another company, partnership, joint venture or trust, against all expenses (including attorneys fees), judgments, fines, and settlement awards, actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Scala, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful or out of his or her mandate. The indemnification rights conferred by Scala do not preclude any other right to which persons seeking indemnification may be entitled under any bylaws, agreement, resolutions of Scala’s general meeting of shareholders or otherwise. Scala may purchase and maintain insurance for the benefit of its managing directors, supervisory board members and its management personnel amongst others.

Scala may also advance the expenses to be incurred by (current or former) directors or management personnel in defending a civil or criminal action, suit or proceeding resulting from such person serving as a director on the Scala managing or supervisory board or otherwise as a member of the Scala management. However such payments may be made only if Scala receives a commitment from or on behalf of the relevant person that he or she will repay all amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified by Scala, as authorized by Scala’s articles of association.

Charter Amendments

The Delaware General Corporation Law allows amendment of a corporation’s certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment.

Except as described in the section “—Voting Rights and Quorum,” Epicor’s Certificates of Designation of Preferences of Series D preferred stock and Series C preferred stock, respectively, provide restrictions on amendments to Epicor’s Certificate of Incorporation. Epicor’s certificate of incorporation contains no provisions requiring a greater vote than that required by Delaware law to amend its certificate of incorporation.

Scala’s articles of association may be amended by a resolution of the general meeting of shareholders upon a proposal from the Scala managing board subject to the approval of the Scala supervisory board. The proposal is not subject to any special majority requirements and is, accordingly, adopted by an ordinary majority of the votes cast during the meeting.

Stockholder Rights Plan

The board of directors of Epicor has adopted a stockholder rights plan intended to protect stockholders from unfair takeover practices. In connection with the plan, Epicor’s board of directors declared a dividend of one right for each share of common stock outstanding. Until the occurrence of certain triggering events referred to below, the rights trade with shares of Epicor’s common stock and remain unexercisable. The rights will separate from shares of Epicor’s common stock and become exercisable following

•	the tenth business day (or such later date as may be determined by Epicor’s board of directors) after a person or group acquires beneficial ownership of 15% or more of Epicor’s common stock or

•	the tenth business day (or such later date as may be determined by the Epicor’s board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of Epicor’s common stock.

After such a triggering event, each right will entitle the holder to purchase for $8.00, the exercise price, a fraction of a share of Epicor’s Series A Junior Participating preferred stock economic terms similar to that of one share of Epicor’s common stock.

If an acquiror obtains 15% or more of Epicor’s common stock, then each right (other than rights owned by such acquiror and its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of Epicor common stock having a then-current market value of twice the exercise price. If, after an acquiror obtains 15% or more of Epicor’s common stock,

•	Epicor merges into another entity,

•	an acquiring entity merges into Epicor or

•	Epicor sells more than 50% of the Epicor’s assets or earning power,

then each right (other than rights owned by such acquiror and its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then current market value of twice the exercise price.

At any time after the date on which an acquiror obtains 15% or more of Epicor’s common stock and prior to the acquisition by the acquiror of 50% of the outstanding common stock, a majority of Epicor’s board of directors may exchange the rights (other than rights owned by such acquiror and its affiliates), in whole or in part, for shares of common stock of Epicor at an exchange ratio of one share of common stock per right (subject to adjustment).

Rights will be redeemable at the option of Epicor for $0.01 per right at any time on or prior to the fifth day (or such later date as may be determined by the Epicor’s board of directors) after public announcement that a person has acquired beneficial ownership of 15% or more of Epicor’s common stock.

The Rights expire on the earliest of November 13, 2011 or exchange or redemption of the Rights as described above. The terms of the rights and the rights agreement may be amended in any respect without the consent of the holders of the rights on or prior to the distribution date; thereafter, the terms of the rights and the rights agreement may be amended without the consent of the holders of the rights in order to cure any ambiguities or to make changes which do not adversely affect the interests of the holders of the rights holders (other than an acquiror).

Rights will not have any voting rights. Rights will have the benefit of certain customary anti-dilution provisions.

The foregoing is a summary of certain principal terms of the stockholder rights plan only and is qualified in its entirety by reference to the Amended and Restated Preferred Stock Rights Agreement dated as of November 13, 2001, between Epicor and Mellon Investor Services LLC, as rights agent. The rights agreement may be amended from time to time. A copy of the rights agreement was filed with the Securities and Exchange Commission as an exhibit to an amended registration statement on Form 8-A/A dated November 21, 2001.

Scala does not have a shareholders rights plan.

Shareholder Suits

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is subject of the suit or his or her stock thereafter devolved upon him or her by operation of law.

Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction that is subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Dutch law does not provide an exact equivalent of derivative suits or class action suits. Shareholders cannot act on behalf of the company (as in a derivative suit) without a power of attorney from the company for this purpose. However, Dutch law does allow class action suits to be instituted by a foundation or an association with full legal competence for the purpose of protecting similar interests of other persons, provided the foundation or association represents such interests pursuant to its articles of association. A claim in such class suits is not sustainable if the plaintiff did not sufficiently try to obtain that which is claimed by means of discussion with the defendant. The plaintiff cannot claim monetary damages in such a class action suit.

Conflict-of-Interest Transactions

Delaware law generally permits transactions involving a Delaware corporation and an interested director of that corporation if any of the following is true:

•	the material facts as to the relationship or interest are disclosed and a majority of disinterested directors consents;

•	the material facts are disclosed as to the relationship or interest and a majority of shares entitled to vote thereon consents; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Dutch law generally permits transactions involving a Dutch corporation and an interested director of that corporation. Unless the articles of association of a company provide otherwise, the company will be represented by the supervisory board members in case of a conflict of interest between the company and one or more of its managing board members. In addition, the general meeting of shareholders is at all times entitled to appoint someone else as representative of the company.

According to the Scala articles of association, if a managing director, acting in his personal capacity, enters into an agreement with Scala or conducts any litigation against Scala, Scala may be represented in that matter either by the managing board or the other managing directors, or by a supervisory director to be designated by the supervisory board, unless the general meeting of shareholders has designated a person for that purpose. Such person may also be the managing director in respect of whom there is a conflict of interest. If a managing director has a conflict of interest with Scala other than referred to in this paragraph, he shall have the power to represent Scala, with due observance of the provision regarding the representation of Scala in the articles of association. Notwithstanding this provision in the articles of association, the general meeting of shareholders is at all times entitled to appoint another person as representative of Scala.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, will pass upon the validity of the shares of Epicor common stock offered by this prospectus.

EXPERTS

The financial statements and the related financial statement schedule of Epicor Software Corporation as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this prospectus by reference from Epicor’s Amendment No. 1 to the Annual Report on Form 10-K/A, for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of ROI Systems, Inc. for the year ended December 31, 2002, incorporated in this prospectus by reference from Epicor’s Current Report on Form 8-K/A dated July 8, 2003, and filed with the Securities and Exchange Commission on September 19, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Scala Business Solutions N.V. as of December 31, 2003 and 2002, and for each of the years then ended, have been included herein in reliance upon the report of KPMG Accountants N.V., independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG Accountants N.V. refers to the restatement of Scala’s consolidated financial statements for the year ended December 31, 2002.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates documents by reference which are not presented in or delivered herewith.

The following documents, which were filed by Epicor with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

•	Epicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 15, 2003, as amended by Form 10-K/A, filed on April 7, 2004;

•	Epicor’s Current Report on Form 8-K/A relating to Epicor’s acquisition of ROI Systems, Inc. filed on September 19, 2003;

•	The description of Epicor’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on or about October 15, 1992, and any subsequent amendment and restatement or report filed with the Securities and Exchange Commission for the purposes of updating such description; and

•	The description of Epicor’s preferred stock purchase rights contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 14, 1994 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

In addition, all documents filed by Epicor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the date on which the exchange offer is terminated shall be deemed to be incorporated by reference into this offering prospectus from the date of filing of those documents.

You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this prospectus and incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Epicor has supplied all information contained or incorporated by reference in this prospectus about Epicor, and Scala has supplied all information contained or incorporated by reference in this prospectus about Scala.

The documents incorporated by reference into this prospectus relating to Epicor are available from Epicor upon request. Epicor will provide a copy of any and all of the information that is incorporated by reference in this prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or oral request. In order for Epicor shareholders to receive timely delivery of the documents, Epicor should receive your request no later than             , 2004.

Epicor shareholders may request a copy of information incorporated by reference into this prospectus by contacting the investor relations department of Epicor:

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618-2402

Attention: Investor Relations

(949) 585-4000

After April 19, 2004:

Epicor Software Corporation

18200 Von Karman Avenue

Suite 1000

Irvine, California 92612

Attention: Investor Relations

(949) 585-4000

In addition, you may obtain copies of Epicor’s information by making a request through Epicor’s investor relations website, http://www.epicor.com/company/investor, or sending an e-mail to vbrodie@epicor.com.

Epicor files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by Epicor with the Securities and Exchange Commission may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding Epicor. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

Epicor has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to Epicor’s common stock to be issued to Scala shareholders in connection with the exchange offer. This constitutes the prospectus of Epicor filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

SCALA BUSINESS SOLUTIONS N.V.

Report of Independent Public Accountants

The Board of Directors and Shareholders

Scala Business Solutions N.V.

We have audited the accompanying consolidated balance sheets of Scala Business Solutions N.V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income/(loss), and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scala Business Solutions N.V. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2, the Company restated its consolidated financial statements for the year ended December 31, 2002.

/s/  KPMG Accountants N.V.

Amsterdam, The Netherlands

March 31, 2004

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Statements of Operations

(in thousands US$, except share and per share data)

	Year Ended December 31,
	2003	2002
		Restated (note 2)
Revenue
License revenue	18,906	26,035
Maintenance contract revenue	34,024	31,289
Consulting revenue	15,201	17,004
Other revenue	974	507

Total revenue	69,105	74,835

Cost of revenue
Cost of license revenue	9,853	9,098
Cost of maintenance contract revenue	5,703	4,843
Cost of consulting revenue	10,522	10,869
Amortization of intangible assets and capitalized software development costs	2,215	2,198

Total cost of revenue	28,293	27,008

Gross profit	40,812	47,827

Operating expenses
Sales and marketing	8,276	9,965
Research and development	12,815	9,829
General and administrative	25,192	20,625
Other employee taxation costs	1,224	—

Total operating expenses	47,507	40,419

Operating income/(loss)	(6,695)	7,408

Other income/(expense) net	467	(380)

Income/(loss) before income taxes	(6,228)	7,028
Income tax provision	(4,436)	(2,038)

Net income/(loss)	(10,664)	4,990

Basic net income/(loss) per ordinary share	$(0.47)	$0.22
Weighted average number of ordinary shares outstanding	22,893,888	22,880,215

Diluted net income/(loss) per ordinary share	$(0.47)	$0.21
Weighted average number of ordinary shares and potential ordinary shares	22,893,888	23,294,494

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Balance Sheets

(in thousands US$, after appropriation of the result for the year)

	December 31,
	2003	2002
		Restated (note 2)
Assets
Current assets
Cash and cash equivalents	10,185	13,937
Accounts receivable, net	17,558	14,480
Prepaid expenses and other current assets	3,050	2,226
Sales tax receivable	1,079	4,428
Accrued income	344	1,239
Deferred tax asset	1,700	1,737

Total current assets	33,916	38,047

Property and equipment, net	2,005	1,560
Investment in associated companies	72	72
Goodwill, net	470	470
Licensing rights, net	3,275	2,754
Software development costs, net	1,966	3,790
Other assets	268	468
Deferred tax asset	1,313	3,876

Total assets	43,285	51,037

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	2,817	2,374
Sales tax payable	1,971	5,002
Accrued expenses	6,482	5,772
Accrued bonuses	1,919	1,866
Payroll taxes payables	2,616	2,534
Transaction cost accrual	1,847	—
Deferred revenue	16,028	13,627
Other current liabilities	3,338	3,157

Total current liabilities	37,018	34,332

Long-term liabilities
Deferred revenue	—	108
Other long-term liabilities	23	84

Total long-term liabilities	23	192

Total liabilities	37,041	34,524

Commitments and contingencies

Shareholders’ equity
Authorized: 100,000,000 ordinary shares, par value €0.45: issued and outstanding: 23,016,775 and 22,842,575 at December 31, 2003 and 2002 respectively	11,122	11,027
Additional paid-in capital	157,656	157,319
Statutory non-distributable reserve	1,966	4,916
Accumulated deficit	(159,286)	(152,261)
Accumulated other comprehensive loss	(5,214)	(4,488)

Total shareholders’ equity	6,244	16,513

Total liabilities and shareholders’ equity	43,285	51,037

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income/(Loss)

(in thousands US$, except share data)

	Common Stock		Additional paid-in capital	Statutory non- distributable reserves	Accumulated deficit	Accumulated other comprehensive loss	Total

	Shares	Amount*
Balance at December 31, 2001—restated	22,644,692	10,947	156,955	—	(152,934)	(3,300)	11,668

Net income	—	—	—	—	4,990	—	4,990
Translation adjustment	—	—	—	—	—	(1,188)	(1,188)

Comprehensive income	—	—	—	—	—	—	3,802
Employee share options exercised	197,883	80	364	—	—	—	444
Employee share option expense	—	—	—	—	599	—	599
Transfers	—	—	—	4,916	(4,916)	—	—

Balance at December 31, 2002—restated	22,842,575	11,027	157,319	4,916	(152,261)	(4,488)	16,513

Net (loss)	—	—	—	—	(10,664)	—	(10,664)
Translation adjustment	—	—	—	—	—	(726)	(726)

Comprehensive (loss)	—	—	—	—	—	—	(11,390)
Employee share options exercised	174,200	95	337	—	—	—	432
Employee share option expense	—	—	—	—	689	—	689
Transfers	—	—	—	(2,950)	2,950	—	—

Balance at December 31, 2003	23,016,775	11,122	157,656	1,966	(159,286)	(5,214)	6,244

*	Ordinary shares converted from par value NLG1 to par value €0.45

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

Consolidated Statements of Cash Flows

(in thousands US$)

	Year Ended December 31,
	2003	2002
		Restated (note 2)
Cash flows from operating activities:
Net income/(loss)	(10,664)	4,990
Adjustments to reconcile net income/(loss) to net cash (used in)/generated from operating activities:
Depreciation	916	939
Amortization of software development costs	1,824	1,854
Amortization of licensing rights	391	344
(Profit)/loss on sale of fixed assets	(11)	15
Movement in provision for doubtful debts	1,053	(535)
Movement in deferred tax assets	2,600	891
Convertible loan interest	—	311
Employee share option expense	689	599

Changes in assets and liabilities:
Accounts receivable	(4,131)	(274)
Prepaid expenses and other assets	(624)	(684)
Sales tax receivable	3,349	(2,583)
Accrued income	895	889
Accounts payable	443	104
Sales tax payable	(3,031)	2,786
Accrued expenses	710	544
Accrued bonuses	53	(633)
Payroll taxes payable	82	1,633
Transaction cost accrual	1,847	—
Other current liabilities	181	455
Deferred revenue	2,293	(1,518)

Net cash (used in)/generated from operating activities	(1,135)	10,127

Cash flows from investing activities:
Purchase of licensing rights	(912)	(1,250)
Purchases of property and equipment	(1,397)	(1,240)
Proceeds from sales of property and equipment	47	22
Deferred consideration for acquisition	—	(160)
Software development costs capitalized	—	(474)

Net cash (used in) investing activities	(2,262)	(3,102)

Cash flows from financing activities:
Net proceeds from issuance of ordinary shares	432	444
Loans/capital lease repayments	(61)	(6,069)

Net cash provided by/(used in) financing activities	371	(5,625)

Effect of exchange rate changes on cash	(726)	(1,188)

(Decrease)/increase in cash & cash equivalents	(3,752)	212
Cash & cash equivalents at beginning of year	13,937	13,725

Cash & cash equivalents at end of year	10,185	13,937

Supplementary disclosure:
Income taxes paid	874	632
Interest paid	31	1,397

The accompanying notes are an integral part of these consolidated financial statements

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands US$, except share and per share data unless otherwise stated)

1. Nature of business

Scala Business Solutions N.V. (“Scala”) designs, develops, markets and supports collaborative enterprise resource planning (“ERP”) software systems that are used by companies to manage resources and information throughout an organization. Scala delivers software that supports local currencies and accounting regulations, is available in more than 30 languages and installed in over 140 countries. Approximately half of the Scala’s customers are small- and mid-sized subsidiaries or divisions of large multinational corporations. Scala also markets its products to independent, regional and local companies who account for the remaining half of license sales. Scala’s products and services are sold worldwide by its direct sales force and through a network of exclusive third party distributors and non-exclusive dealers.

2. Restatements of Consolidated Financial Results

Scala identified transactions for which accounting adjustments were necessary, which resulted in restatements of Scala’s consolidated financial statements as set out below.

The following is a description of the restatement adjustment categories. The dollar effect of adjustments within each category for each fiscal period is described below under the heading Presentation of Restated Consolidated Financial Information.

Revenue Recognition

Application of contract accounting

AICPA Statement of Position No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), requires that an arrangement to deliver software that includes services that involve significant production, modification, or customization of software should be accounted for in accordance with ARB No. 45, “Long-Term Construction-Type Contracts”, and the relevant guidance provided by SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. The accounting in this guidance is often referred to as contract accounting.

Scala entered into a software license arrangement with a customer in the year ended December 31, 2001 and at the same time agreed to perform significant modification and customization of the software for that same customer. Scala originally had recognized the license fee revenue on delivery of the software separately from the revenue related to the modification and customization of the software that was performed during 2002 and 2003. Scala’s consolidated financial statements have been restated to recognize the revenue related to both the software license fee and the modification services and customization together on a percentage completion basis over the period during which the modification services and customization were performed. Progress to completion has been measured based on input measures.

Vendor Specific Objective Evidence (“VSOE”)

Scala allocates the total arrangement fee in multiple element arrangements to each of the separable elements based on vendor specific objective evidence of fair value. Where vendor specific objective evidence of the fair value of undelivered elements does not exist, revenue from the arrangement is deferred until all elements are delivered or where a service (including maintenance) is the only undelivered element, revenue is recognized as the service is performed. Scala’s consolidated financial statements have been restated as follows to correctly apply this policy:

1) In respect of one development arrangement entered into at the same time as the sale of a software license Scala has determined that it does not have VSOE of the development services element due to the

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

infrequency of the provision of development services of this size to specific customers and a lack of consistent pricing when taking into account the total development effort expended under the terms of these arrangements. Previously Scala recognized license fee revenue for this arrangement under the residual method and development/implementation services revenue were recognized as delivered. Scala’s consolidated financial statements have been restated to recognize license and development/implementation services revenue over the performance period of the development/implementation services.

2) Scala has also restated the accounting for certain multiple element arrangements entered into during 2001 and 2002. The amounts deferred for maintenance and consulting services for these multiple elements arrangements was found to be lower than Scala’s VSOE analysis and, consequently, the amount of software license revenue recognized on delivery of the software has been reduced, allocated to maintenance and consulting services and deferred to later periods.

Employee Taxes

From the time of listing on the Amsterdam Stock Exchange in 1998, Scala has operated in a number of locations. In keeping with the nature of the Scala’s operations, directors, senior management and other staff have been required to work flexibly and to change their professional and personal locations in response to business changes. This has given rise to considerable complexity in employment and compensation arrangements, which have in some cases been compounded by the termination of individual’s employment contracts.

Actions were taken in 2001 and 2002 to regularize these complex historic employee compensation arrangements.

Provisions for certain of these liabilities were made in the 2002 statutory accounts. However, in the third quarter of 2003, the formalization of the associated settlements highlighted potential additional settlement costs amounting to $2.1 million, $0.9 million of which related to unrecorded liabilities of the year ended 31 December 2002. Scala has restated the results and balances for the year ended December 31, 2002 resulting in an increase in operating expenses and accrued liabilities in that year by $0.9 million.

Shares Issued to Employees

Scala previously accounted for shares issued to employees as fixed plans as required by APB Opinion 25: “Accounting for Stock Issued to Employees”. As a consequence of share options being issued at market price with no associated performance criteria, this resulted in no expense being recorded in the Statements of Operations. Scala has reviewed its accounting treatment for share options and determined that variable plan accounting is required to be applied for (1) certain options which were granted to employees who are remunerated in currencies other than the currency of the exercise price of the option, the Euro, and (2) certain option grants where the terms were modified after the date of grant. Scala’s consolidated financial statements have been restated to account for these share options on a variable plan basis. This has resulted in a compensation expense being recognized in 2001, 2002 and 2003 in respect of these options.

Transactions with Abisko Development Limited (“Abisko”)

Scala holds indirectly, through its subsidiary Scala ECE (Overseas) Limited (“ECE”), a 19.9% share in Abisko Development Ltd (“Abisko”), which was engaged in the research and development of software products, and is a subsidiary of Sonata Software Ltd, India. Based on an analysis of the control relationships between ECE and Abisko Scala considers Abisko to be an equity method investee for accounting purposes.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Scala recognized revenue in 1998 and 1999 associated with the sale and licensing of Scala owned intellectual property rights (“IPR”) to Abisko. Scala subsequently purchased completed IPR developed by Abisko in 1999 and 2001. The purchase price included an effective refund of the costs incurred by Abisko in 1998 and 1999 in the purchase and licensing of Scala owned IPR. The purchase costs have been capitalized as an intangible asset and amortized in Scala’s consolidated financial statements.

As realization of the proceeds of the 1998 and 1999 sales by Scala to Abisko could not be reasonably assured at that time, the revenue recognized has been reversed and the prior period results have been restated. Further, the purchase costs capitalized by Scala have also been restated to eliminate the effective refund of the costs incurred by Abisko in 1998 and 1999 in the purchase and licensing of Scala owned IPR. This restatement of the purchase price has also resulted in a restatement of the amortization charge of the capitalized IPR.

Reclassifications of Cost of Sales and Operating Expenses

Cost of license revenue

From January 1, 2003 Scala changed the way it determines cost of license revenue. Some categories previously allocated to cost of license revenue are now allocated to sales and marketing. All comparative information has been drawn up in line with this change. It should be noted that this change did not impact total expenses or net income for the year ended December 31, 2002.

Depreciation and amortization

For the year ended December 31, 2003 the depreciation expense has been allocated to cost centers based on respective headcount rather than being reported as a separate line item in the Statements of Operations as in the year ended December 31, 2002. For the year ended December 31, 2003 the amortization expense has been classified as part of cost of revenue rather that being reported as a separate line item in the Statements of Operations as in the year ended December 31, 2002. All comparative information has been drawn up in line with these changes. It should be noted that this change did not impact total expenses or net income for the year ended December 31, 2002.

Reclassification of Sales Taxes Receivable/(Payable)

As at December 31, 2003 sales tax receivable and sales taxes payable has been disclosed gross for each tax jurisdiction. In previous years disclosure was on a net basis. All comparative information has been drawn up in line with this change. It should be noted that this change did not impact total shareholders’ equity as at December 31, 2002.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Presentation of Restated Consolidated Financial Information

The following tables set forth selected consolidated financial data for Scala, showing previously reported and restated amounts, as of and for the year ended December 31, 2002 (amounts in thousands except per share amounts):

Year ended December 31, 2002
Statement of operations data
Total revenue as previously reported	73,403
Application of contract accounting	2,038
Vendor specific objective evidence	(606)

Total revenue, restated	74,835

Total cost of revenue as previously reported	30,037
Transactions with Abisko Development Limited	(412)
Reclassification of cost of license revenue	(5,801)
Reclassification of depreciation and amortization	3,184

Total cost of revenue, restated	27,008

Gross profit as previously reported	43,366

Gross profit, restated	47,827

Total operating expenses as previously reported	32,748

Sales and marketing as previously reported	3,984
Reclassification of cost of license revenue	5,801
Reclassification of depreciation	180

Sales and marketing, restated	9,965

Research and development	9,829

General and administrative as previously reported	18,935
Employee taxes	906
Shares issued to employees	599
Reclassification of depreciation	185

General and administrative, restated	20,625

Depreciation and amortization as previously reported	3,549
Reclassification of depreciation and amortization	(3,549)

Depreciation and amortization, restated	—

Total operating expenses, restated	40,419

Operating income as previously reported	7,069

Operating income, restated	7,408

Net income as previously reported	4,651

Net income, restated	4,990

Basic net income per ordinary share as previously reported	$0.20

Basic net income per ordinary share as restated	$0.22
Weighted average number of ordinary shares outstanding	22,880,215

Diluted net income per ordinary share as previously reported	$0.20

Diluted net income per ordinary share as restated	$0.21
Weighted average number of ordinary shares and potential ordinary shares	23,294,494

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

	December 31, 2002
	As previously reported	As restated
Balance sheet data
Assets
Current assets
Cash and cash equivalents	13,937	13,937
Accounts receivable, net	14,480	14,480
Prepaid expenses and other current assets	2,226	2,226
Sales tax receivable	—	4,428
Accrued income	1,239	1,239
Deferred tax asset	1,737	1,737

Total current assets	33,619	38,047

Property and equipment, net	1,560	1,560
Investment in associated companies	72	72
Goodwill, net	470	470
Licensing rights, net	2,754	2,754
Software development costs, net	4,916	3,790
Other assets	468	468
Deferred tax asset	3,876	3,876

Total assets	47,735	51,037

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	2,374	2,374
Sales tax payable	574	5,002
Accrued expenses	5,772	5,772
Accrued bonuses	1,866	1,866
Payroll taxes payable	1,628	2,534
Deferred revenue	12,710	13,627
Other current liabilities	3,157	3,157

Total current liabilities	28,081	34,332

Long-term liabilities
Deferred revenue	108	108
Other long term liabilities	84	84

Total long term liabilities	192	192

Total liabilities	28,273	34,524

Commitments and contingencies
Shareholders equity
Authorized: 100,000,000 ordinary shares, par value €0.45: issued and outstanding: 23,016,775 and 22,842,575 at December 31, 2003 and 2002 respectively	11,027	11,027
Additional paid-in capital	157,319	157,319
Statutory non-distributable reserve	4,916	4,916
Accumulated deficit	(149,312)	(152,261)
Accumulated other comprehensive loss	(4,488)	(4,488)

Total shareholders’ equity	19,462	16,513

Total liabilities and shareholders’ equity	47,735	51,037

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Shareholders’ equity data

Shareholders’ equity
Balance, December 31, 2001 as previously stated	15,555
Adjustments to accumulated deficit, net	(3,887)

Balance, December 31, 2001 as restated	11,668

Balance, December 31, 2002 as previously stated	19,462
Adjustments to accumulated deficit, net	(2,949)

Balance, December 31, 2002 as restated	16,513

3. Significant accounting policies

a. Basis of presentation

The consolidated financial statements comprise the accounts of Scala and all of its majority owned and controlled subsidiaries after elimination of all inter-company balances and transactions. Associated interests are accounted for under the equity method on the basis that significant interest is presumed.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US-GAAP).

b. Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

c. Foreign currency translation

Scala has adopted the U.S. dollar as its reporting currency. The functional currency of the parent company is the U.S. dollar. The functional currency of Scala’s subsidiaries is generally the local currency, however, some subsidiaries that are not U.S. based have the U.S. dollar as their functional currency. Revenues and expenses of Scala’s subsidiaries whose functional currency is not the U.S. dollar are translated at average rates in effect for the periods presented. The balance sheets of Scala’s subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars using the exchange rates on the respective balance sheet dates. The cumulative translation adjustment is reflected as a component of shareholders’ equity in the consolidated balance sheets.

Foreign currency transaction gains and losses arising from the settlement of foreign currency denominated assets and liabilities are recognized in the consolidated statements of operations in the period in which they arise.

d. Pension

Scala makes various pension payments to commercially available defined contribution pension plans or various state pension schemes for employees. Such payments are generally made each month along with the employee’s salary payments, on which the payments are based.

e. Revenue recognition

Scala licenses software under non-cancelable license agreements and provides related services, including consulting and maintenance.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Scala recognizes license fee revenue using the residual method as defined under AICPA Statement of Position No. 97-2 “Software Revenue Recognition” (“SOP 97-2”), as amended by AICPA Statement of Position No. 98-9 “Software Revenue Recognition with Respect to Certain Arrangements.”

Under the residual method, revenue is recognized on delivered elements of a multiple-element arrangement when company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement. At the outset of the arrangement with the customer, Scala defers revenue for the fair value of any undelivered elements (typically maintenance services) and recognizes the remainder of the arrangement fee, attributable to those elements that have been delivered (typically the software license), when criteria in SOP 97-2 have been met.

The criteria, which must be met before revenue attributable to a delivered element in a customer arrangement is recognized, are that persuasive evidence of an arrangement exists, that delivery has occurred, that the fee is fixed or determinable, that collectibility is probable and that the arrangement does not require significant customization of the software.

Where objective evidence of the fair value of undelivered elements does not exist, revenue from the arrangement is deferred until all elements are delivered or where services are the only undelivered element, revenue is recognized as the services are performed.

Where the arrangement requires significant customization of the software, the associated revenue is recognized using the percentage-of-completion method as work progresses on the contract or, where appropriate, Scala recognizes the associated revenue on a stage payment basis in line with milestones agreed with customers and reflected in contracts.

In certain contracts, the customer has software reproduction rights under a non-cancelable license arrangement, in which case revenue is recognized upon delivery of the first master copy.

Scala also enters into license arrangements with distribution partners whereby revenue is recognized only upon sell-through to the end user by the distribution partner. Payments made to or on behalf of distribution partners by Scala for cooperative advertising, buydowns and similar arrangements are classified as reductions to net revenue.

Maintenance contract revenue arises from the provision of support and periodic upgrades. The fair value of the maintenance is initially deferred and subsequently recognized as revenue ratably over the contractual term of the maintenance arrangement, which in most cases is one year. When applicable the total maintenance period over which the maintenance revenue is recognized includes any free maintenance periods granted.

Revenue for consulting services is recognized as the consulting services are performed. Reimbursements received for out-of-pocket expenses incurred are classified as revenue in the statement of operations.

When recognition of revenue has been deferred, this deferred revenue is recorded as a liability in the balance sheet.

f. Advertising costs

Advertising costs are expensed when incurred. Advertising expense totaled $515 thousand and $512 thousand for the years ended December 31, 2003 and 2002 respectively.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

g. Income taxes

Scala accounts for deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable profit in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Deferred tax assets, including assets arising from loss carry forwards, are recognized if it is more likely than not that the assets will be realized.

h. Net income/(loss) per ordinary share

Basic net income/(loss) per ordinary share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net income/(loss) per ordinary share is computed using the weighted average number of ordinary shares and potential ordinary shares (when dilutive) outstanding during the period. Potential ordinary shares are shares that are issuable upon the exercise of share options where the options have vested and the exercise price is greater than the closing market price per share on the last day of the period.

i. Share based compensation

At December 31, 2003 Scala has two share based employee compensation plans, which are described more fully in note 19. As permitted by Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) Scala accounts for employee share options under the “intrinsic value” method as provided by Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees” and related Interpretations.

For employees who are remunerated in euros Scala recognizes no compensation expense with respect to the grant of share options since the exercise price of the share options awarded, which is always denominated in euro, is equal to the euro fair market value of the underlying security on the grant date.

Certain options are granted to employees who are remunerated in currencies other than the euro, and in these cases Scala applies variable accounting as required by EITF 00-23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, “(“EITF 00-23”). Variable accounting requires the compensation expense to be remeasured each reporting year, as the difference between the exercise price of the options and the market price of the shares. The resulting expense is amortized over the vesting period.

Exercise dates are generally between 1 and 5 years from the date of grant. A maximum of up to 10% of the current issued number of shares may be issued as options. The compensation expense charged against income for the years ended December 31, 2003 and 2002 were $689 thousand and $314 thousand, respectively. In addition, a charge of $285 thousand has also been recognized in the year ended December 31, 2002 as a result of variable plan accounting being required following a change to the terms of certain options.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

The following table illustrates the effect on net income/(loss) had compensation expense been calculated based on the fair value method under SFAS 123 (calculated using the Black-Scholes method) and applied to all outstanding and unvested awards in each period instead of APB Opinion 25.

	Year ended December 31,
	2003	2002
Net income/(loss)—reported (2002—restated)	(10,664)	4,990
Add: Stock based employee compensation expense included in reported net income, net of related tax effects	689	599
Deduct: total stock based employee compensation expense determined under the fair value method, net of tax	(817)	(1,299)

Net income/(loss)—pro-forma	(10,792)	4,290

Net income/(loss) per ordinary share—reported (2002—restated)	$(0.47)	$0.22

Diluted net income/(loss) per ordinary share (2002—restated)	$(0.47)	$0.21

Net income/(loss) per ordinary share—pro-forma	$(0.47)	$0.19

Diluted net income/(loss) per ordinary share—pro-forma	$(0.47)	$0.18

Weighted average shares outstanding—basic	22,893,888	22,880,215

Weighted average shares outstanding—diluted	22,893,888	23,294,494

j. Fair value of financial instruments

The fair value of Scala’s cash and cash equivalents, trade accounts receivable, accounts payable, certain other short-term liabilities and debt payable approximate their carrying value.

k. Cash and cash equivalents

Highly liquid investments that have an original maturity of three months or less are treated as cash and cash equivalents.

l. Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Equipment purchased under capital lease agreements is stated at the present value of minimum lease payments calculated at the inception of the lease, less accumulated depreciation up to the balance sheet date. Scala provides for depreciation of machinery and equipment using the straight-line method over the shorter of the estimated useful lives of the respective assets, which range from three to five years or the lease term if this is shorter. Leasehold improvements are amortized over three to five years, or the remaining lease term if this is shorter.

Equipment used in relation to research and development is written off as purchased except where significant alternative use exists, in which case it is capitalized as above. Recurring maintenance on property and equipment is expensed as incurred.

When assets are retired or otherwise disposed, the related cost and accumulated depreciation are eliminated from the respective accounts and any gains or losses on disposals are included in the result from operations.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

m. Intangible assets

Intangible assets are stated at cost less accumulated amortization.

Licensing rights represent the repurchase of the marketing and licensing rights to develop and localize the Scala software in South America, Central America, and the islands in the Western Atlantic Ocean. Scala reassessed the useful economic life of the licensing rights as at January 1, 2002. Based on its analysis, from January 1, 2002 onwards, the acquired licensing rights are being amortized over a remaining estimated useful economic life of nine years, from January 1, 2002. Formerly these rights were amortized on a straight-line basis over an estimated useful life of five years. The effect of this change was to reduce the amortization charge from $900 thousand per annum to $344 thousand per annum.

Software development costs are accounted for in accordance with SFAS No. 86 “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Costs that do not qualify under SFAS 86 for capitalization are charged to the research and development expense line in the Statements of Operations as incurred. Capitalized software development costs includes only third party development costs related to the localization and translation of Scala’s products and the cost of certain components acquired from third parties for integration into Scala’s products. Scala believes that technological feasibility of its internally developed products (as required under SFAS 86 for such costs to be capitalized) can only be confirmed close to the time of commercial availability. Amortization of acquired technology capitalized as at December 31, 2003 will be completed in 2006.

n. Impairment of intangible and tangible fixed assets other than goodwill

Scala accounts for intangible and tangible fixed assets in accordance with the provision of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

o. Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. Scala has adopted SFAS No. 141 “Business Combinations” (“SFAS 141”) and SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) with effect from January 1, 2002. In accordance with the requirements of SFAS 142, with effect from January 1, 2002 goodwill ceased to be amortized, but instead is tested for impairment annually or whenever impairment indicators require. Prior to this date, goodwill was amortized on a straight-line basis over a three to five year period.

SFAS 142 required Scala to evaluate its existing goodwill and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS 141 for recognition of acquired intangible assets separate from goodwill. In connection with SFAS 142’s transitional goodwill impairment evaluation, Scala performed an assessment of whether there was an indication that goodwill was impaired. Scala identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units as of January 1, 2002. Scala then determined the fair

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

value of each reporting unit and compared it to the carrying amount of the reporting unit. In no instance was the carrying value of a reporting unit in excess of the fair value of the reporting unit and Scala was not required to perform the second step of the transitional impairment test and therefore, no impairment was recorded upon adoption of the new standard.

In addition to the transitional goodwill impairment test Scala performs its annual impairment tests in the fourth quarter. Fair value of the reporting units was determined using expected discounted future cash flows. No impairment arose in 2002 or 2003 as a result of these tests.

p. Allowance for doubtful debts

Scala sells its products directly to end users on payment terms appropriate to the credit worthiness of the customer. Scala also sells its products through exclusive third party distributors and non-exclusive dealers under terms appropriate to the credit worthiness of the distributor or dealer. To the extent that emerging markets represent a greater vulnerability to recoverability and to bad debts, Scala takes all appropriate steps to verify the credit worthiness of customers and recoverability of amounts due before revenue is recognized. Receivable from customers are generally unsecured. Scala continuously monitors its customer account balances and actively pursues collections on past due balances.

Credit risk associated with accounts receivable is generally limited due to the large customer base and their dispersion of customers among a wide array of industries and geographic areas. As at December 31, 2003 and 2002 no single customer accounted for 10% or more of Scala’s trade receivables.

q. Restructuring charges

On January 1, 2003 Scala adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 supersedes Emerging Issues Task Force, or EITF, Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). In accordance with SFAS 146, Scala records a liability for costs associated with an exit or disposal activity at fair value when the liability is incurred rather than at the date of the commitment to an exit plan as prescribed under EITF 94-3. Scala subsequently adjusts the recorded liability for changes in estimated costs.

r. Recent accounting pronouncements

SFAS No. 149—Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. In particular, SFAS 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with certain exceptions. The adoption of SFAS 149 has no effect on Scala’s financial position, results of operations or cash flows.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

SFAS No. 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective on July 1, 2003. The adoption of SFAS 150 has no effect on Scala’s financial position, results of operations or cash flows.

FASB interpretation FIN 46R—Consolidation of Variable Interest Entities

In December 2003, the FASB interpretation FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Scala shall apply FIN 46 or FIN 46R to Variable Interest Entities (“VIEs”) created after January 31, 2003 by the end of the first reporting period that ends after December 15, 2003. Scala shall apply FIN 46R to all entities no later than the end of the first reporting period that ends after March 15, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN 46R did not have a material effect on Scala’s financial position, results of operations or cash flows.

EITF 00-21—Revenue Arrangements with Multiple Deliverables

In January 2003, the Emerging Issues Task Force (EITF) issued EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 addresses the issues of how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after 15 June 2003. The adoption of EITF 00-21 did not have a material effect on Scala’s financial position, results of operations or cash flows.

4. Operating income/(loss)

Analysis of certain of the cost components of the operating income/(loss) are set out below:

a. Operating lease costs

Total rental expense for operating leases amounted to $762 thousand and $710 thousand for the years ended December 31, 2003 and 2002 respectively.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

b. Restructuring costs

In the second quarter of 2003, Scala adopted a restructuring plan, incurring a restructuring charge of $2,568 thousand. The restructuring charges consisted primarily of the termination of 74 positions, mainly in the administration, sales and consulting areas and write-offs of facilities and services. $203 thousand remained as an accrual at December 31, 2003.

The table below presents the changes in the restructuring accrual, from December 31, 2001 to December 31, 2003:

	Employee severance and other termination benefits	Facilities and services	Total
Balance at December 31, 2002 and 2001:	—	—	—
Charge in 2003	2,368	200	2,568
Utilized in 2003	(2,235)	(130)	(2,365)

Balance at December 31, 2003	133	70	203

The accrual is expected to be used in full in 2004.

c. Transaction cost

In the fourth quarter of 2003, Scala announced its intention to merge with Epicor Software Corporation and as at December 31, 2003 has incurred $1,847 thousand in costs relating to advisory fees which are included in General and Administrative costs in the consolidated statements of operations. $1,847 thousand remained as an accrual at December 31, 2003.

5. Other income/(expense)

Analysis of other income (expense) is set out below:

	Year ended December 31,
	2003	2002
Foreign currency transaction income/(loss)	361	(253)
Interest expense	(31)	(328)
Interest income	137	201

	467	(380)

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

6. Income taxes

Scala’s income tax expense comprises the following:

	Year ended December 31,
	2003	2002
Current tax expense
Netherlands	1,493	41
Rest of the world	343	1,106

Total current tax expense	1,836	1,147

Deferred tax expense/(credit)
Netherlands	2,662	(1,051)
Rest of the world	(62)	1,942

Total deferred tax expense/(credit)	2,600	891

Total income tax expense	4,436	2,038

The sources of net income/(loss) before income tax for the reporting periods were:

	Year ended December 31,
	2003	2002
		Restated (note 2)
Netherlands	(2,548)	4,512
Rest of the world	(3,680)	2,516

Net result before income taxes	(6,228)	7,028

The difference between the actual income tax (benefit)/expense and the expected tax (benefit)/expense computed by applying the Dutch statutory income tax rates to net income/(loss) before taxes is attributable to the following:

	Year ended December 31,
	2003		2002
			Restated (note 2)
Expected income tax at Netherlands statutory rate	(2,149)	34.5%	2,425	34.5%
Tax rate differences on foreign activities	(1,064)	16%	(586)	(9)%
Change in beginning of the year balance of the valuation allowance for deferred tax allocated to income tax expense	4,196	(67)%	4,157	62%
Non-deductible expenses	—	—	125	2%
Amortization of goodwill	—	—	162	3%
Other	1,058	(17)%	(979)	(15)%
Movement in valuation allowance	2,395	(38)%	(3,266)	(49)%

	4,436	(71.5)%	2,038	28.5%

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

The effects of temporary differences and carry forwards, which give rise to deferred tax assets, are as follows:

	Year ended December 31,
	2003	2002
Deferred tax asset
Allowances for doubtful accounts receivable	532	247
Deferred revenue	—	12
Operating tax losses carried forward	15,981	10,705

Total deferred tax asset	16,513	10,964
Less valuation allowance	(13,500)	(5,351)

Deferred tax asset	3,013	5,613

Net deferred tax asset
Current	1,700	1,737
Non-current	1,313	3,876

	3,013	5,613

Of the $76,492 thousand of operating tax losses carried forward, $13,187 thousand expires over a period of 1 to 5 years, $8,046 thousand expires over period of 10 to 15 years and $55,259 thousand has an indefinite life.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Scala will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2003. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. During 2003 and 2002, the valuation allowance increased by $8,149 thousand and decreased by $7,536 thousand respectively.

Scala has not recognized a deferred tax liability of approximately $106 thousand, relating to $1,100 thousand of total temporary differences, for the undistributed earnings of its foreign operation that arose in 2003 and prior years because Scala currently does not expect those unremitted earnings to reverse and become taxable to Scala in the foreseeable future. A deferred tax liability will be recognized when Scala is no longer able to demonstrate that it plans to permanently reinvest undistributed earnings.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

7. Net income/(loss) per ordinary share

A reconciliation between basic and diluted net income/(loss) per ordinary share is provided below:

	Year ended December 31,
	2003	2002
Basic net income/(loss) per ordinary share (2002 restated)	$(0.47)	$0.22

Weighted average number of ordinary shares outstanding	22,893,888	22,880,215

Dilutive effect of:
Stock options	—	414,279
Diluted net result per ordinary share (2002 restated)	$(0.47)	$0.21
Weighted average number of ordinary shares and potential ordinary shares	22,893,888	23,294,494

At December 31, 2003 and 2002, there were 628,925 and 907,750 outstanding options to purchase shares, respectively, at a weighted average exercise price of $4.88 and $4.26 per share, respectively, that were not included in the computation of diluted net income per ordinary share since, in each case, the exercise price of the options exceeded the market price of the common stock. At December 2003, there were 417,945 options outstanding at a weighted average exercise price of $2.51 per share that were not included in the computation of dilutive net loss per ordinary share because their effect was anti-dilutive. These options could dilute earnings per ordinary share in future periods.

8. Accounts receivable

Accounts receivable consist of the following:

	December 31,
	2003	2002
Accounts receivable	19,686	15,555
Less provision for doubtful accounts	(2,128)	(1,075)

	17,558	14,480

Receivables are recorded in the accounts net of provisions. In determining the value of such provisions, the risk of default is assessed on an individual customer basis having regard to the circumstances unique to the customer and the surrounding economic conditions in the countries in which they are present. There are no other material credit risks.

Movements in the provision for doubtful accounts are as below:

	Balance at beginning of year	Movement in provision for bad debts	Amounts written off	Balance at end of year
For the year ended December 31, 2002	1,610	(81)	(454)	1,075

For the year ended December 31, 2003	1,075	2,995	(1,942)	2,128

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

9. Property and equipment

The components of property and equipment and the changes from December 31, 2001 to December 31, 2003 were as follows:

	Leasehold improvements	Computers and equipment	Furniture and fittings	Vehicles	Total
Balance as at December 31, 2001:
Cost	531	8,234	1,719	492	10,976
Accumulated depreciation	(464)	(7,294)	(1,503)	(419)	(9,680)

Book value	67	940	216	73	1,296

Changes in book value:
Additions	140	927	134	39	1,240
Disposals	—	(61)	(18)	(34)	(113)
Depreciation	(44)	(693)	(170)	(32)	(939)
Translation differences	6	59	5	6	76

Total changes	102	232	(49)	(21)	264

Balance as at December 31, 2002:
Cost	671	9,100	1,835	497	12,103
Accumulated depreciation	(502)	(7,928)	(1,668)	(445)	(10,543)

Book value	169	1,172	167	52	1,560

Changes in book value:
Additions	391	805	59	—	1,255
Disposals	(3)	(25)	(8)	—	(36)
Removal of fully depreciated assets—costs	(185)	(2,835)	(853)	—	(3,873)
Removal of fully depreciated assets—accumulated depreciation	185	2,835	853	—	3,873
Depreciation	(100)	(683)	(100)	(33)	(916)
Translation differences	9	(4)	84	53	142

Total changes	297	93	35	20	445

Balance as at December 31, 2003:
Cost	692	6,544	1,098	644	8,978
Accumulated depreciation	(226)	(5,279)	(896)	(572)	(6,973)

Book value	466	1,265	202	72	2,005

	Year ended December 31,
	2003	2002
Depreciation of property and equipment
Leasehold improvements	100	44
Computers and equipment	683	693
Furniture and fittings	100	170
Vehicles	33	32

	916	939

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Scala is committed under various capital lease agreements under which Scala has economic ownership of, but not legal title to the assets, which expire over the next three years. The gross amount of assets held under capital leases included in property and equipment is as follows:

	December 31,
	2003	2002
Computer equipment	—	4
Vehicles	121	43

	121	47
Less Accumulated depreciation	(52)	(10)

	69	37

10. Intangible assets

The changes in intangible assets from December 31, 2001 to December 31, 2003 were as follows:

	Goodwill	Licensing rights	Software development costs	Total
Balance as at December 31, 2001—restated:
Cost	48,111	4,526	9,557	62,194
Accumulated amortization	(47,801)	(1,428)	(4,387)	(53,616)

Book value—restated	310	3,098	5,170	8,578

Changes in book value:
Additions	160	—	474	634
Amortization—restated	—	(344)	(1,854)	(2,198)

Total changes	160	(344)	(1,380)	(1,564)

Balance as at December 31, 2002—restated:
Cost	48,271	4,526	10,031	62,828
Accumulated amortization	(47,801)	(1,772)	(6,241)	(55,814)

Book value—restated	470	2,754	3,790	7,014

Changes in book value:
Additions	—	912	—	912
Amortization	—	(391)	(1,824)	(2,215)

Total changes	—	521	(1,824)	(1,303)

Balance as at December 31, 2003:
Cost	48,271	5,438	10,031	63,740
Accumulated amortization	(47,801)	(2,163)	(8,065)	(58,029)

Book value	470	3,275	1,966	5,711

During 2003 the licensing rights for Australia, New Zealand, Papua New Guinea, Spain and Portugal were re-acquired from exclusive value added resellers to whom the rights had previously been granted by Scala.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

For the years ended December 31, 2003 and 2002, no internally generated software development costs were capitalized, there is no carrying value of any such previously capitalized costs on the balance sheet.

	Year ended December 31,
	2003	2002
Amortization of intangible fixed assets
Licensing rights	391	344
Software development costs (2002 restated)	1,824	1,854

	2,215	2,198

The amortization expense for the next five years is estimated to be $2,052 thousand for 2004, $764 thousand for 2005, $681 thousand for 2006 and $423 thousand for 2007 and 2008.

11. Deferred revenue

Deferred revenue consists of the following:

	December 31,
	2003	2002
Recognizable within one year:
Deferred license revenue (2002—restated)	287	1,230
Deferred consultancy revenue	452	149
Deferred maintenance revenue	15,289	12,248

	16,028	13,627

Recognizable after one year:
Deferred maintenance revenue (note 13)	—	108

	—	108

Total:
Deferred license revenue (2002—restated)	287	1,230
Deferred consultancy revenue	452	149
Deferred maintenance revenue	15,289	12,356

	16,028	13,735

12. Other current liabilities

Other current liabilities comprise the following:

	December 31,
	2003	2002
Tax payable	2,166	1,440
Bank overdraft	937	1,297
Other current liabilities	235	420

	3,338	3,157

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

The bank overdraft facilities have a weighted average interest rate of 4.83% for the year ended December 31, 2003 (2002 5.51%). The overdraft facilities are at variable interest rates and are secured by fixed and floating charges over certain assets of certain subsidiaries. In addition, Scala has guaranteed these overdrafts and the balance outstanding as at December 31, 2003 was $937 thousand (2002: $1,297 thousand).

13. Long-term liabilities

Long-term liabilities consist of the following:

	December 31,
	2003	2002
Deferred revenue (note 11)	—	108
Capital leases (note 15)	16	76
Other long-term liabilities	7	8

	23	192

14. Shareholders’ Equity

a. Common stock

Issued and paid up shares were translated into US$ using the historical rate prevailing at the transaction date.

b. Additional paid in capital

The additional paid in capital represents share premium of the Netherlands parent company and comprises the proceeds from the issue of shares insofar as these exceed the nominal amount of the shares (proceeds above par). Additional paid in capital of $157,656 thousand can be distributed to shareholders free of income tax, as intended by the Dutch Income Tax Act 1964.

c. Statutory non-distributable reserve

In compliance with Netherlands law, Scala has formed a non-distributable legal reserve required for capitalized software development costs, amounting to $1,966 thousand.

d. Accumulated other comprehensive loss

Accumulated other comprehensive loss represents cumulative translation adjustments.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

15. Commitments and contingencies

a. Commitments

Scala has entered into certain non-cancelable operating leases, primarily for office equipment and vehicles that expire as detailed below. Below is a schedule of the future minimum lease payments under these non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2003 and 2002:

As at December 31, 2003

	Payment due
Years ended December 31,	Capital leases	Operating leases
2004	22	1,689
2005	6	625
2006	4	321
2007	4	74
2008 and thereafter	—	53

Total minimum lease payments	36	2,762

Less: Interest costs	4

Present value of future minimum lease payments	32
Less: Current installments	16

Long-term	16

As at December 31, 2002

	Payment due
Years ended December 31,	Capital leases	Operating leases
2003	150	797
2004	84	370
2005	7	183
2006	3	135
2007 and thereafter	9	—

Total minimum lease payments	253	1,485

Less: Interest costs	27

Present value of future minimum lease payments	226
Less: Current installments	150

Long-term	76

b. Contingencies and litigation

Scala is involved in various legal actions arising in the ordinary course of business. While the outcomes of such matters is currently not determinable, it is management’s opinion that these matters will not have a material adverse effect on Scala’s consolidated financial condition or the results of its operations.

At the end of March 2004 Management received a letter from a former distributor whose contract was terminated during 2000. The former distributor is proposing to commence arbitration proceedings against Scala

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

in respect of damages for the alleged loss of profits and certain other matters. The letter sets out proposals for damages of up to approximately $10 million. Management believes the claim does not have any substance and consider that the likelihood of any arbitration proceedings awarding damages to the former distributor to be remote. Scala intends to defend this action vigorously.

No guarantees have been granted by Scala, other than those related to consolidated subsidiaries discussed in note 12.

c. Contingent consideration

There is a deferred consideration element to the purchase of the licensing rights in Australia consisting of a payment equal to 15% of the total end user license value sold in specific territories to five named clients during the twelve month period from May 28, 2003. As at December 31, 2003 a provision has not been made for this deferred consideration due to the uncertainty over whether these amounts will become due.

16. Business acquisitions and divestments

During the years ended December 31, 2003 and 2002, Scala neither acquired nor disposed of any entities.

During the year ended December 31, 2002, Scala paid final installments of contingent consideration in cash amounting to $102 thousand in respect of the acquisition of LSI Computer Systems PLC on October 1, 1997 and $58 thousand in respect of the acquisition of Scala Finland OY, Scala Balticum AS, Scala Eesti AS, Scala Latvija SIA and Scala Lietuva UAB on February 12, 1999. These amounts were capitalized in goodwill.

17. Related party transactions

a. Abisko Development Ltd

Scala holds indirectly, through its subsidiary Scala ECE (Overseas) Limited, a 19.9% share in Abisko Development Ltd (“Abisko”), which was engaged in the research and development of software products, and is a subsidiary of Sonata Software Ltd, India. As of December 31, 2003 there is $1,105 thousand of unamortized software development costs purchased from Abisko. During the years ended December 31, 2003 and 2002, Abisko was dormant.

b. Distribution network

Scala is associated with a network of independent distributors of its products, whose members are responsible for sales, implementation and service in their respective countries. License agreements with these companies are at an ‘arms-length’ basis and, due to the absence of Scala having significant influence over financial and operational decisions, they are not considered to be related parties.

18. Segment information

For management purposes, Scala is currently organized into geographic business units operating in a single industry segment, providing business management software solutions to small and mid-sized businesses. Substantially, all of Scala’s revenue is derived from the licensing of software products and providing related consulting, support and training services. Scala does not manage its business by solution or focus area and therefore does not maintain its revenue on such a basis.

Management reviews financial information presented on a consolidated basis, accompanied by summary disaggregated information, excluding inter-company transactions, about revenue and operating expenses by geographic region for purposes of assessing financial performance and making operating decisions.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Segment information about these geographic business units is presented below:

	Total revenue	Operating expenses excluding amortization	Operating income/(loss) before amortization	Net income/(loss) before income taxes
Year ended December 31, 2002—restated
Western Europe	17,027	10,959	6,068	4,897
Northern Europe	17,337	5,456	11,881	12,747
Central and Eastern Europe	14,952	6,443	8,510	7,296
CIS	6,871	4,072	2,798	4,100
Asia	8,487	4,444	4,043	3,975
Americas	7,192	4,434	2,759	2,756

	71,866	35,808	36,059	35,771
Non-allocable	2,969	29,421	(26,453)	(28,743)

Total	74,835	65,229	9,606	7,028

Year ended December 31, 2003
Western Europe	16,466	10,716	5,750	6,483
Northern Europe	13,998	5,772	8,226	8,066
Central and Eastern Europe	15,575	9,127	6,448	6,884
CIS	7,098	3,334	3,764	3,740
Asia	8,921	4,500	4,420	4,284
Americas	6,030	3,502	2,528	2,543

	68,088	36,951	31,136	32,000
Non-allocable	1,017	36,634	(35,616)	(38,228)

Total	69,105	73,585	(4,480)	(6,228)

Management monitors depreciation and amortization, total assets, total liabilities (excluding debt) and capital expenditure on a legal entity basis. The following table summarizes financial information on a legal entity basis by geographical area:

	Depreciation and amortization	Total assets	Total liabilities (excluding debt)	Capital expenditure
Year ended December 31, 2002—restated
The Netherlands	380	7,671	4,413	178
Rest of Europe	2,560	38,389	24,697	1,489
Asia	106	2,787	2,741	99
Americas	91	2,190	1,376	108

Total	3,137	51,037	33,227	1,874

Year ended December 31, 2003
The Netherlands	1,256	14,313	12,179	920
Rest of Europe	1,607	23,763	20,009	1,119
Asia	98	3,057	2,391	98
Americas	170	2,152	1,525	30

Total	3,131	43,285	36,104	2,167

All goodwill has been allocated to The Netherlands.

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

Scala operates wholly- and majority-owned subsidiaries in 29 foreign countries located in the rest of Europe (24), Asia (4) and North America (1).

19. Share compensation plans

Employee share option plan

At December 31, 2003 Scala had two share option plans comprising an “Employee Share Option Plan” (ESOP) and a US resident plan. Under these plans, options can be granted for new Scala ordinary shares of par value €0.45. The share options awarded are equal to the euro fair market value of the underlying security on the grant date. The options vest over a three-year period from the date of grant. The purpose of these share options is to align the interests of employees with those of shareholders by providing additional incentives to maintain and improve Scala’s performance on a long-term basis, and so increases shareholder value. The exercise of all such options granted is restricted by Scala’s rules on insider trading.

A summary of Scala’s combined share option plans (at transaction date exchange rates) as of December 31, 2003 and 2002 and changes during the periods ended on those dates is presented below:

	December 31,
	2003		2002
	Number of options	Weighted average	Number of options	Weighted average
Outstanding at beginning of year	2,373,200	$2.95	2,916,770	$3.04

Movements:
Granted	30,000	$1.95	500,000	$3.40
Exercised	(174,200)	$2.57	(197,883)	$2.24
Expired or forfeited	(487,225)	$4.07	(845,687)	$3.69

Outstanding at year-end	1,741,775	$3.36	2,373,200	$2.95

Options exercisable at year end	1,083,575		941,275

The following table summarizes information about Scala’s combined fixed share option plans (at year end exchange rates) as of December 31, 2003:

	Options outstanding at December 31, 2003
Year of grant	Range of exercise prices	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price
1999	$4.08 - $6.00	147,925	10 months	$4.19
2000	$2.25 - $3.30	293,700	13 months	$2.91
2000	$6.37 - $9.78	17,000	3 months	$8.40
2001	$1.88 - $2.62	744,150	18 months	$2.35
2001	$2.95	45,000	17 months	$2.95
2002	$4.93	464,000	26 months	$4.93
2003	$1.95	30,000	38 months	$1.95

		1,741,775	19 months	$3.36

SCALA BUSINESS SOLUTIONS N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands US$, except share and per share data unless otherwise stated)

The fair value of Scala’s 2003 and 2002 option grants was estimated using a Black-Scholes option pricing model and the following weighted average assumptions:

	December 31,
	2003	2002
Option pricing model assumptions
Risk free interest rate	4.65%	5.17%
Expected life (years)	1-5 years	1-5 years
Volatility	87%	85%
Dividend	—	—
Weighted average fair value of options granted in year:	$2.23	$1.87

Scala has restated its computation of the fair value of share options issued to employees following a review of the discount rates and volatility assumptions used in the model in prior periods. This has resulted in an increase in the fair value of outstanding options of $441 thousand in 2002 from that previously reported.

20. Subsequent events

As disclosed in note 4c above Epicor Software Corporation (Epicor) intends to commence a tender process for the acquisition of all outstanding shares of Scala. Should this process lead to Scala’s acquisition by Epicor, Scala will be required to pay a ‘success fee’ to its banking advisors under the terms of an engagement letter signed in October 2003. This success fee will be a minimum of 544 thousand euro, with an additional fee payable depending on the price achieved.

Furthermore, in relation to the proposed acquisition of Scala by Epicor, under the terms of a merger protocol signed in November 2003 in the event that the transaction is not consummated due to any breach of obligations set out in that protocol the party who has caused such breach shall be obliged to pay to the other party a fixed amount of 3 million euro as damages.

Since January 1, 2004 and up to March 31, 2004 Scala has incurred advisory costs in relation to the transaction of $1.4 million.

ANNEX A

AMENDED AND RESTATED MERGER PROTOCOL

THE UNDERSIGNED:

(1)	Epicor Software Corporation, a corporation incorporated under the laws of Delaware, with its corporate headquarters having its address at 195 Technology Drive, Irvine, California 92618, United States of America (“Epicor”);

and

(2)	Scala Business Solutions N.V., a company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, and having its address at Prinsengracht 739-741, 1017 JX Amsterdam, The Netherlands (“Scala”);

WHEREAS:

A.	The issued share capital of Scala consists of ordinary shares with a nominal value of EUR 0.45 each (the “Shares”). The Shares are listed on the Official Market of Euronext Amsterdam N.V. (“Euronext”);

B.	The issued share capital of Epicor includes common stock, par value $.001 per share (the “Common Stock”). The Common Stock is listed on The NASDAQ National Market of The Nasdaq Stock Market Inc. (“Nasdaq”);

C.	Epicor now intends to buy the Shares by way of making a public offer for the Shares in the manner as further described below (the acquisition of the Shares and the public offer shall collectively be referred to herein as the “Offer”);

D.	Scala and Epicor entered into the Merger Protocol, dated as of November 13, 2002, Pacific Standard Time (and November 14, 2003, Central European Time) (the “Original Merger Protocol”); and

E.	Scala and Epicor wish to amend and restate the Original Merger Protocol as set forth in this amended and restated Merger Protocol (the “Merger Protocol”).

HEREBY AGREE AS FOLLOWS:

1.	The Offer

1.1	The Offer will, subject to the conditions of this Merger Protocol, be an offer in cash for the Shares at a price of $ 1.8230 (as adjusted pursuant to the provisos below, the “Cash Offer Price”) per Share tendered pursuant to the Offer (a “Tendered Share”) plus 0.1795 shares of Common Stock (the “Offered Common Stock”) per Tendered Share (the Offered Common Stock, together with the Cash Offer Price, being the “Offer Price”); provided, however, that if the product of the average closing price of the Common Stock during the 10 trading day period ended two full trading days prior to the Tender Closing Date and the Offered Common Stock (the “Closing Value”) is less than USD$1.8327 (the “Signing Value”), then the Cash Offer Price will be increased by an amount equal to the lesser of (x) 20% of the Signing Value set forth above and (y) the amount by which the Signing Value exceeds the Closing Value.

1.2	Scala confirms that at the date of the Original Merger Protocol (i) 22,846,575 Shares were issued and outstanding and (ii) a total of 1,920,175 options to acquire a corresponding number of Shares under the share option plan of Scala were outstanding.

1.3	Securities Law Filings

1.3.1	Epicor shall file with the United States Securities and Exchange Commission (the “SEC”), as soon as reasonably practicable following the date hereof, a registration statement on Form S-4 under the United States Securities Act of 1933 (the “1933 Act”) to register the offer and sale of the Offered Common Stock pursuant to the Offer (the “Registration Statement”) (the Registration Statement at effectiveness shall include a draft of the Offering Memorandum (as defined in Clause 1.7)). Pursuant to the dispensation dated December 24, 2003 (the “Dispensation”) granted by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) to Epicor, the prospectus contained in the Registration Statement (the “US Prospectus”) will satisfy the prospectus (the “Bte-Prospectus”) requirements pursuant to the 1995 Supervision of the Securities Trade Act (“Wet toezicht effectenverkeer 1995”) (the “Securities Act”) and the 1995 Decree on the Supervision of the Securities Trade (“Besluit toezicht effectenverkeer 1995”) (the “Decree”).

1.3.2	The Registration Statement and the Offering Memorandum shall comply as to form and substance in all respects with the applicable requirements of the 1933 Act, the Securities Act, the Decree and the rules and regulations of Euronext Amsterdam N.V. and Nasdaq. Scala will provide Epicor with all information reasonably requested by Epicor which is required to prepare, file and publish (i) the Offering Memorandum and (ii) the Registration Statement (and the US Prospectus included therein). The Registration Statement and the Offering Memorandum, on the dates filed with the SEC or AFM, respectively, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that Epicor shall not be responsible for information supplied in writing by Scala for inclusion in (i) the Offering Memorandum and (ii) the Registration Statement and Scala shall not be responsible for information supplied in writing by Epicor for inclusion in (i) the Offering Memorandum and (ii) the Registration Statement.

Epicor will respond to any comments from the SEC on the Registration Statement, and any comments from the AFM on the draft Offering Memorandum. Epicor will use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as possible after such filing and to keep the Registration Statement effective as long as necessary to complete the Offer and the transactions contemplated by this Merger Protocol until the Settlement Date. Epicor will promptly provide in writing to Scala and its counsel any comments of the AFM and SEC with respect to (i) the draft Offering Memorandum and (ii) the Registration Statement, respectively, as applicable, promptly after receipt and Scala will co-operate with Epicor in preparing responses to such comments. Epicor will use all reasonable efforts to respond promptly to all such comments. Epicor shall provide Scala with all copies of any written correspondence and telephonic notification of any verbal communication with the AFM or the SEC by it or its counsel with respect to (i) the draft Offering Memorandum and (ii) the Registration Statement. Epicor shall promptly correct any information provided by it for use in (i) the Offering Memorandum and (ii) the Registration Statement, to the extent that it shall have become false or misleading in any material respect or omit to state any material fact. Epicor agrees to use all reasonable efforts to, as applicable: (i) prepare, file with the AFM and make publicly available an amendment or supplement to the Offering Memorandum and, to the extent required, disseminate a revised Offering Memorandum to holders of Shares, to the extent required by the Securities Act and the Decree or (ii) prepare and file with the SEC an amendment to the Registration Statement and, to the extent the Registration Statement is effective, to have the amendment declared effective and disseminate a revised US Prospectus to holders of Shares, to the extent required by the 1933 Act. Scala shall promptly notify Epicor if any information provided by it for inclusion in the (i) Offering Memorandum and (ii) the Registration Statement, as applicable, shall have become false or misleading in any material respect or has omitted to state any material fact.

1.3.3	Notwithstanding Clause 1.3.1 above, in the event that Epicor and Scala mutually agree (a) that Rule 802 of the 1933 Act is available with respect to the issuance of the Offered Common Stock pursuant to the Offer and (b) that reliance on Rule 802 of the 1933 Act is preferable to registering the Offer Common Stock under the 1933 Act (collectively, the “802 Determination”), then in lieu of the preparation and filing of the Registration Statement Epicor shall prepare and file with the AFM a Bte-prospectus concerning the offer of the Offered Common Stock in the Netherlands pursuant to the Offer as soon as reasonably practicable following the date of the 802 Determination (which may be included In the Offering Memorandum), subject to receiving from Scala (including its advisors) all information reasonably requested by Epicor which is required to prepare and file a Bte-Prospectus under the Securities Act and the Decree. In such case, (i) references to the Registration Statement herein shall be deemed to refer to the Bte-Prospectus, (ii) references to the effectiveness of the Registration Statement shall refer to the completion of the review of the Bte-Prospectus by the AFM, (iii) notwithstanding Clause 1.6, the Tender Closing Date shall be at least 23 calendar days after the Tender Period Start Date (as defined in Clause 5.1) and (iv) all other appropriate revisions to this Merger Protocol shall be deemed to made to reflect the fact that a Registration Statement will not be required in the event of the 802 Determination but a Bte-Prospectus shall be required.

1.4	The announcement of the intention to make the Offer was made on Thursday, 13 November 2003 11.00 p.m. (PST), Friday, 14 November 2003 8.00 a.m. (CET) (the “Announcement”) by way of a press release issued by Epicor and Scala.

1.5	Provided that this Merger Protocol is not terminated in accordance with Clause 19 and subject to Clauses 1.3 and 1.7, Epicor shall, in accordance with the laws and regulations applicable to the Offer, make (i) the Offering Memorandum (as defined in Clause 1.7) and (ii) the US Prospectus publicly available and announce such availability via advertisement in a daily newspaper with nation-wide distribution in the Netherlands and issue a press release (“Tender Period Announcement Date”) as promptly as practicable, provided that all of the Tender Period Conditions set forth in Clause 5 are satisfied or waived.

1.6	For purposes of this Merger Protocol, the “Tender Closing Date” shall be the date and time on which the period ends during which Scala shareholders can tender their Shares to Epicor under the Offer, which in any event shall be (i) at least 20 business days after the Tender Period Start Date. Epicor shall, subject to the satisfaction of the offer conditions set forth in clause 6, declare the Offer unconditional (gestand doen) within five (5) Euronext trading days from the Tender Closing Date. Once declared unconditional (gestand gedaan), Epicor shall acquire within three (3) Euronext trading days all Tendered Shares in exchange for the Offer Price (the “Settlement Date”).

1.7	Epicor shall prepare the offering memorandum (biedingsbericht) (together with all amendments and supplements thereto, hereinafter referred to as the “Offering Memorandum”), which shall be made publicly available in the Netherlands along with the US Prospectus, in accordance with the Securities Act and the Decree. Epicor shall procure that the Offered Common Stock shall be offered to the shareholders of Scala in accordance with the Securities Act. Scala shall provide all information with respect to Scala requested by Epicor and necessary for the preparation of the (i) Offering Memorandum and (ii) the Registration Statement. Scala and its counsel shall be given the opportunity to review and comment on (i) the Offering Memorandum and (ii) the Registration Statement, before each is filed with the AFM or the SEC, respectively, and made publicly available in the Netherlands.

1.8	Scala shall prepare and deliver to Epicor, as promptly as practicable, and in any event before the Tender Closing Date, audited financial statements as of and for the fiscal years ended December 31, 2002 and 2003. Scala shall use its best efforts to prepare and deliver as promptly as practicable before the tender closing date, quarterly unaudited financial information for each fiscal quarter in the fiscal year ended December 31, 2003 and any completed fiscal quarter in the fiscal year ended December 31, 2004, each reviewed under Statement of Auditing Standards No. 100 by an independent auditor.

1.9	Scala will use commercially reasonable efforts to obtain from each affiliate (as such term is used in Rule 145 under the 1933 Act) an affiliate letter pursuant to which such affiliate shall agree to abide by the provisions of Rule 145 under the 1933 Act in a form reasonably acceptable to Epicor.

2.	Approval and Recommendation

2.1	Provided that this Merger Protocol shall not have been terminated in accordance with its terms, the managing board and the supervisory board of Scala (together, the “Boards”) shall (a) unanimously support the Offer at the Offer Price and recommend it for acceptance to the shareholders of Scala, and take all necessary corporate action to that effect; and (b) make their unanimous recommendations in the Offering Memorandum.

2.2	Scala confirms that the Boards have unanimously approved and consented to the Offer and the reference to their unanimous recommendation of the Offer in the Announcement.

3.	Fairness Opinion

3.1	The Boards received a fairness opinion on 11 December 2003 from Fortis Bank (Nederland) N.V. which states that the Offer Price is fair to the holders of Shares from a financial point of view (the “Fairness Opinion”). The Fairness Opinion will be included in the Offering Memorandum.

4.	Commencement Conditions

4.1	On 12 December 2003 Epicor made a public announcement (i) concerning the exchange offer price as referred to in article 9(g) subsection 1a of the Decree and (ii) that the commencement conditions set forth below (the “Commencement Conditions”) had been satisfied prior to 12 December 2003 (the “Offer Date”):

4.1.1	there shall not have occurred and be continuing anything which (i) makes it illegal or otherwise prohibits Epicor to make the Offer in accordance with the terms of this Merger Protocol or to accept the Shares; (ii) imposes material limitations on the ability of Epicor to acquire or hold or to exercise full rights of ownership of the Shares; or (iii) requires divestiture by Epicor or any of its subsidiaries of any Shares or of any part of its business or the business of Scala.

4.1.2	since the Announcement Date there shall not have occurred any event, change or development which has had or would be reasonably expected to result in a Material Adverse Change (as defined below);

4.1.3	this Merger Protocol shall not have been terminated in accordance with its terms;

4.1.4	Scala shall have received the Fairness Opinion;

4.1.5	the due diligence review of Scala conducted by and on behalf of Epicor has not resulted in adverse findings which in the aggregate and in the context of the Offer constitute a Material Adverse Change (as defined below) provided that any such finding is reported by Epicor to Scala in writing before on or before December 10, 2003;

4.1.6	that the Boards have not revoked the intended unanimous favourable recommendation of the Offer;

4.1.7	no third party has obtained the right to acquire, or has agreed to acquire or take up shares to be issued by Scala or a substantial part of the assets, or business of Scala or Scala’s group companies;

4.1.8	Scala has not breached this Merger Protocol in any material respect;

4.1.9	the Boards have not taken any action or made public any announcement that may prejudice or frustrate the Offer;

4.1.10	[Intentionally omitted];

4.1.11	any or all (at Epicor’s option) of the following employees of Scala shall agree to continue to be employed pursuant to their existing employment agreements for a period of at least six months after the Tender Closing Date so as to waive all existing “change of control” benefits (in exchange for a cash payment of $25,000, 50% of which to be paid on the Settlement Date and the remainder to be paid upon the expiration of the six month period): Sergey Schvedov, Andreas Kemi and Jan Palmquist. Barbara Moorhouse shall agree to continue her employment under her existing employment agreement for a period of five months after the Tender Closing Date; and

4.1.12	the individual members of the Boards and all of the current holders of 5% or more of the Shares that are Affiliates (as defined below) of Scala, if any, have agreed to validly tender, and not withdraw, any of the Shares that they own, to Epicor pursuant to and in accordance with the Offer (once made and declared unconditional) subject to this Merger Protocol not having been terminated. “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with either Scala or Epicor as relevant in the context.

4.2	“Material Adverse Change” shall mean any material adverse change, facts or circumstances in respect of Scala and its subsidiaries’ business, taken as a whole, which as of the date of this Merger Protocol were not known to Epicor (including without limitation, developments, national and/or international in financial, political and/or economic circumstances) and which would be of such a significant impact on the value of the business of Scala in the light of the strategic nature of the Offer that Epicor cannot reasonably be expected to commence the Offer .

5.	Tender Period Conditions

5.1	The Tender Period will begin on the first Euronext trading day following the Tender Period Announcement Date (“Tender Period Start Date”), subject to the fulfilment of the following conditions (the “Tender Period Conditions”):

5.1.1	all of the Offer Conditions in Clauses 6.1.1 through 6.1.10, except the conditions in Clauses 6.1.1 and 6.1.4, are satisfied or validly waived as of the Tender Period Announcement Date;

5.1.2	the AFM has reviewed the Offering Memorandum and has confirmed in writing that it has no further comments on the Offering Memorandum;

5.1.3	(i) pursuant to Clause 1.3.1, the Registration Statement to register the Offered Common Stock shall have been declared effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and (ii) the Dispensation is still valid or the AFM has granted Epicor a new dispensation from the Bte-prospectus filing requirement; and

5.1.4	the Fairness Opinion shall not have been withdrawn or revoked by Fortis Bank (Nederland) N.V. as of the Tender Period Announcement Date; provided, however, that (i) if the withdrawal or revocation of the Fairness Opinion by Fortis Bank is solely due to an untrue statement of material fact by Epicor to Fortis Bank (Nederland) N.V. or Epicor’s omission to state any material fact to Fortis Bank (Nederland) N.V., then the condition in this Clause 5.1.4 shall be deemed satisfied and (ii) if the withdrawal or revocation of the Fairness Opinion by Fortis Bank is due to any other reason, the condition in this Clause 5.1.4 will be satisfied if Scala procures another fairness opinion from a reputable bank which states that the Offer Price is fair to the holders of Shares from a financial point of view.

6.	Offer Conditions

6.1	The Offer will be declared unconditional (gestand gedaan) subject to the fulfilment of the following conditions (the “Offer Conditions”) as of the Tender Closing Date:

6.1.1	on or before such date the number of Shares tendered under the Offer, together with the Shares held, directly or indirectly, by Epicor, represents at least 95% of the issued and outstanding share capital of Scala as of such date;

6.1.2	no third party has obtained the right to acquire, or has agreed to acquire or take up shares to be issued by Scala or a substantial part of the assets, or business of Scala or Scala’s group companies;

6.1.3	the Boards have not resolved to revoke their unanimous favorable recommendation of the Offer;

6.1.4	that all regulatory approvals necessary for the Offer are obtained prior to such date;

6.1.5	that the Offer is not rendered impossible in part or in whole or materially adversely affected by any decisions of competent courts or authorities;

6.1.6	prior to such date there have been no material facts or circumstances which at the time of commencing the Offer were not known to Epicor (including without limitation, extraordinary developments, national and/or international in financial, political and/or economic circumstances) and which would be of such a very significant impact on the value of the business of Scala that Epicor cannot reasonably be expected to declare the Offer unconditional (gestand doen);

6.1.7	there shall not have occurred and be continuing anything which (i) makes it illegal or otherwise prohibits Epicor to declare the Offer unconditional in accordance with the terms of this Merger Protocol or to accept the Shares; (ii) imposes material limitations on the ability of Epicor to acquire or hold or to exercise full rights of ownership of the Shares; or (iii) requires divestiture by Epicor or any of its subsidiaries of any Shares or of any part of its business or the business of Scala;

6.1.8	Scala has not breached this Merger Protocol in such material respect relevant to Epicor’s determination to declare the Offer unconditional (gestand doen);

6.1.9	Prior to such date, no notification has been received from the AFM that the Offer has been made in conflict with Chapter IIa of the Securities Act in which case the securities institutions, pursuant to section 32a of the Decree would not be allowed to co-operate with the settlement of the offer and Euronext has not suspended and continued to suspend the listing of the Shares on Euronext;

6.1.10	The Registration Statement to register the Offered Common Stock shall not be the subject of any stop order or proceedings seeking a stop order;

6.2	Other than the Offer Conditions set forth in Clauses 6.1.1, 6.1.7(i), 6.1.9 and 6.1.10, Epicor has the right to unilaterally waive in whole or in part any of the Offer Conditions which have not been satisfied on or before the Tender Closing Date.

6.3	In the event that the Offer Condition referred to in Clause 6.1.1 has not been satisfied on the Tender Closing Date, Epicor shall be entitled to waive this Offer Condition; provided that the number of Shares tendered into the Offer represents at least 80% of the issued and outstanding share capital of Scala at the Tender Closing Date. If the Offer Condition referred to in Clause 6.1.1 is not capable of being waived unilaterally by Epicor because less than 80% of the Shares have been tendered into the Offer as of the Tender Closing Date, Epicor will consult with Scala and the parties by mutual agreement may decrease the number of Shares required to be tendered to satisfy such Offer Condition and/or extend the Offer period for a mutually agreed number of days.

6.4	If Clause 6.1.4 or 6.1.10 has not been satisfied on the Tender Closing Date, the date for fulfilment may be unilaterally extended by Epicor for up to 60 days (and shall be so extended if the only condition or conditions that have not been satisfied or waived, subject to the provisions of this Clause 6.4, at such time are Clause 6.1.4 and Clause 6.1.10). Other than as provided with respect to Clause 6.1.1, if Epicor has not satisfied or waived the Offer Conditions other than those set forth in Clause 6.1.4 and Clause 6.1.10 on the Tender Closing Date, the tender period for the Offer may only be extended by mutual agreement of the parties.

7.	Due Diligence and Information Provision

7.1	After the signing of the Original Merger Protocol by all parties hereto, Epicor became entitled to conduct a due diligence investigation of Scala including, without limitation, a due diligence investigation of the financial, accounting, legal, tax, market, product, operational, customer, technical and current trading conditions of Scala. Scala will render its full co-operation to the proper performance of the due diligence review and will disclose any and all information reasonably requested by Epicor promptly. During the due diligence investigation, Epicor and its advisors were to have the right to visit the site and the offices of Scala during normal working hours and after having made an appointment with the relevant representatives of Scala. Furthermore, the management and other key employees of Scala were to be made available, as reasonably appropriate, to discuss relevant issues and respond to relevant questions. Epicor agreed to use reasonable best efforts to not disturb the daily business of Scala group during the due diligence investigation and to make the due diligence procedures as efficient as possible. The due diligence investigation described in the preceding sentences of this Clause 7.1 ended on the Offer Date. After the Offer Date, the parties agree that Epicor will continue to have access for such further due diligence as is reasonable in view of the anticipated integration of the parties.

8.	Undertakings

8.1	As of the date of the Original Merger Protocol and until the earlier of the date on which this Merger Protocol has been terminated in accordance with Clause 19 (the “Termination Date”) or the Settlement Date, each of Scala and Epicor will conduct its business in the ordinary course, consistent with past practices. Each of the parties shall use all reasonable commercial efforts to procure that no material adverse change occurs in its capital, its businesses, its assets or its operations or those of its subsidiaries and joint ventures taken as a whole. Each of the parties shall procure that its subsidiaries comply with Clause 8.1 and, in the case of Scala, Clause 8.2. If a material adverse change occurs in the capital, businesses, assets or operations of either party or of its subsidiaries and joint ventures taken as whole, the affected party will notify the other party promptly (and supply copies of all relevant information).

8.2	In particular, Scala shall not, other than in the ordinary course of business in accordance with its current business plans and budgets, without the prior written consent of Epicor:

8.2.1	make any distributions to its shareholders;

8.2.2	procure any capital reorganisation, including, and without limitation, the issue of new securities (including shares), except pursuant to the current share option plans of Scala, provided that if shares are to be issued pursuant to such plans, Scala will inform Epicor thereof accordingly;

8.2.3	incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

8.2.4	grant option rights on existing or new securities (including shares), grant rights with respect to profits and/or similar rights to any third party, including, for the avoidance of doubt, any member of each of the Boards or employees, other than pursuant to the current share option plans of Scala;

8.2.5	enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation, severance or benefits to employees or non-equity performance awards;

8.2.6	adopt or amend in any employee benefit plan or arrangement, stock option plan or stock purchase plan;

8.2.7	amend or otherwise modify the terms of sale with respect to any products or technology of Scala, including existing customer contracts, outside of the ordinary course of business;

8.2.8	sell, license or transfer to any person or entity any rights to any intellectual property of Scala outside of the ordinary course of business;

8.2.9	amend its articles of association;

8.2.10	change the composition of the Boards;

8.2.11	merge or consolidate with or into any other business or materially change in any manner the character of its business;

8.2.12	make any acquisition or divestiture or other (capital) expenditure;

8.2.13	take any actions with respect to its working capital or fail to maintain adequate working capital to fund its ordinary business operations;

8.2.14	take any actions resulting in obligations for Scala or which may impose liabilities on Scala in excess of EUR 25,000;

8.2.15	or agree to any of the foregoing.

8.3	Scala will convene a meeting of its shareholders as is required to provide them with necessary information concerning the Offer in accordance with the Decree. At the request of Scala, Epicor will provide information reasonably necessary for such meeting of shareholders and will make the necessary persons available to attend such meeting.

8.4	The parties will co-operate fully with each other in progressing the Offer.

9.	Anti Trust

9.1	Epicor and Scala shall, promptly after the signing of this Merger Protocol, prepare and file with any relevant authorities any necessary notifications or other submissions required by any anti-trust or similar laws or regulations and shall supply to the relevant anti-trust authorities all information which is required by those authorities to investigate the Offer, and shall closely co-operate in respect of any necessary contacts and filings with such authorities.

10.	Composition of Boards of Scala and Epicor

10.1	Epicor shall take all requisite action, effective as of the Tender Closing Date, to cause its Board of Directors to be expanded to enable Andreas Kemi to be appointed to Epicor’s Board of Directors, effective as of the consummation of the Offer.

10.2	The parties acknowledge that it is desirable that Epicor acquire all of the Shares and that the Shares not being tendered pursuant to the Offer shall be acquired pursuant to compulsory buy-out procedures from remaining minority shareholders or other procedures or legal actions in accordance with the laws of the Netherlands, including a legal merger between Scala and one or more subsidiaries of Epicor.

10.3	The parties acknowledge that Epicor intends to terminate the listing agreement between Scala and Euronext Amsterdam N.V. in relation to the listing of the Shares as soon as possible after the consummation of the Offer.

10.4	Provided that Scala has agreed to waive or lower the condition referred to in Clause 6.1.1 pursuant to Clause 6.2, promptly upon the purchase by Epicor of Shares representing not less than 51% of the outstanding share capital of Scala, Scala shall convene an extraordinary general meeting of shareholders in accordance with law for the election of such number of directors, rounded up to the next whole number, to serve on the each of the Boards as will give Epicor representation on each of the Boards equal to (i) the total number of members of each such Board (after giving effect to the election of any additional members pursuant to this Clause 10.4) and (ii) the percentage that the number of Shares beneficially owned by Epicor (including Shares accepted for payment) bears to the outstanding share capital of Scala. Scala shall use reasonable best efforts to secure the resignations of such number of members of each such Board as is necessary to enable Epicor’s designees to be elected and shall cause Epicor’s designees to be so elected.

10.5	Except as otherwise provided for in Clause 10.4, all supervisory board members will resign as of the Settlement Date. Upon such resignation, each resigning supervisory board member will receive an additional full annual payment of EUR 25,000. Upon resignation the chairman of the supervisory board will receive an additional full annual payment of EUR 50,000. On the Settlement Date, each supervisory board member will tender his or her resignation letter, a copy of which is attached hereto as Annex A.

11.	Strategy, Management and Organisation

11.1	The parties acknowledge that during discussions regarding the Offer they have identified considerable cultural affinity between their organisations which they believe will form the foundation of an effective combined organisation.

11.2	In the spirit of supporting a combined organisation, Epicor intends to:

11.2.1	create a strong international player in the ERP (and ERP II) mid-market sector;

11.2.2	identify future product development for the Epicor “E-Division” to be based around the product suite of Scala;

11.2.3	further strengthen the adoption by Epicor and Scala of Microsoft core technologies for future development;

11.2.4	capitalise upon and extend Scala’s presence in it’s core market areas, i.e. CIS, China, Nordic and Eastern Europe; and

11.2.5	strive to create a centralised R&D function for the Epicor “E-Division” and Scala based around existing Scala facilities.

11.3	Epicor agrees that it will facilitate and encourage full consultation with Scala over forms of rationalisation or reorganisation plans involving staff or facilities of Scala.

12.	Exclusivity

12.1	Except as provided in Clause 12.2, Scala agrees not to, directly or indirectly, and not to authorise or permit any of its subsidiaries or any of its or their respective officers, directors, managing directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to (a) solicit, encourage (whether by the provision of information or otherwise) or engage in discussions with other parties regarding the sale of Shares or merger, association, acquisition or other similar transaction concerning Scala or its subsidiaries or their businesses unless and until termination of this Merger Protocol has taken place in terms of Clause 19 hereof, or (b) enter into a transaction with any person, other than Epicor, concerning the possible acquisition by such person of the Shares or part thereof or any material portion of the assets of Scala (in each case whether by way of merger, purchase of capital stock, or otherwise) unless and until termination of this Merger Protocol has taken place on the terms of Clause 19 hereof.

12.2	In the event of any unsolicited competing offer for the Shares which is substantially better for Scala and its shareholders with a view to the price offered and the proposed strategy, nothing in this Merger Protocol shall prohibit the members of the Boards to the extent necessary to comply with their fiduciary duties from considering or engaging in discussions or negotiations regarding such competing offer or making recommendations (and withdrawing the recommendation otherwise in this Merger Protocol) to the shareholders of Scala in respect thereof. Scala shall immediately notify Epicor in writing of such unsolicited competing offer and shall consult with Epicor as to whether, or how to proceed with the Offer. Epicor shall inform Scala within two business days after the notification whether or not it will materially match such alternative proposed offer and inform Scala of the terms of such alternative proposed offer.

12.3	Scala shall keep Epicor reasonably informed on a current basis of the status of any competing proposal, offer or inquiry, including, without limitation, with respect to discussions or negotiations relating thereto, the identity of the person or persons making such proposal, offer or inquiry and the terms of any such proposal, offer or inquiry and any material amendments or modifications thereto, if such proposal, offer, or inquiry is of the type which the members of the either of the Boards have determined is substantially better for Scala and its shareholders with a view to the price offered and the proposed strategy, and either of the Boards has determined that it is necessary to comply with its fiduciary duties to consider or engage in discussions or negotiations regarding such competing proposal, offer, or inquiry or make any recommendations (or withdraw the recommendation otherwise in this Merger Protocol) to the shareholders of Scala in respect thereof.

13.	Public Co-operation

13.1	Parties shall consult with each other with respect to, and prior to, any and all public announcements and meetings with the media, analysts and shareholders related to the Offer.

14.	Options

14.1	Scala shall comply and shall procure that the trustee of The Scala Share Option Scheme shall comply with the provisions of Section 3.6 of The Scala Share Option Plan Scheme Rules and the terms of any other outstanding and exercisable option and other right to acquire Shares, including by providing the written notice required in Section 3.6 of The Scala Share Option Scheme Rules. Any outstanding but unexercised stock option under The Scala Share Option Scheme or other outstanding and unexercised option or other right to acquire Shares shall cease.

15.	Break Up Charges

15.1	Notwithstanding any available non-monetary remedies, if the Offer is not consummated due to any breach of the obligations under this Merger Protocol, the party who has caused such breach shall, without any demand or prior notice, be obliged to promptly pay the other party an amount, as fixed damages, equal to EUR 3 million.

15.2	In the event that (i) a Third Party Transaction has been approved or recommended by one or both of the Boards and/or submitted by one or both of the Boards for approval by the shareholders, (ii) the Merger Protocol is terminated (other than a termination pursuant to Clause 19.2.3 or 19.2.4 if the principal cause of the failure of the Offer Conditions resulting in such termination was a material breach of this Merger Protocol by Epicor) at a point in time at which Clause 6.1.1 has not been satisfied or waived by Epicor (x) a Third Party Transaction (A) has been announced by a third party, (B) has not been withdrawn by such third party at the time of termination of this Merger Protocol and (C) is superior in value to the Offer Price at the time of termination and (y) a Third Party Transaction with such third party or its Affiliates is completed within 6 months of such termination of this Merger Protocol, or (iii) either of the Boards has revoked the unanimous favourable recommendation of the Offer (whether or not such revocation constitutes a breach of this Merger Protocol, and in the case it does so constitute such a breach, then the EUR 1.5 million fee shall be credited against the EUR 3 million fee payable pursuant to Clause 15.1), Scala agrees, in consideration of Epicor having incurred substantial costs (including but not limited to internal costs, advisory fees and other out of pocket expenses, loss of profits and opportunity costs), and having made substantial efforts in relation to the Offer and furthermore having through the Offer enhanced the possibility of a third party proposing a Third Party Transaction, to pay Epicor a fee which is equal to EUR 1.5 million immediately upon the service of a written and documented request to it. For the purposes of this Clause a Third Party Transaction shall mean a public announcement indicating for the first time that a bona fide third party is preparing, has prepared or made a public offer for the Shares or an indication that a third party has obtained the right to acquire, or has agreed to acquire or take up shares to be issued by Scala in an amount of more than 51% of its then outstanding capital or a substantial part of the assets, or business of Scala or Scala’s group companies.

16.	Costs

16.1	Any costs incurred by the parties in connection with the preparation for or performance of obligations under this Merger Protocol or in connection with the preparation or conclusion of the Offer shall be for their own account.

17.	Confidentiality

17.1	The parties shall not disclose the existence and content of this Merger Protocol and the discussions and negotiations concerning the Offer to any third party except (i) with the consent of the other party or (ii) to the extent that it is obliged to make such a disclosure pursuant to applicable provisions of the Exchange Act, Securities Act, the Decree, the rules and regulations of Euronext Amsterdam N.V. and otherwise in accordance with applicable law or a binding decision of a court or other governmental authority or as agreed in advance between the parties. Where possible, the disclosing party shall consult the other parties prior to disclosure about the form and contents of the disclosure set forth in clause (ii) of the preceding sentence.

17.2	The parties shall not, and shall procure that their Affiliates shall not, divulge or communicate to any company, person or entity any confidential information or information of an apparently confidential nature whatsoever concerning the business of each other (for the purposes of this Clause, “Confidential Information”) except to the extent required pursuant to applicable provisions of the Exchange Act, Securities Act, the Decree, the rules and regulations of Euronext Amsterdam N.V. and otherwise in accordance with applicable law or a binding decision of a court or other governmental authority or as agreed in advance between the parties. If the Merger Protocol is terminated, upon request of the other party each party shall immediately return any Confidential Information or, to the extent not possible or otherwise agreed with the other party, destroy such Confidential Information and any copies made thereof.

18.	Stand Still

18.1	As from the date of the Original Merger Protocol and until the earlier to occur of (i) 31 August 2004 or (ii) the date on which an announcement will be made that the offer will be declared unconditional, Epicor shall, and shall procure that its Affiliates, not, without the prior written approval of Scala, in any manner acquire, agree to acquire, make any proposal or offer to acquire any Shares other than pursuant to the terms and conditions of the Offer as set out in this Merger Protocol.

19.	Termination

19.1	The parties acknowledge that time is of the essence and that the Offer should be completed as soon as possible.

19.2	This Merger Protocol and the rights and obligations hereunder will immediately terminate upon written notice:

19.2.1	if Epicor and Scala mutually agree in writing;

19.2.2	[intentionally omitted];

19.2.3	by Epicor or Scala because not all the Offer Conditions are satisfied, and the unsatisfied conditions precedent capable of being waived have not been waived by the relevant party ultimately on the earlier of (i) the date on which an announcement will be made that the Offer will be declared unconditional and (ii) 31 August 2004 (provided that the right to terminate this Agreement pursuant to this clause 19.2.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the of the Offer to be consummated on or before such date);

19.2.4	if there shall be any Law that makes consummation of the Offer illegal or prohibited, or if any court of competent jurisdiction or other governmental entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting consummation of the Offer and such order, judgment, decree, ruling or other action shall have become final and non-appealable;

19.2.5	[Intentionally omitted];

19.2.6	by Epicor or Scala if Scala has revoked its intended unanimous favourable recommendation of the Offer pursuant to Clause 12.2.

19.3	Notwithstanding the termination of this Merger Protocol in accordance with the terms of this Clause 19, Clause 15 to Clause 21 shall remain in full force and effect.

20.	Severability

20.1	Should any provision of this Merger Protocol be or become invalid, illegal or unenforceable under the governing law, the other provisions of this Merger Protocol shall not be affected, and, to the extent permissible under the governing law, the Parties will use their best efforts to modify said invalid, illegal, or unenforceable provisions so as to comply with such law.

21.	Governing Law And Forum

21.1	This Merger Protocol shall be governed exclusively by Dutch law.

21.2	Disputes arising in connection with this Merger Protocol, including disputes concerning the existence and validity thereof, shall be resolved exclusively by the competent courts in Amsterdam.

21.3	The above subsections shall also apply to disputes arising in connection with agreements that are connected with this agreement, unless the relevant agreement expressly provides otherwise.

22.	Definitive Agreement

22.1	The definitive agreement of the parties with respect to the Offer will be reflected in the Offering Memorandum.

THUS SIGNED AND AGREED IN DUPLICATE ON 14 APRIL 2004

Scala Business Solutions N.V.	Epicor Software Corporation
/s/ BARBARA MOORHOUSE	/s/ JOHN D. IRELAND
Name: Barbara Moorhouse Title: Chief Finance Officer	Name: John D. Ireland Title: Vice President/GC

/s/ JAN PALMQUIST
Name: Jan Palmquist Title: COO Director of SBS N.V.

ANNEX A

RESIGNATION LETTER

To the general meeting of shareholders of Scala Business Solutions N.V.

Dear Sirs,

I hereby tender my resignation as supervisory director of Scala Business Solutions N.V. effective as of the Settlement Date as expressed in the Merger Protocol between Scala Business Solutions N.V. (“Scala”) (as [ ]) and Epicor Software Corporation (“Epicor”)(as [                    ]) dated [                    ] November 2003 (the “Merger Protocol”). All capitalised terms used in this letter are defined in the Merger Protocol.

Subject to the limitations on indemnification under applicable law, Scala shall, to the fullest extent permitted under applicable law, indemnify me and hold me harmless, for a period of 5 years following the Settlement Date against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of any action taken or omission occurring in my capacity as a supervisory director of Scala, at or prior to the Settlement Date;

Scala agrees that the indemnity contained in this letter shall be binding on all its successors, assigns and transferees. In the event that Epicor or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Scala assume the obligations set forth in this letter.

Epicor agrees to maintain Scala’s current Directors and Officers Liability insurance policy with New Hampshire Insurance Company, or to obtain an insurance policy from another reputable insurer which provides for similar coverage, for a period of at least 5 years following the Settlement Date.

In consideration of the indemnity provided by this letter, for a period of five (5) years I hereby fully and forever release Scala and its officers, directors, employees, agents, affiliates, subsidiaries, predecessor and successor corporations and assigns from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess arising from any omission, acts or facts that have occurred at or prior to the Settlement Date.

Yours faithfully,

[name]

Signed for agreement

Epicor Software Corporation

ANNEX B

THIS TENDER AGREEMENT (this “Agreement”) is made and entered into as of December 11, 2003 by and among Epicor Software Corporation, a Delaware corporation (“Epicor”), and the undersigned Shareholder (the “Shareholder”) of Scala Business Solutions N.V., a public company with limited liability organized under the laws of the Netherlands (“Scala”).

RECITALS

A. Prior to the execution of this Agreement, Epicor and Scala, entered into an agreement (the “Merger Protocol”), which provides for the agreement between the members of the Scala managing and supervisory boards on one side and Epicor on the other side and Epicor making a friendly public offer for all outstanding ordinary shares of Scala (the “Offer”).

B. Shareholder is the owner of the number of ordinary shares of Scala and other securities convertible into, or exercisable or exchangeable for, shares of Scala, all as set forth on the signature page of this Agreement (the “Shares”).

C. In consideration of the commencement of the Offer by Epicor, Shareholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of Scala acquired by Shareholder hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof), and desires to tender the Shares and any other such shares of Scala into the Offer.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Agreement to Retain Shares.

(a) Transfer and Encumbrance. Shareholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date (as defined below), Shareholder shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or discuss, negotiate, or make any offer or agreement relating thereto, other than to or with Epicor, in each case without the prior written consent of Epicor. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the date and time the Offer is declared unconditional (gestand gedaan), or (ii) the termination of the Merger Protocol in accordance with the terms thereof.

(b) New Shares. Shareholder agrees that any shares of Scala that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Shareholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of Scala (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

2. Agreement to Tender Shares. At least 15 days prior to the Tender Closing Date (as defined in the Merger Protocol) for the Offer, Shareholder shall tender all Shares and New Shares into the Offer pursuant to the instructions contained in the Offering Memorandum. Shareholder’s tender of the Shares and New Shares into the Offer will be irrevocable (subject to termination of the Merger Protocol), notwithstanding any withdrawal rights generally available to other shareholders of Scala who tender shares into the Offer.

Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any person to take action in any manner inconsistent with this Section 2.

3. Additional Documents. Shareholder and Epicor hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

4. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

5. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Shareholder may be assigned to any other person without the prior written consent of Epicor.

(c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

(e) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Netherlands, without giving effect to any choice or conflict of law provision or rule (whether of the Netherlands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Netherlands.

(f) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(h) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

EPICOR SOFTWARE CORPORATION	SHAREHOLDER:

By:
Name:	Signature
Title:

Print Name

Address

Scala Ordinary Shares:

Scala Options:

[SIGNATURE PAGE TO TENDER AGREEMENT]

PERSONAL AND CONFIDENTIAL To the Supervisory Board and Management Board of Scala Business Solutions N.V. Prinsengracht 739-741 1017 JX Amsterdam The Netherlands	ANNEX C

Date Our Ref Subject	11 December 2003 CFCM/NA Fairness Opinion

Dear Sirs,

You have requested Fortis Bank (Nederland) N.V. (“Fortis Bank”) to provide you, from a financial perspective, an opinion regarding the fairness (the “Fairness Opinion” or the “Opinion”) to the shareholders of Scala Business Solutions N.V. (“Scala”) of the intended public offer on all issued and outstanding ordinary shares of Scala (the “Shares”) by Epicor Software Corporation (the “Offer” and “Epicor”).

The Offer will be an offer in cash for the Shares at an expected price of $1.823 per Share, subject to the offer price adjustment, (the “Cash Offer Price”) tendered pursuant to the Offer (a “Tendered Share”) plus 0.1795 shares of common stock in Epicor (“Offered Common Stock”) per Tendered Share (the Offered Common Stock, together with the Cash Offer Price, being the “Offer Price”); provided, however, that if the product of the average closing price of the shares in Epicor during the 10 trading day period ended two full trading days prior to the tender closing date and the Offered Common Stock (“Closing Value”) is less than $1.8327 (“Signing Value”), then the Cash Offer Price will be increased by an amount equal to the lesser of (x) 20% of the Signing Value set forth above and (y) the amount by which the Signing Value exceeds the Closing Value.

In arriving at the Opinion, Fortis Bank has considered the following information (the “Information”):

i) publicly available information with respect to Scala and Epicor, including the annual reports of Scala and Epicor with respect to the financial years 2000, 2001, 2002 and third quarter 2003 reports of Scala and Epicor, and other publicly available information, including press and other interim releases;

ii) certain internal financial reports and documents relating to the operations of Scala and Epicor;

iii) to the extent available, external analyst reports relating to Scala and Epicor;

iv) certain publicly available information regarding listed companies with business activities comparable with the Scala and Epicor business activities;

Fortis Bank (Nederland) N.V.

Commercial Register Rotterdam number 30064791

Date	11 December 2003
Page	2
Subject	Fairness Opinion

v) certain publicly available information regarding comparable transactions deemed relevant by Fortis Bank;

vi) historical share price developments and trading volumes of shares in Scala and Epicor;

vii) and other information and analyses to the extent deemed relevant by Fortis Bank. In addition, Fortis Bank has conducted discussions with members of senior management and representatives of the Management Boards of Scala and Epicor concerning their view on their respective businesses and prospects.

Furthermore, Fortis Bank has considered general economic, monetary, market- and other conditions that may have an impact on this Opinion. Fortis Bank does not accept any responsibility for these general conditions or any changes thereof.

Scala confirmed to Fortis Bank that Scala has provided Fortis Bank with all information relevant for this Opinion and has not omitted to provide to Fortis Bank any information that may have an impact on the contents or purpose of the Opinion and that after the delivery of aforementioned information no events have occurred that may have a material impact on the contents or purpose of this Opinion; and that all financial and other information provided by Scala is complete, true and not misleading, and has been carefully prepared and reflects the best available estimates and views of Scala management regarding the present and future results of Scala.

Epicor confirmed to Fortis Bank that it has provided, to the best of its knowledge, all information Fortis Bank has requested for purpose of the fairness opinion and has not omitted, to the best of its knowledge, to provide to Fortis Bank any information that it has requested and that the financial and other information provided by Epicor to Fortis Bank is, to the best of its knowledge, complete and not inaccurate.

In arriving at the Opinion, Fortis Bank has used the following methods of analysis:

•	A discounted cash flow valuation of both Scala and Epicor on a stand alone basis

•	A peer group valuation of both Scala and Epicor on a stand alone basis

•	A comparable transaction analysis/bid premium analysis

•	A comparison of the Offer Price with the Scala share price

Based upon the foregoing and taking into account the qualifications set out hereunder, we are of the opinion that, as per the date of this Fairness Opinion, from a financial point of view the Offer Price can be considered fair to the holders of ordinary shares in Scala.

This Opinion is subject to the following qualifications:

(i) the Opinion is solely intended as an assessment of the Offer Price from a financial perspective and is not intended to have any implications on any other, particularly legal or tax, areas;

(ii) in arriving at this Opinion, Fortis Bank has not performed an independent investigation as to tax, accounting, actuarial or legal aspects;

(iii) Fortis Bank has not performed any investigation with the sole purpose of verification of the accuracy and completeness of the Information.

Date	11 December 2003
Page	3
Subject	Fairness Opinion

Fortis Bank is acting as advisor to Scala in connection with the Offer and will receive i) a fee upon the issue of the Fairness Opinion, irrespective of the content of the Opinion and/or the Offer being declared unconditional and (ii) an additional fee contingent upon the consummation of the Offer. Furthermore, Fortis Bank performed certain merchant banking services to Scala. In addition, certain departments within the Fortis group and affiliated entities may maintain business relations with Scala and may have performed transactions in ordinary shares in Scala for their own account or for the account of third parties.

Fortis Bank has issued this Fairness Opinion, for the sole use by and benefit of the Supervisory Board and the Management Board of Scala in connection with the Offer. The Fairness Opinion does not provide any opinion with respect to the underlying business decisions regarding the Offer. The Fairness Opinion is not and must not be considered to be a recommendation to the shareholders of Scala whether or not to accept the Offer. At the request of Scala, this Fairness Opinion, for information purposes only, will be incorporated in full in the offer memorandum in connection with the Offer.

The English text of this Opinion is the only binding text and prevails over any translation.

Yours sincerely,

Fortis Bank (Nederland) N.V.

L.H. Siertsema	W.L. Sodderland

ANNEX D

Unofficial English Language Translation of Section 2:92a of the Dutch Civil Code

Section 92a

- 1. A person who as a shareholder and for his own account contributes at least 95% of the issued capital of a company limited by shares may institute proceedings against the other shareholders jointly for the transfer of their shares to the plaintiff. The same shall apply if two or more group companies jointly contribute such part of the issued share capital and jointly institute proceedings for the transfer to one of them.

- 2. At first instance the Enterprise Chamber of the Court of Appeal in Amsterdam shall hear the proceedings. Appeal from its decision shall be exclusively to the Supreme Court.

- 3. If leave to proceed in default of appearance is granted against one or more defendants, the Court must examine ex officio whether the plaintiff or plaintiffs satisfy the requirements of subsection 1.

- 4. The Court shall disallow the proceedings against all defendants if, notwithstanding compensation, a defendant would sustain serious tangible loss by such transfer, if a defendant is the holder of a share in which, under the articles of association, a special right of control of the company is vested or if a plaintiff has, as against a defendant, renounced his power, to institute each proceedings.

- 5. If the Court finds that subsections 1 and 4 do not constitute a bar to the proceedings, it may order that one or three experts shall report on the value of the shares to be transferred. The first three sentences of section 350, subsection 3, and sections 351 and 352 shall apply. The Court shall determine the price of the shares to be transferred as of a date to be set by it. For so long and insofar as the price is not paid, it shall bear interest at the statutory interest rate from such day until the transfer. Any distribution on the shares payable within such period shall, on the day on which the same is payable, constitute part payment of the price.

- 6. The Court which allows the proceedings shall order the person acquiring the shares to pay the determined price with interest to the persons to whom the shares belong or will belong against delivery of the unencumbered right to the shares. The Court shall give such order for costs in the proceedings as it shall think fit. No order for costs shall be given against a defendant who has not raised a defense.

- 7. Upon the Court order for transfer becoming final, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to him, he shall also publish the same in a nationally distributed daily newspaper.

- 8. The person acquiring the shares may at any time discharge himself from any obligations pursuant to subsections 6 and 7 by paying into the consignment department of the Ministry of Finance (consigneren) the determined price for all shares not yet acquired with interest and stating the rights of pledge and usufruct and the attachments known to him. By such notice any attachment on the shares shall devolve on the right to receive distributions. By payment into the consignment department of the Ministry of Finance (consigneren), the unencumbered right to the shares shall be transferred to him and any rights of pledge or usufruct shall devolve on the right to receive distributions. Thereafter there shall be no rights against the company in respect of any of the share certificates and dividend coupons against which distributions are payable after the transmission. The person acquiring the shares shall give notice of the payment into the consignment department of the Ministry of Finance (consigneren) and the price per share on that date pursuant to subsection 7.

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to grant or a court to award indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Epicor’s Second Restated Certificate of Incorporation, as amended, and Epicor’s Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. Epicor’s Amended and Restated Bylaws also provide that Epicor’s may purchase insurance to protect any director, officer, employee or agent against any liability, whether or not Epicor would have the power to indemnify such person against such liability under Delaware Law. In addition, Epicor has entered into indemnification agreements with its directors and certain officers, pursuant to which these directors and officers are indemnified to the fullest extent permitted by Epicor’s Second Restated Certificate of Incorporation, Epicor’s Amended and Restated Bylaws and applicable law as the same exists or may be amended.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number		Exhibit Description

2.1		Amended and Restated Merger Protocol, dated as of April 14, 2004, by and among the registrant and Scala Business Solutions N.V. (included as Annex A to the prospectus forming a part of this registration statement).

3.1	(1)	Second Restated Certificate of Incorporation of Epicor Software Corporation.

3.2	(2)	Certificate of Amendment to Second Restated Certificate of Incorporation.

3.3	(3)	Amended and Restated By-Laws of Epicor Software Corporation.

3.4	(4)	Specimen Certificate of Common Stock.

4.1		Reference is made to exhibits 3.1, 3.2 and 3.3 hereof.

4.2	(5)	Amended and Restated Preferred Stock Rights Agreement between the registrant and Mellon Investor Services LLC.

5.1		Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1		Credit Agreement (24-month) dated as of January 28, 2004 among Epicor Software Corporation and KeyBank National Association.

23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2		Consent of Deloitte & Touche LLP, Independent Auditors with respect to Epicor Software Corporation.

23.3		Consent of Deloitte & Touch LLP, Independent Auditors with respect to ROI Systems, Inc.

23.4		Consent of KPMG Accountants N.V., Independent Auditors with respect to Scala Business Solutions N.V.

24.1		Power of Attorney (see signature page to this Form S-4 registration statement).

99.1	*	Dutch offering memorandum.

99.2		Opinion of Fortis Bank (Nederland) N.V., financial advisor to Scala Business Solutions N.V. (included as Annex C to the prospectus forming a part of this registration statement).

99.3		Consent of Fortis Bank (Nederland) N.V.

99.4	*	Application Form to tender Scala Ordinary Shares to ABN AMRO Bank N.V.

(1)	Incorporated by reference to exhibit number 3.1 to registrant’s Registration Statement on Form S-1, Reg. No. 33-57294.
(2)	Incorporated by reference to exhibit number 3.2 to registrant’s Report on Form 10-Q for the quarter ended December 31, 1996.
(3)	Incorporated by reference to exhibit number 3.4 to registrant’s Registration Statement on Form 8-A/A filed on November 21, 2001.
(4)	Incorporated by reference to exhibit number 3.6 to registrant’s Registration Statement on Form S-1, Reg. No. 33-51566.
(5)	Incorporated by reference to registrant’s registration statement on Form 8-A/A, filed with the Securities and Exchange Commission on November 21, 2001.
*	To be filed by amendment.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

(3) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on April 14, 2004.

EPICOR SOFTWARE CORPORATION

By:	/s/ L. GEORGE KLAUS

Name: L. George Klaus Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Epicor Software Corporation, do hereby constitute and appoint L. George Klaus and Michael A. Piraino, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our names, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. GEORGE KLAUS L. George Klaus	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	April 14, 2004

/s/ MICHAEL A. PIRAINO Michael A. Piraino	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 14, 2004

/s/ HAROLD D. COPPERMAN Harold D. Copperman	Director	April 14, 2004

/s/ DONALD R. DIXON Donald R. Dixon	Director	April 14, 2004

/s/ THOMAS F. KELLY Thomas F. Kelly	Director	April 14, 2004

/s/ ROBERT H. SMITH Robert H. Smith	Director	April 14, 2004

EXHIBIT INDEX

Exhibit Number		Exhibit Description

2.1		Amended and Restated Merger Protocol, dated as of April 14, 2004, by and among the registrant and Scala Business Solutions N.V. (included as Annex A to the prospectus forming a part of this registration statement).

3.1	(1)	Second Restated Certificate of Incorporation of Epicor Software Corporation.

3.2	(2)	Certificate of Amendment to Second Restated Certificate of Incorporation.

3.3	(3)	Amended and Restated By-Laws of Epicor Software Corporation.

3.4	(4)	Specimen Certificate of Common Stock.

4.1		Reference is made to exhibits 3.1, 3.2 and 3.3 hereof.

4.2	(5)	Amended and Restated Preferred Stock Rights Agreement between the registrant and Mellon Investor Services LLC.

5.1		Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1		Credit Agreement (24-month) dated as of January 28, 2004 among Epicor Software Corporation and KeyBank National Association.

23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2		Consent of Deloitte & Touche LLP, Independent Auditors with respect to Epicor Software Corporation.

23.3		Consent of Deloitte & Touch LLP, Independent Auditors with respect to ROI Systems, Inc.

23.4		Consent of KPMG Accountants N.V., Independent Auditors with respect to Scala Business Solutions N.V.

24.1		Power of Attorney (see signature page to this Form S-4 registration statement).

99.1	*	Dutch offering memorandum.

99.2		Opinion of Fortis Bank (Nederland) N.V., financial advisor to Scala Business Solutions N.V. (included as Annex C to the prospectus forming a part of this registration statement).

99.3		Consent of Fortis Bank (Nederland) N.V.

99.4	*	Application Form to tender Scala Ordinary Shares to ABN AMRO Bank N.V.

(1)	Incorporated by reference to exhibit number 3.1 to registrant’s Registration Statement on Form S-1, Reg. No. 33-57294.
(2)	Incorporated by reference to exhibit number 3.2 to registrant’s Report on Form 10-Q for the quarter ended December 31, 1996.
(3)	Incorporated by reference to exhibit number 3.4 to registrant’s Registration Statement on Form 8-A/A filed on November 21, 2001.
(4)	Incorporated by reference to exhibit number 3.6 to registrant’s Registration Statement on Form S-1, Reg. No. 33-51566.
(5)	Incorporated by reference to registrant’s registration statement on Form 8-A/A, filed with the Securities and Exchange Commission on November 21, 2001.
*	To be filed by amendment.